                PROPOSED CONSOLIDATION--YOUR VOTE IS IMPORTANT

   Citadel Holding Corporation, or Citadel, Craig Corporation, or Craig, and Reading Entertainment, Inc., or Reading, have entered into a consolidation agreement under which we have agreed to combine our three companies by merging Craig and Reading with subsidiaries of Citadel. Before we can complete the consolidation, we must obtain the approval of the companies' stockholders. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the consolidation transaction and related matters.

   In the consolidation, Craig common stockholders and common preference stockholders will receive 1.17 shares of Citadel nonvoting common stock for each Craig share they own, and Reading common stockholders will receive 1.25 shares of Citadel nonvoting common stock for each Reading share they own. Each outstanding option to purchase Craig common stock and common preference stock and each outstanding option to purchase Reading common stock will be assumed by Citadel and become an option to purchase an equivalent number (based on the foregoing conversion ratios) of either Citadel voting common shares or nonvoting common shares, at each option holder's election. The shares of Citadel voting common stock and nonvoting common stock outstanding at the time of effectiveness of the consolidation will remain outstanding. Citadel voting common shares and nonvoting common shares are identical in all respects, with the exception that the nonvoting shares carry no voting rights except in limited circumstances as required by Nevada law.


   On December 7, 2001, the closing price of Citadel nonvoting common stock (symbol "CDL.A") and voting common stock (symbol "CDL.B") as reported on the American Stock Exchange each were $1.50, the respective closing prices of Craig common stock (symbol "CRG") and common preference stock (symbol "CRGpf") as reported on the New York Stock Exchange were $1.80 per share and $1.65 per share and the closing price of Reading common stock (symbol "RDGE") as reported on The Nasdaq Stock Market was $1.79 per share. We encourage you to obtain more recent quotations. Following the consolidation, Citadel will change its name to "Reading International, Inc.," and Citadel nonvoting common stock and voting common stock will be listed for trading on the American Stock Exchange under the symbols "RDI.A" and "RDI.B." Craig common stock and common preference stock and Reading common stock will be delisted if the consolidation is completed.





   We will hold the annual meeting of stockholders of Citadel jointly with special meetings of stockholders of Craig and Reading to consider and vote on the consolidation. Our joint stockholders' meetings will be held on December 31, 2001, at 9:00 a.m., Pacific time, at The Regal Biltmore Hotel located at 506 South Grand Avenue,Los Angeles, California. Only stockholders of record as of November 19, 2001, the record date for the joint meetings, will be entitled to notice of and to vote at the joint meetings. At Citadel's annual meeting, Citadel will ask its stockholders to consider and vote on, among other matters described in this joint proxy statement/prospectus, the issuance of up to 16,936,252 Citadel common shares in the consolidation, including 1,841,820 Citadel voting common shares or nonvoting common shares issuable upon the exercise of Craig and Reading stock options to be assumed by Citadel in the consolidation, and an amendment to Citadel's 1999 stock option plan to increase the number of shares available for issuance under the plan in order to permit Citadel to assume the outstanding Craig and Reading stock options. At Craig's and Reading's special meetings, Craig and Reading will ask their stockholders to consider and vote on the consolidation agreement.


   The holders of a majority of the voting power of both Craig and Reading and approximately 49% of the voting power of Citadel are obligated to vote in favor of the consolidation. We anticipate, therefore, that the consolidation will be approved.


   In the consolidation, Craig stockholders and Reading stockholders will receive approximately 12,239,622 shares and 2,854,810 shares, respectively, of Citadel nonvoting common stock. Based upon the conversion ratios in the consolidation and the closing price per share of Citadel nonvoting common stock on December 7, 2001, the Citadel nonvoting shares to be received by the former Craig stockholders and the former Reading stockholders in the consolidation would have market values of $1.76 per equivalent share of Craig common stock and common preference stock and $1.88 per equivalent share of Reading common stock. Former Craig stock option holders and Reading stock option holders will receive in the consolidation options to purchase a total of approximately 854,300 shares and 987,790 shares, respectively, of Citadel common stock. After the consolidation, former stockholders of Craig will hold approximately 56%, and former stockholders of Reading will hold approximately 13%, of the outstanding common stock of Citadel without giving effect to any stock options. Citadel stockholders will own the balance of approximately 31% of the common stock of Citadel outstanding upon completion of the consolidation. The directors and executive officers of Citadel and their affiliates, some of whom also are directors or executive officers or affiliated with Craig or Reading, will own approximately 21% of the outstanding shares of Citadel common stock immediately after the consolidation. This compares to 16% at present.


   None of the stockholders of Citadel, Craig or Reading are entitled to dissenters' or appraisal rights in connection with the consolidation. To cast your vote at your annual or special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope.


   This document is a prospectus of Citadel relating to the issuance of Citadel common stock in the consolidation and a proxy statement for each of Citadel, Craig and Reading for soliciting proxies for use at the joint annual meeting of stockholders of Citadel and special meetings of stockholders of Craig and Reading. This document contains answers to frequently asked questions and a summary description of the consolidation (beginning on page 1), followed by a more detailed discussion of the consolidation and related matters.


   You should also consider the matters discussed under "Risk Factors" commencing on page 27 of this document. We urge you to carefully review this entire document.

                                          S. Craig Tompkins
                                          Corporate Secretary
                                          Citadel Holding Corporation
                                          Craig Corporation
                                          Reading Entertainment, Inc.

   The consolidation transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Commission passed as the fairness or merits of the consolidation transaction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the consolidation or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


 This joint proxy statement/prospectus is dated December 11, 2001 and is first being mailed to stockholders on or about December 11, 2001.

NOTICE OF JOINT ANNUAL MEETING OF CITADEL STOCKHOLDERS AND SPECIAL MEETINGS OF
                  CRAIG STOCKHOLDERS AND READING STOCKHOLDERS
                   TO BE HELD DECEMBER 31, 2001 AT 9:00 A.M.

To Our Stockholders:

   You are invited to attend the annual meeting of stockholders of the Citadel Holding Corporation, or Citadel, and special meetings of stockholders of Craig Corporation, or Craig, and Reading Entertainment, Inc., or Reading. The meetings will be held jointly at The Regal Biltmore Hotel located at 506 South Grand Avenue, Los Angeles, California, on December 31, 2001 at 9:00 a.m., Pacific time. At the joint meetings, Citadel stockholders will be asked to consider and vote upon:

  . A proposal to approve the issuance of up to 16,936,252 shares of Citadel common stock pursuant to the consolidation agreement among Citadel, Craig and Reading, dated as of August 17, 2001, under which Craig and Reading will each merge with a subsidiary of Citadel and will each become a wholly owned subsidiary of Citadel, including 1,841,820 shares of Citadel nonvoting common stock or voting common stock issuable upon the exercise of Craig and Reading stock options to be assumed by Citadel.

  . A proposal to amend Citadel's 1999 stock option plan to increase the number of shares of Citadel common stock reserved for issuance under the plan from 660,000 to 1,350,000 upon completion of the consolidation.

  . A proposal to adopt an amendment to Citadel's articles of incorporation to change the name of the company from Citadel Holding Corporation to "Reading International, Inc." upon completion of the consolidation.

  . A proposal to ratify and approve the form of indemnification agreement between Citadel and its directors and officers.

  . The election of five individuals to serve on the Citadel board of directors until the next annual meeting of stockholders.

  .  Any other business that properly comes before the annual meeting.

   Craig stockholders will be asked to separately consider and vote upon a proposal to approve the consolidation agreement, under which Craig will merge with a subsidiary of Citadel and each share of Craig common stock and Craig common preference stock will be automatically converted into the right to receive 1.17 shares of Citadel nonvoting common stock.

   Reading stockholders will be asked to separately consider and vote upon a proposal to approve the consolidation agreement, under which Reading also will merge with a subsidiary of Citadel and each share of Reading common stock will automatically be converted into the right to receive 1.25 shares of Citadel nonvoting common stock.

   After careful consideration, the boards of directors of Citadel, Craig and Reading have approved the consolidation agreement and determined that the consolidation is fair to and in the best interests of their public stockholders. THE BOARDS OF DIRECTORS OF CITADEL, CRAIG AND READING UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS VOTE FOR THE PROPOSALS TO APPROVE THE CONSOLIDATION AGREEMENT AND RELATED MATTERS DESCRIBED ABOVE.

   Only holders of record of Citadel voting common stock, Craig common stock, Craig common preference stock, Reading common stock and Reading preferred stock at the close of business on November 19, 2001, the record date, are entitled to notice of, and to vote at, the joint meetings and any adjournments or postponements of any of the meetings. None of the stockholders of Citadel, Craig or Reading are entitled to dissenters' or appraisal rights in connection with the consolidation.

                                          By Orders of the Boards of Directors
                                            of

                                          CITADEL HOLDING CORPORATION
                                          CRAIG CORPORATION
                                          READING ENTERTAINMENT, INC.

                                          S. Craig Tompkins
                                          Corporate Secretary

Los Angeles, California

December 11, 2001


   TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE JOINT MEETINGS, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETINGS. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. RETURNING THE PROXY DOES NOT PREVENT YOU FROM ATTENDING THE MEETINGS AND VOTING YOUR SHARES IN PERSON. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR A BANK, YOU MUST INSTRUCT THEM HOW TO VOTE YOUR SHARES.

   IF YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BROKER OR BANK HOW TO VOTE, IT MAY HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL OF THE MATTERS TO BE VOTED ON AT THE JOINT MEETINGS.

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
Summary of the Joint Proxy Statement/Prospectus..........................................   1
Documents Included with the Joint Proxy Statement/Prospectus.............................  17
Forward-Looking Statements...............................................................  17
Selected Historical and Selected Unaudited Pro Forma Combined Condensed Financial Data...  18
Comparative Historical and Unaudited Pro Forma Per Share Data............................  25
Risk Factors.............................................................................  27
The Citadel Annual Meeting...............................................................  33
The Craig Special Meeting................................................................  36
The Reading Special Meeting..............................................................  38
Special Factors..........................................................................  41
Proposal to Approve the Consolidation....................................................  82
The Consolidation Agreement..............................................................  87
Agreements Related to the Consolidation..................................................  95
Stock Options Election...................................................................  96
Proposal to Amend Citadel's 1999 Stock Option Plan.......................................  98
Proposal to Amend Citadel's Articles of Incorporation.................................... 100
Proposal to Ratify and Approve the Form of Citadel Indemnification Agreement............. 100
Proposal to Elect Citadel Directors...................................................... 102
Market Price and Dividend Information.................................................... 106
Unaudited Pro Forma Consolidated Condensed Combined Financial Statements................. 109
Comparison of Rights of Holders of Citadel Nonvoting Common Stock, Craig Common Stock and
  Common Preference Stock and Reading Common Stock....................................... 115
Information Regarding Citadel, Craig and Reading......................................... 119
Management of Citadel.................................................................... 130
Management of Craig...................................................................... 142
Management of Reading.................................................................... 144
Independent Public Accountants........................................................... 146
Annual Report to Citadel Stockholders.................................................... 146
Citadel Stockholder Proposals............................................................ 146
Description of Citadel Capital Stock..................................................... 147
Legal Opinion............................................................................ 148
Experts.................................................................................. 148
Documents Incorporated by Reference...................................................... 149
ANNEX A--Agreement and Plan of Merger.................................................... A-1
ANNEX B--Opinion of Marshall & Stevens Incorporated...................................... B-1
ANNEX C--First Amendment to Citadel 1999 Stock Option Plan............................... C-1
ANNEX D--Certificate of Amendment of Articles of Incorporation of Citadel................ D-1
ANNEX E--Form of Citadel Indemnification Agreement....................................... E-1
ANNEX F--Citadel Audit Committee Charter................................................. F-1

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

   This summary highlights, in a question and answer format, selected information that is more fully discussed elsewhere in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents furnished with or referenced in this joint proxy statement/prospectus for a more complete understanding of the consolidation. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the consolidation agreement, which is attached as ANNEX A, and the opinion of Marshall & Stevens Incorporated, which is attached as ANNEX B.

   References in this joint proxy statement/prospectus to "we," "us," "our," and "ours" refer to Citadel, Craig, Reading and their consolidated subsidiaries following the consolidation.

                                  The Parties

Citadel Holding Corporation

   Citadel Holding Corporation is a corporation organized under the laws of Nevada. The principal businesses of Citadel are the ownership and operation in the United States of cinemas, live theaters and commercial real estate. Citadel's principal executive offices are located at 550 S. Hope Street, Suite 1825, Los Angeles, California 90071. Its telephone number is (213) 239-0555. Citadel's nonvoting common stock and voting common stock currently are listed for trading on the American Stock Exchange under the symbols "CDL.A" and "CDL.B."

Craig Corporation

   Craig Corporation is a corporation organized under the laws of Nevada. The principal business of Craig is the ownership and management of its investments in Citadel and Reading. Craig's principal executive offices are located at 550
S. Hope Street, Suite 1825, Los Angeles, California 90071. Its telephone number is (213) 239-0555. Craig's common stock and common preference stock are listed for trading on the New York Stock Exchange under the symbols "CRG" and "CRGpf."

Reading Entertainment, Inc.

   Reading Entertainment, Inc. is a corporation organized under the laws of Nevada. The principal businesses of Reading are the ownership and operation of cinemas in Australia, New Zealand and Puerto Rico, and the ownership and development of commercial real estate in Australia and New Zealand. Reading's principal executive offices are located at 550 S. Hope Street, Suite 1825, Los Angeles, California 90071. Its telephone number is (213) 239-0555. Reading's common stock is quoted on The Nasdaq Stock Market under the symbol "RDGE."

Craig Merger Sub, Inc.

   Craig Merger Sub, Inc., or Craig Merger Sub, is a corporation organized under the laws of Nevada. Craig Merger Sub is a wholly owned subsidiary of Citadel formed solely for purposes of facilitating the merger of Craig in the consolidation. It has no significant assets, and is not engaged in any business or operations apart from its participation in the consolidation. Its business address and telephone number are the same as Citadel's.

Reading Merger Sub, Inc.

   Reading Merger Sub, Inc., or Reading Merger Sub, is a corporation organized under the laws of Nevada. Reading Merger Sub is a wholly owned subsidiary of Citadel formed solely for purposes of facilitating the merger of Reading in the consolidation. It has no significant assets, and is not engaged in any business or operations apart from its participation in the consolidation. Its business address and telephone number are the same as Citadel's.

Recent Developments


   We are furnishing with the joint proxy statement/prospectus copies of the most recent annual reports on Form 10-K and quarterly reports on Form 10-Q for Citadel, Craig and Reading. For a discussion of other recent developments at the companies, see "INFORMATION REGARDING CITADEL, CRAIG AND READING-- Certain Litigation Relating to the Consolidation," beginning on page 119.


        We Are Proposing A Consolidation Of Citadel, Craig And Reading


Q: WHAT IS THE CONSOLIDATION? (See page 82)


   A: The proposed consolidation will combine Citadel, Craig and Reading. Upon completion of the consolidation, Craig and Reading will become wholly owned subsidiaries of Citadel, and Citadel, under the new name "Reading
International, Inc.," will continue to conduct its business and will carry on the businesses currently being conducted by Craig and Reading.


Q: WHAT WILL I RECEIVE IN THE CONSOLIDATION FOR MY CRAIG SHARES OR READING
   SHARES? (See page 82)


   A: In the consolidation:

  . Each outstanding share of Craig common stock and common preference stock will automatically be converted into the right to receive 1.17 shares of Citadel nonvoting common stock.

  . Each outstanding share of Reading common stock will automatically be converted into the right to receive 1.25 shares of Citadel nonvoting common stock.

   No fractional shares of Citadel nonvoting common stock will be issued in the consolidation. Instead of fractional shares, the former Craig stockholders and Reading stockholders will receive cash in an amount to be determined by multiplying the fraction of a share of Citadel nonvoting common stock to which they otherwise would be entitled by the average closing price for Citadel nonvoting common stock as reported on the American Stock Exchange for the five trading days immediately preceding the effective date of the consolidation.


Q: WILL THE CONVERSION RATIOS CHANGE? (See page 82)


   A: There is no provision in the consolidation agreement for changing the conversion ratios of 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock and common preference stock and 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock. If Citadel, Craig and Reading agree to change the conversion ratios in light of developments at the companies prior to the joint meetings at which the consolidation will be considered, this joint proxy statement/prospectus will be supplemented accordingly and your vote will be resolicited, if necessary.


Q: WHAT PERCENTAGE OF CITADEL WILL BE RECEIVED BY CRAIG STOCKHOLDERS AND
   READING STOCKHOLDERS IN THE CONSOLIDATION? (See page 124)


   A: The answer to this question is complicated by the fact that some of the stockholders of Craig and Reading are also stockholders of Citadel. For example, James J. Cotter is the beneficial owner of approximately 52.2% of the outstanding Craig common stock and approximately 28.6% of the outstanding Craig common preference stock and owns approximately 16.5% of the Citadel common stock. Generally speaking, stockholders of Craig and Reading indirectly own, through the Citadel common stock held by Craig and Reading, approximately 32.4% of the outstanding common stock of Citadel. Based on the number of shares of stock of Citadel, Craig and Reading outstanding on October 31, 2001, and treating Mr. Cotter and all other stockholders who own both Craig stock and Citadel stock, or who own both Reading stock and Citadel stock, as former Craig stockholders and former Reading stockholders only to the extent of their current beneficial holdings in Craig and Reading, the former Craig stockholders and former Reading stockholders will have the following aggregate stock ownership interests in Citadel immediately following the consolidation:


                                     Number of Outstanding Percent of Citadel
                                       Shares of Citadel      Common Stock
                                         Common Stock         Outstanding
                                     --------------------- ------------------
                                      Nonvoting     Voting Nonvoting   Voting
                                      ----------    ------ ---------   ------
       Craig stockholders........... 12,239,622       --      60%        0%
       Reading stockholders.........  2,854,810       --      14%        0%



Q: WHAT PERCENTAGE OF CITADEL WILL BE OWNED BY THE EXISTING CITADEL
   STOCKHOLDERS FOLLOWING THE CONSOLIDATION? (See pages 42 and 124)


   A: The answer to this question is complicated by the overlapping ownership of the three companies. Based on the number of shares of stock of Citadel, Craig and Reading outstanding on October 31, 2001, and treating those stockholders who own both Craig stock and Citadel stock, or who own both Reading stock and Citadel stock, as former Citadel stockholders only to the extent of their current holdings of Citadel common stock, the existing Citadel stockholders will have the following aggregate ownership interests in Citadel immediately following the consolidation:

                                    Number of Outstanding Percent of Citadel
                                      Shares of Citadel      Common Stock
                                        Common Stock         Outstanding
                                    --------------------- ------------------
                                    Nonvoting    Voting   Nonvoting   Voting
                                    ---------  ---------  ---------   ------
      Citadel stockholders......... 5,390,556  1,336,331     26%       100%


Q: DO THESE PERCENTAGES GIVE EFFECT TO STOCK OPTIONS? (See page 89)


   A: No. The percentages shown above do not give effect to outstanding stock options of Citadel, Craig and Reading. Citadel currently has outstanding options to purchase 155,000 shares of nonvoting common stock at the weighted-average exercise price of $2.76 per share. Craig currently has outstanding options to purchase 664,940 shares of Craig common stock at the weighted-average exercise price of $6.04 per share and 65,000 shares of Craig common preference stock at the weighted-average exercise price of $6.65 per share. Reading currently has outstanding options to purchase 790,232 shares of Reading common stock at the weighted-average exercise price of $12.79 per share. Accordingly, all of the currently outstanding stock options of the three companies have exercise prices materially above the current market prices of the underlying shares.


Q: HOW WILL READING PREFERRED STOCK BE TREATED IN THE CONSOLIDATION? (See page
   88)


   A: The currently outstanding shares of Series A preferred stock and Series B preferred stock of Reading will remain outstanding and will not be affected by the consolidation. Since all of the shares of Reading preferred stock are currently owned by Citadel and Craig, after the consolidation they will be owned, directly or indirectly, entirely by Citadel.


Q: WHAT PERCENTAGE OF CITADEL WILL BE OWNED BY FORMER CRAIG AND READING
   STOCKHOLDERS AND OPTION HOLDERS AND EXISTING CITADEL STOCKHOLDERS AND OPTION HOLDERS ASSUMING THE EXERCISE OF STOCK OPTIONS? (See page 124)


   A: Based on the number of stock options of Craig and Reading outstanding on October 31, 2001, and assuming that each holder of Craig stock options and Reading stock options elects to convert Craig and Reading options into options to purchase Citadel voting common stock in the consolidation, Citadel will have outstanding immediately following the consolidation options to purchase 1,841,820 Citadel voting shares at exercise prices ranging from approximately $4.49 to $11.20 per share, representing a weighted-average exercise price of $7.90 per share. These options will be in addition to currently outstanding options to purchase 155,000 shares of Citadel nonvoting common stock at the weighted-average exercise price of $2.76 per share. Assuming these options were exercised in full, immediately following the consolidation the former Craig stockholders and option holders, former Reading stockholders and option holders and existing Citadel stockholders and option holders will have the following fully-diluted aggregate ownership interests in
Citadel:

                                                                   Percentage of Citadel
                                                  Number of            Common Stock
                                              Shares of Citadel    Assuming Exercise of
                                                 Common Stock     All Outstanding Options
                                             -------------------- -----------------------
                                             Nonvoting   Voting   Nonvoting       Voting
                                             ---------- --------- ---------      ------
Craig stockholders and option holders....... 12,239,622   854,030   59.3%        26.9%
Reading stockholders and option holders.....  2,854,810   987,790   13.8%        31.1%
Citadel stockholders and option holders.....  5,545,556 1,336,330   26.9%        42.0%

   For purposes of this table, we have treated option holders as former Craig, Reading or Citadel option holders according to whether their options were initially granted by Craig, Reading or Citadel.

   James J. Cotter currently holds options to purchase 635,232 shares of Reading common stock and 594,940 shares of Craig common stock. If Mr. Cotter elects to receive options to purchase shares of Citadel voting common stock in the consolidation, he would, immediately following the consolidation, hold options to purchase 1,490,120 Citadel voting shares. Mr. Cotter is currently the controlling stockholder of Citadel. Directly, through his ownership of approximately 16.5% of the currently outstanding Citadel voting common stock, and indirectly through his control of Craig and Reading, Mr. Cotter has voting control over approximately 49% of the currently outstanding Citadel voting common stock. Furthermore, given the weighted-average exercise price of Mr. Cotter's options to purchase Citadel common stock immediately following the consolidation ($8.03 per share), the exercise of his options and the issuance of his option shares would be antidilutive both from a market price and a book value point of view. Accordingly, we believe that the assumption by Citadel of the Craig and Reading stock options held by Mr. Cotter will have no practical effect upon the control of Citadel.


Q: ARE THERE DIFFERENCES BETWEEN THE RIGHTS OF CRAIG STOCKHOLDERS, OR OF
   READING STOCKHOLDERS, AND THE RIGHTS OF HOLDERS OF CITADEL NONVOTING COMMON STOCK? (See page 115)



   A: Yes. Unlike Craig stockholders and Reading stockholders, the holders of Citadel nonvoting common stock have no voting rights, except under limited circumstances as required by Nevada law. Another difference is that the holders of Craig common preference stock currently are entitled to a preferential payment of $5 per share in the event of a liquidation and dissolution of Craig prior to any payment or distribution to the Craig common stockholders. Citadel nonvoting common stock carries no liquidation preference. In evaluating the consolidation, you should carefully compare all the rights of holders of Craig common stock and common preference stock and holders of Reading common stock with the rights of holders of Citadel nonvoting common stock as set forth in the section entitled "COMPARISON OF RIGHTS OF HOLDERS OF CITADEL NONVOTING COMMON STOCK, CRAIG COMMON STOCK AND COMMON PREFERENCE STOCK AND READING COMMON STOCK" beginning on page 115.



Q: WHO WILL BE THE DIRECTORS OF CITADEL? (See page 102)


   A: Following the consolidation, the board of directors of Citadel will consist of five members to be elected at the Citadel annual meeting of stockholders as described in this joint proxy statement/prospectus. Each nominee for director is an incumbent director of Citadel.

Q. WHO WILL BE THE EXECUTIVE OFFICERS OF CITADEL? (See page 130)


   A: Following the consolidation, the executive officers of Citadel are expected to include:

  . James J. Cotter, as Chairman of the Board and Chief Executive Officer. Mr. Cotter currently holds the same positions at Citadel, Craig and Reading.

  . S. Craig Tompkins, as Vice Chairman and Corporate Secretary. Mr. Tompkins currently holds the same positions at Citadel and Reading and currently is the President and a director at Craig.

  . Andrzej Matyczynski, as Chief Financial Officer. Mr. Matyczynski currently holds the same position at Citadel, Craig and Reading.

  . Brett Marsh, as Vice President--Real Estate. Mr. Marsh currently holds the same position at Citadel, Craig and Reading.

  . Ellen M. Cotter, as Vice President--Business Affairs. Ms. Cotter, the daughter of James J. Cotter, currently holds the same position at Craig and Reading.


Q: WHAT STOCKHOLDER APPROVALS ARE NEEDED TO COMPLETE THE CONSOLIDATION? (See pages 33, 36 and 38)


   A: For Citadel, the affirmative vote of a majority of the outstanding shares of Citadel voting common stock present and voted at the Citadel annual meeting is required to approve the issuance of Citadel shares in connection with the consolidation and the amendment to Citadel's 1999 stock option plan.

   For Craig, the affirmative vote of the holders of a majority of the outstanding voting power of Craig common stock and common preference stock, voting as a single class, is required to approve the consolidation agreement.

   For Reading, the affirmative vote of a majority of the voting power of the outstanding shares of Reading common stock and preferred stock, voting as a single class, is required to approve the consolidation agreement.


Q: ARE STOCKHOLDERS BEING ASKED TO APPROVE ANY OTHER MATTERS? (See pages 33,
   98, 100 and 102)


   A: Yes. In addition to the issuance of Citadel shares in connection with the consolidation and the amendment to Citadel's stock option plan, which will be considered separately, Citadel stockholders are being asked to approve:

  . A proposal to amend Citadel's articles of incorporation to change the name of the company to "Reading International, Inc." upon completion of the consolidation.

  . A proposal to ratify and approve the form of indemnification agreement between Citadel and its directors and officers.

  . The election of five individuals to serve on the Citadel board of directors for the ensuing year.


Q: DOES THE CONSOLIDATION REQUIRE THE APPROVAL OF A MAJORITY OF UNAFFILIATED
   STOCKHOLDERS? (See page 93)


   A: No. The consolidation does not require the approval of a majority of the Craig stockholders or Reading stockholders who are unaffiliated with the companies or Mr. Cotter. The boards of directors of the three companies believe that sufficient safeguards are present to ensure that the consolidation is fair procedurally without requiring the approval of a majority of unaffiliated stockholders of Craig or Reading because:

  . The conflicts committee of Craig, which is comprised entirely of independent directors, unanimously recommended that the Craig board approve the consolidation.

  . The conflicts committee of Citadel, which is likewise comprised entirely of independent directors, unanimously recommended that the Citadel Board approve the consolidation.

  . The conflicts committee of Reading, which is comprised entirely of one Reading independent director, determined that the conversion ratio of 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock was fair to the Reading stockholders.

  . Marshall & Stevens Incorporated, or Marshall & Stevens, advised the conflicts committees and the boards regarding the conversion ratios and other terms of the consolidation with a view to rendering its opinion with regard to the fairness, from a financial point of view, of the consolidation to our public stockholders.

  . The Craig and Reading conflicts committees were advised by their own independent legal counsel in evaluating and making recommendations regarding the consolidation.


Q: HAVE ANY STOCKHOLDERS ALREADY COMMITTED TO VOTING IN FAVOR OF THE
   CONSOLIDATION? (See page 92)


   A: Yes. James J. Cotter, Craig and Reading, who together hold approximately 49% of the outstanding shares of Citadel voting common stock, are obligated under the consolidation agreement to vote in favor of the issuance of Citadel shares in connection with the consolidation and each of the other matters (other than the election of directors) to be voted on at the Citadel annual meeting. Mr. Cotter, who owns or has the right to vote a majority of the outstanding voting power of Craig common stock and common preference stock, also is obligated under the consolidation agreement to vote in favor of the consolidation agreement. Craig, which holds a majority of the voting power of the outstanding shares of Reading common stock and preferred stock, likewise is obligated to vote in favor of the consolidation agreement. As a result, we expect that all matters will be approved at the joint meetings of stockholders of the three companies.


Q: WHEN DO YOU EXPECT THE CONSOLIDATION TO BE COMPLETED? (See page 87)


   A: We expect to complete the consolidation promptly following the joint meetings of stockholders of Citadel, Craig and Reading.


Q. WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE CONSOLIDATION? (See page 150)


   A: Stockholders should call Andrzej Matyczynski, our Chief Financial Officer, at (213) 239-0555.


Q: WHERE WILL THE STOCK OF THE COMPANIES BE LISTED FOLLOWING THE CONSOLIDATION?
   (See pages 85 and 86)


   A: Craig common stock and common preference stock and Reading common stock will be delisted following the consolidation. Citadel nonvoting common stock and voting common stock will be listed for trading on the American Stock Exchange under the new trading symbols "RDI.A" and "RDI.B."


Q: WHERE CAN I GET ADDITIONAL INFORMATION ABOUT CITADEL, CRAIG AND READING?
   (See pages 119 and 150)


   A: Copies of the latest annual reports on Form 10-K and quarterly reports on Form 10-Q of Citadel, Craig and Reading are being furnished with this joint proxy statement/prospectus. These reports contain important business and financial information about the companies.

 Our Reasons For Proposing The Consolidation Of Craig And Reading With Citadel


Q: WHY ARE CITADEL, CRAIG AND READING EACH PROPOSING THE CONSOLIDATION? (See pages 60, 62 and 64)


   A: Citadel, Craig and Reading have substantially overlapping ownership and management, and each of the companies is engaged, directly or indirectly, in the cinema exhibition, live theater and real estate businesses. The purpose of the consolidation is to eliminate the overlapping ownership and management and combine the businesses of the companies, which we believe will achieve the following benefits to stockholders of the companies:

  . Eliminate Duplicative Costs--Once the businesses and operations of the three companies are fully consolidated, we will save at least $1 million annually of duplication of SEC reporting costs, audit expenses, directors' fees and other administrative expenses. It will also free up for more productive uses management and staff time which is currently consumed dealing with the related-party transactions and potential conflict-of-interest issues that are inherent in our overlapping ownership and management.

  . Simplify Our Capital Structure and Increase Market Understanding--The consolidation will substantially simplify our capital structure. This should lead to a better understanding and appreciation of the consolidated company's value by investors and others.

  . Facilitate Better Use of Assets and Liquidity--The consolidation will allow us to take advantage of Citadel's U.S. asset base and liquidity to provide needed capital to advance opportunities in Australia and New Zealand at what we believe to be very favorable currency exchange rates. At the present time, the U.S. Dollar is near a ten-year high compared to the Australian Dollar and the New Zealand Dollar, and we believe that there are favorable opportunities in these countries to invest the consolidated company's capital resources in real estate-related assets.

  . Enhance Stockholder Liquidity--The current stockholders of Craig and Reading, as the holders of Citadel nonvoting common stock, should enjoy greater liquidity in their investment than they currently enjoy as the holders of Craig common stock or common preference stock or Reading common stock. The current holders of Citadel nonvoting common stock also should enjoy the greater liquidity. This is based on the fact that there will be substantially more shares of Citadel nonvoting common stock in the hands of the public and available for trading than is the case with respect to the currently outstanding shares of the companies.

  . Increase in Book Value of Net Assets--Citadel will account for the consolidation of Craig and Reading using the purchase method of accounting. Under purchase accounting, Citadel will record the fair value of the consideration given for Craig common stock and common preference stock and Reading common stock, plus the amount of direct transaction costs, as the cost of acquiring Craig and Reading. Citadel will allocate these costs to the Craig and Reading assets and liabilities acquired based on their respective fair values, which we believe exceed these costs. As a result, we expect the net assets of the consolidated company for financial reporting purposes to exceed the sum of the current net assets of Citadel, Craig and Reading.


Q: ARE THERE RISKS INVOLVED IN THE CONSOLIDATION? (See page 27)


   A: Yes. These risks include the following:

  . For the Current Stockholders of Citadel--The stockholders of Citadel will be exposed by the consolidation to the risks of Citadel's ownership of Reading and Craig. At the present time, Citadel's only material investment in Reading is its direct investment in the Series A preferred stock of Reading, which Citadel has the right to require Reading to repurchase in the event that the consolidation is not consummated. Citadel has no direct or indirect investment in Craig. If the consolidation is consummated, Reading and Craig will become wholly owned subsidiaries of Citadel. Consequently, Citadel and its stockholders will become subject to the risks of ownership of Reading and Craig. These risks include exposure to the tax risks, litigation risks, currency risks, environmental risks and general business risks discussed in the annual and quarterly reports of Craig and Reading being furnished with this joint proxy statement/prospectus, and in the sections below entitled "RISK FACTORS" beginning on page 27 and "INFORMATION REGARDING CITADEL, CRAIG AND READING" beginning on page 119.



  . For the Current Stockholders of Reading--Reading stockholders will be exposed by the consolidation to the risks and liabilities of Citadel and to the risks of Citadel's ownership of Craig. The stockholders of Reading currently are subject only to the risks of Reading's ownership of 21% of the common equity of Citadel, and have no exposure to the risks of ownership of Craig, since Reading has no investment in Craig. Following the consolidation, the current Reading stockholders will become subject to the risks of ownership of both Citadel and Craig. These include the risks associated with ownership and operation of agricultural properties in California and the ownership and operation of domestic cinemas and live theaters (including domestic cinemas and live theaters located in Manhattan), and, since Craig is not consolidated with Reading for tax purposes, the risk that Craig may have tax liabilities separate and apart from Reading, all as discussed in the annual and quarterly reports of Craig and Citadel being furnished with this joint proxy statement/prospectus, and in the Sections below entitled "RISK FACTORS" beginning on page 27 and "INFORMATION REGARDING CITADEL, CRAIG AND READING" beginning on page 119.


  . For the Current Stockholders of Craig--Following the consolidation, the current Craig stockholders will be subject to additional risks of ownership of Citadel and Reading. The stockholders of Craig currently are already significantly exposed to the risk of investments in Reading and Citadel, since these investments represent Craig's principal assets. These investments consists of the ownership of 100% of the outstanding Series B preferred stock of Reading (which has a liquidation preference of $55 million and accumulated dividends of approximately $11 million), 69% of the common stock of Reading, and 12% of the common stock of Citadel (and, on a consolidated basis with Reading, 33% of the common stock of Citadel). However, as a result of the consolidation, the current stockholders of Craig will become subject to 100% of the risks of ownership of Citadel and to the risks of Citadel's ownership of 100% of Reading.

  . For all Stockholders of Citadel, Craig and Reading--The stockholders of all the companies are subject to the risks that the benefits of consolidation contemplated by management will not be realized and that the companies will incur costs and expenses of defending litigation brought by one or more stockholders challenging the fairness or appropriateness of the consolidation or the terms of the consolidation agreement. A stockholder of Reading recently commenced a purported class-action lawsuit in the Nevada State District Court for Clark County, Nevada, alleging, among other things, that the Reading conversion ratio is unfair to Reading's public stockholders. Neither Citadel nor Craig carry directors and officers insurance, and the insurance maintained by Reading is subject to a $125,000 deductible amount.


Q: DO THE BOARDS OF DIRECTORS OF CITADEL, CRAIG AND READING EACH RECOMMEND
   VOTING IN FAVOR OF THE CONSOLIDATION? (See pages 62, 64 and 66)



   A: Yes. The conflicts committee of the Citadel board of directors, which consists entirely of independent directors, unanimously recommended that the board approve the consolidation. After careful consideration, the Citadel board of directors unanimously approved the consolidation agreement and recommended that Citadel stockholders approve the issuance of Citadel shares and other matters in connection with the consolidation.

   The conflicts committee of the Craig board of directors, which consists entirely of independent directors, unanimously recommended that the board approve the consolidation. After careful consideration, the Craig board of directors unanimously determined that the consolidation is fair to and in the best interests of Craig's public stockholders, approved the consolidation agreement and recommended that Craig stockholders approve the consolidation agreement.

   The conflicts committee of the Reading board of directors, which consists of an independent director, recommended that the board approve the conversion ratio of 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock provided for in the consolidation agreement. After careful consideration, the Reading board of directors unanimously determined that the consolidation is fair to and in the best interests of Reading's public stockholders, approved the consolidation agreement and recommended that Reading stockholders approve the consolidation agreement.


Q: HAVE THE COMPANIES RECEIVED A FAVORABLE OPINION FROM THEIR FINANCIAL ADVISOR
   CONCERNING THE CONSOLIDATION? (See page 69)


   A: Yes. In deciding to approve the consolidation, the boards of directors of Citadel, Craig and Reading considered the opinion of their joint financial advisor, Marshall & Stevens Incorporated, or Marshall & Stevens, to the effect that the consolidation, and the consideration to be received in the consolidation are fair, from a financial point of view, to the public stockholders of each of the companies. The conversion ratios in the consolidation were determined by Marshall & Stevens based upon their independent evaluation of the companies and were recommended by Marshall & Stevens to the conflicts committees and the boards of directors of the companies.

   The full text of Marshall & Stevens' written opinion is attached to this joint proxy statement/prospectus as ANNEX B. You should read this opinion carefully and completely for a description of the assumptions made, matters considered and the limitations of the review by Marshall & Stevens. The opinion of Marshall & Stevens is directed to the boards of directors and the conflicts committees of the boards of the three companies. The opinion does not address the prices at which Citadel's nonvoting common stock will trade after the consolidation and is not a recommendation as to how to vote on any matter relating to the consolidation.


Q: DO PERSONS INVOLVED IN THE CONSOLIDATION HAVE INTERESTS THAT DIFFER FROM
   MINE? (See page 78)


   A: Yes. These interests include the following:

  . Interests of Controlling Stockholder--James J. Cotter owns or controls, directly or indirectly, a majority of the voting power of both Craig and Reading and approximately 49% of the voting power of Citadel. As such, he is the principal controlling stockholder of Craig, Reading and Citadel. Mr. Cotter has advised the directors of the three companies that he favors a consolidation of the companies, but would not support a transaction which, in his view, would materially and adversely affect his control position with respect to the three companies. This advice was influential in the determination to issue Citadel nonvoting common stock, as opposed to Citadel voting common stock, in the consolidation.

     Mr. Cotter receives significant benefits from the three companies not shared by other stockholders. Mr. Cotter is paid approximately $545,000 annually by the three companies in director's fees and consulting fees and serves as the Chairman and Chief Executive Officer of each of the three companies. Two of Mr. Cotter's children--Ellen Cotter and Margaret Cotter--serve as officers or directors of one or more of the three companies, and Margaret Cotter provides certain theater management services to an affiliate of Citadel on an independent contractor basis. Over the twelve months ended September 30, 2001, the aggregate payments to Ellen Cotter and Margaret Cotter (and her affiliates) totaled approximately $185,611 and $279,294, respectively.

     Mr. Cotter also is a significant creditor of Citadel. He:

        --Holds a $2.25 million Citadel promissory note, which bears interest at the current rate of 8.25% per annum and matures in July 2002.

        --Is a 50% member in Sutton Hill Capital, LLC, which is the landlord to Citadel with respect to its Manhattan-based cinemas (other than the Angelika) and to which Citadel has granted a $28 million line of credit, available for draw by Sutton Hill Capital beginning in July 2007.

     One of the effects of the consolidation will be to increase Citadel's equity, which may enhance its ability to satisfy these obligations.

     Mr. Cotter has advised the directors of the three companies that he considers his investment in the companies to be long-term in nature, and that he intends to pass his investment on to his estate for the benefit of his children, including Ellen Cotter and Margaret Cotter. Mr. Cotter has further advised the directors of the three companies that he believes that the three companies should be operated on a combined basis, and that, in his view, the best opportunity for the three companies is to use the companies' assets to advance the opportunities in Australia and New Zealand which he believes are reasonably available to Reading. Given the overlapping nature of Mr. Cotter's existing ownership interests in Citadel, Craig and Reading, he has, in effect, already assumed the risks of an investment in the combined companies. Accordingly, he may view the attractiveness of the consolidation differently than stockholders who own shares only in one or two of the companies. Also, given his level of personal involvement in the direction of Reading's activities in Australia and New Zealand, he may view the opportunities there as more attractive than would Citadel or Craig stockholders, who might prefer a domestic focus to their investments.

  . Stock Options--As of October 31, 2001, executive officers and directors of Craig, including Mr. Cotter, held options to purchase a total of 664,940 shares of Craig common stock at the weighted-average exercise price of $6.04 per share and total of 65,000 shares of Craig common preference stock at the weighted-average exercise price of $6.65 per share. A total of 22,500 shares under these options were unvested. As of October 31, 2001, current and former executive officers and directors of Reading, including Mr. Cotter, held options to purchase a total of 790,232 shares of Reading common stock at the weighted-average exercise price of $12.79 per share. A total of 30,500 shares under these options were unvested. Pursuant to the consolidation agreement, these options will be assumed by Citadel and become options to purchase an equivalent number (based on the same conversion ratios used in the consolidation for Craig common stock and common preference stock and for Reading common stock) of shares of either Citadel voting common stock or nonvoting common stock, at each option holder's election.

     Mr. Cotter currently holds options to acquire 635,232 shares of Reading common stock at the weighted-average exercise price of $13.30 per share and 594,940 shares of Craig common stock at the weighted-average exercise price of $5.92 per share. If Mr. Cotter elects to receive options to purchase Citadel voting common stock in the consolidation, he would, immediately following the consolidation, hold options to purchase 1,490,120 shares of Citadel voting common stock, or 52.7% of the Citadel voting common stock that would be outstanding assuming his options were exercised in full, at the weighted-average exercise price of $8.03 per share. Taking into account his current Citadel stock holdings, as well, this would give Mr. Cotter total beneficial ownership of 64.3% of the voting power of Citadel after taking into effect the exercise of his Citadel stock options.


  . Indemnity Arrangements--Under the consolidation agreement, Citadel has agreed to assume Craig's and Reading's obligations under the indemnification agreements between Craig and Reading and their respective directors and officers, which are identical to indemnification agreements currently in place between Citadel and its directors and officers. For more information on the Citadel indemnification agreement, see the discussion under "PROPOSAL TO RATIFY AND APPROVE THE FORM OF CITADEL INDEMNIFICATION AGREEMENT" beginning on page 100.


  . Compensation Arrangements--Mr. Cotter and some of the other executive officers of Craig and Reading will benefit from the consolidation in that their employment agreements with Craig and Reading and the benefits packages Craig and Reading provide to them will be assumed by the consolidated company in the consolidation.

Q. WHY ARE CRAIG AND READING STOCK OPTION HOLDERS BEING GIVEN AN ELECTION TO HAVE THEIR ASSUMED OPTIONS BE EXERCISABLE FOR EITHER CITADEL VOTING SHARES OR NONVOTING SHARES? (See page 57)


   A. The decision to permit Craig and Reading stock option holders to elect to receive options to purchase either Citadel voting common stock or Citadel nonvoting common stock was made:

  . At the request of Mr. Cotter, to mitigate, to some extent, the loss of voting power that he will experience as a consequence of the consolidation;

  . Giving weight to the fact that some of the Craig and Reading executives had received options to purchase voting Craig and Reading stock as a part of the original compensation arrangements with Craig or Reading; and

  . With the expectation that most of the officers and directors (other than, perhaps, Mr.Cotter) would elect to convert their options into options to acquire Citadel nonvoting common stock given the limited practical value of the voting rights attached to the Citadel voting common stock as compared to the value represented by the anticipated greater liquidity that should be enjoyed by the Citadel nonvoting common stock.

   Immediately following the consolidation, Mr. Cotter and his long-time partner, Mr. Michael Forman, will own Citadel voting stock representing approximately 49% of the voting power of Citadel. Accordingly, unless these two individuals disagree on a matter to be presented to the stockholders of Citadel for their vote, the voting rights held by the remaining holders of Citadel voting common stock may be of little practical value. Furthermore, following the consolidation there will only be approximately 680,714 shares of Citadel voting common stock outstanding in the hands of persons other than Messrs. Cotter and Forman and their affiliates, as compared to approximately 17,862,522 shares of Citadel nonvoting common stock held by persons other than Messrs. Cotter and Forman and their affiliates. Accordingly, we expect that the Citadel nonvoting common stock will enjoy greater liquidity than the Citadel voting common stock.


   Citadel voting common shares and nonvoting common shares are identical in all material respects, with the exception that the nonvoting shares carry no voting rights except in limited circumstances as required by Nevada law. For more information about the comparative rights of the owners of Citadel voting common stock and Citadel nonvoting common stock, see the information under "COMPARISON OF RIGHTS OF HOLDERS OF CITADEL NONVOTING COMMON STOCK, CRAIG COMMON STOCK AND COMMON PREFERENCE STOCK AND READING COMMON STOCK" beginning on page 115. The same conversion ratios of 1.17 shares of Citadel stock for each share of Craig stock and 1.25 shares of Citadel stock for each share of Reading stock will apply whether an option holder elects to receive options to acquire Citadel voting shares or nonvoting shares. Historically, Citadel voting shares have traded at somewhat higher prices than the nonvoting shares. For more information regarding historical trading prices, see the information under "MARKET PRICE AND DIVIDEND INFORMATION" beginning on page 106.


                             Steps For You To Take


Q: WHEN AND WHERE WILL THE VOTES TAKE PLACE? (See pages 33, 36 and 38)


   A: We will hold a joint annual meeting of Citadel stockholders and special meetings of Craig stockholders and Reading stockholders at The Regal Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California, on December 31, 2001, starting at 9:00 a.m., Pacific time.


Q: WHATDO I NEED TO DO NOW? (See pages 35, 38 and 40)



   A: After carefully reading and considering the information contained in this joint proxy statement/prospectus and the accompanying annual reports and quarterly reports of Citadel, Craig and Reading, please mail your signed Citadel, Craig or Reading proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the joint meetings. Alternatively, you may attend the joint meetings and vote in person. Even if you plan to attend the joint meetings, we ask that you return your signed proxy in order to ensure that your shares are voted.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (See page 84)


   A: No. After the consolidation is completed, Citadel will send you written instructions for exchanging your Craig and Reading stock certificates for Citadel stock certificates.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME? (See pages 35, 38 and 40)


   A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker as to how to vote you shares by following the procedures provided by your broker.


Q: WHAT IF I WANT TO CHANGE MY VOTE? (See pages 35, 37 and 40)


   A: You can change your vote at any time before your proxy is voted at the joint meetings. There are three ways for you to do this:

  . Send notice to the secretary of Citadel, Craig or Reading (as appropriate) that you wish to revoke your proxy.

  . Send notice to the secretary of Citadel, Craig or Reading (as appropriate) that you wish to change your proxy.

  .  Attend the joint meetings and vote in person.

   If your shares are held in an account at a brokerage firm or bank, however, you must contact the brokerage firm or bank if you wish to change your vote.


Q: WHAT IF I DON'T VOTE? (See pages 34, 37 and 39)


   A: Your failure to vote your Citadel shares will not affect the outcome of the voting by the Citadel stockholders on the issuance of Citadel shares in connection with the consolidation and related matters, except for the amendment to Citadel's articles of incorporation. If you are a Craig stockholder or a Reading stockholder and fail to vote, it will have the same effect as a vote against the consolidation; however, stockholders who have the right to vote a majority of the outstanding voting power of Craig common stock and common preference stock and of Reading common stock and preferred stock have agreed in the consolidation agreement to vote in favor of the consolidation agreement, so these matters are expected to be approved by Craig stockholders and Reading stockholders at the joint meetings regardless of the vote of other stockholders.

   If you return your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of the matters at the joint meetings.


Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (See pages 35, 37 and 40)


   A: No. Under Nevada law, there are no dissenters' or appraisal rights relating to the consolidation.

                           Other Matters To Consider


Q: HOW DO THE MARKET PRICES OF CITADEL, CRAIG AND READING COMMON STOCK COMPARE?
   (See page 25)


   A: Citadel nonvoting common stock and voting common stock are listed on the American Stock Exchange under the symbols "CDL.A." and "CDL.B." Craig's common stock and common preference stock are traded on the New York Stock Exchange under the symbols "CRG" and "CRGpf." Reading common stock is traded on The Nasdaq Stock Market under the symbol "RDGE." On March 19, 2001, the last full trading day prior to the initial public announcement of the proposed consolidation, the last reported sale prices of Citadel voting common stock and nonvoting common stock, Craig common stock and common preference stock and Reading stock were:

  .  $2.48 per share of Citadel voting common stock.

  .  $2.22 per share of Citadel nonvoting common stock.

  .  $2.40 per share of Craig common stock.

  .  $1.75 per share of Craig common preference stock.

  .  $2.31 per share of Reading common stock.


   On December 7, 2001, the last reported sale prices of shares of Citadel voting common stock and nonvoting common stock, Craig common stock and common preference stock and Reading common stock were:



  .  $1.50 per share of Citadel voting common stock.



  .  $1.50 per share of Citadel nonvoting common stock.



  .  $1.80 per share of Craig common stock.



  .  $1.65 per share of Craig common preference stock.



  .  $1.79 per share of Reading common stock.


   We urge you to obtain current market quotations.


Q: WERE TRADING PRICES CONSIDERED IN ESTABLISHING THE CONVERSION RATIOS? (See page 73)


   A: Yes. Marshall & Stevens advised the boards of directors of the companies that, in arriving at their recommended conversion ratios, they placed equal weighting on each of the following three ratios:

  . the ratio between the then current trading prices of the companies' securities;

  . the ratio between the average historic trading prices of such securities over a six-month period preceding the date of the Marshall & Stevens recommendation to the boards of directors of the companies; and

  . the ratio of the respective "most likely values" of the underlying assets and businesses of each of the three companies, as determined by Marshall & Stevens based upon the values indicated by the market and income approaches utilized by Marshall & Stevens in its analysis, prior appraisals of the companies' real estate assets, purchase agreements and other data furnished by management of the companies and data obtained from market participants familiar with the businesses, real estate and other assets of the companies.

   This three-part weighting was used in order to address the fact that the publicly-held securities of the three companies are thinly traded, that trades involving even a small number of shares can have a significant impact on trading prices, and, accordingly, that the market may not be as efficient in pricing the publicly traded securities of the three companies as it would be in the case of larger companies with a greater public float. It also takes into account the fact that the possibility of a consolidation was first publicly announced by the companies on March 20, 2001, approximately four months before the date Marshall & Stevens made its recommendation to the boards of directors of the companies as to the appropriate conversion ratios to be used in the consolidation. In recent periods, the Craig common stock and common preference stock and the Reading common stock have typically traded at a premium to Citadel nonvoting common stock. We believe that this probably reflects the market's view that the consolidation will be consummated at the conversion ratios provided for in the consolidation agreement.

   The average trading prices for the six-month period considered by Marshall & Stevens were as follows:

  .  $1.92 per share for Citadel nonvoting common stock.

  .  $2.14 per share for Craig common stock.

  .  $1.80 per share for Craig common preference stock.

  .  $2.22 per share for Reading common stock.


   For a more detailed description of the analysis resulting in the establishment of the conversion ratios used for purposes of the consolidation, see the discussion below under the Caption "SPECIAL FACTORS--Opinion of the Companies' Financial Advisor" beginning on page 69.



Q: WILL I RECOGNIZE INCOME TAX GAIN OR LOSS ON THE CONSOLIDATION? (See page 84)


   A: For both Craig stockholders and Reading stockholders, gain or loss will be recognized for United States federal income tax purposes in connection with the consolidation to the extent that the value of the Citadel nonvoting common stock (plus any cash received for fractional shares) exceeds your tax basis in your Craig and Reading shares. Stockholders are urged to consult their own tax advisors to determine their particular tax consequences.


Q: WHAT IS THE INTENDED ACCOUNTING TREATMENT OF THE CONSOLIDATION? (See page 85)


   A: Citadel will account for the consolidation as a purchase of Craig and Reading by Citadel, using the purchase method of accounting.


Q: WHAT IS THE LEGAL STRUCTURE OF THE CONSOLIDATION? (See page 82)


   A: The consolidation will be accomplished by two separate mergers that will happen simultaneously. Craig Merger Sub, a new, wholly owned subsidiary of Citadel, will merge into Craig, resulting in Craig becoming a wholly owned subsidiary of Citadel. At the same time, Reading Merger Sub, another new, wholly owned subsidiary of Citadel, will merge into Reading, resulting in Reading becoming a wholly owned subsidiary of Citadel. When we refer to the consolidation throughout this joint proxy statement/prospectus, we are speaking of the simultaneous Craig and Reading mergers.

   The consolidation agreement is attached to this joint proxy statement/prospectus as ANNEX A. You are encouraged to read the consolidation agreement carefully because it, and not this joint proxy statement/prospectus, is the legal contract that governs the consolidation.


Q: ARE THERE CONTRACTUAL CONDITIONS TO COMPLETION OF THE CONSOLIDATION? (See page 93)


   A: Yes. The respective obligations of Citadel, Craig and Reading to complete the consolidation are subject to the satisfaction or waiver of closing conditions. The conditions that must be satisfied or waived before the completion of the consolidation include the following, subject to exceptions and qualifications:

  . The Citadel stockholders must approve the issuance of Citadel shares in connection with the consolidation and the amendment to Citadel's 1999 stock option plan.

  . The consolidation agreement must be approved by both the Craig stockholders and the Reading stockholders.

  . No injunction or order preventing the completion of the consolidation may be in effect.

  . The shares of Citadel nonvoting common stock to be issued in the consolidation must have been approved for listing on the American Stock Exchange.

  . The parties' respective representations and warranties in the consolidation agreement must be true and correct, unless the failure to be true and correct would not have a material adverse effect.

  . The parties must have complied in all material respects with the agreements and covenants that each has made in the consolidation agreement.

  . There must have been no material adverse change in the business, assets or financial condition of any of the companies.

  . Marshall & Stevens must not have withdrawn its fairness opinion, or modified it in any materially adverse way.

   If any of the companies waives any condition to completion of the consolidation, each company will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its stockholders is appropriate.


Q: DOES THE CONSOLIDATION AGREEMENT PERMIT TERMINATION OF THE CONSOLIDATION?
   (See page 95).


   A: Yes. The consolidation agreement may be terminated prior to the effectiveness of the consolidation under the following conditions:

  .  By our mutual written consent.

  . By any of us in certain circumstances if the effective time has not occurred on or before January 30, 2002.

  . By any of us if there has been a breach of any representation, warranty, covenant or agreement on the part of the other parties set forth in the consolidation agreement, which has not have been cured within 20 business days after notice of such breach.

  . By any of us if any applicable law, rule or regulation makes the consummation of the consolidation illegal or if any judgment, injunction, order or decree of any court or other governmental authority restrains or otherwise prohibits the consummation of the consolidation and such governmental order becomes final and nonappealable, provided that the party seeking to terminate the consolidation agreement has used its reasonable best efforts to remove or lift such restrain or prohibition.

  . By any of us if the requisite stockholder approval is not obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.


Q: COULD PAYMENT OF TERMINATION FEES BE REQUIRED? (See page 94)


   A: No. There are no termination or breakup fees payable in connection with a termination of the consolidation; however, Citadel, Craig and Reading have agreed in the consolidation agreement to share the fees and expenses of preparing this joint proxy statement/prospectus and filing the registration statement of which this joint proxy statement/prospectus is a part in the event the consolidation is not completed for any reason. Also, none of the companies has waived any rights it may have against a company that breaches the consolidation agreement.

Q: MAY CITADEL, CRAIG OR READING NEGOTIATE WITH OTHER PARTIES? (See pages 91 and 92)


   A: The consolidation agreement does not prohibit negotiations with other parties; however, we are not proposing to sell Citadel, Craig or Reading, or effect a change of control of any of the companies. Further, any such transaction would likely require the approval of the stockholders of one or more of the companies. Since stockholders representing 49% of the voting power of Citadel and a majority of the voting power of both Craig and Reading are contractually bound to vote in favor of the consolidation and related matters, it is unlikely that any third party will come forward with any alternative transaction.

        Matters For Craig and Reading Stock Option Holders to Consider


Q: WHAT DO I NEED TO DO NOW WITH MY OPTIONS? (See page 96)



   A: Your Craig and Reading options will be assumed by Citadel automatically by virtue of the consolidation, so you do not need to do anything for your options to be assumed. We are asking you, however, to elect whether your assumed options will be exercisable for Citadel nonvoting common stock or for Citadel voting common stock by following the instructions on page 96. If you make no election, your assumed options will be exercisable for Citadel nonvoting shares.

         DOCUMENTS INCLUDED WITH THE JOINT PROXY STATEMENT/PROSPECTUS

   As permitted by Securities and Exchange Commission rules, copies of the following documents are being furnished with this joint proxy statement/prospectus:

  .  Citadel annual report on Form 10-K for the year ended December 31, 2000.

  . Citadel quarterly report on Form 10-Q for the quarter ended September 30, 2001.

  .  Craig annual report on Form 10-K for the year ended December 31, 2000.

  . Craig quarterly report on Form 10-Q for the quarter ended September 30, 2001.

  .  Reading annual report on Form 10-K for the year ended December 31, 2000.

  . Reading quarterly report on Form 10-Q for the quarter ended September 30, 2001.


   Important business and financial information about Citadel, Craig and Reading is contained in these documents. You should read this joint proxy statement/prospectus in conjunction with these documents. See "INFORMATION REGARDING CITADEL, CRAIG AND READING," which begins on page 119.


                          FORWARD-LOOKING STATEMENTS


   This joint proxy statement/prospectus and the documents being furnished with it contain forward-looking statements. These statements include statements with respect to the financial condition, results of operations and businesses and liabilities of Citadel, Craig and Reading, as well as the expected impact of the consolidation on the liquidity and trading market for Citadel nonvoting common stock and other matters. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the consolidation, you should carefully consider the discussion of these and other factors in the section entitled "RISK FACTORS" beginning on page 27.


   The safe harbor provisions of the Private Securities Litigation Reform Act do not apply to forward-looking statements made in this joint proxy statement/prospectus or to forward-looking statements relating to the consolidation contained in the documents being furnished with this joint proxy statement/prospectus.

                  SELECTED HISTORICAL AND SELECTED UNAUDITED
                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

   The following tables present selected historical financial data of Citadel, selected historical consolidated financial data of Craig, selected historical financial data of Reading and selected unaudited pro forma condensed combined financial data of Citadel, which reflect the consolidation.

                  Citadel Selected Historical Financial Data
                   (In Thousands, Except Per Share Amounts)

   The selected historical financial data of Citadel have been derived from the audited historical financial statements and related notes of Citadel for each of the years in the five-year period ended December 31, 2000 and from unaudited historical financial statements as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001. The selected historical financial data for the nine months ended September 30, 2001 and 2000 are unaudited and are derived from the consolidated financial information included in Citadel's quarterly report on Form 10-Q for the quarter ended September 30, 2001; however, in the opinion of Citadel's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been made. The historical data are only a summary, and you should read them in conjunction with the historical consolidated financial statements and related notes contained in the annual and quarterly reports of Citadel that have been furnished with this joint proxy statement/prospectus.

                                                            December 31
                                           ----------------------------------------------
                                            2000        1999       1998    1997    1996
                                           -------     -------    ------- ------- -------
Operating data:
   Revenue................................ $ 7,384(1)  $ 3,952(6) $ 5,985 $ 5,436 $ 5,776
   Operating (loss) income................  (1,055)(2)   1,101      1,995   1,530   6,268
   Net (loss) income applicable to common
     stockholders.........................  (3,542)(3)   9,487(7)   5,687   1,530   6,268
Common stock data:
   Basic (loss) income per share.......... $ (0.47)    $  1.42    $  0.85 $  0.24 $  1.04
   Diluted (loss) income per share........ $ (0.47)    $  1.42    $  0.85 $  0.24 $  0.80
Balance sheet data:
   Total assets........................... $63,922(4)  $47,206(6) $35,045 $28,860 $30,292
   Long-term obligations..................  16,025(5)   11,313      9,224   9,797  10,543
   Stockholders' equity...................  39,128      33,483     23,741  18,054  17,724
Other data:
   Preferred stock dividend............... $     0     $     0    $     0 $     0 $   158

--------
 (1)Reflects six months of revenue from the City Cinemas and Liberty Theaters.
 (2)Reflects the revenue in (1) above and the rental payments associated with the City Cinemas cinema chain.
 (3)Reflects (1) and (2) above as well as a full reserve for all outstanding advances to the agricultural partnerships.
 (4)Includes fixed assets and goodwill from the purchase of Liberty Theaters.
 (5)Includes the notes payable to James J. Cotter and Michael Forman for the purchase of a 1/6 interest in Angelika Film Center LLC, or AFC.
 (6)Reflects the sale of the Arizona rental property, one of two rental properties owned by Citadel.
 (7)Reflects the gain on the sale of the Arizona rental property.


                                                           Nine Months Ended
                                                             September 30,
                                                        -------------------
                                                         2001        2000
                                                        -------     -------
Operating data:
   Revenue............................................. $17,003 (8) $ 3,162(11)
   Operating (loss) income.............................  (2,547)(9)    (147)
   Net (loss) income applicable to common stockholders.  (3,149)     (3,049)(12)
Common stock data:
   Basic and diluted (loss) per share.................. $ (0.32)    $ (0.45)
Balance sheet data (as of September 30):
   Total assets........................................ $61,818     $61,553
   Long-term obligations...............................  13,728(10)  14,867
   Stockholders' equity................................  36,462      39,977

--------
 (8)Reflects nine months of operations of City Cinemas and Liberty Theaters and six months of operations from the four domestic cinemas purchased from Reading.
 (9)Reflects (8) above and the effects of the general and administrative expense sharing agreement with Reading and Craig.
(10)Reflects the notes payable to James J. Cotter and Michael Forman for the purchase of an 1/6th interest in AFC and the note payable to Reading for the purchase of the four cinemas.
(11)Reflects the revenue from one rental property in California.
(12)Reflects the reserve for advances to the agricultural partnerships.

             Craig Selected Historical Consolidated Financial Data
                   (In Thousands, Except Per Share Amounts)

   The selected historical consolidated financial data of Craig have been derived from the audited historical consolidated financial statements and related notes of Craig for each of the years in the five-year period ended December 31, 2000 and the unaudited consolidated financial statements for the nine months ended September 30, 2000 and 2001. The selected historical financial data for the nine months ended September 30, 2001 and 2000 are unaudited and are derived from the consolidated financial information included in the Craig's quarterly report on Form 10-Q for the quarter ended September 30, 2001, and, in the opinion of Craig's management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The historical consolidated data are only a summary, and you should read them in conjunction with the historical consolidated financial statements and related notes contained in the annual and quarterly reports of Craig that have been furnished with this joint proxy statement/prospectus. Since October 1996, Craig has reported its financial information on a consolidated basis with Reading.

                                                                   December 31
-                                          --------------------------------------------------------
                                             2000         1999         1998      1997        1996
-                                          --------     --------     --------  --------    --------
Operating data:
   Revenue................................ $ 42,237(1)  $ 38,488     $ 33,929  $ 28,136    $ 21,887
   Operating (loss) income................  (26,285)(1)  (27,799)(3)   (6,725)   (6,634)     (3,956)
   Net (loss) income applicable to common
     stockholders.........................  (12,124)(1)  (15,808)(3)     (854)    2,851(4)   42,552(5)
Common stock data:
   Basic (loss) income per share.......... $  (1.16)    $  (1.49)    $  (0.08) $   0.26    $   3.78
   Diluted (loss) income per share........ $  (1.16)    $  (1.49)    $  (0.08) $   0.26    $   3.76
Balance sheet data:
   Total assets........................... $123,531     $148,006     $164,591  $167,125    $165,968
   Long-term obligations..................   28,335(2)    15,320       13,894    13,712      11,196
   Stockholders' equity...................   53,811       80,603       95,342    98,239      99,825
Other data:
   Dividends paid on redeemable preferred
     stock................................ $    455     $    455     $    455  $    455    $     95

--------
(1)2000 revenue and operating loss reflect the sale by Reading of 50% of AFC to National Auto Credit Inc., while 2000 operating loss and net loss application to common stockholders include pre-tax charges for impairment of development assets in Australia, and a pre-tax write down to market value of four domestic cinemas made available for sale and ultimately sold to Citadel.
(2)2000 long term obligations include borrowing by Reading under bank lines of credit in Australia and New Zealand to be used for completing certain real estate and cinema development projects
(3)1999 operating loss and net loss applicable to common stockholders include a pre-tax charge for impairment of the assets used by Reading to carry on Puerto Rico operations, net of write downs taken previously against Reading Entertainment assets, and net of minority interest in Reading.
(4)1997 net earnings applicable to common stockholders include dividend income loss from State Bros. preferred shares.
(5)1996 net earnings applicable to common stockholders include dividend income loss from State Bros. preferred shares.

                                                       Nine Months Ended
                                                         September 30,
                                                     ---------------------
                                                       2001         2000
                                                     --------     --------
    Operating data:
       Revenue...................................... $ 30,656 (6) $ 33,030
       Operating (loss).............................   (4,081)(6)  (10,244)
       Net (loss) applicable to common stockholders.   (4,587)(6)   (6,110)
    Common stock data:
       Basic and diluted (loss) per share........... $  (0.44)    $  (0.58)
    Balance sheet data (as of September 30):
       Total assets................................. $110,255     $125,003
       Long-term obligations........................   27,804       15,291
       Stockholders' equity.........................   42,297       58,077
    Other data:
       Dividends paid on redeemable preferred stock. $    341     $    228

--------

(6)2001 revenue, operating loss and net loss applicable to common stockholders reflect the sale in March of four domestic cinemas sold by Reading to Citadel.

                  Reading Selected Historical Financial Data
                     (In Thousands, Except Per Share Data)

   The selected historical financial data of Reading have been derived from the audited historical financial statements and related notes of Reading for each of the years in the five-year period ended December 31, 2000 and the unaudited historical financial statements for the nine months ended September 30, 2000 and 2001. The selected historical financial information for the nine months ended September 30, 2001 and 2000 is unaudited and derived from the consolidated financial information included in Reading's quarterly report on Form 10-Q for the quarter ended September 30, 2001, and, in the opinion of Reading's management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The historical financial data are only a summary, and you should read them in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Reading that have been furnished with this joint proxy statement/prospectus.

                                                             December 31
                                       ------------------------------------------------------
                                         2000         1999         1998      1997      1996
                                       --------     --------     --------  --------  --------
Operating data:
   Revenue............................ $ 42,237 (1) $ 38,488     $ 33,929  $ 27,164  $ 18,779
   Operating (loss) income............  (25,709)(1)  (44,648)(3)   (6,024)   (6,735)   (4,572)
   Net (loss) income applicable to
     common stockholders..............  (19,854)(1)  (45,517)(3)   (6,728)   (1,354)    6,092

Common stock data:
   Basic (loss) income per share...... $  (2.67)    $  (6.11)    $ (0.90)  $  (0.18) $   1.11
   Diluted (loss) income per share.... $  (2.67)    $  (6.11)    $  (0.90) $  (0.18) $   1.02

Balance sheet data:
   Total assets....................... $116,672     $138,496     $172,287  $178,012  $181,754
   Long-term obligations..............   19,967 (2)    6,953        5,526     5,344     3,595
   Stockholders' equity...............   73,289      102,683      142,372   150,485   155,954

Other Data:
   Preferred stock dividends and
     amortization of asset put option. $  4,030     $  4,335     $  4,322  $  4,309  $    911

--------
(1)2000 revenue and operating loss reflect the sale by Reading of 50% of AFC to National Auto Credit Inc., while 2000 operating loss and net loss applicable to common stockholders include pre-tax charges for impairment of development assets in Australia, and a pre-tax write down to market value of four domestic cinemas made available for sale and ultimately sold to Citadel.
(2)Includes borrowings under bank lines of credit in Australia and New Zealand to be used for completing certain real estate and cinema development projects.
(3)1999 operating loss and net loss applicable to common stockholders include a pre-tax charge for impairment of the assets used to carry on Puerto Rico operations.

                                                                     Nine Months Ended
                                                                       September 30,
                                                                   ---------------------
                                                                     2001         2000
                                                                   --------     --------
Operating data:
   Revenue........................................................ $ 30,656 (4) $ 33,030
   Operating (loss)...............................................   (3,749)(4)   (9,005)
   Net (loss) applicable to common stockholders...................   (8,260)(4)   (9,261)

Common stock data:
   Basic and diluted (loss) per share............................. $  (1.11)    $  (1.24)

Balance sheet data (as of September 30):
   Total assets................................................... $103,809     $119,177
   Long-term obligations..........................................   19,436        6,924
   Stockholders' equity...........................................   60,784       81,262

Other data:
   Preferred stock dividends and amortization of asset put option. $  3,023     $  3,127

--------
(4)2001 revenue, operating loss and net loss applicable to common stockholders reflect the sale in March of four domestic cinemas sold to Citadel.

        Selected Unaudited Pro Forma Condensed Combined Financial Data
                   (In Thousands, Except Per Share Amounts)

   The selected unaudited pro forma condensed combined financial data of Citadel are derived from the unaudited pro forma condensed combined financial statements, which give effect to the consolidation using the purchase method of accounting, and should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

   The unaudited pro forma condensed combined financial information for Citadel gives effect to the consolidation, based on a preliminary allocation of the total purchase cost. The historical financial information has been derived from the respective historical financial statements of Citadel, Craig and Reading, and should be read in conjunction with these financial statements and the related notes contained in the annual and quarterly reports of Citadel, Craig and Reading that have been furnished with this joint proxy statement/prospectus.

   Citadel will account for the consolidation as a purchase of Craig and Reading using the purchase method of accounting. Citadel will record the fair value of the consideration given for Craig and Reading stock and for options to purchase Craig and Reading stock assumed by Citadel, plus the amount of direct transaction costs, as the cost of acquiring Craig and Reading.


   The total purchase cost of the consolidation has been allocated to Craig's and Reading's assets and liabilities based on management's best estimates of their fair value. We do not expect that any significant amount of goodwill will result from our accounting for the consolidation.


   The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the consolidation had been consummated at the times indicated, nor is it necessarily indicative of future operating results or financial condition of Citadel.

                                                          Nine Months           Year
                                                             Ended              Ended
                                                       September 30, 2001 December 31, 2000
                                                       ------------------ -----------------
Pro Forma Operating Data:
   Revenue............................................      $ 52,703          $ 54,439
   Operating (loss) applicable to common stockholders.        (8,556)          (19,488)

Pro Forma Common Stock Data:
   Basic and diluted (loss) per share.................      $  (0.39)         $  (0.89)

Pro Forma Balance Sheet Data (as of September 30):
   Total assets.......................................      $166,045
   Long-term obligations..............................        48,006
   Stockholders' equity...............................        86,855

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

   The following table sets forth:

  . Historical book value per share and historical net loss per share data of Citadel, Craig and Reading.

  . Unaudited pro forma condensed combined book value per share and unaudited pro forma condensed combined net loss per share data of Citadel after giving effect to the consolidation.

  . Unaudited pro forma equivalent condensed combined book value per share and unaudited pro forma equivalent condensed combined net loss per share data of Craig and Reading based on the conversion ratios of 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock and common preference stock and 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock.

   The information in the table should be read in conjunction with the historical financial statements of Citadel, Craig and Reading and the related notes contained in the annual and quarterly reports of Citadel, Craig and Reading that have been furnished with this joint proxy statement/prospectus and the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial data is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the consolidation been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.


   The information in the table is only a summary and you should read it in conjunction with the "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED FINANCIAL STATEMENTS" beginning on page 109 and the audited and unaudited historical financial statements of Citadel, Craig and Reading, including the notes thereto, contained in the annual and quarterly reports that have been furnished with this joint proxy statement/prospectus.


   The Craig pro forma equivalent per share amounts are calculated by multiplying the Citadel pro forma amounts per nonvoting common share by the fixed conversion ratio of 1.17 Citadel nonvoting shares for each share of Craig common stock and common preference stock.

   The Reading pro forma equivalent per share amounts are calculated by multiplying the Citadel pro forma amounts per nonvoting common share by the fixed conversion ratio of 1.25 Citadel nonvoting shares for each share of Reading common stock.

                                     At or for the Year     At or for the Nine
                                     Ended December 31, Months Ended September 30,
                                            2000                   2001
                                     ------------------ --------------------------
Per share of Craig common stock and
  common preference stock:
   Book value:
       Historical (1)...............      $  5.14                 $ 4.00
       Pro forma equivalent (2).....      $  3.75                 $ 3.49
   Net (loss):
       Historical...................      $ (1.16)                $(0.44)
       Pro forma equivalent (2).....      $ (0.98)                $(0.46)
Per share of Reading common stock:
   Book value:
       Historical (1)(3)............      $  1.46                 $(0.57)
       Pro forma equivalent (4).....      $  4.01                 $ 3.73
   Net (loss):
       Historical...................      $ (2.67)                $(1.11)
       Pro forma equivalent (4).....      $ (1.05)                $(0.49)
Per pro forma share of Citadel
  common stock:
   Book value (5):
       Historical (1)...............      $  2.76                 $ 2.55
       Pro forma....................      $  3.21                 $ 2.99
   Net (loss):
       Historical (1)...............      $ (0.47)                $(0.32)
       Pro forma....................      $ (0.84)                $(0.39)

--------
(1)Historical book value per share is computed by dividing stockholders' equity, less goodwill and other intangible assets, by the number of shares of Craig common stock and common preference stock or Reading common stock, as the case may be, outstanding at December 31, 2000 and September 30, 2001.
(2)The Craig pro forma equivalent per share amounts are calculated by multiplying the Citadel pro forma book value and net loss per share amounts by the conversion ratio of 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock for each share of common stock and common preference stock.
(3)Net of the stated value of outstanding preferred stock of Reading, plus accrued dividends.
(4)The Reading pro forma equivalent per share amounts are calculated by multiplying Citadel pro forma book value and net loss per share amounts by the conversion ratio of 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock.
(5)The pro forma book value per share is computed by dividing pro forma stockholders' equity, less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of Citadel nonvoting common stock and voting common stock which would have been outstanding had the consolidation been completed as of December 31, 2000 or September 30, 2001.

                                 RISK FACTORS

   The consolidation involves a high degree of risk. By voting in favor of the issuance of Citadel shares to facilitate the consolidation, Citadel stockholders will be agreeing to a change in the overall mix of Citadel's assets and liabilities, which involves risks. By voting in favor of the consolidation agreement, Craig and Reading stockholders will be choosing to invest in Citadel nonvoting common stock, which also involves risks. In addition to the other information contained in this joint proxy statement/prospectus and the accompanying documents, you should carefully consider the following risk factors in deciding whether to vote in favor of the consolidation.

                      Risks Relating to the Consolidation

The consolidation will render the current stockholders of Citadel, Craig and Reading subject to the risks and liabilities of all these companies.


   The consolidation will, in effect, combine all of the assets and all of the liabilities, including the potential contingent liabilities, of Citadel, Craig and Reading. Accordingly, after the consolidation, your investment will be subject to all of the various business risks of such current and contingent liabilities. These include tax, litigation, currency and environmental risks, as discussed in the annual and quarterly reports of Citadel, Craig and Reading being furnished with this joint proxy statement/prospectus and in the sections entitled "INFORMATION REGARDING CITADEL, CRAIG AND READING--Certain Litigation Relating to the Consolidation" beginning on page 121.


The market value of Citadel nonvoting common stock after the consolidation could be less than the market values of Citadel, Craig or Reading before the consolidation.

   Based on recent trading prices, shares of Craig common stock and common preference stock and shares of Reading common stock have a greater market value than the shares of Citadel nonvoting common stock to be received by Craig stockholders and Reading stockholders in the consolidation.

You will receive a fixed number of shares of Citadel nonvoting common stock despite any changes in the market values of Craig common stock and common preference stock, Reading common stock or Citadel nonvoting common stock.

   Upon completion of the consolidation, each share of Craig common stock and common preference stock will be automatically converted into the right to receive 1.17 shares of Citadel nonvoting common stock, and each share of Reading common stock will be automatically converted into the right to receive
1.25 shares of Citadel nonvoting common stock. The boards of directors of the companies have no discretion to unilaterally adjust these conversion ratios due to changes in the market prices of Craig common stock or common preference stock, Reading common stock or Citadel nonvoting common stock, or for other reasons. In addition, neither Craig, Reading nor Citadel may terminate the consolidation agreement, or "walk away" from the consolidation, solely because of changes in the market price of the stock of one or more of the companies. The market prices of Craig common stock and common preference stock, Reading common stock and Citadel nonvoting common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities, and you should obtain recent market quotations. We cannot predict or give any assurances as to the market price of Citadel nonvoting common stock before or after the completion of the consolidation.

Craig and Reading Stockholders will receive Citadel nonvoting shares in the Consolidation, so they will have no say in any Citadel matters submitted to its stockholders.

   The holders of Citadel nonvoting shares are not entitled to any voting rights except in limited circumstances as required by Nevada law, so the former Craig stockholders and Reading stockholders will have no right to vote on matters submitted to the stockholders of Citadel following the consolidation. At present, Craig common stockholders and common preference stockholders and Reading common stockholders are entitled to vote with respect to the election of directors and other Craig matters and Reading matters submitted to the stockholders.

The Citadel stockholders' percentage ownership of the consolidated company will be reduced substantially by reason of the issuance of Citadel nonvoting shares in the consolidation, and the consolidation will have a dilutive effect on Citadel's net loss per share.

   Immediately after the consolidation, the current stockholders of Citadel will hold approximately 31% of the outstanding common stock of the consolidated company. For the year ended December 31, 2000, this dilution would have had the pro forma effect of increasing Citadel's net loss per equivalent share from $0.47 to $0.84. For more information concerning the pro forma historical effect of such dilution, see the information under "COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA."

The voting control of unaffiliated Citadel stockholders will be adversely affected by the issuance of Citadel voting shares in connection with a possible future exercise of stock options assumed in the consolidation.

   The total number of Citadel shares issuable in connection with the consolidation includes up to 1,841,820 Citadel shares issuable upon the exercise of currently outstanding Craig and Reading stock options to be assumed by Citadel. These shares will be either voting shares or nonvoting shares, or a combination of voting and nonvoting shares, depending on the elections made by each option holder. If all of the Craig and Reading options holders elect in the consolidation to have their assumed options be exercisable for voting shares, the Citadel voting shares issuable upon the exercise of their options would represent approximately 58% of the Citadel voting common stock that would be outstanding immediately following the consolidation, assuming the options were exercised in full. The issuance of Citadel voting shares in connection with the possible future exercise of these stock options will reduce the current voting control of unaffiliated Citadel stockholders.

We may not achieve the expected benefits of the consolidation.

   We anticipate saving at least $1 million in annual general and administrative expenses as a result of the consolidation. We also expect to incur direct transaction costs of more than $885,000 in connection with the consolidation. There is no assurance, however, that the actual cost savings will exceed the transaction costs, or that we will be able to achieve any of the other expected benefits of the consolidation.

A Reading stockholder has sued the companies in connection with the consolidation, and the consolidated company will incur costs of defending the suit and possible other legal challenges.


   A stockholder of Reading recently commenced a purported class-action lawsuit in the Nevada State District Court for Clark County, Nevada, styled Harbor Finance Partners vs. James J. Cotter, et al., alleging, among other things, that the Reading conversion ratio is unfair to Reading's public stockholders. The companies will incur costs of defending the lawsuit, which could be substantial, and it is possible that other legal challenges to the consolidation will be made. Neither Citadel nor Craig carry officers and directors insurance, and the insurance maintained by Reading is subject to a $125,000 deductible amount. To the extent the companies incur or become obligated to indemnify their officers and directors for uninsured losses, the results of operation of the consolidated companies will be adversely affected. For further information about this lawsuit see the section below entitled, "INFORMATION REGARDING CITADEL, CRAIG AND READING--Certain Litigation Relating to the Consolidation" beginning on page 121.


Mr. James J. Cotter and other directors and executive officers of Citadel, Craig and Reading have interests in the consolidation that are different from yours. You should consider these interests in evaluating the consolidation and the recommendations of the boards of directors of Citadel, Craig and Reading that you approve the consolidation.

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

   Mr. Cotter is a significant creditor of Citadel, and one of the effects of the consolidation may be to enhance Citadel's ability to repay its obligations to Mr. Cotter. Given the overlapping nature of Mr. Cotter's existing ownership interests in Citadel, Craig and Reading, he has, in effect, already assumed the risks of an investment in the combined companies. Accordingly, he may view the attractiveness of the consolidation differently than stockholders who own shares in only one or two of the companies.

   As of October 31, 2001, executive officers and directors of Craig, including Mr. Cotter, held options to purchase a total of 664,940 shares of Craig common stock and 65,000 shares of Craig common preference stock and executive officers and directors of Reading, including Mr. Cotter, held options to purchase a total of 790,232 shares of Reading common stock. Under the terms of the consolidation agreement, these options will be assumed by Citadel and become options to purchase the equivalent number (based on the same conversion ratios used in the consolidation for Craig common stock and common preference stock and for Reading common stock) of shares of either Citadel voting common stock or nonvoting common stock at each option holder's election.

   Mr. Cotter currently holds options to purchase 635,232 shares of Reading common stock and 594,940 shares of Craig common stock. If Mr. Cotter elects to receive options to purchase Citadel voting common stock in the consolidation, he would, immediately following the consolidation, hold options to purchase 1,490,120 shares of Citadel voting common stock, or 52.7% of the Citadel voting common stock that would be outstanding assuming his options were exercised in full, at the weighted-average exercise price of $8.03 per share.

   Under the consolidation agreement, Citadel has agreed to assume Craig's and Reading's obligations under the indemnification agreements between Craig and Reading and their respective directors and officers and to assume Craig's and Reading's obligations under employment agreements and retirement, deferred compensation and benefit plans in effect with Mr. Cotter and some of the other executive officers of Craig and Reading.

             Risks Relating to the Consolidated Company's Business

The consolidated company has only limited experience in the cinema, live theatre and real estate development business. Furthermore, its real estate activities will be largely developmental in nature.

   Although the consolidated company's executives will include a number of individuals with extensive experience in the cinema exhibition, live theater and real estate businesses, the consolidated company, itself, will be a relatively new entrant into these businesses. Reading has been in the cinema exhibition business only since 1994, and has only been involved in Australia and New Zealand since 1995 and 1997, respectively. Citadel has only been involved in the cinema exhibition and live theater businesses since 2000. Craig and Citadel have no experience in real estate development, and while Reading has in its past developed commercial properties, it did not begin construction of its first entertainment center until 1999. The consolidated company will face competition in these markets from competitors with significantly greater experience and financial and management resources.

Investments in the cinema exhibition, live theater and real estate businesses each involve special risks.


   In the cinema exhibition business, the principal risks include the availability and popularity of film product, the ability to obtain such film product on reasonable terms and potentially ruinous competition from the overbuilding of cinema markets. In recent years, the cinema exhibition industry has suffered greatly from increased costs of film and the overbuilding of markets. In the live theater business, the principal risks include the availability and popularity of plays, the rising costs of production and competition from other entertainment sources. Both the cinema and live theater industries are exposed to uncertainty as to the ultimate impact of government regulation, such as the Americans with Disabilities Act, on their businesses. In the real estate business, the risks include leasing risks and market risks related to the general demand for space in the markets in which the consolidated company will own assets.

   Furthermore, a significant portion of initial assets of the consolidated company will be invested in undeveloped land in Australia. This land was originally purchased by Reading as possible entertainment center locations and does not currently provided any meaningful cash flow. Accordingly, the consolidated company will be exposed to the risks inherent in the ownership and development of raw land. These risks include the risks of obtaining necessary permits and entitlements, the risks of construction and, thereafter, the risks of sale or lease-up and operation. Given the anticipated liquidity of the consolidated company, it may be necessary for the consolidated company to incur additional indebtedness, bring on partners or sell assets in order to develop these properties. Alternatively, the consolidated company may find it necessary to either defer development of one or more of these properties or to sell these non-cash flowing assets.

   Citadel, Craig and Reading have historically experienced substantial fluctuations in operating results, on a quarterly and an annual basis. These fluctuations will likely continue for the consolidated company in the future, and may be amplified by the consolidation. Operating results for the consolidated company will be affected by a number of factors, including, but not limited to:

  . Delays in entering into leases or obtaining permits for new multiplex cinemas.

  .  Delays and other risks in the construction of the new cinemas.

  . The time and availability of new film releases and level of acceptance by movie goers.

  .  The timing of sales of properties.

  .  The timing of investments.

  . Delays in connection with the development and leasing of its commercial real estate.

  .  The opening of competing cinemas.

  . The availability of plays for our theaters and level of acceptance by theater goers.

   The consolidated company's operating results also will be affected by seasonal trends and by general conditions in the film exhibition and real estate markets. The third and fourth quarters generally have higher net sales levels due to new film releases during the holiday season. Because both Citadel's and Reading's businesses and operating results have depended to a significant extent on the general conditions in the film exhibition market, any adverse change in that market could have a material adverse effect on the consolidated company's business, financial condition and results of operations. Citadel also has experienced, and the consolidated company may experience, some degree of seasonality due to fluctuations in the market for fruit produced by the agriculture partnerships in which Citadel has an interest.

   We believe that quarter-to-quarter comparisons of the historical financial results of Citadel, Craig and Reading are not necessarily meaningful indicators of the consolidated company's future operating results, and you should not rely on them as an indication of the consolidated company's future performance. If the consolidated company's quarterly operating results fail to meet the expectations of equity research analysts, the market prices of the Citadel nonvoting common stock and voting common stock could be adversely affected.

Fluctuations in the value of foreign currencies could result in currency conversion losses.

   The bulk of our consolidated operations and assets will, immediately after the consolidation, be located in Australia and New Zealand. Our business plan for the consolidated company will be, at least initially, to use the resources of the consolidated company principally to advance opportunities in Australia and New Zealand. Accordingly, while the consolidated company's operating results will be denominated in U.S. Dollars and while a significant portion of the consolidated company's general and administrative expense and cost of borrowing will be U.S.-based and paid in U.S. Dollars, the consolidated company's operating revenues are likely to be denominated principally in Australian Dollars and New Zealand Dollars. This means that the consolidated company will be exposed to currency risk in the event that the Australian
Dollar and the New Zealand Dollar
should continue their slide against the U.S. Dollar. No assurances can be given as to the future relative strength of the Australian Dollar, the New Zealand Dollar and the U.S. Dollar. We do not currently contemplate using any hedging programs to protect against risks associated with foreign currency fluctuations.

The anticipated focus of the consolidated company on foreign operations poses special risks.

   Most of the consolidated operations of Craig and Reading are located abroad. There are special risks attendant to doing business in foreign countries. For example, the acquisition of real property in Australia by Reading is subject to the review and approval of that country's Foreign Investment Review Board, which may impose restrictions or conditions on the acquisition of real property by foreign corporations. Also, the distance and time differences between Los Angeles, the location of the executive offices of each of the three companies, and Reading's operations in Australia and New Zealand impose special challenges.

   Furthermore, Reading is, and the consolidated company will be, a relatively new competitor in the Australian and New Zealand markets for cinema exhibition and real estate development. In these markets, Reading is, and the consolidated company will be, faced with substantial competition from more established companies owned and operated in those local markets, which have significantly greater financial assets than Reading and the consolidated company.

The consolidated company will have concentrated ownership and control.

   At the present time, James J. Cotter beneficially owns a majority of the outstanding voting power of Craig. Craig, in turn, holds a majority of the voting power of Reading. Mr. Cotter, together with Craig and Reading, owns approximately 49% of the voting power of Citadel. Although immediately following the consolidation Mr. Cotter will control only slightly less than 25% of the voting power of Citadel, his long-time partner, Mr. Michael Forman, also will own slightly less than 25% of Citadel's voting power. Accordingly, these two individuals, assuming they were to act in concert regarding the consolidated company's matters, will effectively be in control of the consolidated company. Also, since there will only be approximately 1,330,000 shares of Citadel voting common stock outstanding immediately after the consolidation, Mr. Cotter and Mr. Forman may be able, at a relatively modest cost, to increase their holdings to a position of majority voting control. Furthermore, Mr. Cotter currently holds options to purchase up to 635,232 shares of Reading common stock at the weighted-average exercise price of $13.30 per share and up to 594,940 shares of Craig common stock at the weighted-average exercise price of $5.92 per share. If Mr. Cotter elects to receive options to purchase Citadel voting common stock in the consolidation, he would hold options to purchase up to 1,490,120 shares of Citadel voting common stock, or 52.7% of the outstanding shares of Citadel voting common stock assuming his stock options were exercised in full, at the weighted-average exercise price of $8.03 per share. Taking into account his current stock holdings, after exercise of his Citadel stock options Mr. Cotter would own 64.3% of the voting power of Citadel.

   Mr. Cotter is also the Chairman and Chief Executive Officer of each of Citadel, Craig and Reading, and it is currently anticipated that he will be the Chairman and Chief Executive Officer of the consolidated company. Mr. Cotter has advised us that he views his equity interest in each of the three companies as a long-term family investment, and his daughters, Margaret Cotter and Ellen Cotter, currently are actively involved as directors and officers or consultants of the three companies and their affiliates. It is anticipated that these relationships will continue after the consolidation. The interests of Mr. Cotter and his family may differ from the interests of public stockholders.

The nonvoting common stock will likely be subject to price and volume fluctuations which may prevent stockholders from reselling their shares at or above the price at which they purchased their shares.

   Fluctuations in the price and trading volume of Citadel's nonvoting common stock may prevent stockholders from reselling their shares above the price at which they purchased their shares. Stock prices and trading volumes for many companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the market price of Citadel's nonvoting common stock without regard to operating performance. In addition, operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of Citadel's nonvoting common stock would likely significantly decrease.

   The price of Citadel nonvoting common stock may also be adversely affected by the sale of such stock by Messrs. Cotter and Forman, who own a significant portion of such stock. Although neither Mr. Cotter nor Mr. Forman has indicated any present intention to reduce his investment in the consolidated company, due to their holdings of Citadel voting common stock, they have the ability to reduce their economic interest in the consolidated company without at the same time reducing their voting interests in the consolidated company. Messrs. Cotter and Forman, following the consolidation, will own 4,205,378 and 1,311,233 shares, respectively, of Citadel nonvoting common stock. In addition, their affiliate, Hecco Ventures, will own an additional 1,565,783 shares. Collectively, these holdings will represent approximately 35% of the outstanding Citadel nonvoting common stock immediately following the consolidation.

                          THE CITADEL ANNUAL MEETING

   This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of Citadel proxies by Citadel's board of directors for use at the annual meeting of stockholders of Citadel and at any adjournment or postponement thereof.

Date, Time and Place of Citadel's Annual Meeting

   The Citadel annual meeting will be held jointly with special meetings of the Craig stockholders and the Reading stockholders. The date, time and place of the joint meetings are as follows:

                               December 31, 2001
                            9:00 a.m., Pacific time
                           The Regal Biltmore Hotel
                            506 South Grand Avenue
                            Los Angeles, California

Purpose of the Annual Meeting

   The annual meeting of stockholders of Citadel is being held for the following purposes:

  . To consider and vote upon the proposal to approve the issuance of up to 16,936,252 shares of Citadel common stock pursuant to the consolidation agreement among Citadel, Craig and Reading, dated as of August 17, 2001, under which Craig and Reading will each merge with a separate subsidiary of Citadel and will each become a wholly owned subsidiary of Citadel, including up to 1,841,820 shares of Citadel nonvoting common stock or voting common stock issuable upon the exercise of Craig and Reading stock options to be assumed by Citadel.

  . To consider and vote upon a proposal to amend Citadel's 1999 stock option plan to increase the number of shares of Citadel common stock reserved for issuance under the plan from 660,000 to 1,350,000 upon completion of the consolidation.

  . To consider and vote upon a proposal to adopt an amendment to the articles of incorporation of Citadel to change the name of the company from Citadel Holding Corporation to "Reading International, Inc." upon completion of the consolidation.

  . To consider and vote upon a proposal to ratify and approve the form of indemnification agreement between Citadel and its directors and officers.

  . To elect five individuals to serve on Citadel's board of directors until the next annual meeting of stockholders.

  . To conduct such other business as may properly come before the annual meeting.

   The Citadel board does not expect any other business to come before the annual meeting.

   The consolidation agreement is included as ANNEX A to this joint proxy statement/prospectus. The amendment to Citadel's stock option plan is attached as ANNEX C to this joint proxy statement/prospectus and the amendment to Citadel's articles of incorporation is attached as ANNEX D to this joint proxy statement/prospectus. The form of Citadel indemnification agreement is attached as ANNEX E to this joint proxy statement/prospectus.

Record Date and Outstanding Shares

   Citadel's board of directors has fixed the close of business on November 19, 2001, as the record date for the annual meeting. Only holders of record of Citadel voting common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on November 19, 2001, there were 1,989,585 shares of Citadel voting common stock outstanding and entitled to vote, held of record by approximately 183 stockholders, although Citadel has been informed that there are in excess of 1,800 beneficial owners.

Vote and Quorum Required

   Holders of Citadel voting common stock are entitled to one vote for each share held as of the record date. Approval of the proposals to approve the issuance of Citadel shares in connection with the consolidation, to amend Citadel's stock option plan and to ratify and approve the form of Citadel indemnification agreement, each requires the affirmative vote of a majority of the outstanding Citadel voting common stock represented and voted at the Citadel annual meeting. The adoption of the amendment to Citadel's articles of incorporation to change the name of Citadel requires the affirmative vote of the holders of a majority of the outstanding shares of Citadel voting common stock. In the election of directors, the directors receiving a plurality of the votes cast at the annual meeting will be elected. Attendance at the meeting in person or by proxy of a majority of the outstanding shares of Citadel voting common stock is required for a quorum.

   James J. Cotter, the Chairman and Chief Executive Officer of Citadel, together with Craig and Reading, owns approximately 49% of the outstanding shares of Citadel voting common stock. Under the consolidation agreement, Mr. Cotter, Craig and Reading are obligated under the consolidation agreement to vote their shares in favor of the issuance of Citadel shares in connection with the consolidation and related matters. As a result, they are expected to determine the outcome of the vote on these matters at the annual meeting.

Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present at the annual meeting for the purpose of determining the presence of a quorum for the transaction of business, but will have no effect on the outcome of voting on the proposals other than the proposal to adopt the amendment to Citadel's articles of incorporation.

   If a broker, bank, custodian, nominee or other record holder of Citadel voting common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted. These shares will be counted for purposes of determining the presence of a quorum, but will have no effect on the outcome of voting on the proposals other than the proposal to adopt the amendment to Citadel's articles of incorporation. As to the proposal to adopt the amendment to Citadel's articles of incorporation, these broker non-votes will have the same effect as a vote against adoption of the proposal.

Expenses of Proxy Solicitation

   Citadel, Craig and Reading will share the expenses of soliciting proxies from the stockholders of all three companies to be voted at the joint meetings of Citadel, Craig and Reading. Following the original mailing of the proxies and other soliciting materials, Citadel and its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Citadel will request brokers, custodians, nominees and other record holders of Citadel voting common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Citadel voting common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Citadel will reimburse such holders for their reasonable expenses.

Proxies

   The Citadel proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Citadel board of directors for use at the annual meeting and any adjournment or postponement thereof. Please complete, date and sign the accompanying Citadel proxy and promptly return it in the enclosed envelope or otherwise mail it to Citadel. All properly signed Citadel proxies that Citadel receives prior to the vote at the annual meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR approval of each of the matters to be voted on as described in this joint proxy statement/prospectus, including the election as directors of the director-nominees named in this joint proxy statement/prospectus. You may revoke your Citadel proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

  . Delivering a written notice to the secretary of Citadel by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked.

  . Signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting.

  . Attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

   Citadel's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the annual meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

No Dissenters' or Appraisal Rights

   Under Nevada law, Citadel stockholders have no dissenters' or appraisal rights in connection with the issuance of Citadel nonvoting common stock pursuant to the consolidation agreement.

Recommendation of Citadel's Board of Directors

   The conflicts committee of the Citadel board of directors, consisting entirely of independent directors, unanimously recommended that the board authorize and approve the issuance of Citadel nonvoting common stock in the consolidation. After careful consideration, the board of directors of Citadel unanimously approved the issuance of Citadel shares and determined that the terms of the consolidation agreement and the consolidation are fair to and in the best interests of Citadel and the public stockholders of Citadel. Accordingly, the Citadel board of directors recommends that Citadel stockholders vote in favor of the proposal to approve the issuance of Citadel nonvoting common stock in the consolidation.

   TO ASSURE THAT YOUR CITADEL VOTING SHARES ARE REPRESENTED AT THE JOINT MEETINGS, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED CITADEL PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JOINT MEETINGS. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. RETURNING YOUR PROXY DOES NOT PREVENT YOU FROM ATTENDING THE JOINT MEETINGS AND VOTING YOUR CITADEL VOTING SHARES IN PERSON. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THEM HOW TO VOTE YOUR SHARES.

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

                           THE CRAIG SPECIAL MEETING

   This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of Craig proxies by Craig's board of directors for use at the special meeting of Craig stockholders called in connection with the proposed consolidation of Craig and Reading with Citadel, and at any adjournment or postponement thereof.

Date, Time and Place of Craig's Special Meeting

   The Craig special meeting will be held jointly with the annual meeting of stockholders of Citadel and special meeting of stockholders of Reading. The date, time and place of the joint meetings are as follows:

                               December 31, 2001
                            9:00 a.m., Pacific time
                           The Regal Biltmore Hotel
                            506 South Grand Avenue
                            Los Angeles, California

Purpose of the Special Meeting

   The special meeting of Craig stockholders is being held for the sole purpose of considering and voting upon the proposal to approve the consolidation agreement, dated as of August 17, 2001, among Craig, Citadel and Reading, under which Craig will merge with a wholly owned subsidiary of Citadel. Under Craig's bylaws, no matter that is not referred to in this joint proxy statement/prospectus can be presented for action at the special meeting.

   The consolidation agreement is included as ANNEX A to this joint proxy statement/prospectus. If the consolidation agreement is approved, among other things, upon completion of the consolidation each outstanding share of Craig common stock and common preference stock will be automatically converted into the right to receive 1.17 shares of Citadel nonvoting common stock. By voting to approve the consolidation agreement, Craig stockholders also will be deemed to have approved of the disposition of Craig shares in the consolidation by directors, executive officers and beneficial owners of 10% or more of Craig's outstanding shares for purposes of affording these persons an exemption from the operation of Section 16 under the Securities Exchange Act of 1934.

Record Date and Outstanding Shares

   Craig's board of directors has fixed the close of business on November 19, 2001, as the record date for the special meeting. Only holders of record of Craig common stock and common preference stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on November 19, 2001, there were 3,402,808 shares of Craig common stock and 7,058,408 shares of common preference stock outstanding and entitled to vote, held of record by approximately 665 stockholders and 465 stockholders, respectively.

Vote and Quorum Required

   Holders of Craig's common stock are entitled to 30 votes and holders of Craig common preference stock are entitled to one vote for each share held as of the record date. Approval of the proposal to approve the consolidation agreement requires the affirmative vote of the holders of a majority of the total voting power of the outstanding common stock and common preference stock of Craig, voting as a single class. Attendance at the meeting in person or by proxy of a majority of the outstanding voting power of Craig is required for a quorum.

   James J. Cotter, the Chairman of the Board and Chief Executive Officer of Craig, owns or is entitled to vote shares of Craig common stock and common preference stock representing a majority of the total voting power of the outstanding common stock and common preference stock of Craig. Under the consolidation agreement,

Mr. Cotter is obligated to vote these shares in favor of the consolidation agreement and the Craig merger, so the proposal is expected to be approved at the special meeting without regard to the vote of the other stockholders. As discussed elsewhere in this joint proxy statement/prospectus, the stockholders of Citadel and of Reading also are expected to approve the consolidation agreement and related proposals at the joint meetings.

Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum for the transaction of business and will have the same effect as votes against the proposal to approve the consolidation agreement. If a broker, bank, custodian, nominee or other record holder of Craig common stock or common preference stock indicates on a proxy that it does not have discretionary authority to vote certain shares on the proposal, which is called a broker non-vote, those shares also will be counted for purposes of determining the presence of a quorum and will have the same effect as a vote against the proposal to approve the consolidation agreement.

Expenses of Proxy Solicitation

   Craig, Citadel and Reading will share the expenses of soliciting proxies from the stockholders of all three companies to be voted at the joint meetings of Citadel, Craig and Reading. Following the original mailing of the proxies and other soliciting materials, Craig and its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Craig will request brokers, custodians, nominees and other record holders of Craig common stock and common preference stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Craig common stock or common preference stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Craig will reimburse such holders for their reasonable expenses.

Proxies

   The Craig proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Craig board of directors for use at the special meeting and any postponement or adjournment thereof. Please complete, date and sign the accompanying Craig proxy and promptly return it in the enclosed envelope or otherwise mail it to Craig. All properly signed Craig proxies that Craig receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR approval of the consolidation agreement. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . Delivering a written notice to the secretary of Craig by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked.

  . Signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting.

  . Attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

   You should not send in any stock certificates with your Craig proxy. A transmittal form with instructions for the surrender of stock certificates for shares of Citadel will be mailed to you as soon as practicable after completion of the consolidation.

No Dissenters' Rights

   Under Nevada law, there are no dissenters' or appraisal rights in connection with the consolidation or the Craig merger.

Recommendation of Craig's Board of Directors

   The conflicts committee of the Craig board of directors, consisting entirely of independent directors, unanimously recommended that the board authorize and approve the consolidation agreement. The board of directors of Craig unanimously determined that the terms of the consolidation agreement and the consolidation are fair to and in the best interests of Craig and the public stockholders of Craig. Accordingly, the Craig board of directors recommends that Craig stockholders vote FOR the proposal to approve the consolidation agreement.

   TO ASSURE THAT YOUR CRAIG SHARES ARE REPRESENTED AT THE JOINT MEETINGS, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED CRAIG PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JOINT MEETINGS. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. RETURNING YOUR PROXY DOES NOT PREVENT YOU FROM ATTENDING THE JOINT MEETINGS AND VOTING YOUR CRAIG SHARES IN PERSON. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THEM HOW TO VOTE YOUR SHARES.

   IF YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BROKER OR BANK HOW TO VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL OF THE CONSOLIDATION.

                          THE READING SPECIAL MEETING

   This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Reading's board of directors for use at the special meeting of Reading stockholders called in connection with the proposed consolidation of Reading and Craig with Citadel, and at any postponement or adjournment thereof.

Date, Time and Place of Reading's Special Meeting

   The Reading special meeting will be held jointly with the annual meeting of stockholders of Citadel and special meeting of stockholders of Craig. The date, time and place of the joint meetings are as follows:

                               December 31, 2001
                            9:00 a.m., Pacific time
                           The Regal Biltmore Hotel
                            506 South Grand Avenue
                            Los Angeles, California

Purpose of the Special Meeting

   The special meeting of Reading stockholders is being held for the sole purpose of considering and voting upon the proposal to approve the consolidation agreement, dated as of August 17, 2001, among Reading, Citadel and Craig, under which Reading will merge with a wholly owned subsidiary of Citadel. Under Reading's bylaws, no matter that is not referred to in this joint proxy statement/prospectus can be presented for action at the special meeting.

   The consolidation agreement is included as ANNEX A to this joint proxy statement/prospectus. If the consolidation agreement is approved, among other things, upon completion of the consolidation each outstanding share of Reading common stock will be automatically converted into the right to receive 1.25 shares of Citadel nonvoting common stock. By approving the consolidation agreement, Reading common stockholders also will be deemed to have approved a change in Reading's name to "Reading Holdings, Inc." By voting to approve the consolidation agreement, Reading stockholders also will be deemed to have approved of the disposition of

Reading shares in the consolidation by directors, executive officers and beneficial owners of 10% or more of Reading's outstanding shares for purposes of affording these persons an exemption from the operation of Section 16 under the Securities Exchange Act of 1934.

Record Date and Outstanding Shares

   Reading's board of directors has fixed the close of business on November 19, 2001, as the record date for the special meeting. Only holders of record of Reading common stock and preferred stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on November 19, 2001, there were 7,449,364 shares of Reading common stock outstanding and entitled to vote, held of record by approximately 556 stockholders, although Reading has been informed that there are in excess of 900 beneficial owners. As of the close of business on November 19, 2001, there were 70,000 shares of Series A Preferred Stock and 550,000 shares of Series B Preferred Stock outstanding, which shares were held by Citadel and Craig, respectively.

Vote and Quorum Required

   Holders of Reading common stock are entitled to one vote for each share held as of the record date. Holders of Reading preferred stock are entitled to 9.64 votes per share. Approval of the proposal to approve the consolidation agreement requires the affirmative vote of the holders of a majority of the total voting power of the outstanding common stock and preferred stock of Reading, voting as a single class. Attendance at the meeting in person or by proxy of a majority of the outstanding voting power of Reading common stock and preferred stock is required for a quorum.

   Craig owns a majority of the total voting power of the outstanding Reading common stock and preferred stock. Under the consolidation agreement, Craig is obligated to vote these shares in favor of the consolidation agreement, so the proposal is expected to be approved at the special meeting without regard to the vote of the other stockholders. As discussed elsewhere in this joint proxy statement/prospectus, the stockholders of Citadel and of Craig also are expected to approve the consolidation agreement and related matters at the joint meetings.

Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum for the transaction of business and will have the same effect as votes against the proposal to approve the consolidation agreement. If a broker, bank, custodian, nominee or other record holder of Reading common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on the proposal, which is called a broker non-vote, those shares also will be counted for purposes of determining the presence of a quorum and will have the same effect as a vote against the proposal to approve the consolidation agreement.

Expenses of Proxy Solicitation

   Reading, Citadel and Craig will share the expenses of soliciting proxies from the stockholders of all three companies to be voted at the joint meetings of Citadel, Craig and Reading. Following the original mailing of the proxies and other soliciting materials, Reading and its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Reading will request brokers, custodians, nominees and other record holders of Reading common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Reading common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Reading will reimburse such holders for their reasonable expenses.

Proxies

   The Reading proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Reading board of directors for use at the special meeting and at any adjournment or postponement thereof. Please complete, date and sign the accompanying Reading proxy and promptly return it in the enclosed envelope or otherwise mail it to Reading. All properly signed Reading proxies that Reading receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR approval of the consolidation agreement. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . Delivering a written notice to the secretary of Reading by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked.

  . Signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting.

  . Attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

   You should not send in any stock certificates with your Reading proxy. A transmittal form with instructions for the surrender of stock certificates for shares of Citadel will be mailed to you as soon as practicable after completion of the consolidation.

No Dissenters' Rights

   Under Nevada law, there are no dissenters' or appraisal rights in connection with the consolidation or the Reading merger.

Recommendation of Reading's Board of Directors

   The conflicts committee of the Reading board of directors, consisting of an independent director, recommended that the board approve the conversion ratio of 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock provided for in the consolidation agreement. The board of directors of Reading unanimously determined that the conversion ratio and other terms of the consolidation agreement and the consolidation are fair to and in the best interests of Reading and the public stockholders of Reading. Accordingly, the Reading board of directors recommends that Reading stockholders vote FOR the proposal to approve the consolidation agreement.

   TO ASSURE THAT YOUR READING SHARES ARE REPRESENTED AT THE JOINT MEETINGS, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED READING PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JOINT MEETINGS. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. RETURNING YOUR PROXY DOES NOT PREVENT YOU FROM ATTENDING THE JOINT MEETINGS AND VOTING YOUR READING SHARES IN PERSON. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THEM HOW TO VOTE YOUR READING SHARES.

   IF YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BROKER OR BANK HOW TO VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL OF THE CONSOLIDATION.

                                SPECIAL FACTORS

Corporate Organization

   The following illustrations, which reflect the corporate organization of Citadel, Craig and Reading before and after the consolidation, may be helpful to your understanding of the consolidation:

                                  [FLOW CHART]

                              BEFORE CONSOLIDATION

                                  [FLOW CHART]

                              AFTER CONSOLIDATION

Background of the Consolidation

   Citadel, Craig and Reading have substantially overlapping management and ownership. While the three companies operate essentially as a group of related companies, they are separate and distinct companies and, as such, have separate Securities and Exchange Commission reporting obligations, file separate tax returns with the Internal Revenue Service and state tax authorities, and have their own boards of directors, including one or more independent directors. We have attempted to operate efficiently given this three-company structure, by among other things, consolidating the general and administrative functions of the three companies at the Craig level and in common offices located in Los Angeles. However, the three-company structure necessarily results in certain inefficiencies and increased costs. In our view, among the detriments of the current structure to each of the three companies and their respective stockholders are the following:

  .  The need for and cost of three separate outside audits.

  . The need for and cost of filing separate SEC reports and separate tax returns for each of the three companies.

  . The need for and cost of maintaining three separate boards of directors, each with at least one or more separate independent directors, and of holding separate board meetings and annual stockholder meetings for each of the three companies.

  . Inefficiencies resulting from the need to maintain separate books and records for three public companies, and to institute and maintain procedural safeguards to protect the interests of the separate minority interests in each of the three companies.

  . The limited number of shares in the hands of the public and available for trading and resulting illiquidity of the common equity of the three companies, when compared to the enhanced liquidity that should exist if substantially all of the common equity of the three companies were traded as a single common security.

  . Difficulties in explaining to the capital markets the companies' business plan and story on a company-by-company basis, as opposed to a consolidated basis, and the interrelations between the ownership, businesses and management of the three companies.

  . The difficulties of matching the available assets with the available opportunities of the three companies on a company-by-company basis, as opposed to a consolidated basis.

   No doubt recognizing these difficulties in operating in a three-company structure, our stockholders increasingly have expressed the view that it would be in the best interests of the three companies and their respective stockholders to combine the companies into a single public company. Also, as the stock prices of the Craig common stock, Craig common preference stock and Reading common stock began to decline, there was a substantial risk that one or more of the companies' securities would be delisted from trading on the stock exchanges on which they trade.

   Beginning last year, we commenced a comprehensive consideration of various means to combine the assets and operations of two or more of the three companies into one publicly traded company. We considered a variety of transaction structures, but focused primarily on the following:

  . A merger-of-equals consolidation, in which all of the current holders of the common equity of the three companies would end up owning common stock of a single publicly traded parent company.

  . A merger-of-equals transaction limited to only two of the three companies and which would result in two, rather than the current three, public companies.

  . The purchase of the minority interests in one or more of the companies for cash, for notes, for preferred stock, and/or for some combination of cash, notes and/or preferred stock.

  . The merger, combination or joint venture of one or more of the companies with another public company--National Auto Credit, Inc., or NAC.

   The possibility of a transaction with NAC grew out of negotiations between Reading and NAC over the latter half of 1999 and the first four months of 2000, which resulted in the purchase by NAC from Reading of a 50% interest in the Angelika Film Center, LLC, or AFC, in April 2000. AFC is the owner of the Angelika Film Center in Manhattan, and was at the time of that sale, 5/6ths owned by Reading. In consideration of the transaction, Reading received NAC common stock representing approximately 26% of the outstanding shares of NAC, and certain preferred stock. At the time of the transaction, we believed that NAC, which had significant amounts of cash available for investment but no real business or business plan, was potentially interested in further investments in the domestic cinema industry, that it was a potential buyer for the remainder of Reading's domestic cinema assets and that it might be possible to structure some type of joint venture or business combination with NAC which would combine its cash with the assets and business opportunities available to Craig, Citadel and Reading.

   Incident to the purchase of the Angelika interest, NAC paid Reading a $500,000 option fee for the right to acquire Reading's domestic cinema assets. This option was subject to the right of Citadel to participate to the extent of 50% in the company to be formed to acquire those assets. However, the option was never exercised, and NAC ultimately determined to acquire instead a "dot com" company with a business plan contemplating the generation of revenues through the bringing together of the buyers and financiers of used cars. Although we engaged in discussions with NAC regarding possible joint ventures in the cinema and/or live theater businesses, no offer was ever made by Craig, Citadel or Reading to acquire NAC or its assets, or by NAC to acquire any one or more of Craig, Reading and Citadel, and in November and December 2000, NAC repurchased the NAC shares held by Reading and Citadel.

   In developing the proposed consolidation, we considered the following factors as benefitting or affecting each of the three companies and their respective unaffiliated and affiliated stockholders alike:

  . The benefits of the cost savings that were likely to result from a consolidation, which management estimated at $1 million annually on a fully phased-in basis;

  . The benefits of the freeing up of management time that would likely result from the consolidation, due to the elimination of the need to consider conflict of interest factors if all of the stockholders were the stockholders of the same parent company;

  . The benefits of being able to combine Citadel's asset base with the opportunities for expansion in Australia and New Zealand which we believe to be available to Reading, but which would not be available to Citadel if it were to attempt to enter these markets independently of Reading and which could not be exploited by Reading without raising additional capital;

  .  The benefits of alleviating Reading's short-term liquidity needs;

  . The benefits of having one principal class of common equity, offering potentially greater liquidity than the five current classes of publicly traded equity securities of the three companies;

  . The benefits to those stockholders continuing their investment in the consolidated company of the use of leverage, either through the use of debt or preferred stock, to purchase the minority interests in one or more of the companies and the detriments and risks inherent in the taking on of such leverage;

  . The benefits to those stockholders who might be bought out, and who might want to be bought out, and the detriments to those stockholders who might be bought out, and who might not want to be bought out, and the fact that, since the publicly held securities of the three companies are all currently listed for trading on national securities exchanges, those wishing to terminate their involvement with any one or more of the companies could do so voluntarily without the need for any "buy-out" transaction;

  . The benefits of having a corporate structure that is easier for the capital markets to understand than the complex current structure of the three companies with their overlapping management and ownership;

  . The benefits to the consolidated company and its stockholders of having a class of nonvoting common stock that could be used potentially to acquire income-producing assets or to raise capital without diluting the voting control of the current controlling stockholders.

  . The benefits and detriments of structuring a transaction which could be completed all at one time, through a combined meeting of stockholders, and without triggering appraisal rights that could take needed cash resources out of the consolidated company, as opposed to a two-step tender offer and clean-up merger transaction;


  . The potential benefits of being able to offset future taxable income with historic tax loss carryforwards, although the amount of any such tax loss carryforwards and their availability to offset future taxable income are uncertain;


  . The fact that the board of directors of NAC determined to invest a substantial portion of that company's liquidity in an unproven start-up "dot com" company and to support the chairman and chief executive officer of that company, an individual who lacked our support confidence.

   We considered it necessary, as a practical matter, to be able to structure a transaction that would be satisfactory to Mr. Cotter, as the controlling stockholder of the companies, since it would not be feasible to accomplish a voluntary transaction without his support. Although the structure of the transaction achieved this objective, we did not consider the structure as a benefit to the unaffiliated stockholders of any of the companies.


   We considered the following factors as principally benefiting or affecting Reading and its unaffiliated and affiliated stockholders alike:

  . The relative benefits and detriments of having a taxable transaction, depending on whether such stockholders were in a loss position in their holding of Reading stock, or in a profit position in their holdings of Reading stock; and

  . The benefits of bringing new capital to Reading so that it can exploit opportunities in Australia and New Zealand, and the detriments of the dilution that would likely result from such capital-raising efforts.

   We considered the following factors as principally benefiting or affecting Craig and its unaffiliated and affiliated stockholders alike:

  . The detriments to Craig and its stockholders of losing the liquidation preference of the Reading Series B preferred stock owned by Craig;

  . The relative benefits and detriments of having a taxable transaction, depending upon whether such stockholders were in a loss position or in profit position with respect to their holdings of Craig stock.

  . The benefits to the holders of Craig common preference stock of receiving pari passu treatment with the holders of Craig common stock (which has historically sold at premium to the Craig common preference stock), and of receiving a potentially more liquid security, as compared to the detriments of giving up a $5.00 per share liquidation preference and the benefits to the holders of Craig common stock of receiving a potentially more liquid security and eliminating the potential overhang of the liquidation preference of the Craig common preference stock, and the detriments of pari passu treatment with the holders of Craig common preference stock (which has historically sold at a discount to the Craig common stock).

   We considered the following factors as principally benefiting or affecting the unaffiliated stockholders of Reading:


  . The detriments of exposing Reading's unaffiliated stockholders to the risk of direct investment in Citadel and Craig;



  . The detriments to Reading's unaffiliated stockholders of exchanging a voting common stock for a nonvoting common stock and the loss of voting rights, theoretical or otherwise; and



  . The benefits to the unaffiliated common stockholders of Reading of receiving a security which would no longer be junior to the Reading preferred stock.




   We considered the following factors as principally benefiting or affecting the unaffiliated stockholders of Craig:


  . The detriment of increasing the exposure of Craig's unaffiliated stockholders to the risk of a direct investment in Citadel and the benefit of reducing their exposure to an investment in Reading; and



  . The detriments to Craig's unaffiliated stockholders of exchanging a voting common stock and a voting common preference stock for a nonvoting stock with no preference over other common stock and the loss of voting rights, theoretical or otherwise.

   We considered the following factors as primarily benefiting or affecting the affiliated stockholders of Craig and Reading:

  . The benefits to the affiliated stockholders of maintaining a two-class stock structure and of owning both voting and nonvoting common stock; and

  . The benefits to the affiliated stockholders of granting stock option holders of Craig and Reading the right to elect to have their assumed stock options be executable for either Citadel voting shares or Citadel nonvoting shares.

   In refining this analysis, we determined that we should focus on developing a transaction which satisfied each of the following guidelines:

  .  No stockholder should be involuntarily cashed out.

  . Given the capital and liquidity needs of the three companies, no leverage, either in the form of debt or preferred stock, should be taken on to bring about the transaction.

  .  All three companies should be combined under a single public company.

  . The current control position of Mr. Cotter should not be adversely affected, without his approval.

  . All stockholders should, to the extent possible, receive the same form of consideration in the transaction.

  . The existing tax attributes and tax benefits of the three companies should, to the extent possible, be preserved.

   When reviewing these criteria against the various factors listed above, management reached the conclusion that the transaction which best took into account the interests of the three companies and their respective stockholders, and which would have the support of the companies' controlling stockholder--Mr. Cotter--was a merger of equals consolidation, in which all stockholders received nonvoting common stock. Management determined that it could not recommend:

  . A transaction in which minority stockholders were bought out for cash, since, in the view of management (a) the combined company would need to preserve its cash assets, and (b) any such buy-out would involuntarily deprive minority stockholders of the opportunity to continue their investment in the consolidated company;

  . A transaction in which minority stockholders were bought out for notes, since, in the view of management (a) such notes would require debt service and would be of questionable liquidity (depending upon whether or not such notes could be listed, and whether the size of the issuance would be sufficient to support an efficient market), and (b) any such buy-out would involuntarily deprive minority stockholders of the opportunity to continue their investment in the consolidated company;

  . A transaction in which minority stockholders were bought out for preferred stock, since, in the view of management (a) such preferred stock would likely require some minimum yield (taking cash away from the consolidated company), would be a tax-inefficient form of financing (given that dividends would ultimately be paid with after-tax dollars), and would be of questionable liquidity (depending upon whether or not such preferred stock could be listed, and whether the size of the issuance would be sufficient to support an efficient market), and (b) any such buy-out would involuntarily deprive minority stockholders of the opportunity to continue their investment in the consolidated company;

  . A transaction in which voting common stock was issued, since Mr. Cotter--the controlling stockholder of the three companies--had advised management that he would not support a transaction which increased the amount of voting common stock outstanding in the hands of third parties;

  . A transaction which would only combine two of the three companies and which, accordingly, would not, in the view of management, accomplish the goals of simplifying the management and capital structure of the three companies or produce the magnitude of cost savings projected for a consolidation of all three companies; or


  . A transaction with NAC, in light of the determinations made by the board of directors of that company with respect to the executive leadership of that company and with respect to the adoption of a dot.com business strategy, rather than a real estate or entertainment oriented business strategy.

   Thereafter, management studied the possible structures for such a consolidation transaction and determined that the best structure would be for Citadel to be the surviving company, primarily because:

  . Citadel already had a publicly traded class of nonvoting common stock, with a trading and price history;

  . It was questionable whether Craig would be able to maintain its New York Stock Exchange listing, even if it were the surviving company in the consolidation, and that, in the view of management, it was better, given the size and closely held nature of the company, to have a listed security on the American Stock Exchange than a quoted security on The Nasdaq Stock Market;

  . The controlling stockholder of the three companies--Mr. Cotter--stated that he was willing to have his voting interest in the surviving company reduced from the majority voting interest he held at Craig and Reading, and the 49% voting interest he held at Citadel, to an ongoing 24.5% voting interest in Citadel, if nonvoting common stock was issued to all stockholders of Craig and Reading in the consolidation and if he had the option to elect to have his outstanding stock options converted into options to acquire voting common stock; and

  . The use of Citadel, with its relative small ratio of voting to nonvoting shares, and the issuance exclusively of Citadel nonvoting shares in the consolidation, would result in the creation of a significantly larger and, presumably, more liquid class of nonvoting common stock than if new classes of nonvoting common stock were created at Craig or Reading and used as the consideration in the consolidation.

   At the meetings of the boards of directors of Citadel, Craig and Reading held on March 15, 2001, we presented to the boards a proposal for a merger-of-equals consolidation transaction, in which Craig and Reading would be merged with subsidiaries of Citadel in which all of the holders of the common equity of Craig and Reading would receive the same form of consideration--Citadel nonvoting common stock--in exchange for their Craig common stock, Craig common preference stock and Reading common stock. We noted, among other things, that such a consolidation would:




  . Eliminate Duplicative Costs--Once the businesses and operations of the three companies are fully consolidated, we will save at least $1 million annually of duplication of SEC reporting costs, audit expenses, directors' fees and other administrative expenses. It will also free up for more productive uses management and staff time which is currently consumed dealing with the related-party transactions and potential conflict-of-interest issues that are inherent in our overlapping ownership and management.



  . Simplify Our Capital Structure and Increase Market Understanding--The consolidation will substantially simplify our capital structure. This should lead to a better understanding and appreciation of the consolidated company's value by investors and others.



  . Facilitate Better Use of Assets and Liquidity--The consolidation will allow us to take advantage of Citadel's U.S. asset base and liquidity to provide needed capital to advance opportunities in Australia and New Zealand at what we believe to be very favorable currency exchange rates. At the present time, the U.S. Dollar is near a ten-year high compared to the Australian Dollar and the New Zealand Dollar, and we believe that there are favorable opportunities in these countries to invest the consolidated company's capital resources in real estate-related assets.



  . Enhance Stockholder Liquidity--The current stockholders of Craig and Reading, as the holders of Citadel nonvoting common stock, should enjoy greater liquidity in their investment than they currently enjoy as the holders of Craig common stock or common preference stock or Reading common stock. The current holders of Citadel nonvoting common stock also should enjoy the greater liquidity. This is based on the fact that there will be substantially more shares of Citadel nonvoting common stock in the hands of the public and available for trading than is the case with respect to the currently outstanding shares of the companies.



  . Increase in Book Value of Net Assets--Citadel will account for the consolidation of Craig and Reading using the purchase method of accounting. Under purchase accounting, Citadel will record the fair value of the consideration given for Craig common stock and common preference stock and Reading common


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


     stock, plus the amount of direct transaction costs, as the cost of acquiring Craig and Reading. Citadel will allocate these costs to the Craig and Reading assets and liabilities acquired based on their respective fair values, which we believe exceed these costs. As a result, we expect the net assets of the consolidated company for financial reporting purposes to exceed the sum of the current net assets of Citadel, Craig and Reading.





   We also discussed with the directors the reasons for our recommendation of the merger-of-equals approach and the use of Citadel nonvoting common stock as the consolidation consideration.


   Following discussion of the proposed transaction, the board of directors of each of Citadel, Craig and Reading determined that such a merger of equals transaction would be in the best interests of their respective companies and stockholders, so long as the allocation of ownership of the combined company among the stockholders of the three companies was fair. In light of the overlapping management and membership of the boards of directors of the three companies, each of the boards of directors delegated the proposal to their respective conflicts committees for further review and action. The boards of directors of Citadel and Craig each unanimously resolved that our proposal for the consolidation of Citadel, Craig and Reading be delegated to their respective conflicts committees to review and take such action as their respective conflicts committees determined to be appropriate with respect to the consolidation proposal and to make a recommendation to the full board of directors as to an appropriate structure for and conversion ratios for the transaction, and that their respective conflicts committees be authorized to retain such professional advisors as they may, in their respective discretion, require to carry out such delegated authority, including, without limitation, the retention of attorneys, appraisers and financial advisors. The board of directors of Reading unanimously resolved that our proposal for the consolidation of Citadel, Craig and Reading be delegated to its conflicts committee to review and take such action as it determined to be appropriate with respect to the consolidation proposal and to make a recommendation to the full board of directors as to an appropriate conversion ratio for the transaction, and that the conflicts committee be authorized to retain such professional advisors as it may, in its discretion, require to carry out such delegated authority, including attorneys, appraisers and financial advisors.

   We did not propose, and accordingly no consideration was given by the directors of the three companies to, the possible sale of any one or more of the companies, or a sale of all or substantially all of the assets of any one or more of the companies, or of any other type transaction which would involve a change of control of any of the companies. The consolidation transaction proposed by us, and delegated to the conflicts committees for further review and consideration, was a merger of equals in which all common stockholders of Citadel, Craig and Reading would continue as stockholders of the consolidated company and share in the benefits and synergies and the risks of such a consolidation.

   On March 20, 2001, the three companies filed a joint press release disclosing the action of their respective boards of directors with respect to our consolidation proposal. At the time of the delegation, the conflicts committees were comprised of the following directors, who constituted all but one of the independent directors of the respective companies: for Craig, Messrs. William D. Gould (Chairman) and Gerard P. Laheney; for Citadel, Messrs. William Soady (Chairman) and Alfred Villasenor; and for Reading, Messrs. Kenneth McCormick (Chairman) and John Hunter. Mr. Hunter subsequently resigned from the Board of Directors of Reading and, consequently, from the Reading conflicts committee due to his decision to accept a consulting position with a competitor of Reading. Accordingly, the Reading conflicts committee proceeded as a committee of one. Mr. Robert Loeffler is also an independent director, but since he serves on the board of directors of each of the three companies, he did not participate as a member of any of the conflicts committees.

   During the week following the delegation, the conflicts committees each retained separate legal counsel. The Citadel conflicts committee retained Kummer Kaempfer Bonner & Renshaw, a law firm that has represented the Citadel conflicts committee in prior matters. The Craig conflicts committee retained Troy & Gould Professional Corporation, which has represented Craig from time to time in a variety of matters. Mr. William D. Gould is a member of Troy & Gould. The Reading conflicts committee retained Jones Vargas, a law firm not previously retained by Reading, the Reading conflicts committee, Craig, Citadel or any of their respective affiliates, but a firm experienced in representing the boards of directors of companies organized, like Reading, under the laws of Nevada.

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

   During this time period, Mr. S. Craig Tompkins worked with the Chairmen of the conflicts committees and with counsel for the various committees to identify possible financial advisors to assist the conflicts committees and to develop the parameters of the work to be done and the advice to be given by any such financial advisor or advisors. Among the matters discussed with the conflicts committees and their respective counsel were the benefits and detriments of selecting a single financial advisor to provide expert advice as to the value of the three companies and to determine and recommend conversion ratios which would be fair to the public stockholders of all three companies.

   We did not consider the consolidation to be a sale of Craig or Reading due to the facts that:

  . No stockholder would be cashed out or otherwise forced out of its investment in the common equity of the company;

  .  The consolidation would involve no change of control of Craig or Reading;

  . The consolidated company would be under the same management as Craig and Reading;

  . The consolidated company would continue to carry on the businesses of Craig and Reading; and

  . On an overall basis, the common stockholders of Craig and Reading would own more than a majority of the equity interest in the consolidated company.

   During these discussions, it also was noted that:

  . The members of the conflicts committees were already familiar with the assets, businesses and liabilities of the three companies, due to the overlapping ownership of the three companies.

  . Since the transaction being considered would be a merger of equals and not a sale, the focus should be on achieving a fair allocation of the ownership of the consolidated company, rather than on the negotiation of a possible sale or cash-out price. Accordingly, what the members of the conflicts committee needed particularly was advice as to the fair allocation of ownership of the consolidated company among the stockholders of the three companies.

  . To retain three financial advisors would likely be prohibitively expensive, given the limited resources of the three companies.

  . Each conflicts committee would have the right to obtain additional expert advice from other advisors if a single financial advisor were retained on a joint basis and if any conflict committee needed or wanted separate advice.

   Ultimately, it was determined by the members of the conflicts committees that they would engage a single financial advisor to represent the three conflict committees. Thereafter, requests for proposal were sent to ten firms, resulting in nine written engagement proposals. Mr. Tompkins interviewed, in person or by telephone, each of the firms submitting proposals. Mr. Matyczynski participated in a number of these interviews, but was unable to participate in all of the interviews due to schedule conflicts. None of the potential advisors interviewed expressed any material concern about the joint nature of the engagement, and each advisor indicated during the interviews that it was comfortable with proceeding on the basis of such a joint representation and was prepared to proceed on that basis.

   On April 23, 2001, the Chairmen of the conflicts committees met with Messrs. Tompkins and Matyczynski to review the proposals received, and to discuss again the benefits and detriments of engaging a single financial advisor to jointly represent the three conflict committees. Messrs. Tompkins and Matyczynski gave their views as to the strengths and weaknesses of the various proposals and recommended, from management's point of view, that a single advisor be retained to represent the committees on a joint basis. Following discussion, and a review of the various proposals, the Chairmen of the conflicts committees unanimously agreed that Marshall & Stevens, Incorporated should be invited to make a personal presentation to the full membership of the three conflicts committees and their respective counsel, for the position of joint financial advisor to the three conflicts committees.

   On May 3, 2001, the full membership of the three conflicts committees met, together with their counsel and Messrs. Tompkins and Matyczynski, to receive the Marshall & Stevens presentation. During this presentation, representatives of Marshall & Stevens discussed their background and experience, the work they would do in order to be in a position to advise the conflicts committees with respect to the matters set out in the request for proposals, and the procedures and methodologies that they would apply, and responded to questions. Marshall &

Stevens specifically advised the members of the conflicts committees that it was appropriate for Marshall & Stevens to be engaged jointly by the three conflicts committees, and that this would not affect the work that they would be doing or the advice that they would be giving. Prior to and following the presentation, the conflicts committees met both jointly and separately, and following discussion and consultation with counsel, determined to jointly engage Marshall & Stevens. Marshall & Stevens was retained by the conflicts committees of the three companies:

  . To advise the conflicts committees and the boards of directors of the three companies as to whether the proposed consolidation was in the best interests of the three companies;

  . To advise the conflicts committees and the boards of directors of the three companies as to whether it was appropriate to provide the same form of consideration for the Craig common stock, Craig common preference stock and Reading common stock;

  . To provide an analysis of the operations of Citadel, Craig and Reading and the various real estate assets held by the three companies;

  . To determine and recommend to the conflicts committees and to the boards of directors of the three companies the appropriate percentage interests in the combined company to be allocated among the stockholders of Citadel, Craig and Reading; and

  . To opine to the conflicts committees and to the boards of directors of the three companies as to the fairness of the transaction and the consideration paid to the public stockholders in the consolidation from a financial point of view.

   In addition, Marshall & Stevens was supplementally asked to advise, and did advise, the conflicts committees and the boards of directors as to the appropriateness of using the same exchange ratio for both the Craig common and the Craig common preference stock, and as to the conversion ratios to use with respect to the conversion of outstanding options to purchase Craig common stock, Craig common preference stock, and Reading common stock for options to acquire Citadel voting common stock in the consolidation. For a further discussion of the terms and scope of the engagement, see "Fee Arrangements with Financial Advisor" below.

   On June 21, 2001, the full membership of the three conflicts committees met, together with their counsel and Messrs. Tompkins and Matyczynski, to receive the report and advice of Marshall & Stevens. At this meeting, Marshall & Stevens reviewed the work they had done and the procedures and methodologies that they had applied in preparing their advice, responded to questions, and advised the members of the conflicts committees that, in their preliminary opinion:

  . The consolidation transaction was in the best interests of the three companies and their stockholders.

  . The holders of Craig and Reading common equity securities should all receive the same form of consideration in the consolidation transaction.

  . The holders of Craig common stock and Craig common preference stock should receive the same per share value in the consolidation transaction.

  . Conversion ratios of 1.16 shares of Citadel nonvoting common stock for each share of Craig common stock and Craig common preference stock and
     1.27 shares of Citadel nonvoting common stock for each share of Reading common stock would be fair to the public stockholders of each of the three companies from a financial point of view.




   For a detailed discussion of Marshall & Stevens' analyses and presentation, see the discussion under "Opinion of the Companies' Financial Advisor" beginning on page 69.


   Following the presentation, the conflicts committees met with counsel and directed certain additional requests for information and advice to Marshall & Stevens and to management, to which Marshall & Stevens and management responded, and met separately with Marshall & Stevens and members of management. Also, the Chairmen of the conflicts committees had various discussions among themselves.

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

   During these discussions, the conflicts committee members discussed with their legal advisors, with management, and between and amongst themselves, the following:

  . The depth, quality and methodology of the analysis done by Marshall & Stevens and the propriety of relying upon the recommendations of Marshall & Stevens as opposed to retaining additional financial advice with respect to the proposed consolidation;

  . The appropriateness of relying upon current or historic trading prices as an element in establishing the conversion ratios to be used in the consolidation, given the lack of liquidity in the securities of the three companies and the vulnerability of the three companies to material price swings as a consequence of that lack of liquidity;

  . The fact that, in the view of Marshall & Stevens, each of the three companies was currently undervalued by the market;

  . The likelihood of achieving the consolidation benefits anticipated by management;

  . The extent to which Mr. Cotter, as the controlling stockholder of the three companies, would support some other structure for the combination of the three companies, such as a cash buy-out of some or all of the minority stockholders;

  . Whether it was appropriate to allow persons holding options to acquire Craig common stock, Craig common preference stock, or Reading common stock to have an election to receive an option to purchase either Citadel voting common stock or Citadel nonvoting common stock, if the stockholders of Craig and Reading were not given a similar election; and

  . The differences in value generated for the holders of Reading common stock if a liquidation as opposed to a going concern analysis were to be used.

   The conflicts committees also considered:

  . The proper value to be placed on the Reading Series B preferred stock held by Craig, given its $55 million liquidation preference, approximately $11 million in accumulated dividends and voting characteristics; and

  . The scope and extent of Craig, Reading and Citadel's contingent liabilities, including their exposure to environmental, tax and business claims and liabilities.


   The conflicts committees considered the range of values that might be placed upon the Series B preferred stock, depending upon whether a market value or a liquidation value approach was adopted, and ultimately determined to adopt a market value approach. In a liquidation scenario, the liquidation preference of Reading Series B preferred stock, which is senior to Reading commons stock, would have to be satisfied before the holders of Reading common stock would be entitled to share in any liquidation proceeds. The liquidation preference of Reading Series B preferred stock was approximately $65 million, including accumulated dividends of approximately $10 million, as of September 30, 2001. By comparison, the value of the Series B preferred stock determined by Marshall & Stevens in its analysis of Reading's value on an investment value basis ranged from $18.1 million to $33.7 million. Accordingly, the use of the liquidation preference of Reading Series B preferred stock in lieu of the investment value as determined by Marshall & Stevens would have resulted in a lower valuation of Reading common stock. If a liquidation value approach had been utilized, we believe that the range of market values per share of Reading common stock would have been in the range of ($1.41) to $3.27, or substantially less than the range of $4.89 to $7.48 used by Marshall & Stevens in its valuation of Reading.



   Marshall & Stevens was advised of and considered management's views as to the likely exposures of Craig and Reading with respect to their contingent liabilities. Based on its considerations, Marshall & Stevens reduced the values of Craig and Reading by approximately $6 million and $2 million, respectively, from the values otherwise determined by Marshall & Stevens. The conflicts committees were familiar with these possible liabilities of the companies, which had been publicly disclosed. For purposes of determining the fair market values of Craig and Reading, the conflicts committees considered these liabilities and adopted Marshall & Stevens' downward adjustments in Craig's value and Reading's value.

   The committee members also sought and received further advice and information from Marshall & Stevens concerning:

  . Whether the transaction should be viewed as a "sale" of Reading, rather than as a merger of equals;

  . Whether the market prices of the publicly traded securities of the three companies were relevant, given the limited trading in the securities and, to the extent that market prices were used, the appropriateness of using a six-month average as a part of the calculation of the appropriate conversion ratio; and

  .  The values that should be assigned to the Reading Series B preferred stock.


Marshall & Stevens responded to these further requests in a letter, dated July 9, 2001, to the conflicts committees. In its letter, Marshall & Stevens reaffirmed its prior advice that the transaction was, in its view, a consolidation rather than a sale, and as to the fairness and appropriateness of the methodologies it employed and as to the fairness to public stockholders from a financial point of view of the conversion ratios it was recommending. Specifically, Marshall & Stevens reiterated that:





  . Given the nature of the transaction as a consolidation of equals with none of the companies considered as either the "purchaser" or the "seller," the focus of the analysis should be, and was, on the values of the companies' securities relative to each other;



  . Marshall & Stevens did not rely entirely on trading prices of the companies' securities in its weighting because they are thinly traded, but trading prices were nonetheless considered as representative of market value because they reflected actual transactions between willing buyers and sellers;



  . Marshall & Stevens utilized a six-month average because it believed that six months was a reasonable period of time to evaluate the trend of the companies' performances; and



  . It was appropriate to include accumulated dividends in evaluating the value of Reading Series B preferred stock, and that, in estimating the investment value of the preferred stock, Marshall & Stevens had factored in the risks associated with the accumulated dividends.



   During these discussions, Mr. McCormick, the sole member of the Reading conflicts committee, raised the possibility of a transaction in which the stockholders of Reading would receive cash for their position at a premium to market. However, no liquidation analysis was undertaken by the conflicts committees or the boards of directors, because:





  . No third party had indicated any interest in acquiring Reading or its assets, or the assets or business of Citadel or Craig;



  . The consolidated would need its cash and other assets to take advantage of the business opportunities available to it;



  . There was a lack of consensus among the members of the conflicts committees as to how Reading Series B preferred stock held by Craig should be valued in a "cash-out" transaction;



  . Marshall & Stevens believed it was not necessary in order to value the companies in the circumstances, which involved a "merger of equals" transaction;



  . In the view of counsel to the conflicts committees, the committees could reasonably rely upon Marshall & Stevens' advice in satisfying their fiduciary duties under Nevada law, and that a liquidation analysis was not required in order for the members of the committees and the directors to satisfy their duties to the companies and their stockholders; and



  . Management saw no value in incurring the additional cost and expense of obtaining a liquidation analysis, and so did not recommend one to the boards of directors.


   Many of these discussions took place in a context other than a formal committee meeting. Given the facts that:

  . the Citadel and Craig committees were each comprised of only two directors and the Reading committee was comprised of only a single director;

  .  the management of the three companies overlapped; and

  . due to the overlapping ownership of the three companies, the independent directors of the three companies were generally familiar with one another, and with the businesses and affairs of each of the other companies in the group;

the members of the committees typically discussed these issues directly between themselves, as a part of a general give and take and exchange of ideas, rather than in formal meetings, discussions or negotiations.

   During the week of July 12, 2001, Marshall & Stevens updated their preliminary analysis to July 11, 2001, and issued a revised report. In this report, Marshall & Stevens concluded that, based upon the update of their information, they recommended conversion ratios of 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock and Craig common preference stock and 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock.

   On July 17, 2001, the boards of directors of Craig and Reading each met, and on July 18, 2001, the board of directors of Citadel met, to consider the reports of management, their respective conflicts committees and Marshall & Stevens with respect to the proposed consolidation transaction and to consider a proposed form of agreement in principle, prepared by Mr. Tompkins in consultation with counsel for the respective conflicts committees. At its meeting on July 17, beginning at approximately 10:00 a.m., the Craig board of directors was advised by management that it recommended a merger of equals transaction structured as mergers of newly-formed subsidiaries of Citadel with Craig and Reading. Messrs. Tompkins and Matyczynski reviewed the benefits and detriments of the transaction with the board of directors, and Mr. Tompkins reviewed with the directors on a section-by-section basis the terms of the proposed agreement in principle. Mr. Tompkins further advised the directors that there had not been, insofar as management was aware, any material change in circumstances with respect to any of the three companies, or their subsidiaries, which had not been previously communicated to Marshall & Stevens, that management was not proposing any sale or change of control transaction, and that no offers or expressions of interest had been solicited or received by management from any third party concerning any extraordinary transaction (such as a merger, or acquisition of all or any substantial portion of the assets of any one or more of the companies). Mr. Tompkins also reviewed with the directors the letter that had been received from the New York Stock Exchange regarding the failure of Craig to satisfy the New York Stock Exchange criteria for the continued listing on that exchange of the Craig common stock and Craig common preference stock, and updated the directors on his conversations with the New York Stock Exchange on this issue. Mr. Tompkins told the directors that he had reviewed with the New York Stock Exchange the proposed consolidation transaction and that he had been orally advised by representatives of the New York Stock Exchange that the Exchange would not take action to delist Craig's common stock and common preference stock while that transaction was pending, assuming that the transaction moved forward expeditiously.

   Following the presentation by management, the Craig conflicts committee made its recommendation to the Craig board of directors. Relying on the advice of Marshall & Stevens, the Craig conflicts committee recommended that the consolidation transaction be structured as a merger of equals, with Citadel being the surviving entity, as set forth in the proposed agreement in principle, that the holders of Craig common stock and common preference stock receive the same value per share in the consolidation transaction, and that the conversion ratios be 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock and Craig common preference stock and 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock. Following the recommendation of the Craig conflicts committee, Marshall & Stevens presented its report to the board of directors. Marshall & Stevens orally advised the board of directors that, in its opinion, the consolidation transaction, as set forth in the agreement in principle, and the conversion ratios described by the conflicts committee were fair to the Craig public stockholders from a financial point of view.

   Mr. Cotter also advised the directors that he was in favor of the consolidation transaction as described in the agreement in principle, that he believed that the consolidation transaction was in the best interests of the three companies and their respective stockholders and that he was prepared to execute the agreement in principle and to commit to vote the Craig common stock and the Craig common preference stock under his control in favor of the consolidation and to vote the Citadel voting common stock under his control in favor of the issuance of Citadel nonvoting common stock in connection with the consolidation.

   There followed a discussion between the directors during which various questions were asked of management and of Marshall & Stevens. Following this discussion, the Craig board of directors adopted Marshall & Stevens' analyses regarding the consolidation and voted unanimously to enter into the agreement in principle and authorized management to take all steps reasonably necessary to consummate the consolidation as contemplated by the agreement in principle, provided that Marshall & Stevens confirm in writing their oral advice to the board regarding the fairness of the consolidation from a financial point of view and that the execution and delivery of the definitive merger agreement be subject to the review and approval of the Craig board of directors.

   The Reading board meeting began at approximately 3:00 p.m. on July 17, 2001. Immediately preceding the board meeting, Mr. McCormick and counsel for the Reading conflicts committee met with Messrs. Cotter and Tompkins to review the transaction as outlined in the agreement in principle and to gather further information as to the direction of and the strategic opportunities available to Reading. Messrs. Cotter and Tompkins advised the Reading conflicts committee that management was not considering any transaction that would involve a change of control of Reading and that the only transaction that currently had the support of management and Mr. Cotter was a consolidation transaction along the lines set forth in the agreement in principle. Mr. Cotter advised Mr. McCormick that, as the controlling stockholder of Craig, he would not support a transaction which would use the limited resources of the group to cash-out public stockholders or which would be characterized as a "purchase" transaction as opposed to a "merger of equals transaction." Messrs. Cotter and Tompkins also reviewed with Mr. McCormick the business reasons which, in their view, supported such a consolidation of the three companies under a single public entity. These reasons were essentially the same reasons that we explained to the boards of directors of the three companies at their March meetings as supporting our decision to recommend the consolidation of the three companies.

   All directors were present at the Reading board meeting. Also present at the invitation of the directors were Mr. Matyczynski, a representative of Marshall & Stevens and a representative of Jones Vargas, counsel for the Reading conflicts committee. During the Reading board meeting, management, Marshall & Stevens and Mr. Cotter made essentially the same presentations as they had made to the Craig directors at the Craig board of directors meeting. Mr. McCormick delivered the report of the Reading conflicts committee and, based upon the advice of Marshall & Stevens and the advice of Mr. Cotter that he would not support a sale transaction or a transaction which liquidated Reading or cashed out any Reading stockholders, recommended to the board of directors a conversion ratio of 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock. Following discussion, during which the directors asked various questions of management, Mr. Cotter and Marshall & Stevens, the Reading board of directors adopted Marshall & Stevens' analyses and voted unanimously to enter into the agreement in principle and authorized management to take all steps reasonably necessary or convenient to consummate the consolidation as contemplated by the agreement in principle, provided, that Marshall & Stevens confirm in writing their oral advice to the board regarding the fairness of the consolidation from a financial point of view and that the execution and delivery of the definitive consolidation agreement be subject to the review and approval of the Reading board of directors.

   The following day, on July 18, 2001, at approximately 2:00 P.M., the Citadel board of directors met and considered the consolidation transaction. Also present at the invitation of the directors were Mr. Matyczynski, a representative of Marshall & Stevens and a representative of Kummer Kaempfer Bonner & Renshaw, counsel for the Citadel conflicts committee. At this meeting, management, Mr. Cotter and Marshall & Stevens made essentially the same presentations as they had the previous day to the boards of directors of Craig and Reading. Mr. William Soady presented the report of the Citadel conflicts committee and recommended to the full Board of Directors the structure set forth in the agreement in principle and conversion ratios of 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock and Craig common preference stock and 1.25 shares of Citadel nonvoting common stock for each share of Reading common stock. Following discussion, members of management, including directors Cotter and Tompkins, were excused from the meeting so that the

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

remaining directors could ask various questions of Marshall & Stevens and counsel. Following these additional questions, members of management were asked to rejoin the meeting. Thereafter, during which the directors asked various questions of management, Mr. Cotter and Marshall & Stevens, the Citadel board of directors adopted Marshall & Stevens analyses and voted unanimously to enter into the agreement in principle and authorized management to take all steps reasonably necessary or convenient to consummate the consolidation as contemplated by the agreement in principle, provided, that Marshall & Stevens confirm in writing their oral advice to the board regarding the fairness of the consolidation from a financial point of view and that the execution and delivery of the definitive consolidation agreement be subject to the review and approval of the Citadel board of directors.

   On July 18, the agreement in principle was executed and delivered by Citadel, Craig, Reading and Mr. Cotter. A press release announcing the execution and delivery of the agreement in principle was released after the close of the market, for release before the opening of the market on the following day. A current report on Form 8-K was also filed that day by each of the three companies.

   Following the execution and delivery of the agreement in principle, management worked with counsel for the conflicts committees of the three companies to negotiate and prepare a definitive consolidation agreement. Management also worked with the tax advisors for the three companies to develop a definitive tax structure for the consolidation and with counsel for the conflicts committees and Marshall & Stevens to develop a recommendation as to the conversion ratios to be used in connection with the assumption by Citadel of the outstanding stock options of Craig and Reading. Ultimately, management recommended to the boards of directors of the three companies that:

  . The transactions be structured as transactions in which gain or loss would be currently recognized by stockholders for federal income tax purposes.

  . The same conversion ratios adopted for purposes of the conversion of Craig stock and Reading stock into Citadel nonvoting stock be used for purposes of the conversion of Craig stock options and Reading stock options into Citadel stock options.

  . The same conversion ratios be used regardless of whether the holders of Craig and Reading stock options elect to have their options converted into options to purchase Citadel voting common stock or nonvoting common stock in the consolidation.

   The boards of directors of the three companies met on August 16, 2001 to consider the definitive consolidation agreement and to consider management's recommendations with respect to tax structure and the treatment of outstanding Craig and Reading stock options.

   The Citadel board meeting began at approximately 1:00 P.M. Attending the meeting were all directors other than Mr. Loeffler. Attending the meeting at the invitation of the Citadel board were Mr. Matyczynski, a representative of Marshall & Stevens and representatives of Kummer Kaempfer Bonner & Renshaw, counsel for the Citadel conflicts committee. During the meeting, Mr. Tompkins reviewed with the directors the terms and structure of the proposed consolidation agreement and management's recommendations with respect to the tax structure and the treatment of outstanding stock options. Marshall & Stevens advised that its recommendation as to the treatment of outstanding stock options was the same as that made by management and rendered its opinion that the consolidation was in the best interests of the companies and their respective stockholders and that the conversion ratios provided for in the consolidation agreement were fair to the public stockholders of each of the three companies from a financial point of view. A representative of Kummer Kaempfer Bonner & Renshaw responded to questions of the directors concerning the proposed consolidation agreement, the filings that would need to be made and the steps that would have to be taken in order to consummate the transactions contemplated by the consolidation agreement and the treatment of the outstanding stock options. Mr. Cotter advised the directors that he continued to favor the consolidation and that he was prepared to execute and deliver the consolidation agreement.

   Unlike other beneficial owners of Craig common stock, Craig common preference stock and Reading common stock, the holders of options to acquire Craig common stock, Craig common preference stock and

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Reading common stock, all of whom are current or former directors or officers of one or more of the companies, will have the right to elect to have their Craig and Reading stock options converted into options to purchase either Citadel voting or Citadel nonvoting common stock. The conversion ratios of 1.17 shares of Citadel stock for each share of Craig stock and 1.25 shares of Citadel stock for each share of Reading stock will be the same whether the holder elects to receive options to purchase Citadel voting or Citadel nonvoting common stock.

   The decision to permit Craig and Reading stock option holders to elect in the consolidation to receive options to purchase either Citadel voting common stock or nonvoting common stock was made:

  . At the request of Mr. Cotter to mitigate, to some extent, the loss of voting power by Mr. Cotter as a consequence of the consolidation.

  . To reflect the fact that the options to purchase voting stock in Craig or Reading were granted as a part of the original employment relationships between Craig or Reading and the option holders.

  . With the expectation that most of the officers and directors (other than, perhaps, Mr. Cotter) would elect to convert their options into options to purchase Citadel nonvoting common stock given the limited practical value of the voting rights attached to the Citadel voting common stock as compared to the value represented by the anticipated greater liquidity that should be enjoyed by the Citadel nonvoting common stock.

   In light of the fact that Mr. Cotter currently owns or has the right to vote Craig common stock and Craig common preference stock representing a majority of the outstanding voting power of Craig, and that Craig, in turn, owns Reading common stock and Reading preferred stock representing a majority of the outstanding voting power of Reading, management believes that the voting rights attendant to the Craig and Reading voting stock may be of limited value as a practical matter, and that the potentially greater liquidity of the Citadel nonvoting common stock may be more valuable than the voting rights currently held by the minority stockholders in Craig and Reading. It may be that the voting rights held by Citadel voting common stock may be of greater theoretical value, since the controlling interest of Mr. Cotter will be reduced from over 50% of Craig and, through Craig, of Reading, to slightly less than 25% of Citadel. However, Mr. Cotter's long-time business partner, Mr. Michael Forman, will also own slightly less than 25% of the outstanding Citadel voting common stock after the Consolidation. Accordingly, while Mr. Cotter will not control a majority of the voting power of Citadel after the consolidation, Messrs. Cotter and Forman will together control approximately 49% of the voting power of the combined company. So long as Messrs. Cotter and Forman are in agreement as to the management of the business and affairs of Citadel, the voting rights held by other holders of the Citadel voting common stock will, in the view of management, continue to be of limited practical value.

   The decision to have the same conversion ratio apply to both the Citadel voting common stock and the Citadel nonvoting stock was based principally upon the recommendation of Marshall & Stevens, who advised the boards of directors that:

  . After the consolidation, the market prices of the Citadel voting and nonvoting stock may converge as the practical value of the increased liquidity of the Citadel nonvoting common stock gains in relative value to the theoretical value of the voting rights attached to the Citadel voting common stock.

  . To some extent, this convergence was reflected in the trading activity in the Citadel common stock since the announcement of the agreement in principle relating to the consolidation.

  . That the current value to the public stockholders of Citadel of a differential tied to the historic trading prices of the Citadel voting and nonvoting common stock was not significant, given that the exercise prices of the Craig and Reading stock options to be assumed will exceed the current market prices of Citadel voting shares and nonvoting shares.

   The Craig and Reading directors also considered that the use of the same conversion ratio for both options to acquire Citadel voting and nonvoting common stock had been approved by the directors of Citadel, including the members of the Citadel conflicts committee, who hold only options to purchase Citadel nonvoting common stock and who held no options to purchase acquire either Craig stock or Reading stock.

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   Following discussion, the directors present unanimously approved the execution and delivery of the consolidation agreement, which included provisions for the tax structure and the treatment of the outstanding stock options recommended by management.

   The Reading board meeting began at approximately 2:00 P.M. Attending the meeting were all directors other than Mr. Loeffler. Attending the meeting at the invitation of the Reading board were Mr. Matyczynski, a representative of Marshall & Stevens and a representative of Jones Vargas, counsel for the Reading conflicts committee. During the meeting, essentially the same events transpired and essentially the same action was taken as in the case of the meeting of the Citadel board of directors.

   The Craig board meeting began at approximately 3:00 P.M. Attending the meeting were all directors other than Mr. Loeffler. Attending the meeting at the invitation of the Craig board were Mr. Matyczynski, a representative of Marshall & Stevens and a representative of Troy & Gould Professional Corporation, counsel for the Craig conflicts committee. During the meeting, essentially the same events transpired and essentially the same action was taken as in the case of the prior meetings of the Citadel and Reading boards of directors.

   On Friday, August 17, 2001, the consolidation agreement was executed and delivered by Craig, Reading, Citadel and the Citadel merger subsidiaries, and by Mr. Cotter. With respect to Mr. Cotter, the consolidation agreement relates only to the requirement that he vote all shares of Craig common stock and common preference stock, Reading common stock and Citadel voting common stock under his control in favor of the transactions contemplated by the consolidation agreement. A press release announcing the execution and delivery of the consolidation agreement was issued that same day, for release before the opening of the markets on Monday, August 20, 2001. Current reports on Form 8-K, which included a copy of the consolidation agreement, were filed by the companies with the Securities and Exchange Commission on August 20, 2001.

   On August 24, 2001, the companies filed a preliminary proxy statement and registration statement on Form S-4 with the Securities and Exchange Commission. The companies have been advised by the Commission Staff that, as to Craig and Reading, in the Staff's view the consolidation was a "Rule 13e-3 transaction" as that term was defined in Rule 13e-3 under the Securities Exchange Act of 1934, due to the fact that the Craig and Reading stockholders would receive nonvoting common stock in the consolidation. As a consequence, on November 16, 2001 the companies filed with the Commission a separate Schedule 13E-3 for each of Craig and Reading.

   On October 10 and 11, 2001, the boards of directors of Citadel, Craig and Reading met separately to consider recent developments at the companies, including the aftermath of the September 11 terrorist attacks in the United States.

   Messrs. Gould and Lahaney, in their capacity as the Craig conflicts committee, met at 11:00 A.M. on October 10 with a representative of Troy & Gould Professional Corporation, counsel to the conflicts committee, to consider and discuss the recent developments at the three companies. The conflicts committee discussed the recent developments as described in the written handouts for the Craig board meeting scheduled for later that day and received an update from the Troy & Gould representative regarding the status of the consolidation transaction. After discussion, the conflicts committee requested the Troy & Gould representative to confirm that a representative of Marshall & Stevens would be available at the Craig board meeting to answer questions regarding the possible impact of the recent developments on the consolidation.

   The Craig board meeting began at approximately 3:00 P.M. Attending the meeting were all directors other than Mr. Cotter. Attending the meeting at the invitation of the Craig board were Mr. Matyczynski, a representative of Marshall & Stevens and a representative of Troy & Gould Professional Corporation. During the meeting, Messrs. Tompkins and Matyczynski reviewed with the directors the adverse effects of the September 11 terrorist attacks on Citadel's revenues from its cinemas and live theatres in Manhattan, and on the cinema industry generally, and the potential adverse impact on Citadel's Manhattan real estate holdings. Management advised the directors that the effects of recent developments were short-term in nature, and did not alter management's views regarding the conversion ratios or other aspects of the consolidation. The Marshall &

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Stevens representative advised the directors that Marshall & Stevens also viewed the effects as short-term only, and that Marshall & Stevens did not perceive a need to update its August 17 fairness opinion in light of these developments and did not propose to do so. Mr. Gould, on behalf of the Craig conflicts committee, indicated that, based upon the advice of management and Marshall & Stevens, the conflicts committee recommended that Craig proceed with the consolidation without any modification based upon recent developments.

   Mr. Tompkins also briefed the directors on the nature of the claims alleged by Harbor Finance Partners, a Reading stockholder, as described under "INFORMATION REGARDING CITADEL, CRAIG AND READING--Certain Litigation Relating to the Consolidation" in this joint proxy statement/prospectus. Following additional discussion, the directors present unanimously determined to proceed with the consolidation notwithstanding the pendency of the lawsuit.

   The Citadel conflicts committee held a separate special meeting at approximately 9:00 a.m. on October 11, 2001. Both members of the conflicts committee, William Soady and Alfred Villasenor, together with a representative of Kummer Kaempfer Bonner & Renshaw, met to review the current status of the transaction and discussed briefly the conflicts committee's desire to hear an updated report from management and Marshall & Stevens on the impact of the September 11, 2001 terrorist attacks on Citadel's revenues, business operations, Manhattan real estate values and generally the impact on the fairness opinion.

   The Citadel board meeting began at approximately 1:00 P.M. on October 11, 2001. Attending the meeting were all directors, other than Mr. Cotter. Attending the meeting at the invitation of the Citadel board were Mr. Matyczynski, a representative of Marshall & Stevens, and a representative of Kummer Kaempfer Bonner & Renshaw. Mr. Tompkins briefed the directors on the nature of the claims alleged by Harbor Finance Partners, a Reading stockholder, and the recent litigation initiated against Reading, the Reading directors and Craig as described under "INFORMATION REGARDING CITADEL, CRAIG AND READING--Certain Litigation Relating to the Consolidation" in this joint proxy statement/prospectus. During the meeting, Messrs. Tompkins and Matyczynski reviewed with the directors the adverse effects of the September 11 terrorist attacks on Citadel's revenues from its cinemas and live theatres in Manhattan, and on the cinema industry generally, and the potential adverse impact on Citadel's Manhattan real estate holdings. Management expressed the view that the effects of recent developments were short-term in nature, and did not alter management's view regarding the conversion ratios or other aspects of the consolidation. The Marshall & Stevens representative advised the directors that Marshall & Stevens also viewed the effects as short-term only, that Marshall & Stevens did not perceive a need to update its August 17 fairness opinion in light of these developments and did not propose to do so. All directors, including both members of the Citadel conflicts committee, Messrs. Soady and Villasenor, recommended, that Citadel proceed with the consolidation without any modification based on recent developments or based on the pendency of the Harbor Finance Partners/Reading lawsuit.

   The board of directors of Reading also met on October 11 to consider recent developments at the companies. The meeting began at approximately 10:00 A.M. Attending the meeting were all directors other than Mr. Cotter. Attending the meeting at the invitation of the Reading board were Mr. Matyczynski, a representative of Marshall & Stevens and representatives of Jones Vargas. During the meeting, Messrs. Tompkins and Matyczynski reviewed with the directors the matters that they had previously reviewed with the boards of Craig Citadel as described above. Management advised the Reading directors that, in management's view, the effects of recent developments were short-term in nature, and the recent developments did not alter management's views regarding the conversion ratios or other aspects of the consolidation. The Marshall & Stevens representative advised the directors that Marshall & Stevens also viewed the effects as short-term only, and that Marshall & Stevens did not perceive a need to update its August 17 fairness opinion in light of these developments and did not propose to do so.

   Mr. Tompkins also briefed the directors on the nature of the claims alleged by Harbor Finance Partners, a Reading stockholder, as described under "INFORMATION REGARDING CITADEL, CRAIG AND READING--Certain Litigation Relating to the Consolidation" in this joint proxy statement/prospectus. He indicated that representatives of Jones Vargas, who were acting as counsel to the Reading directors in the

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litigation, were available to respond to questions. Following discussion, the directors present unanimously determined to proceed with the consolidation notwithstanding the pendency of the lawsuit.

Citadel's Purpose and Reasons for the Consolidation

   Citadel's purpose in pursuing the consolidation is to combine and integrate fully under Citadel the businesses and operations of Citadel, Craig and Reading, which have been operating as a controlled group of companies.


   Citadel senior management, which substantially overlaps with the senior management of Craig and Reading, has been considering for more than a year the possibility of combining Citadel with Craig and Reading. Management accelerated its consideration from Citadel's perspective earlier this year, primarily because:




  . Unaffiliated stockholders of Citadel had become increasingly vocal about their desire to see a combination of the three companies;

  . The benefits of maintaining the separateness of the three companies from a federal and California state tax point of view had in large part lapsed;

  . It became apparent that Reading did not have the internal liquidity to meet all of its obligations to repurchase from Citadel the Reading Series A preferred stock, to pay dividends on the Reading series B preferred stock and to exploit opportunities available to it in Australia and New Zealand;

  . The operation of the three companies as separate public companies was inefficient; and

  . Citadel and its stockholders would benefit from the ability of the consolidated company to pursue new business opportunities available to Reading in Australia and New Zealand.


   An agreement in principle setting out the principal terms of the proposed consolidation was presented by management, recommended by Citadel's conflicts committee and approved by Citadel's board of directors on July 18, 2001. A definitive consolidation agreement, setting forth the definitive terms of the proposed consolidation, was presented by management, recommended by Citadel's conflicts committee and approved by Citadel's board of directors on August 11, 2001.


   The Citadel board of directors has unanimously determined that the consolidation and the transactions contemplated by it are advisable and in the best interests of Citadel and its public stockholders. In reaching its decision, the Citadel board of directors consulted with and relied upon the recommendation of its conflicts committee, who together with its separate legal counsel, consulted with and relied upon Marshall & Stevens and Citadel management. The Citadel board of directors considered a number of material factors, including:

  . Creates Synergies and Cost Savings. The consolidation is expected to result in a single public company that will be able to take advantage of simplified day-to-day administration and operation. The consolidation is expected to reduce general and administrative expenses, including fully phased-in annual cost savings across the three companies, of more than $1 million.

  . Reduce Conflicts of Interest. The consolidation is expected to reduce the potential for conflict of interest issues arising out of certain intra-company or related transactions by and between the related public companies which, but for the conflict of interest element, would be otherwise ordinary course of business of the three companies. Placing all business operations of the three companies under a single public company structure should substantially reduce the administrative and procedural burdens of reviewing such transactions on a potential conflict of interest basis.

  . Clarify Business of Company. The consolidation is expected to create a single public company that operates in the cinema exhibition, live theater and real estate businesses. The business of the company following consolidation should be easier to understand from the point of view of outside investors and the capital markets.

  . Provide Greater Liquidity for Stockholders. The trading volume and market capitalization of Citadel prior to the consolidation has been small. The consolidation is expected to create a greater public float for the Citadel nonvoting common stock, and, hopefully, greater liquidity for Citadel's stockholders.

   The Citadel board of directors also considered the following material factors:

  . Information reviewed by Marshall & Stevens on the three companies' financial condition, results of operations, prospects and businesses, including analyses of the classes of equity outstanding, historic

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     stock trading prices and trading volumes for the publicly traded securities of the three companies; valuation analyses based on an adjusted market value analysis, business unit analysis and real estate analysis for each of the three companies and recommended ratios for the respective publicly traded securities of the three companies.

  . Presentations from, and discussions with, senior management executives of Citadel, Craig and Reading regarding business plans and due diligence issues with respect to the three companies, including the opportunities afforded by bringing the Australia and New Zealand cinema exhibition and real estate businesses, together with Citadel's domestic operations, under the single public company structure.


  . The analyses of Marshall & Stevens as to the current market prices, historical market prices, net book values and going-concern values of the three companies, which the Citadel board adopted, and the board of directors' receipt of Marshall & Stevens' opinion, dated August 16, 2001 that the consolidation is fair from a financial point of view.


  . The views expressed by Mr. James J. Cotter, the principal controlling stockholder of Citadel, that he favors the consolidation, but would not favor a transaction that would significantly affect his control interest in Citadel or other alternative transaction.


   Since there have been no purchases by Citadel or its affiliates of securities of any of the three companies in the past two years, and because no report, opinion or appraisal other than the Marshall & Stevens analysis had been commissioned by Citadel, the conflicts committee and board of directors of Citadel did not consider these factors. There also had been no firm offers in the past two years for any merger or consolidation of Craig or Reading into another company, sale or transfer of all or any substantial part of the assets of Craig or Reading or purchase of a control block of securities of Craig or Reading for the conflicts committee or the board to consider.


   The consolidation also includes certain risks and disadvantages. The conflicts committee and the board of directors considered the fact that the consolidation would expose Citadel and its stockholder to all of the risks of doing business in Australia, New Zealand and Puerto Rico, and would expose Citadel and its stockholders to the contingent and potential liabilities of Craig and Reading, both known and unknown. These liabilities include the potential exposure of Craig and Reading to:

  . Environmental claims arising from Reading's historic railroad operations, such as the claim asserted by the City of Philadelphia for one of Reading's subsidiaries to clean up PCB contamination effecting certain rights of way owned by that subsidiary in the City of Philadelphia;

  . Continuing exposure on the part of certain of Reading's subsidiaries to long-term liabilities under cinema leases which are currently generating, and which may throughout the remainder of their respect terms generate, negative cash flow;

  . Potential liability of certain of Reading's subsidiaries with respect to development agreements and undertakings with respect to now abandoned development or redevelopment projects;

  . The potential continued decline of the value of the Australian and New Zealand dollar to the US dollar and the exposure of the Australian and New Zealand economies to the weakness and uncertainties of their Asian trading partners such as Japan and Indonesia; and

  . Tax claims arising out of the currently ongoing audit by the Internal Revenue Service and the State of California of Craig's tax returns for its tax year ended June 30, 1997, and by the Internal Revenue Service of Reading's tax returns for its tax year ended December 31, 1996.

   The conflicts committee and the board of directors also considered each of the risk factors described in this joint proxy statement/prospectus under the caption "RISK FACTORS" beginning on page 27, and discussed these risk factors and exposures with management, including with Messrs. Cotter, Tompkins and Matyczynski. Generally, due to the fact that Citadel has for more than the past five years, had an investment in Reading, the members of the Citadel conflicts committee and Citadel board of directors were generally familiar with the business and affairs of Reading and its parent, Craig.


   On the whole, the conflicts committee and the board of directors of Citadel were of the view that these risks were outweighed by the advantages of a consolidation of the three companies, and the realization of the benefits described above and under the caption "Background of the Consolidation" beginning at page 42.


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   This discussion of the factors considered by the Citadel board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the consolidation, the Citadel board of directors did not find it practicable to, and accordingly did not, quantify or otherwise attempt to assign relative significance to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different significance to different factors.

Recommendation of Citadel's Board of Directors

   For the reasons discussed above, the Citadel board of directors has determined that the terms of the consolidation agreement and the transactions contemplated by it are advisable and in the best interests of Citadel and its public stockholders. Accordingly, the Citadel board of directors has unanimously approved the consolidation agreement and recommends that Citadel stockholders vote at the Citadel annual meeting to approve the consolidation agreement and related proposals.


   In considering the recommendation by Citadel's board of directors, you should be aware that some directors and officers of Citadel have interests in the consolidation that are different from, or are in addition to, the interests of Citadel's stockholders generally. Please see the section entitled "Interests of Directors, Officers and Affiliates in the Consolidation" on page 78 of this joint proxy statement/prospectus.


Craig's Purpose and Reasons for the Consolidation

   Craig's purpose in pursuing the consolidation is to combine and integrate fully it business and operations with those of Citadel and Reading under the Citadel umbrella.


   Craig senior management, which substantially overlaps with the senior management of Citadel and Reading, has been considering for more than a year the possibility of combining with one or both of Citadel and Reading. Management accelerated its consideration from Craig's perspective earlier this year because:


  . As a result of declines in the trading prices of Craig common stock and common preferred stock, Craig increasingly was at risk of having its shares delisted from the New York Stock Exchange;


  . Unaffiliated stockholders of Craig had become increasingly vocal about their desire to see a combination of the three companies;


  . The benefits of maintaining the separateness of the three companies from a federal and California state tax point of view had in large part lapsed;



  . The operation of the three companies as separate public companies was inefficient; and

  . Craig stockholders would benefit from the consolidated company's ability to pursue new business opportunities available to Reading in Australia and New Zealand.


   An agreement in principle setting out the principal terms of the principal terms of the proposed consolidation was presented by management, recommended by Craig's conflicts committee and approved by Craig's board of directors on July 18, 2001. A definitive consolidation agreement, setting forth the definitive terms of the proposed consolidation, was presented by management, recommended by Craig's conflicts committee and approved by Craig's board of directors on August 10, 2001.


   The board of directors of Craig has unanimously approved the consolidation agreement and determined that the consolidation is fair to and in the best interests of Craig and its public stockholders. In reaching its determination, the directors consulted with management of Craig and the Craig conflicts committee, and relied on the recommendation of the conflicts committee, which was advised by its own legal counsel, and on the advice of Marshall & Stevens, regarding the appropriate conversion ratios and the fairness of the consolidation to Craig's public stockholders. The board considered a number of factors, but did not assign any specific or relative weight to the factors it considered, and different factors may have been weighted differently by individual directors.

   Among the most important benefits of the consolidation identified by the Craig board were:

  . The consolidation will substantially reduce the potential for conflicts of interest in the day-to-day business and operations of Craig and the other companies and free up management time for more productive activities. The existing overlapping ownership and management of Citadel, Craig and Reading pose an inherent potential for conflicts of interest in the normal business and operations of Craig. Management of Craig, and the directors themselves, spend an inordinate amount of time and energy addressing these potential conflicts of interest in managing Craig's day-to-day business. These inherent

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     potential conflicts also make it more difficult for stockholders and the investing public to understand and appreciate the business of Craig, as well as the businesses of Citadel and Reading.

  . Craig's management estimates that the consolidation will save the consolidated company at least $1 million annually in general and administrative costs and expenses once the businesses and operations of the three companies are fully consolidated.

  . The consolidation will result in substantially more Citadel nonvoting shares in the hands of public stockholders and should enhance the liquidity of the Citadel nonvoting shares held by former Craig shareholders compared to their current investment in Craig shares. The greater liquidity of Citadel shares also may facilitate future acquisitions and other business transactions by the combined company. The number of shares of Craig common stock and common preference stock in the hands of public stockholders is relatively small, and there is little trading volume and no active market for the common stock and common preference stock.

  . Craig stockholders, as holders of Citadel nonvoting common stock, will be able to participate ratably in any growth of the consolidated company, and in any sale of assets of the consolidated company, after the consolidation.

  . The consolidation will result in a single publicly traded company that integrates the cinema exhibition, live theater and real estate operations currently being conducted separately by Craig, Citadel and Reading. This should make the combined company's business easier to understand and evaluated from the standpoint of the investing public.

  . The consolidation would resolve the issues raised by the pending delisting of the Craig common stock and common preference stock from the New York Stock Exchange.

   In evaluating the consolidation, the Craig board of directors considered the following, among other information:

  . The views expressed by James J. Cotter, the principal controlling stockholder of Craig, that he favors the consolidation, but would not favor a transaction that would significantly affect his control interest in Craig or other alternative transaction.

  . Management's views of Craig's prospects as a separate company within the controlled group of Craig, Citadel and Reading, and of the anticipated financial condition and business and operations of the consolidated company following the consolidation.

  . Notification from the New York Stock Exchange that Craig common stock and common preference stock will soon be delisted, and management's views of Craig's prospects for bringing itself in compliance with the exchange's ongoing listing criteria.

  .  Recent historical financial information of Craig, Citadel and Reading.

  .  The taxable nature of the consolidation.

  .  The accounting treatment of the consolidation.

  . Presentations from management and discussions with legal counsel regarding the business plans, any due diligence issues and any possible adverse consequences of the consolidation.


  . The detailed analyses of Marshall & Stevens regarding the current market prices, historical market prices, net book values and going-concern values of the companies and the conversion ratios in the consolidation, which the Craig board adopted, and Marshall & Stevens' opinion, dated August 16, 2001, that the consolidation, and the consideration to be received by Craig stockholders in the consolidation, are fair, from a financial point of view, to the public stockholders of Craig.


  . The interests of the directors, officers and affiliates of Craig in the consolidation, including the matters discussed below under "Interests of Directors, Officers and Affiliates in the Consolidation."

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   The Craig conflicts committee and board of directors did not consider any purchases by Craig or its affiliates of securities of any of the three companies in the past two years, since there have been none other than Craig's repurchase in 1999 and 2000 of 153,200 shares of its common stock at market prices. None of the companies had received any firm offer in the past two years for any merger or consolidation, sale of all or a substantial portion of its assets or purchase of a control block of securities, so these possible factors were not considered. The conflicts committee and the board also did not commission or consider any report, appraisal or opinion other than from Marshall & Stevens.


   The Craig board of directors also considered risks posed by the consolidation, including:

  . The fact that, as of July 17, 2001, based on recent trading prices of Citadel nonvoting common stock and of Craig common stock and common preference stock and given the conversion ratio of 1.17 shares of Citadel nonvoting common stock for each share of Craig common stock and common preference stock provided for in the consolidation agreement, the market value of the Citadel nonvoting shares to be received by Craig stockholders in the consolidation was less than the market value of the Craig common stock.

  . The other risks and uncertainties described in this joint proxy statement/prospectus under the caption "RISK FACTORS" beginning on page 27.

   The foregoing discussion of the information and factors considered by the Craig board of directors is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the complexity and wide variety of information and factors, the Craig board of directors did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Craig board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Craig board of directors conducted an overall analysis of the factors described above, including discussions with Craig's management and legal and financial advisors.

Recommendation of Craig's Board of Directors

   After careful consideration, the Craig board of directors has determined that the consolidation is fair to and in the best interests of Craig and its public stockholders, has approved the consolidation agreement, and recommends that Craig stockholders vote in favor of approval of the consolidation agreement.


   In considering the recommendation by Craig's board of directors, you should be aware that some directors and officers of Craig have interests in the consolidation that are different from, or are in addition to, the interests of Craig's stockholders generally. Please see the section entitled "Interests of Directors, Officers and Affiliates in the Consolidation" on page 78 of this joint proxy statement/prospectus.

Reading's Purposes and Reasons for the Consolidation

   Reading's purpose in pursuing the consolidation also is to combine and integrate fully its business and operations with those of Citadel and Craig under the Citadel umbrella.


   Reading senior management, who also are the senior managers of Citadel and Craig, has been considering for more than a year the possibility of combining with one or both of Citadel and Craig. Management accelerated its consideration from Reading's perspective earlier this year because:


  . As a result of declines in the trading price of Reading common stock, Reading increasingly was at risk of having its shares delisted from The Nasdaq Stock Market;

  . Unaffiliated stockholders of Reading had become increasingly vocal about their desire to see a combination of the three companies;

  . The benefits of maintaining the separateness of the three companies from a federal and California state tax point of view had in large part lapsed;

  . It became apparent that Reading did not have the internal liquidity to meet all of its obligations to repurchase from Citadel the Reading Series A preferred stock, to pay dividends on the Reading Series B preferred stock and to exploit opportunities available to it in Australia and New Zealand;

  . The operation of the three companies as separate public companies was inefficient; and

  . Reading stockholders would benefit from the consolidated company's ability to pursue new business opportunities available to Reading in Australia and New Zealand.


   An agreement in principle setting out the principal terms of the principal terms of the proposed consolidation was presented by management, recommended (as to the proposed conversion ratio) by Reading's conflicts committee and approved by Reading's board of directors on July 18, 2001. A definitive consolidation agreement, setting forth the definitive terms of the proposed consolidation, was presented by management, recommended (as to the proposed exchange ratio) by Reading's conflicts committee, and approved by Reading's board of directors on August 10, 2001.


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   The Reading board of directors approved the proposed consolidation primarily for the following reasons:

  . The potential administrative benefits to be derived from the consolidation of the businesses and management of Reading, Craig and Citadel into one entity, including possible annual cost savings projected by management at more than $1 million.

  . The potential benefits to the Reading common stockholders of the shares of Citadel nonvoting common stock to be received in the consolidation being traded on the American Stock Exchange, including higher trading volume and greater liquidity than currently exists for Reading shares.

  . The absence of other available alternatives to maximize Reading shareholder value, given (1) the view of Mr. Cotter and Reading management that it would not be desirable to pursue a sale of Reading, either as an entity or by individual assets followed by liquidation, and (2) the advice of management that Reading had not received any expressions of third-party interest in acquiring Reading or any of its significant assets following the public disclosure of the consolidation proposal in a joint press release on March 21, 2001.

  . The benefit to the Reading common stockholders of the fact that the consolidation would effectively subordinate the rights of the holders of Reading preferred stock to the rights of the Reading common stock holders.

  . The fact that the consolidation would resolve the liquidity issues posed by the right of Citadel to require Reading to repurchase the $7 million of Reading preferred stock currently held by Citadel.

  . The specific analysis and recommendations contained in the report of Marshall & Stevens presented on June 21, 2001.

   Additional factors considered by the Reading board of directors in approving the proposed consolidation include:

  . The recommendation of the Reading conflicts committee that if the Reading board elected to effect the proposed consolidation, it would be fair to the common stockholders of Reading to receive 1.25 shares of Citadel voting common stock for each share of Reading common stock owned by them.

  . Management's support of the proposed consolidation in light of their knowledge of the business, prospects and financial condition of Reading.


  . The analyses of Marshall & Stevens as to the current market prices, historical market prices, net book values and going-concern values of the companies, which the board adopted, and the opinion of Marshall & Stevens, dated August 16, 2001, that the proposed consolidation and related conversion ratios are fair to the Reading public stockholders from a financial point of view.



   The Reading board of directors did not consider any purchases by Reading or its affiliates of any securities of any of the three companies in the past two years, since there had been none except for Craig's repurchase of its own common stock in market transactions in 1999 and 2000. There also had been no firm offer in the past two years for any merger or consolidation, sale of all or a substantial portion of the assets or a control block of securities of any of the companies, so these possible factors were not considered. The Reading board also did not commission or consider any report, appraisal or opinion other than from Marshall & Stevens.


   In assessing the consolidation, the Reading conflicts committee and board of directors also considered certain risks associated with the transaction. In particular, the conflicts committee raised with management, including Mr. Cotter, the possibility of strategic alternatives to the proposed consolidation, given that the Marshall & Stevens report suggested that Reading stockholders could possibly receive substantial cash values from a sale or liquidation as opposed to the proposed consolidation. The Marshall & Stevens report did not quantify these possible values, however, and no third party had indicated any interest in a transaction with Reading. For these reasons, the Reading conflicts committee did not unilaterally pursue the possibility of a sale or liquidation of Reading or other alternative transaction. The conflicts committee considered the relative weight

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given to Reading's stock price in calculating the conversion ratio, given the comparatively thin public market for Reading common stock and the values ascribed to the Reading preferred stock for purposes of that calculation. It analyzed the conversion ratio for Reading common stock, both giving primary weight to adjusted market values rather than stock price variables, and also assuming Craig held common as opposed to preferred stock of Reading, and concluded that neither of these alternative approaches significantly affected the conversion ratio. Ultimately, the Reading board of directors determined that the proposed consolidation, taken as a whole, is fair to and in the best interests of Reading and its public stockholders.

   In view of the variety of factors considered in its evaluation of the proposed consolidation, the Reading board of directors did not find it practicable to assign relative weights to the factors considered in reaching its decision. This discussion does not recite every factor that may have been considered by the Reading board in detail, nor does it represent the degree of significance given by individual directors to specific factors.

Recommendation of Reading's Board of Directors

   The Reading board of directors has approved the consolidation agreement and believes that the consolidation is fair to and in the best interests of Reading and its public stockholders. The Reading board of directors unanimously recommends that Reading stockholders vote in favor of approval of the consolidation agreement.


   In considering the recommendation by Reading's board of directors, you should be aware that some directors and officers of Reading have interests in the consolidation that are different from, or are in addition to, the interests of Reading's stockholders generally. Please see the section entitled "Interests of Directors, Officers and Affiliates in the Consolidation" on page 78 of this joint proxy statement/prospectus.


Fairness Considerations

   Each of the conflicts committees and the boards of directors of Citadel, Craig and Reading believe that the consolidation, including the conversion ratios and other terms of the consolidation, is fair to the unaffiliated stockholders of both Craig and Reading. In reaching their respective determinations that the consolidation is fair to the unaffiliated stockholders of Craig and Reading, the conflicts committee members and directors consulted with Marshall & Stevens and their legal advisors, drew on their knowledge of the companies' businesses, operations, assets, financial condition, historical share prices and prospects, and considered the following factors, each of which, in their opinion, supported their fairness determinations:


  . Their belief that the consolidation is a better alternative for the unaffiliated stockholders of the three companies than continuing to operate Craig and Reading separately as part of a controlled group with Citadel in light of: anticipated annual cost savings of $1 million on a fully phased-in basis; their belief that the simplied business and capital structure of the consolidation will lead to a better understanding and appreciation of the consolidated company's value by investors and others; the consolidation will allow us to take advantage of Citadel's U.S. asset base and liquidity to develop business opportunities in Australia and New Zealand available to Reading; the anticipated greater liquidity in the trading market for Citadel nonvoting shares as compared to the current illiquidity in the trading markets for Craig common stock and common preference stock and Reading common stock; and their belief that, because the consolidation will be accounted for as a purchase, the net assets of the consolidated company will exceed the sum of the current net assets of Citadel, Craig and Reading.




  . Their belief that there is no practical available alternative transaction such as a sale or liquidation of Craig or Reading, in light of both the advice of Mr. Cotter, the principal controlling stockholder of Craig, Reading and Citadel, that he would not favor a sale or liquidation of any of the companies, or any alternative transaction that would materially and adversely affect his control of Craig, Reading and Citadel, and the fact that neither Craig nor Reading or Marshall & Stevens has received any indication of interest from any person regarding any alternative transaction following the announcement of the possible consolidation in March 2001.

  . In Craig's case, the advice of the New York Stock Exchange that Craig common stock and common preference stock will be delisted unless the consolidation can be completed promptly, and in Reading's

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     case, management's concern as to whether Reading will be able continue to satisfy the listing requirements of The Nasdaq Stock Market.
  . The fact that all holders of Craig common stock and common preference stock and Reading common stock, including Mr. Cotter and his affiliates, will receive the same consideration in the consolidation, consisting of Citadel nonvoting shares.
  . The fact that no Craig and Reading stockholder will be cashed out in the consolidation, so each stockholder may continue to participate in Craig's and Reading's businesses and in the equity of the consolidated company by virtue of ownership of Citadel nonvoting shares to be received in the consolidation.
  . The fact that Citadel nonvoting shares are publicly traded and have a readily-ascertainable market value, and that no new security was created for purposes of the consolidation.
  . The fact that the exercise prices of the Craig stock options and Reading stock options held by Mr. Cotter and other directors and officers of Craig and Reading and that are to be assumed by Citadel in the consolidation, which will range from $4.49 to $11.20 per share, will substantially exceed the current market prices of Citadel stock, so the options are likely to be exercised only if the market prices of Citadel shares increase substantially following the consolidation.
  . The advice of Marshall & Stevens regarding the conversion ratios and other terms of the consolidation, and the opinion of Marshal & Stevens to the effect that the consolidation is fair, from a financial point of view, to Craig's and Reading's public stockholders.

   In concluding that the consolidation is fair to the Craig and Reading unaffiliated stockholders, each of the conflicts committees and the boards of Citadel, Craig and Reading also considered and took into account the following factors, which they viewed as negative factors in assessing the fairness of the transaction:

  . Mr. Cotter's advice that he would not support any sale or liquidation of any of the three companies, or any transaction that would materially and adversely affect his control of Craig, Reading and Citadel, and the absence of any indication of interest by any third party in such a transaction, which effectively limited the options available for consideration by the conflicts committees and boards of the three companies.
  . In Craig's case, the fact that, based on the market prices of Citadel nonvoting common stock and Craig common stock and common preference stock prior to July 17, 2001, the market value of the Citadel nonvoting shares to be received by Craig stockholders in the consolidation is less then the market value of the Craig common stock.
  . The provisions of the consolidation agreement, requested by Mr. Cotter as a condition for his support of the transaction, entitling holders of Craig stock options and Reading stock options, including Mr. Cotter, who holds options to acquire 594,940 shares of Craig common stock and 635,232 shares of Reading common stock, to elect to have their assumed options be exercisable for either Citadel voting common stock or nonvoting stock, since Craig and Reading stockholders are not being afforded a choice between Citadel voting shares and nonvoting shares.

  . In the case of Reading, the fact that the unaffiliated stockholders of Reading would be assuming the various risks of the ownership of Citadel and Craig. These risks are described in greater detail under the caption "For the Current Stockholders of Reading, at page 8, and under the caption "Risks Relating to the Consolidated Company's Business" beginning at page
     29. Generally speaking, the stockholders of Reading currently are subject only to the risks of Reading's ownership of 21% of the common equity of Citadel and have no exposure to the risks of ownership of Craig, since Reading has no investment in Craig, other than indirectly through its investment in Citadel (which holds certain indebtedness of Craig, secured by Reading common stock). Following the consolidation, the current Reading stockholders will become subject to the risks of ownership of both Citadel and Craig. These include the risks associated with ownership and operation of agricultural properties in California and the ownership and operation of domestic cinemas and live theaters (including domestic cinemas and live theaters in Manhattan), and, since Craig is not consolidated with Reading for tax purposes, the risk that Craig may have tax liabilities separate and apart from Reading, all as discussed in the annual and quarterly reports of Craig and Citadel being furnished with this joint proxy statement/prospectus.


   None of the conflicts committees or the boards of directors of the companies considered the liquidation value of either Craig or Reading, primarily because neither Craig nor Reading nor Marshall Stevens had received any indication of interest from any person regarding a possible purchase of Craig or Reading or other alternative transaction, and because Mr. Cotter advised the conflicts committees and the boards that he believed that Craig, Reading and Citadel should be combined and operated on an ongoing basis. The conflicts committees and the boards also were advised by Marshall & Stevens that, in these circumstances, a liquidation analysis would not be necessary or as meaningful as the analyses performed by Marshall & Stevens. The conflicts committees and the boards, however, did consider the valuations of Craig and Reading based on the business unit and real estate analyses performed by Marshall & Stevens in evaluating the conversion ratios in the consolidation.

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   There have been no purchases by Citadel, Mr. Cotter or their affiliates in the past two years of any securities of Craig or Reading other than Craig's repurchase in 1999 and 2000 of 152,100 shares of its common stock at market prices. Apart from the NAC option discussed above, neither Craig nor Reading has received from any unaffiliated person any firm offers with respect to any merger or consolidation of Craig or Reading, sale of all or substantial portion of the assets of Craig or Reading or similar transaction. Each of the conflicts committees and the boards believed that they would not be justified in causing the companies to incur the time and expense of soliciting possible alternative transactions, since there had been no indications of interest from any third party other than NAC in the time leading up to the announcement of the possible consolidation, or since that time, and since Mr. Cotter had advised the directors that he was not a seller and that he regarded his investment in the companies as a long-term investment for himself and his heirs. For these reasons none of the conflicts committees or the boards of directors of Citadel, Craig or Reading considered these factors in reaching their fairness determinations. The conflicts committees and the boards also did not solicit or consider any reports, opinions or approvals other than the advice of Marshall & Stevens.

   The boards of directors of the companies believe that sufficient safeguards are present to ensure that the consolidation is fair procedurally without the need to retain an unaffiliated representative to act on behalf of the unaffiliated stockholders of Craig or Reading, or to require the approval of a majority of unaffiliated stockholders, in view of:

  . The independence and experience of the members of the Craig and Reading conflicts committees, who constituted all but one of the independent directors of Craig and Reading.

  . The fact that Craig, Reading and Citadel have overlapping management and businesses and have been operated as a controlled group of companies and, therefore, that the Craig and Reading conflicts committees are familiar with the businesses of all three companies.

  . The engagement of Marshall & Stevens to determine and recommend to the conflicts committees and the boards of directors the conversion ratios and to advise the conflicts committees and the boards regarding the other terms of the consolidation and to render its opinion regarding the fairness, from a financial point of view, of the consolidation to the public stockholders of Craig and Reading.

  . The engagement of Troy & Gould Professional Corporation and Jones Vargas, respectively, as independent legal advisors to the Craig conflicts committee and the Reading conflicts committee.


   Mr. Cotter, who is a director, executive officer and the principal controlling stockholder of each of the companies, believes that the consolidation is fair to the unaffiliated stockholders of both Craig and Reading. Mr. Cotter, in his capacity as a director and executive officer of the companies, participated in the deliberations of management and the companies' boards of directors, including their consultations with Marshall & Stevens. He reached his determinations regarding the fairness of the consolidation in his individual capacity, however, and not in his capacity as a director or officer of the companies, and in so doing relied upon his own business experience and his long-standing involvement with the companies and their businesses, operations, assets and liabilities, historical share prices and prospects. He also considered the following factors, which he believes supports his fairness determination:



  . His belief that the consolidation is a better alternative for the unaffiliated stockholders of the three companies than continuing to operate Craig and Reading separately as part of a controlled group with Citadel in light of the anticipated general and administrative cost savings to the consolidated company (estimated at $1,000,000 per annum), the simplified business and capital structure of the consolidated company, the ability to use the liquidity available to Citadel to develop opportunities available to Reading, the anticipated greater liquidity in the trading market for Citadel nonvoting shares as compared to the current liquidity in the trading markets for Craig common stock, Craig common preference stock and Reading common stock, and the potential ability to utilize Reading loss carryforwards against future income of the consolidated company.


  . In Craig's case, the advice of the New York Stock Exchange that Craig common stock and common preference stock will be delisted unless the consolidation can be completed promptly, and in Reading's case, the concern of he and the other Reading management as to whether Reading would be able to continue to satisfy the listing requirements of The Nasdaq Stock Market.

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  .  The fact that all holders of Craig common stock and common preference stock and Reading common stock, including him and his affiliates, will receive the same consideration in the consolidation, consisting of Citadel nonvoting shares.

  . The fact that no Craig and Reading stockholder will be cashed out in the consolidation, so each stockholder may continue to participate in Craig's and Reading's businesses and in the equity of the consolidated company by virtue of ownership of Citadel nonvoting shares to be received in the consolidation.

  . The fact that Citadel nonvoting shares are publicly traded and have a readily-ascertainable market value, and that no new security was created for purposes of the consolidation.

  . The fact that his voting power in the three companies will effectively be reduced from a majority or near majority to approximately 24.5%.

  . The fact that he is receiving no control premium for his controlling interest in Craig and Reading.


  . The advice of Marshall & Stevens regarding the current market prices, historical market prices, net book values and going-concern values of the companies, which Mr. Cotter adopted, and Marshall & Stevens' determinations and advice as to the conversion ratios and other terms of the consolidation, and the opinion of Marshall & Stevens to the effect that the consolidation is fair, from a financial point of view, to Craig's and Reading's public stockholders.


   Mr. Cotter does not believe that the consolidation is in any material respect detrimental to the interests of the unaffiliated stockholders of the three companies. Mr. Cotter believes that, while the holders of Craig common stock, Craig common preference stock, and Reading common stock will be receiving Citadel nonvoting common stock, the voting rights of the securities being surrendered are, in his view, of only theoretical value given his controlling position and his intention to maintain that position for the benefit of himself and his heirs, particularly when compared to the benefits of the consolidation, and the greater liquidity afforded by an investment in Citadel nonvoting common stock.

   Mr. Cotter, as do the boards of directors of each of the companies, believes that the consolidation is fair procedurally to the unaffiliated stockholders of Craig and Reading without the need to retain an unaffiliated representative to act on behalf of the unaffiliated stockholders, or to require the approval of a majority of the unaffiliated stockholders, given:

  . The independence and experience of the members of the Craig and Reading conflicts committees.

  . The fact that the Craig, Reading and Citadel have overlapping management and businesses and have been operated as a controlled group of companies and, therefore, that the Craig and Reading conflicts committees are familiar with the businesses of all three companies.

  . The engagement of Marshall & Stevens to determine and recommend to the conflicts committees and the boards of directors the conversion ratios and to advise the conflicts committees and the boards regarding the other terms of the consolidation and to render its opinion regarding the fairness, from a financial point of view, of the consolidation to the public stockholders of Craig and Reading.

  . The engagement of Troy & Gould Professional Corporation and Jones Vargas, respectively, as independent legal advisors to the Craig conflicts committee and the Reading conflicts committee.

   Craig Merger Sub and Reading Merger Sub, although parties to the consolidation agreement, are wholly owned by Citadel and were formed solely to facilitate the mergers of Craig and Reading as part of the consolidation. They have no significant assets, have not engaged in any business or operations and have no economic interest in the consolidation. For these reasons, they made no determination regarding the fairness of the consolidation.

Opinion of the Companies' Financial Advisor

   The companies asked Marshall & Stevens Incorporated, in its role as financial advisor to the companies, to render an opinion to the boards of directors of the companies and to the conflicts committees of the boards as to

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whether the consolidation and the consideration to be received in the consolidation are fair to the public stockholders of Craig, Reading and Citadel, from a financial point of view, pursuant to the terms and subject to the conditions set forth in the consolidation agreement. Marshall & Stevens was also asked to give advice with respect to the relative values of the three companies, fair conversion ratios of Citadel nonvoting common stock for shares of Reading common stock, Craig common stock and Craig common preference stock, whether the consolidation is in the best interest of the three companies, whether the same consideration (i.e., common equity) should be provided to all stockholders, whether the Craig common stock and Craig common preference stock should be treated as having the same value for purposes of the transaction, and fair conversion ratios for the exchange of currently outstanding options to acquire Craig common stock, Craig common preference stock, and Reading common stock for options to acquire Citadel common stock. The companies did not impose any material limitations on Marshall & Stevens in rendering its opinion.

   On June 21, 2001, Marshall & Stevens delivered to the conflicts committees of the boards of directors of the companies its preliminary findings with respect to the relative values of the three companies, fair conversion ratios of Citadel nonvoting common stock for shares of Reading common stock, Craig common stock and Craig common preference stock, whether the consolidation is in the best interest of the three companies and whether common equity should be provided to all stockholders. On July 17 and 18, 2001, Marshall & Stevens delivered to the boards of directors of the companies its oral opinion to the effect that, as of those dates, the consolidation and the consolidation consideration were fair to the public stockholders of Craig, Reading and Citadel from a financial point of view. This opinion was subsequently confirmed in the written Marshall & Stevens opinion, dated August 16, 2001, to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the consolidation and the consolidation consideration are fair to the public stockholders of Craig, Reading and Citadel from a financial point of view. Marshall & Stevens also advised the boards of directors and the conflicts committees of the boards:

  .  As to the relative values of the three companies.

  . As to the fair conversion ratios of Citadel nonvoting common stock for shares of Reading common stock, Craig common stock and Craig common preference stock.

  .  That the consolidation is in the best interests of the three companies.

  . That the Craig common stock and Craig common preference stock should be treated as having the same value for purposes of the consolidation.

  . That the same consideration should be provided to all stockholders of Craig and Reading.

  . That it would be fair to use the same exchange ratios applicable to the exchange of Craig common stock, Craig common preference stock, and Reading common stock for Citadel nonvoting common stock for the exchange of outstanding options to acquire Craig common stock, Craig common preference stock, and Reading common stock for options to acquire Citadel common stock.

   The full text of Marshall & Stevens' opinion is attached as ANNEX B to this joint proxy statement/prospectus. Marshall & Stevens reserves the right to make changes to its opinion based on events and occurrences after the date of its opinion, but it is not obligated to do so. The foregoing summary of Marshall & Stevens' opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read Marshall & Stevens' opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by Marshall & Stevens in connection with its opinion.

   Marshall & Stevens prepared its opinion for the boards of directors of the companies and for the conflicts committees of the boards. The opinion addresses only whether the consolidation and the consolidation consideration are fair to the public stockholders of Craig, Reading and Citadel from a financial point of view, pursuant to the terms and subject to the conditions set forth in the consolidation agreement. Marshall & Stevens expressed no opinion as to the prices at which the equity securities of Craig, Reading or Citadel would actually trade at any time. Marshall & Stevens was not requested to address and, accordingly, Marshall & Stevens'

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opinion does not address, alternative business strategies or the decision by the boards of directors to pursue the consolidation as opposed to some other business strategy. Marshall & Stevens' opinion does not constitute a recommendation to any stockholder as to how to vote on the consolidation or any other matter.

   The conflicts committees of the boards of directors of the companies selected Marshall & Stevens as their financial advisor because, among other things, of the view of the directors serving on the conflicts committees, based on the various background materials provided by Marshall & Stevens, that Marshall & Stevens is an internationally recognized valuation and financial consulting firm that has substantial experience providing valuation and financial consulting services. Marshall & Stevens was not retained as an advisor or agent to the stockholders of the companies or any other person. As part of its valuation and financial consulting business, Marshall & Stevens has advised the directors of the three companies that it is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate, tax, and other purposes. Marshall & Stevens was not requested to solicit, nor did Marshall & Stevens solicit, the interest of any other party in acquiring or engaging in a business combination with the companies.

   In arriving at its opinion, Marshall & Stevens:

    1. Reviewed the information attached to its opinion as Exhibit A.

    2. Analyzed daily stock prices and trading volumes for Craig common stock, Craig common preference stock, Reading common stock, Citadel nonvoting common stock and Citadel voting common stock for the period June 1, 2000 through July 11, 2001.

    3. Considered the nature of the business and the history of the companies and their strategic business units or SBUs; the economic outlooks of the United States, Puerto Rico, Australia, and New Zealand in general; the outlooks for the cinema and theater industries in particular; the SBUs earnings before interest and taxes or EBIT, earnings before interest, taxes, depreciation and amortization or EBITDA, revenues, book capital, and total assets for the past 5 years (1996-2000) and the three-month interim period ended March 31, 2001; the outlook for future EBIT, EBITDA and revenues; the net book value and adjusted market value of the companies; the companies' financial condition; and the companies' dividend-paying capacity.

    4. Considered the nature of the underlying real estate holdings of the companies, relevant cost data, the local real estate markets for such holdings; and the income and cash generating capacity of the holdings.

    5. Analyzed financial statements, prices and other materials regarding guideline publicly traded companies in the cinema industry; multiples of EBIT, EBITDA revenues, book capital and total assets of such guideline publicly traded companies; required rates of return on debt and equity capital; and such other relevant material as deemed appropriate.

    6. Analyzed the financial terms; operating results; financial condition; and multiples of EBIT, EBITDA, revenues, book capital and total assets of companies, to the extent publicly available, involved in certain recent business combinations in the cinema industry.

    7. Compared certain statistical and financial information of the companies with similar information for certain guideline publicly traded companies and industry composites in the cinema industry.

    8. Analyzed the terms of certain real estate transactions, to the extent publicly available, for properties considered comparable to the underlying real estate holdings of the companies.

    9. Conducted discounted cash flow analyses and capitalization of income/cash flow on various SBUs and underlying real estate holdings of the companies.

   10. Visited the Companies' headquarters in Los Angeles, California and conducted interviews with and relied upon the representations of Chairman and Chief Executive Officer James J. Cotter; Reading and

       Citadel Vice Chairman and Craig President, S. Craig Tompkins; Chief Financial Officer, Andrzej Matyczynski; and Vice President--Real Estate, Brett Marsh concerning the operations, financial condition, future prospects, and projected operations and performance of the companies and their SBUs and underlying real estate holdings.

    11.Visited certain other offices and real estate holdings of the companies and conducted interviews with other employees of the companies concerning the SBUs and underlying real estate holdings.

    12.Conducted such other financial studies, analyses and inquiries, and considered such other matters as they deemed necessary and appropriate for their opinion.

   In rendering its Opinion, Marshall & Stevens did not independently verify the accuracy and completeness of the financial information or other information furnished by the companies orally or in writing, or other information obtained from publicly available sources.

   With respect to the financial projections for the companies referred to above, Marshall & Stevens reviewed the best currently available estimates and judgments of the management of the companies as to the expected future financial and operating performance of the companies and their SBUs and underlying real estate holdings, and did not undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments.

   Marshall & Stevens' opinion was based on business, economic, market and other conditions as they existed as of the date of its opinion. Marshall & Stevens states in its opinion that they have assumed that the factual circumstances and terms, as they existed at the date of this opinion, will remain substantially unchanged through the time the consolidation is completed.

Valuation and Financial Analyses Performed by Marshall & Stevens

   The following is a discussion of the financial and valuation analyses presented by Marshall & Stevens to the conflicts committees of the boards of directors of the companies on June 21, 2001, and to the full boards of directors on July 17 and 18, 2001, in connection with the approval of the agreement in principle, and on August 16, 2001, in connection with the approval of the consolidation agreement. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

   The implied relative conversion ratios estimated pursuant to the historical stock price analysis and the adjusted market value analysis summarized below were each based on:

  .  3,402,808 shares of Craig common stock outstanding

  .  7,058,408 shares of Craig common preference stock outstanding

  .  7,449,364 shares of Reading common stock outstanding

  .  7,958,379 shares of Citadel Class A common stock outstanding

  .  1,989,585 shares of Citadel Class B common stock outstanding

Common Stock Trading History

   Marshall & Stevens examined the historical closing prices of the companies' securities from January 12, 2001 to July 11, 2001. Marshall & Stevens reviewed the closing prices on July 11, 2001, as well as the six-month average trading prices and six-month average trading volumes for each security during the aforementioned period. A summary of the prices and trading volumes follows:

                                     July 11, 2001   6-Month      6-Month
                                     Closing Stock   Average      Average
                                         Price     Stock Price Trading Volume
  -                                  ------------- ----------- --------------
  Market Value per Common Share
     Citadel nonvoting common stock.     $1.26        $1.92         2,441
     Citadel voting common stock....     $1.50        $2.14           451
     Craig common stock.............     $2.02        $2.28         1,652
     Craig common preference stock..     $1.60        $1.80        13,118
     Reading common stock...........     $1.85        $2.22         3,436

Current and Historical Implied Conversion Ratio Analysis

   Marshall & Stevens reviewed the current and historical exchange ratios implied by the daily closing prices per share of each security for the period beginning January 12, 2001 and ending on July 11, 2001. The implied conversion ratios based upon the July 11, 2001 closing prices and the six-month average prices were considered most appropriate to the analysis. The July 11, 2001 closing prices reflected current market conditions for each security. Given the thinly traded nature of each security and the amount of time that had transpired since the three companies first publicly announced that they were considering a merger of equals transaction on March 20, 2001, six months was considered to be an appropriate time period to consider for historical analysis. The significant intercompany transactions, the large asset write downs and the NAC transaction all occurred within the two quarters preceding this time period. A sixth month average trading period was also considered appropriate in Reading's Certificate of Designation relative to the mandatory conversion of the Reading Series A preferred stock. This analysis showed that on July 11, 2001, the implied conversion ratios based upon the July 11, 2001 closing prices and the six-month average prices were as follows:

                                           July 11, 2001 6-Month Average
                                           Closing Price   Stock Price
        -                                  ------------- ---------------
        Exchange Ratios
           Citadel nonvoting common stock.     1.00           1.00
           Citadel voting common stock....     1.00           1.00
           Craig common stock.............     1.39           1.02
           Craig common preference stock..     1.39           1.02
           Reading common stock...........     1.47           1.15

   As mentioned, the companies first publicly announced that they were considering a merger of equals transaction on March 20, 2001. The March 19, 2001 closing (or last available) stock prices for each of the securities and the implied conversion ratios based upon such prices follow:

                                        March 19, 2001  March 19, 2001
                                        Closing Price  Conversion Ratio
         -                              -------------- ----------------
         Citadel nonvoting common stock     $2.22            1.00
         Citadel voting common stock...     $2.48            1.00
         Craig common stock............     $2.40             .88
         Craig common preference stock.     $1.75             .88
         Reading common stock..........     $2.31            1.04

Adjusted Market Value Analysis


   Marshall & Stevens analyzed the underlying SBUs, real estate and other specific assets of the companies. The estimated market values of such SBUs, real estate and other specific assets of the companies were substituted for their book values on each of the respective company's March 31, 2001 balance sheets to provide an indication of the adjusted market value of each company. The Reading Series A and Series B preferred stock were valued based upon market value, as opposed to the value of such securities on a liquidation basis. The March 31, 2001 financial statements and quarterly reports on Form 10-Q were the latest available financial information provided by the management of the companies. The market values were estimated on a "mostly likely," a "low" and a "high" basis to provide a range of market values for consideration. The "most likely" values were concluded based upon the value indication for each business, real estate property or other asset with the highest level of support and confidence relative to the other indications. For those items with only one indication of value, such indication was selected as the most likely value and a range (high/low) of value was established by adding/subtracting an appropriate percentage to the most likely value indications. Based upon the analysis, the market values per common share (considering total common shares outstanding) of each company under each of the above three scenarios were as follows:


                               Adjusted Market
                                 Value Most    Adjusted Market Adjusted Market
                                   Likely         Value Low      Value High
                               --------------- --------------- ---------------
 Market Value Per Common Share
    Citadel...................      $5.57           $3.89           $6.46
    Craig.....................      $6.12           $4.43           $7.58
    Reading...................      $6.33           $4.89           $7.48

   Considering the above three scenarios, the implied conversion ratios were as follows:

                                   Adjusted Market
                                     Value Most    Adjusted Market Adjusted Market
                                       Likely         Value Low      Value High
                                   --------------- --------------- ---------------
Exchange Ratios
   Citadel nonvoting common stock.      1.00            1.00            1.00
   Citadel voting common stock....      1.00            1.00            1.00
   Craig common stock.............      1.10            1.14            1.32
   Craig common preference stock..      1.10            1.14            1.32
   Reading common stock...........      1.13            1.26            1.30

Strategic Business Unit Analysis

  Market Approach--Comparable Publicly Traded Company Analysis

   Marshall & Stevens identified and selected several publicly traded companies similar in business type and operations to Citadel's and Reading's cinema operations. Guideline publicly traded companies were identified using Moody's Company Data on CD-ROM. Data on the selected companies was obtained using Moody's Company Data on CD-ROM and Compustat's (North American) Company Database. The comparable publicly traded companies selected are listed below:


                        Company Name          Ticker Symbol
                        ------------          -------------
                    AMC Entertainment Inc....     AEN
                    Carmike Cinemas Inc......     CKECQ
                    Cinema Ride Inc..........     MOVE
                    Cinemastar Luxury Thetrs.     LUXYQ
                    ITEC Attractions Inc.....     ITAT

   Marshall & Stevens calculated the invested capital to the trailing twelve months revenue and EBITDA for each of the comparable companies. The total invested capital is defined as the price per share times the common equity outstanding plus debt and preferred stock. The range of trailing twelve month multiples were as follows:

                                  High Low Average Median
                      -           ---- --- ------- ------
                      TIC/EBITDA. 12.3 1.1   7.5    8.3
                      TIC/REVENUE  0.8 0.1   0.5    0.6

  Market Approach--Comparable Transaction Analysis

   Marshall & Stevens reviewed prior transactions made by Citadel and Reading and multiples of revenue and EBITDA paid in such transactions as well as transactions that took place in the market over the past year. The transaction multiples ranged from approximately 7.6x to 10.6x EBITDA based upon the limited information available. Marshall & Stevens also reviewed an investment banking bulletin for Village Roadshow which indicated valuations of 5.0x to 7.6x prospective EBITDA for the company.

  Market Approach--Summary

   Given the ranges of multiples indicated and the differences between the comparable companies and the companies involved in the transactions in comparison to the SBUs of Citadel and Reading, certain multiples were adjusted to account for such differences before applying them to the SBUs of Citadel and Reading. In addition, the market approach was not used in instances where the comparables were insufficient to provide a meaningful indication of value. The results of the analysis using the market approach were as follows:

                                            Total Invested Capital
                                  ---------------------------------------
                                   EBITDA     Most
                                  Multiples  Likely     Low       High
                                  --------- --------- -------- ----------
   Citadel:
      Citadel Cinemas............     N/A    Not Used Not Used   Not Used
      Liberty Theatres...........    8.5x   9,500,000 Not Used 10,000,000(1)
      Angelika--New York (16.7%).   10.0x   3,100,000 Not Used  4,900,000(1)
   Reading:
      Australia..................     N/A    Not Used Not Used   Not Used
      New Zealand (50.0%)........     N/A    Not Used Not Used   Not Used
      Puerto Rico................     N/A    Not Used Not Used  4,500,000(1)
      Angelika--New York (33.3%).   10.0x   6,200,000 Not Used  9,800,000(1)

--------
(1)Based upon prior transaction or offer

  Discounted Cash Flow Analysis

   Marshall & Stevens prepared a discounted cash flow analysis, on a debt-free basis, for each of the SBUs. In developing the discounted cash flow analysis, cash flows for each business unit were forecasted five years into the future using projections provided by management where available. Where projections were unavailable, cash flows were forecasted based on discussions with management, a review of the SBU's historical financial statements and a review of economic and industry outlooks.

   Marshall & Stevens discounted the projected cash flows and terminal values to present value. The discount rate reflects the time value of money and the risk inherent to receipt of the cash flows. The terminal value was based on the Gordon growth model, using a long-term growth rate of 4%. The results of the analysis using the discounted cash flow analysis follow:

                                         Total Invested Capital
                              --------------------------------------------
                                              Most
                              Discount Rate  Likely      Low       High
                              ------------- --------- --------- ----------
      Citadel:
         Citadel Cinemas.....  11.5%-15.5%  6,000,000 4,700,000 7,9000,000
         Liberty Theatres....        13.5%   Not Used 7,300,000   Not Used
         Angelika--New York
           (16.7%)...........        11.5%   Not Used 2,600,000   Not Used
      Reading:
         Australia...........  13.5%-17.5%  9,400,000 8,300,000 10,900,000
         New Zealand (50.0%).  17.5%-21.5%    500,000   500,000    600,000
         Puerto Rico.........          NMF   Not Used         0   Not Used
         Angelika--New York
           (33.3%)...........        11.5%   Not Used 5,200,000   Not Used

  Correlation

   The values indicated by the market and income approaches were correlated into a final conclusion of value for each SBU based upon the applicability of each approach. The chart below outlines Marshall & Stevens' conclusions and ranges of value for the SBUs:

                                            Total Invested Capital
                                      ----------------------------------
                                      Most Likely      Low       High
                                      -----------   --------- ----------
       Citadel:
          Citadel Cinemas............  6,000,000    4,700,000  7,900,000
          Liberty Theatres...........  9,500,000    7,300,000 10,000,000
          Angelika--New York (16.7%).  3,100,000    2,600,000  4,900,000
       Reading:
          Australia..................  9,400,000    8,300,000 10,900,000
          New Zealand (50.0%)........    500,000      500,000    600,000
          Puerto Rico................  3,000,000(1)         0  4,500,000
          Angelika--New York (33.3%).  6,200,000    5,200,000  9,800,000

--------
(1)Liquidation value

Real Estate Analysis


   Marshall & Stevens reviewed the appraisals, purchase agreements and other data furnished by the management of the companies on numerous properties. Discussions were held with Brett Marsh--Vice President of Real Estate of the companies regarding the companies' real estate assets. Further discussions were held with representatives of Reading regarding the Reading properties. A visual inspection was made on the fee simple theaters in New York City, as well as a confirmation of the zoning. Market participants were contacted to obtain insights into the market place for the real estate being reviewed. Telephonic inquiries to brokers, appraisers and market participants were made into the Australian and New Zealand markets to obtain data on the various markets where the Reading developments were located.

   The accumulated data have been summarized in the Marshall & Stevens opinion. The chart below outlines Marshall & Stevens' conclusions and ranges of value for the real estate.

Citadel

                                    Adjusted Market  Adjusted Market Adjusted Market
                                   Value Most Likely    Value Low      Value High    Appraised Value
-                                  ----------------- --------------- --------------- ---------------
Rental Property Building--Glendale
  Building........................    $16,100,000      $15,100,000     $17,100,000     $15,100,000
Union Square Theatres--NY.........      7,700,000        6,400,000       8,400,000       8,400,000
Royal George Theatre--Chicago.....      3,900,000        2,900,000       4,300,000       3,945,000
Minetta Lane Theatre--NY..........      3,500,000        2,700,000       4,000,000       3,500,000
Orpheum Theatre--NY...............      1,500,000        1,500,000       2,000,000       1,500,000

Reading

                                        Adjusted Market  Adjusted Market Adjusted Market
                                       Value Most Likely    Value Low      Value High    Appraised Value
-                                      ----------------- --------------- --------------- ---------------
Australian Real Estate
   Bundaberg..........................    $ 1,100,000      $ 1,000,000     $ 1,200,000     $ 1,100,000
   Perth (Belmont)....................      7,000,000        6,300,000       7,700,000       7,000,000
   Auburn.............................     16,700,000       14,600,000      18,400,000      16,700,000
   Moonee Ponds, Victoria.............      3,600,000        3,200,000       4,000,000       3,600,000
   New Market, Queensland.............      3,200,000        2,700,000       3,500,000       2,700,000
   Burwood, Victoria (Melbourne Area).     10,800,000        8,300,000      11,900,000       8,300,000
New Zealand Real Estate
   Wellington Center (March 2002).....      2,400,000        2,200,000       2,600,000       2,400,000
   Wellington Adjacent Downtown.......      1,100,000        1,000,000       1,200,000       1,100,000
   Wellington Parking Facility........      5,100,000        4,600,000       5,600,000       5,100,000
   Wangpora and Takapuna (2 Fee
     Properties (50%) 1 Leasehold)....        600,000          600,000         600,000         600,000

Craig

                                         Adjusted Market  Adjusted Market Adjusted Market
                                        Value Most Likely    Value Low      Value High    Appraised Value
-                                       ----------------- --------------- --------------- ---------------
Condo on Doheney Drive.................     $600,000         $500,000        $600,000           N/A

Summary of Conclusions

   Marshall & Stevens, in reaching their final conclusions, placed equal (one-third) weight on the conversion ratios indicated by the current (July 11, 2001) stock prices, six-month average (January 12, 2001-July 11, 2001) stock prices and adjusted market value--most likely scenario, which yielded a conversion ratio conclusion of 1.17 for both Craig common stock and common preference stock and 1.25 for Reading common stock.

   In the opinion of Marshall & Stevens, it would not be appropriate for any premium to be paid by any party in the consolidation transaction to the stockholders of any other party to the consolidation since:

  . The consolidation is a merger of equals, in which all stockholders will receive the same consideration-- nonvoting common stock--and have the opportunity to continue to enjoy the potential upside in the consolidated company;

  .  The consolidation does not involve any change of control;

  . The stockholders of Craig and Reading will represent a majority of the equity ownership of the combined company; and

  . The combined company will, under the name "Reading International, Inc.," continue the businesses of Craig and Reading under the same management that is currently managing those businesses.

   The summary set forth above does not purport to be a complete description of the analyses performed by Marshall & Stevens but describes, in summary form, the material elements of the presentations made by Marshall & Stevens to the conflicts committees of the boards of directors of the companies on June 21, 2001 and to the full boards of directors on July 17 and 18, 2001 in connection with the preparation of the Marshall & Stevens' opinion. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Marshall & Stevens was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Marshall & Stevens did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Marshall & Stevens considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, Marshall & Stevens has indicated to the companies that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

Fee Arrangements with Financial Advisor

   Pursuant to an engagement letter dated May 9, 2001, Marshall & Stevens has been paid a fee of $234,000 in connection with the preparation and delivery of its fairness opinion, which was shared equally by Citadel, Craig and Reading. The companies also have agreed to pay Marshall & Stevens its customary fees for any services that the companies may request that were not contemplated by the engagement letter and to indemnify Marshall & Stevens against certain liabilities, which may include liabilities under the federal securities laws, relating to or arising out of Marshall & Stevens' engagement as financial advisor.

   There was no material relationship between any of the three companies and Marshall & Stevens in the two years prior to Marshall & Stevens' engagement in connection with the consolidation. Marshall & Stevens may in the future provide investment banking or other financial advisory services to the combined company.

Interests of Directors, Officers and Affiliates in the Consolidation


   When considering the recommendations of the boards of directors of Citadel, Craig and Reading, you should be aware that some of the directors and officers have interests in the consolidation that are different from, or are in addition to, your interests. The boards of directors were aware of these differing interests and considered them in making their recommendations. You also should be aware that Marshall & Stevens did not attribute any value to the potential benefits of being able to use historical tax loss carryforwards of any of the companies against future income of the consolidated company in its analyses of the companies' values. Management of the companies, however, as well as the companies' respective conflicts committees and boards of directors, did consider this possibility as a potential benefit of the consolidation in evaluating and recommending the consolidation.


   James J. Cotter is the principal controlling stockholder of Craig, Reading and Citadel. He owns or controls, directly or indirectly, a majority of the voting power of both Craig and Reading and approximately 49% of the voting power of Citadel. Mr. Cotter has advised the directors of the three companies that while he favors a consolidation of the companies, he would not support a transaction which, in his view, would materially and adversely affect his control position with respect to the three companies. This advice significantly influenced the determination to issue Citadel nonvoting common stock, as opposed to Citadel voting common stock, in the consolidation.

   Mr. Cotter will receive the same consideration in the consolidation as every other stockholder of Craig and Reading. However, due to his ownership interest in Citadel, the effect of the consolidation on him will be different from the effect on persons who do not similarly own Citadel voting common stock prior to the consolidation.

   As a consequence of the consolidation, Mr. Cotter's direct and indirect voting power will be reduced from a majority of the voting power of Craig and Reading, and 49% of the voting power of Citadel, to approximately 24.5% of the voting power of Citadel. However, it should be noted that:

  . Mr. Cotter's long-time business associate and partner, Mr. Michael Forman, will also own approximately 24.5% of the voting power of Citadel after the consolidation. Accordingly, so long as they are in agreement as to decisions effecting the consolidated company, they will effectively control the consolidated company.

  . After the consolidation, the number of outstanding shares of Citadel voting common stock will be reduced from 1,989,585 to 1,336,330 shares. This is due to the fact that the voting common stock currently owned by Craig and Reading will, as a consequence of the consolidation, become treasury shares, and will not be considered to be outstanding for voting purposes. Accordingly, Mr. Cotter could significantly increase his voting power with respect to the consolidated company by acquiring shares in the open market. Given the size of the holdings of Messrs. Cotter and Forman, we view it as unlikely that any competitor for control would attempt to acquire such shares in competition with Mr. Cotter.

  . Mr. Cotter will, immediately after the consolidation, own or have the right to vote 5,771,161 shares of Citadel nonvoting common stock, representing approximately 28% of such shares then outstanding. Mr. Cotter could sell these nonvoting common shares and reduce his equity interest in and investment exposure to the consolidated company, without adversely effecting his voting power.

  . Mr. Cotter will likely elect in the consolidation to convert his presently outstanding options to purchase Craig common stock and Reading common stock into options to purchase Citadel voting common stock. If he does so, he will hold options to purchase 1,490,120 shares of Citadel voting common stock, representing approximately 52.7% of that class taking into account the issuance of the shares subject to those options. If exercised, Mr. Cotter's voting interest in the combined company would increase from approximately 24.5% to approximately 64.3%. These options will have exercise prices ranging from $5.06 to $11.20 per share and a weighted-average exercise price of $8.03 per share.

   Mr. Cotter receives significant benefits from the companies not shared by other stockholders. Mr. Cotter is paid an aggregate of approximately $545,000 annually by the companies in director fees and consulting fees, and serves as the Chairman and Chief Executive Officer of each of the companies. Two of Mr. Cotter's children--Ellen Cotter and Margaret Cotter--serve as officers or directors of one or more of the companies, and Margaret Cotter provides certain theater management services to an affiliate of Citadel on an independent contractor basis. Over the twelve months ended September 30, 2001, the aggregate payments to Ellen Cotter and Margaret Cotter (and her affiliates) totaled approximately $185,611 and $279,274, respectively.

   Mr. Cotter also is a significant creditor of Citadel. He:

  . Holds a $2.25 million Citadel promissory note, which bears interest at the current rate of 8.25% per annum and matures in July 2002.

  . Is a 50% member in Sutton Hill Capital, LLC, which is the landlord to Citadel Cinemas with respect to its Manhattan-based cinemas (other than the Angelika) and to which Citadel has granted a $28 million line of credit, available for draw by Sutton Hill Capital beginning in July 2007.

   One of the effects of the consolidation will be to increase Citadel's equity, which may enhance its ability to satisfy these obligations.

   Mr. Cotter has advised the directors of Citadel, Craig and Reading that he considers his investment in the companies to be long-term in nature, and that he intends to pass on his investment to his estate for the benefit of his children, including Ellen Cotter and Margaret Cotter. Mr. Cotter has further advised the directors of the three companies that he believes that the three companies should be operated on a combined basis, and that, in his view, the best opportunity for the three companies is to use the assets available to them to advance the opportunities in Australia and New Zealand which he believes are reasonably available to Reading. Given the overlapping nature of his existing ownership interests in Citadel, Craig and Reading. Mr. Cotter has, in effect, already assumed the risks of an investment in the combined companies, and accordingly may view the attractiveness of the consolidation differently than stockholders who own shares in only one or two of the companies. The consolidation will expose the holders of Citadel and Reading shares to risks to which they are not currently exposed. See "RISK FACTORS--Risks Relating to the Consolidation." Also, given his level of personal involvement in the direction of Reading's activities in Australia and New Zealand, he may view the opportunities there as more attractive than would Citadel or Craig stockholders, who might prefer a domestic focus to their investments.

   As of October 31, 2001, executive officers and directors of Craig, including Mr. Cotter, held options to purchase a total of 664,940 shares of Craig common stock at the weighted-average exercise price of $6.04 per share and 65,000 shares of Craig common preference stock at the weighted-average exercise price of $6.65 per share. A total of 22,500 shares under those options were unvested. Under the terms of the consolidation agreement, these options will become options to purchase the equivalent number (based on the same conversion ratios used in the consolidation for Craig common stock and common preference stock and for Reading common stock) of shares of either Citadel voting common stock or nonvoting common stock, at each option holder's election.

   As of October 31, 2001, executive officers and directors of Reading, including Mr. Cotter, held options to purchase a total of 790,232 shares of Reading common stock at the weighted-average exercise of price of $12.79 per share. A total of 30,500 shares under those options were unvested. Under the terms of the consolidation agreement, these options will become options to purchase the equivalent number (based on the same conversion ratios used in the consolidation for Craig common stock and common preference stock and for Reading common stock) of shares of either Citadel voting common stock or nonvoting common stock, at each option holder's election.

   James J. Cotter currently holds options to purchase 635,232 shares of Reading common stock at the weighted-average exercise price of $13.30 per share and 594,940 shares of Craig common stock at the weighted-average exercise price of $5.92 per share. If Mr. Cotter elects to receive options to purchase Citadel voting stock in the consolidation, he would, immediately following the consolidation, hold options to purchase 1,490,120 shares of Citadel voting common stock, or 52.7% of the outstanding Citadel voting common stock assuming we were to exercise his options in full, at the weighted-average exercise price of $8.03 per share. Taking into account his current stock holdings, as well, this would give Mr. Cotter total beneficial ownership of 64.3% of the voting power of Citadel after taking into effect the exercise of Citadel stock options.

   In addition to Mr. Cotter, some of the executive officers of Citadel, Craig and Reading and their affiliates are also directors of one or more of the companies, or were otherwise involved in the development of the consolidation transaction. In addition to Mr. Cotter, Mr. Tompkins is a director of each of the three companies. Mr. Smerling, the President of Reading and of Citadel Cinemas, is also a director of Reading. Mr. Matyczynski, while employed by Craig, is the Chief Financial Officer of each of the three companies. Messrs. Tompkins, Smerling and Matyczynski received compensation aggregating $410,400, $219,900 and $180,000 with respect to the year ended December 31, 2000 for their services to the three companies and their affiliates. Messrs. Tompkins, Smerling and Matyczynski will benefit from the consolidation in that their employment benefits, and severance arrangements with Craig (in the case of Messrs. Tompkins and Matyczynski) and with Reading (in the case of Messrs. Tompkins and Smerling) will be assumed by Citadel in the consolidation.

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   Under the consolidation agreement, Citadel has agreed to honor Craig's and
Reading's obligations under the indemnification agreements between Craig and Reading and their respective directors and officers. The Craig indemnification agreements are identical to indemnification agreements currently in effect between Citadel and its directors and officers. For more information on the Citadel indemnification agreement, see the discussion under "PROPOSAL TO RATIFY AND APPROVE THE FORM OF CITADEL INDEMNIFICATION AGREEMENT" beginning on page 100.


   As a result of the foregoing interests, the directors and officers of Citadel, Craig and Reading could be more likely to vote to approve the consolidation agreement and related matters than if they did not hold these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the consolidation.

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                     PROPOSAL TO APPROVE THE CONSOLIDATION

   This section of the joint proxy statement/prospectus describes the proposed consolidation. While we believe that the description covers the material terms of the consolidation and related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the accompanying documents for a more complete understanding of the consolidation.

Completion and Effectiveness of the Consolidation

   The consolidation will be completed when all of the conditions to its completion are satisfied or waived, including approval and adoption of the consolidation agreement and the Craig merger by the stockholders of Craig and the approval and adoption of the consolidation agreement and the Reading merger by the stockholders of Reading. The consolidation will become effective upon the filing of articles of merger with the State of Nevada. We expect to complete the consolidation promptly following the joint meetings of stockholders of Citadel, Craig and Reading.

Structure of the Consolidation and Conversion of Stock and Options

   Citadel has formed two wholly owned subsidiaries, Craig Merger Sub and Reading Merger Sub. As provided in the consolidation agreement, Craig Merger Sub will merge with and into Craig, and Reading Merger Sub will merge with and into Reading. These two mergers are referred to in this joint proxy statement/prospectus as the Craig merger and the Reading merger. The completion of the Craig merger and the Reading merger are conditioned on completion of the other, so neither merger will occur unless both occur.

   On the effective date of the Craig merger and the Reading merger, Craig and Reading will become wholly owned subsidiaries of Citadel, and Craig stockholders and Reading stockholders will become stockholders of Citadel as described in the following paragraphs. In connection with and as part of the Reading merger, Reading's name will be changed to "Reading Holdings, Inc."

Craig Common Stock and Common Preference Stock

   Upon effectiveness of the consolidation, each outstanding share of Craig common stock and common preference stock will be automatically converted into the right to receive 1.17 shares of Citadel nonvoting common stock.

Craig Options

   Upon completion of the consolidation, each outstanding stock option of Craig will be assumed by Citadel and become an option to purchase either Citadel voting common stock or nonvoting common stock, at each option holder's election. Each option will be exercisable for a number of whole shares of either Citadel voting common stock or nonvoting common stock, at each option holder's election, determined by multiplying 1.17 by the number of shares of Craig common stock or common preference stock that were purchasable under the option immediately prior to the consolidation. The number of shares of Citadel common stock purchasable under the option will be rounded down to the nearest whole share, without payment of any cash for fractional shares. The exercise price per share of each option to purchase Citadel voting shares or nonvoting shares will be the pre- consolidation exercise price divided by 1.17, so the aggregate exercise prices of the outstanding Craig options will not be affected by the consolidation. In each case, the exercise price will be rounded up to the nearest whole cent.

Reading Common Stock

   Upon completion of the consolidation, each outstanding share of Reading common stock will be automatically converted into 1.25 shares of Citadel nonvoting common stock.

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Reading Options

   Upon completion of the consolidation, each outstanding stock option of Reading will be assumed by Citadel and become an option to purchase either Citadel voting common stock or nonvoting common stock, at each option holder's election. Each option will be exercisable for a number of whole shares of either Citadel voting common stock or nonvoting common stock, at each option holder's election, determined by multiplying 1.25 by the number of shares of Reading common stock that would have been purchasable under the option immediately prior to the consolidation. The number of shares of Citadel common stock purchasable under the option will be rounded down to the nearest whole share, without payment of any cash for fractional shares. The exercise price per share of each option to purchase Citadel voting shares or nonvoting shares will be the pre-consolidation exercise price divided by 1.25, so the aggregate exercise prices of the outstanding Reading options will not be affected by the consolidation. In each case, the exercise price will be rounded up to the nearest whole cent.

   The total number of Citadel shares issuable in the consolidation includes up to 1,841,820 shares issuable upon the exercise of currently outstanding Craig and Reading stock options to be assumed by Citadel. These shares will be either voting shares or nonvoting shares, or a combination of voting and nonvoting shares, depending on the election made by each option holder. The currently outstanding Craig and Reading stock options to be assumed by Citadel in the consolidation consist of:

  . Options to purchase 135,000 shares granted under Craig's stock option plans.

  . Options to purchase 594,940 shares under individual Craig option agreements with Citadel's controlling stockholder, James J. Cotter.

  . Options to purchase 420,232 shares granted under Reading's stock option plans.

  . Options to purchase 370,000 shares under individual Reading option agreements with Mr. Cotter.


   The Citadel stock option plan is described below under "PROPOSAL TO AMEND CITADEL'S 1999 STOCK OPTION PLAN" beginning on page 98. The material terms of the stock options to be assumed and reissued in favor of Mr. Cotter are summarized below:


   Under the stock option agreement between Mr. Cotter and Craig, the options granted under the agreement vested as of the date of the agreement. The options granted to Mr. Cotter may be exercised only by Mr. Cotter or by (1) any partnership, corporation or limited liability company for the benefit of or owned directly or indirectly by Mr. Cotter and/or his children or heirs, or (2) any trust, foundation or not-for-profit corporation established by Mr. Cotter. These options expire on June 11, 2005.

   In 1997, Mr. Cotter and Reading entered into a non-qualified option plan entitling Mr. Cotter to purchase up to 370,000 shares of common stock. These options are divided into three components, which became exercisable in four equal installments over a similar vesting schedule. The exercise price of the options exceeded the market price of the Reading common stock at the time the options were granted. Mr. Cotter's options under the agreement are transferable only (1) by will or by the laws of descent and distribution or (2) by Mr. Cotter during his lifetime to any immediate family member or certain entities owned or controlled by, or for the benefit of, Mr. Cotter and his immediate family members. Mr. Cotter's option will terminate within 30 days after the date of termination for cause or 120 days after the date of termination for any reason other than for cause, death or retirement or disability of Mr. Cotter's association with Reading. Upon retirement or disability, Mr. Cotter may for a period of three years (or longer if determined by the Reading compensation committee) exercise any option which were exercisable prior to such retirement or disability. Upon Mr. Cotter's death, all vesting provisions which would be satisfied solely by the passage of time will be accelerated and deemed satisfied.

No Fractional Shares of Citadel Nonvoting Common Stock

   No fractional shares of Citadel nonvoting common stock will be issued in the consolidation. Instead of fractional shares, former Craig stockholders and Reading stockholders will be entitled to receive cash in an

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amount to be determined by multiplying their fractional share amount, after aggregating all fractional shares for a former holder of Craig common stock and common preference stock and Reading common stock, by the average closing price of Citadel nonvoting common stock as reported on the American Stock Exchange for the five trading days immediately prior to the effectiveness of the consolidation.

Exchange of Craig and Reading Stock Certificates for Citadel Stock Certificates

   When the consolidation is completed, Citadel's exchange agent will mail to former Craig and Reading stockholders a letter of transmittal and instructions for use in surrendering Craig and Reading stock certificates in exchange for Citadel stock certificates. When you deliver your Craig or Reading stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Craig or Reading stock certificates will be canceled and you will receive Citadel stock certificates representing the number of full shares of Citadel common stock to which you are entitled under the consolidation agreement. You will receive payment in cash, without interest, instead of any fractional share of Citadel nonvoting common stock which would have otherwise been issuable to you in the consolidation.

   Citadel will only issue to former Craig and Reading stockholders a Citadel stock certificate or a check in lieu of a fractional share in the name in which the surrendered Craig or Reading stock certificate is registered. If Craig and Reading stockholders wish to have their stock certificates issued in another name, they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

   Craig and Reading stockholders should not submit their Craig and Reading stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

No Dividends

   Craig and Reading stockholders are not entitled to receive any dividends or other distributions on Citadel nonvoting common stock until the consolidation is completed and they have surrendered their Craig and Reading stock certificates in conversion for Citadel stock certificates.

   Subject to the effect of applicable laws, promptly following surrender of Craig and Reading stock certificates and the issuance of the corresponding Citadel certificates, former Craig and Reading stockholders will be paid the amount of dividends or other distributions, if any, without interest, with a record date after the completion of the consolidation which were previously paid with respect to their whole shares of Citadel nonvoting common stock. At the appropriate payment date, former Craig and Reading stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the consolidation (but prior to the surrender of Craig and Reading share certificates) and a payment date after they surrender their Craig and Reading stock certificates for Citadel stock certificates.

Material United States Federal Income Tax Consequences of the Consolidation

   The following discussion summarizes the material federal income tax consequences of the consolidation that are generally applicable to holders of Craig common stock and common preference stock and Reading common stock. This discussion is based upon the advice of Troy & Gould Professional Corporation, but the companies have not obtained the opinion of Troy & Gould or other counsel with respect to tax matters. This discussion is based on existing authorities. These authorities may change, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequences of the consolidation to the holders of Craig common stock and common preference stock and Reading common stock could differ from those described below. This discussion is for general information only and does not provide a complete analysis of all potential tax considerations that may be relevant to particular stockholders because of their specific circumstances, or because they are subject to special rules. This discussion does not describe the federal income

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tax consequences of transactions other than the consolidation or the tax consequences of consolidation under foreign, state or local law. This discussion also does not address the federal income tax consequences of the consolidation to holders of Craig stock options or Reading stock options.

   Each holder of Craig common stock and common preference stock and each holder of Reading common stock will recognize gain or loss measured by the difference between the sum of the fair market value of the shares of Citadel nonvoting common stock received in the consolidation, plus the amount of cash received by the holder in lieu of a fractional share, and the holder's tax basis in the Craig or Reading stock.

   Stockholders are urged to consult their own tax advisors as to the specific tax consequences of the consolidation, including the applicable federal, state, local and foreign tax consequences to them of the consolidation in their particular circumstances.

Accounting Treatment of the Consolidation

   Citadel intends to account for the consolidation as a purchase of Craig and Reading by Citadel for financial reporting and accounting purposes, in accordance with generally accepted accounting principles.

Regulatory Filings and Approvals Required to Complete the Consolidation

   None of the companies is aware of any material governmental or regulatory approval required for completion of the consolidation, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporation laws of Nevada.

Restrictions on Sales of Shares by Affiliates

   The shares of Citadel nonvoting common stock to be issued in the consolidation will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to any person who is an affiliate of any of Craig or Reading (or of Citadel). Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Craig or Reading (or of Citadel) and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Citadel nonvoting common stock acquired in the consolidation except pursuant to:

  . An effective registration statement under the Securities Act covering the resale of those shares.

  .  An exemption under paragraph (d) of Rule 145 under the Securities Act.

  .  Any other applicable exemption under the Securities Act.

No Dissenters' or Appraisal Rights

   Under Nevada Law, there are no dissenters' or appraisal rights available to Citadel, Craig or Reading stockholders in connection with the consolidation.

Listing on the American Stock Exchange of Citadel Nonvoting Common Stock to be Issued in the Consolidation

   Citadel nonvoting common stock currently is listed on the American Stock Exchange under the symbol "CDL.A." Citadel will apply to list the shares of Citadel nonvoting common stock to be issued in the consolidation on the American Stock Exchange under the new symbol "RDI.A" to reflect the proposed change in the name of the consolidated company to "Reading International, Inc." American Stock Exchange approval is subject to official notice of issuance prior to the effectiveness of the consolidation.

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Delisting and Deregistration of Craig and Reading Common Stock After the
Consolidation

   If the consolidation is completed, Craig common stock and common preference stock will be delisted from the New York Stock Exchange and Reading common stock will no longer be quoted on The Nasdaq Stock Market, and the Craig common stock and common preference stock and Reading common stock will be deregistered under the Securities Exchange Act of 1934.


   Craig stockholders also should bear in mind that, if the consolidation is not completed, Craig common stock and common preferred stock is likely to be delisted from the New York Stock Exchange as discussed under "THE
CONSOLIDATION--Background of the Consolidation" on page 54.


Certain Effects of the Consolidation

   As a result of the consolidation, Craig and Reading will become wholly owned subsidiaries of Citadel, and Citadel will have a 100% interest in the respective net book values and net earnings, if any, of both Craig and Reading. Currently, Citadel has no interest in Craig's or Reading's net book value or earnings. Based on Craig's net book value of $42,297,000 as of September, 30, 2001 and net loss of $4,587,000 for the nine months ended September 30, 2001, the amount of Citadel's interest in Craig's net book value would have increased from zero to $42,297,000 and the amount of its interest in Craig's net loss would have changed from zero to $4,587,000. Based on Reading's net book value of $60,784,000 as of September 30, 2001 and net loss of $8,260,000 for the nine months ended September 30, 2001, the amount of Citadel's interest in Reading's net book value would have increased from zero to $60,784,000, and the amount of its interest in Reading's net loss would have changed from zero to $8,260.000

   Craig currently has a 78.0% interest in Reading's net book value and net earnings calculated after deduction of preferred dividends, if any. As a result of the consolidation, all of Craig's interest in Reading's net book value and net earnings remaining after the consolidation will be owned by Citadel and is reflected in percentage and dollar amounts of Citadel's interest in Reading resulting from the consolidation as discussed above. Reading currently has no interest in Craig's net book value or net earnings and the consolidation will not result in such an interest.
   Mr. Cotter currently has a 50.7% interest in Craig's net book value and net earnings, if any, and through Craig, a 40.7% interest in the net book value and net earnings, if any, of Reading. As a result of the consolidation, Mr. Cotter's interest in the net book values and net earnings of Craig and Reading will decrease to zero, since these companies will both become wholly owned subsidiaries of Citadel. As a result of the consolidation, all of Mr. Cotter's interest in the net book values and net earnings of Craig and Reading after the consolidation will be owned by Citadel and is reflected in percentage and dollar amounts of Citadel's interest in Craig and Reading. Based on Craig's net book value of $42,295,000 as of September 30, 2001 and net loss of $4,587,000 for the nine months ended September 30, 2001, the amount of Mr. Cotter's interest in Craig's net book value would have changed from $42,492,000 to zero and his interest in Craig's net loss would have changed from $2,327,000 to zero. Based on Reading's net book value of $60,784,000 as of September 30, 2001 and net loss of $8,260,000 for the nine months ended September 30, 2001, the amount of Mr. Cotter's interest in Reading's net book value would have decreased from $24,727,000 to zero and the amount of his interest in Reading's net loss would have changed from $4,460,000 to zero.

   Mr. Cotter currently has a 31.0% interest in Citadel's net book value and net earnings. As a result of the consolidation, Mr. Cotter's interest in Citadel's net book value and net earnings will decrease to 28.0%. Based on Citadel's net book value of $36,462,000 as of September 30, 2001 and net loss of $3,149,000 for the nine months ended September, 30, 2001 and based upon Citadel's pro forma net book value of $86,855,000 and pro forma net loss of $8,556,000, as of the same date, the amount of Mr. Cotter's interest in Citadel's net book value would have changed from $11,303,000 to $24,319,000 and his interest in the net loss would have changed from $976,000 to $2,396,000.

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   For purposes of the above calculation, with respect to Craig, Mr. Cotter is deemed, both before and after the consolidation, to be the beneficial owner of all of the shares owned by Hecco Ventures. Hecco Ventures owns Craig common stock and Craig common preference stock, but no Citadel or Reading shares. With respect to Citadel, Mr. Cotter is deemed currently to be the beneficial owner of the shares in Citadel currently held by Craig and Reading in proportion to his beneficial ownership of Craig and Reading. With respect to Reading, Mr. Cotter is deemed currently to be the beneficial owner of the shares in Reading currently held by Craig and Citadel, likewise, in proportion to his beneficial ownership in Craig and Citadel. Following the consolidation, Craig and Reading will be wholly owned subsidiaries of Citadel and accordingly, Mr. Cotter is not treated as being the beneficial owner of shares in such companies, but rather as the beneficial owner of the shares in Citadel owned by Hecco Ventures and by himself (the interest of Hecco Ventures in Craig having been converted into Citadel nonvoting common stock in the consolidation).

   Citadel's current interest in Reading is limited to its ownership of Reading Series A preferred stock. Accordingly, for purposes of calculating the current interests of Citadel in the net book value and net earnings of Reading, we have valued Citadel's interests through its ownership of that Reading Series A as being in each case zero. This is due to the fact that (a) the par value of and the accrued dividends on the Series A preferred stock have already been deducted in calculating the net book value of Reading at September 30, 2001 and
(b) the interest of Citadel in the net earnings of Reading is limited to its preferred dividend, which accumulates at $113,750 per quarter. Craig currently holds both Reading Series B preferred stock and Reading common stock. For purposes of calculating the interest of Craig in the net book value of Reading, we have valued the Series B preferred stock at its liquidation preference of $65,000,000 (par value plus accrued dividends at September 30, 2001). For purposes of calculating the interests of Craig in the net earnings of Reading, we have allocated to it 100% of the net earnings attributable to the cumulating dividend on the Series B preferred stock, and its proportion (based on its holdings of Reading common stock) of any remaining net earnings. The impact of the dividend preference of the Series A and Series B preference stock is to increase the net loss of Reading, and that the net earnings of Reading are not currently sufficient to cover the aggregate dividends accruing on the Series A and Series B preferred stock.

                          THE CONSOLIDATION AGREEMENT

   The following is a brief summary of the material provisions of the consolidation agreement among Citadel, Craig and Reading, dated as of August 17, 2001, a copy of which is attached as ANNEX A to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the consolidation agreement. Stockholders of Citadel, Craig and Reading are urged to read the consolidation agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal contract that governs the consolidation.

Effective Time of the Consolidation

   If the issuance of Citadel shares in the consolidation is approved by Citadel stockholders and the consolidation agreement is approved by the stockholders of Craig and Reading, and all the other conditions to the consolidation are satisfied, the consolidation will become effective upon the filing of properly executed articles of merger relating to the Craig merger and the Reading merger with the Nevada Secretary of State, or at a later time as the parties will agree and set forth in the articles of merger.

   The consolidation agreement provides that, subject to the terms and conditions of the consolidation agreement, Craig Merger Sub will merge with and into Craig and the separate existence of Craig Merger Sub will cease to exist, and Craig will be the surviving corporation, and Reading Merger Sub concurrently will merge with and into Reading and the separate existence of Reading Merger Sub will cease to exist, and Reading will be the surviving corporation. Neither the Craig merger nor the Reading merger will occur unless both occur.

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Manner and Basis of Converting Shares

   As of the effective time, by virtue of the consolidation and without any action of the part of the holders of any capital stock:

  . Each share of common stock, par value $0.25 per share, of Craig issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.17 shares of Class A nonvoting common stock, par value $0.01 per share, of Citadel. All Craig common stock, when so converted, will no longer be outstanding and will be automatically canceled and retired and will cease to exist. The holder of a certificate of Craig common stock that, immediately prior to the effective time, represented outstanding shares of Craig common stock will no longer have any rights with respect to such Craig common stock except the right to receive Citadel nonvoting common stock, without interest, upon surrender of such Craig common stock certificate.

  . Each share of Class A common preference stock, par value $0.01 per share, of Craig issued and outstanding immediately before the effective time will be converted into the right to receive 1.17 shares of the nonvoting common stock of Citadel. All Craig common preference stock, when so converted, will no longer be outstanding, will be automatically cancelled and retired and cease to exist. The holder of such certificate of Craig common preference stock that, immediately before the effective time, represented outstanding shares of Craig common preference stock will cease having any rights with respect to such shares of Craig common preference stock except the right to receive Citadel nonvoting common stock, without interest, upon the surrender of such Craig common preference stock certificate.

  . Each share of common stock, par value $0.001 per share, of Reading issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.25 shares of the Citadel nonvoting common stock. All such Reading common stock, when so converted, will no longer be outstanding and will be automatically canceled and retired and will cease to exist. The holder of a certificate of Reading common stock that, immediately prior to the effective time, represented outstanding shares of Reading common stock will cease having any rights with respect to such Reading common stock except the right to receive Citadel nonvoting common stock, without interest, upon surrender of such Reading common stock certificate.

  . Each share of the Series A convertible redeemable preferred stock, par value $0.001 per share, of Reading issued and outstanding immediately before the effective time will remain outstanding and will not be affected by the consolidation.

  . Each share of Series B convertible preferred stock, par value $0.001 per share, of Reading issued and outstanding immediately before the effective time will remain outstanding and will not be affected by the consolidation.

  . Each share of Citadel nonvoting common stock and each share of Citadel Class B voting common stock, par value $0.01 per share, issued and outstanding immediately before the effective time will remain outstanding and will not be affected by the consolidation.

  . All shares of common stock, par value $0.01 per share, of Craig Merger Sub issued and outstanding will be automatically converted into one share of Craig common stock and will be the only Craig common stock issued and outstanding after the consolidation.

  . All shares of common stock, par value $0.01 per share, of Reading Merger Sub issued and outstanding will be automatically converted into one share of Reading common stock and will be the only Reading common stock issued and outstanding after the consolidation.

   No fractional shares of Citadel nonvoting common stock will be issued in the consolidation, and fractional interests will not entitle the owner of such fractional interests to vote or to any rights of a stockholder of Citadel. All former holders of Craig common stock and common preferred stock and of Reading common stock who would otherwise be entitled to receive fractional shares will instead receive a payment determined by multiplying

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the fraction of a share of Citadel nonvoting common stock to which the holder otherwise would be entitled by the average closing price of Citadel nonvoting common stock as reported by the American Stock Exchange for the five trading days immediately prior to the effective time of the consolidation.


   All shares of Citadel nonvoting common stock issued upon the surrender of certificates in accordance with the terms of the consolidation agreement will be deemed to have been issued in full satisfaction of all rights pertaining to those certificates and the Craig and Reading stock represented thereby.

Conversion Procedures

   Promptly following the effective time of the consolidation, an exchange agent will send a letter of transmittal to each holder of record of Craig and Reading stock certificates along with instructions for effecting the surrender of such Craig and Reading stock certificates in exchange for certificates representing shares of Citadel stock (plus cash in lieu of fractional shares as provided above). Upon the surrender of a Craig or Reading stock certificate for cancellation, together with a duly executed and properly completed letter of transmittal, the holder of the stock certificate will be entitled to receive that number of whole shares of Citadel stock, and if applicable, cash pursuant to the consolidation agreement. CRAIG AND READING STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

   If your Craig or Reading stock certificate has been lost, stolen or destroyed, you may make an affidavit of that fact, and if required by Citadel, post a bond in such reasonable amount as Citadel may direct as indemnity against any claim that may be made against it with respect to such Craig or Reading stock certificate. Upon the receipt of the affidavit and bond, if any, the exchange agent will issue in exchange for such lost, stolen or destroyed Craig or Reading stock certificate, the requisite number of Citadel nonvoting common stock, as set forth in the consolidation agreement, and if applicable, cash in lieu of any fractional share.

Treatment of Stock Options

   At the effective time of the consolidation, automatically and without any action on the part of the holder of a Craig or Reading stock option, each outstanding stock option of Craig and Reading outstanding at the effective time of the consolidation will be assumed by Citadel and become an option to purchase shares of either Citadel nonvoting common stock or Citadel voting common stock, as specified in a written election by the holder of such option. If no election is made, a Craig option holder or Reading option holder will receive options to purchase Citadel nonvoting common stock. The number of shares of Citadel nonvoting common stock or voting common stock purchasable under the options will be determined by multiplying the number of shares of Craig or Reading stock, as applicable, issuable upon the exercise of such option by the applicable conversion ratio for Craig stock or Reading stock in the consolidation. The number of shares of Citadel common stock purchasable under the options will be rounded down to the nearest whole share, without payment of cash for any fractional shares. The options will be exercisable at an exercise price per share equal to the per share exercise price of such Craig or Reading option divided by the applicable conversion ratio for such stock in the consolidation, and otherwise upon the same terms and conditions as such outstanding options to purchase the Craig and Reading options. In each case, the exercise price will be rounded up to the nearest whole cent.

   Following the consolidation, Citadel will file a registration statement with the Securities and Exchange Commission covering the shares of Citadel common stock issuable with respect to the options assumed in the consolidation.

   For further information regarding the treatment of stock options, see the discussion under "STOCK OPTIONS ELECTION" below.

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Representations and Warranties

   The consolidation agreement contains certain representations and warranties made by Craig, Reading and Citadel. The following are reciprocal representations and warranties made by each party:

  . Each party is a corporation duly organized, validly existing and in good standing under Nevada law.

  . Each of the subsidiaries of each of the three corporations are corporations duly organized, validly existing and in good standing under the law of its jurisdiction.

  . Each party and its subsidiaries are not in default in any observation, performance or fulfillment of any provision of their articles of incorporation or bylaws.

  . Each party has the authorized capital stock, as set forth in the consolidation agreement.

  . Each party has full corporate power and authority to execute and deliver the consolidation agreement.

  . Each party's performance under the consolidation agreement, subject to the appropriate statutory and regulatory approvals, will not result in the violation of any other obligations.

  . Each party has filed the appropriate documents with the Securities and Exchange Commission.

  .  Each party has disclosed complete and accurate financial statements.

  . Except as disclosed in Securities and Exchange Commission reports filed prior to the date of the consolidation agreement, no party or any of their subsidiaries have incurred any liability or obligations that may adversely affect the respective company.

  . Except as disclosed in Securities and Exchange Commission reports filed prior to the date of the consolidation agreement, all parties have conducted their business in the ordinary course consistent with the past and no developments or changes have occurred that would have an adverse effect on the respective company.

  . The parties and their subsidiaries have timely filed all tax returns, paid all taxes as of the closing date and do not have any audits pending or threatened.

  . Except as disclosed in Securities and Exchange Commission reports filed prior to the date of the consolidation agreement, no parties, their subsidiaries or any directors and officers thereof have any suits, claims, actions or proceedings, pending or threatened.

  . The parties have disclosed all employee benefit plans or similar arrangements.

  . The parties have complied with the appropriate federal and state environmental, health and safety laws, statutes and regulations.

  . The parties hold all material approvals, licenses, permits, registrations and other authorizations necessary for the lawful conduct of their businesses.

  . The parties currently have in place all policies of insurance reasonably required in the operation of their businesses.

  . No party has any labor disputes or complaints and the parties are otherwise in full compliance with the applicable labor laws and regulations.

  . The parties have disclosed all contracts, leases, agreements, arrangements or understandings, and all such contracts, leases, agreements, arrangements or understandings are in full force and no party is in breach or default of such contracts, leases, agreements, arrangements or understandings.

  . Each party will obtain the vote or consent of the stockholders entitled to vote on the consolidation agreement.

  . No party has disclosed any untrue statement of material fact or omitted any material fact in its registration statement, prospectus and proxy statement, as filed with the Securities and Exchange Commission.

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  .  The parties and their subsidiaries own or are licensed to use all intellectual property currently being used in the conduct of their businesses.

  . No party has or will pay any finder fees or other commissions to any broker, finder or investment banker (other than Marshall & Stevens Incorporated) in connection with the consolidation agreement.

  . The board of directors of each party has received an opinion to the effect that the stock conversion ratio is fair from a financial point of view.

  . In addition to the representations and warranties set forth above, Citadel represents and warrants to Craig and Reading the following:

  . It has the authority to issue the appropriate shares of nonvoting common stock required to complete the transactions contemplated by the consolidation agreement.

  . It will list on the American Stock Exchange the additional Citadel voting and nonvoting shares issuable in connection with the consolidation.

   All the representations and warranties that the parties have made in the consolidation agreement will expire at the effective time of the consolidation.

   The representations and warranties in the consolidation agreement are complicated and not easily understood. You are urged to read carefully Articles IV, V and VI of the consolidation agreement, which set forth the representations and warranties of each party.

Conduct of Business Prior to the Consolidation

   Citadel, Craig and Reading have agreed that, prior to the completion of the consolidation, unless contemplated by the consolidation agreement or otherwise consented to in writing by the other parties, that Citadel, Craig and Reading will and will cause its subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees subject to the terms of the consolidation agreement.

   Citadel, Craig and Reading have agreed that, until the effective time of the consolidation, subject to certain exceptions and unless consented to in writing by the other parties, they will not do and will not permit any of their subsidiaries to do any of the following:

  .  Adopt or propose any changes to their articles of incorporation of bylaws.

  . Declare, set aside or pay any dividend or other distribution with respect to any capital stock of the respective company or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in the respective company.

  . Merge, consolidate with any other person or acquire assets of any other person except in the ordinary course of business or transactions among wholly-owned subsidiaries of the respective company.

  . Sell, lease, license or otherwise surrender, relinquish or dispose of any material assets or properties or transactions other than among wholly-owned subsidiaries of the respective company, except in the ordinary course of business.

  . Issue any securities or enter into any amendment of any term of any outstanding security.

  . Change any method of accounting or accounting practice, except for any changes required by generally accepted accounting principles.

  . Take any action that would give rise to a claim under the Worker Adjustment and Retraining Notification Act or any similar state law or regulation.

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  .  Become bound to any obligation or obligate to participate in any operation or consent to participate in any operation that will individually cost in excess of $5.0 million, unless the operation is a currently existing obligation of the respective company or its subsidiaries.

  . Take, agree or commit to take any action that would make any representation and warranty of the respective company hereunder inaccurate in any material respect prior to the effective time of the consolidation.

  . Adopt, amend, or assume any obligation to contribute to any employee benefit plan or severance plan or enter into, amend or modify any employment, severance or similar contract with any person.

  . Make any election under any of their stock option plans to pay cash in conversion for terminating awards under such plans.

  .  Agree or commit to do any of the foregoing.

Employee Matters and Benefit Plans

   Citadel, Craig and Reading will evaluate their personnel needs and consider continuing the employment of certain employees of the companies and their subsidiaries on a case-by-case basis. After the effective time of the consolidation, Citadel will initially provide to any employees of Citadel, Craig and Reading and their subsidiaries who are employed by Citadel, Craig or Reading and their respective subsidiaries as of the effective time substantially the same base salary or wages provided subject to such changes in base salary or wages as will be determined by Citadel after the effective time. Citadel will take all reasonable actions necessary or appropriate to permit such employees to continue to participate from and after the effective time in the employee benefit plans or arrangements in which such employees were participating immediately prior to the effective time. Notwithstanding the foregoing, Citadel may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the effective time, provided that Citadel will take all reasonable action necessary to permit such employees to participate in benefit plans comparable to those maintained with respect to other employees.

   At the effective time, Citadel will assume the obligations of the Craig and Reading under the Craig benefit plans, the Reading benefit plans and any employment contracts or severance agreements between Craig and any of its employees and Reading and any of its employees. The terms of each such Craig benefit plan and Reading benefit plan will continue to apply in accordance with their terms. Subject to certain restrictions and conditions, at the effective time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Craig or Reading which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Citadel, in each case with such adjustments to the terms of such awards as are appropriate to preserve the value inherent in such awards with no detrimental effects on the holders thereof.

Voting Covenants

   James J. Cotter, Craig and Reading have agreed in the consolidation agreement to vote Citadel shares held by them in favor of the issuance of Citadel shares in connection with the consolidation and related matters. Mr. Cotter also has agreed in the consolidation agreement to vote his Craig shares and Reading shares in favor of the consolidation agreement. Craig also has agreed in the consolidation agreement to vote its Reading shares in favor of the consolidation agreement.

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Conditions to Consummation of the Consolidations

  Conditions to the Obligations of the Each Party

   Our respective obligations to effect the consolidation are subject to the fulfillment, at or prior to the effective time, of the following conditions:

  . Citadel stockholders, Craig stockholders and Reading stockholders approve the proposed transactions.

  . No action, suit or proceeding instituted by any governmental authority is pending, and there is no statute, rule, regulation, executive order, decree, ruling or injunction of any court or governmental authority prohibiting the consummation of the consolidation or making the consolidation illegal.

  . The Securities and Exchange Commission declares the registration statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration statement is in effect and no proceeding for that purpose is pending before or threatened by the Securities and Exchange Commission.

  . We have obtained such permits, authorizations, consents or approvals required to consummate the transaction contemplated in the consolidation agreement.

  . The shares of Citadel nonvoting common stock to be issued in the consolidation will have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

  . Marshall & Stevens has not withdrawn its fairness opinion, or modified it in any materially adverse way.

  Conditions to the Obligations of Citadel

   The obligations of Citadel to effect the consolidation are subject to the fulfillment, at or prior to the effective time, of the following additional conditions:

  . Craig and Reading will have performed in all material respects their obligations under the consolidation agreement required to be performed by them at or prior to the effective time and the representations and warranties of Craig and Reading contained in the consolidation agreement, to the extent qualified with respect to materiality will be true and correct in all respects, and to the extent not so qualified will be true and correct in all material respects, in each case as of the date of the consolidation agreement and at and as of the effective time as if made at and as of such time unless otherwise expressly contemplated by the consolidation agreement.

  . All proceedings to be taken by Craig and Reading in connection with the transactions contemplated by the consolidation agreement and all documents, instruments, certificates to be delivered by Craig and Reading in connection with the transactions contemplated by the consolidation agreement will be reasonably satisfactory in form and substance to Citadel and its counsel.

  . From the date of the consolidation agreement through the effective time, neither Craig nor Reading nor any of their subsidiaries will have any change in their financial condition, business operations or prospects.

  Conditions to the Obligations of Craig

   The obligations of Craig to effect the consolidation are subject to the fulfillment, at or prior to the effective time, of the following additional conditions:

  . Citadel and Reading will have performed in all material respects their obligations under the consolidation agreement required to be performed by them at or prior to the effective time and the representations and warranties of Citadel and Reading contained in the consolidation agreement, to the extent qualified with respect to materiality will be true and correct in all respects, and to the extent not so qualified will be true and correct in all material respects, in each case as of the date of the consolidation agreement and at and

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     as of the effective time as if made at and as of such time unless otherwise expressly contemplated by the consolidation agreement.

  . All proceedings to be taken by Citadel and Reading in connection with the transactions contemplated by the consolidation agreement and all documents, instruments, certificates to be delivered by Citadel and Reading in connection with the transactions contemplated by the consolidation agreement will be reasonably satisfactory in form and substance to Craig and its counsel.

  . From the date of the consolidation agreement through the effective time, neither Citadel nor Reading nor any of their subsidiaries will have any change in their financial condition, business operations or prospects.

  Conditions to the Obligations of Reading

   The obligations of Reading to effect the consolidation are subject to the fulfillment, at or prior to the effective time, of the following additional conditions:

  . Citadel and Craig will have performed in all material respects their obligations under the consolidation agreement required to be performed by them at or prior to the effective time and the representations and warranties of Citadel and Craig contained in the consolidation agreement, to the extent qualified with respect to materiality will be true and correct in all respects, and to the extent not so qualified will be true and correct in all material respects, in each case as of the date of the consolidation agreement and at and as of the effective time as if made at and as of such time unless otherwise expressly contemplated by the consolidation agreement.

  . All proceedings to be taken by Citadel and Craig in connection with the transactions contemplated by the consolidation agreement and all documents, instruments, certificates to be delivered by Citadel and Craig in connection with the transactions contemplated by the consolidation agreement will be reasonably satisfactory in form and substance to Reading and its counsel.

  . From the date of the consolidation agreement through the effective time, neither Citadel nor Craig nor any of their subsidiaries will have any change in their financial condition, business operations or prospects.

Waiver of Conditions

   Citadel, Craig or Reading may, in its discretion, waive any condition to its obligations under the consolidation agreement. If any of the companies waives any condition to completion of the consolidation, each company will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its stockholders is necessary or appropriate.

Expenses

   Except as provided in the consolidation agreement, all expenses incurred by the parties hereto will be borne solely and entirely by the party that has incurred such expenses. Such expenses include all reasonable out-of- pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the consolidation agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, other regulatory filings and all other matters related to the consummation of the transactions contemplated hereby.

   However, the expenses of Citadel, Craig and Reading for certain specified expenses (including certain fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and

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investment bankers) related to preparing, printing, filing and mailing the registration statement, this joint proxy statement/prospectus and all Securities and Exchange Commission and other regulatory filing fees incurred in connection with the registration statement, this joint proxy statement/prospectus and all other applicable regulatory filings will be allocated among the parties as agreed to by the parties. For more information regarding the anticipated expenses of the consolidation, see "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED FINANCIAL STATEMENTS."

Termination of the Consolidation Agreement

   The consolidation agreement may be terminated at any time and the consolidation may be abandoned prior to the effective time, whether before or after approval by the stockholders of Citadel, Craig and Reading:

  .  By our mutual written consent.

  . By any of us in certain circumstances if the effective time has not occurred on or before January 30, 2002.

  . By any of us if there has been a breach of any representation, warranty, covenant or agreement on the part of the other parties set forth in the consolidation agreement, which breach would, if uncured, cause certain closing conditions not to be satisfied and which breach shall not have been cured within 20 business days after notice of such breach.

  . By Citadel if there has been a breach of any representation, warranty, covenant or agreement on the part of Craig or Reading set forth in the consolidation agreement, which breach would, if uncured, cause certain closing conditions not to be satisfied and which will not have been cured within 20 business days after notice of such breach.

  . By any of us if any governmental authority or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or governmental order making the consummation of the consolidation illegal or otherwise prohibiting the consolidation and such governmental order will have become final and nonappealable, provided that the party seeking to terminate the consolidation agreement will have used its reasonable best efforts to remove or lift such governmental order.

  . By any of us if the requisite stockholder approval is not obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

   In the event of termination of the consolidation agreement and the abandonment of one or more of the mergers pursuant to the consolidation agreement, all obligations of the parties will terminate, except the obligations of the parties pursuant to the termination provision and except for the provisions regarding expenses, publicity and attorneys' fees, access and confidential information, provided that no party will be relieved from liability for any breach of the consolidation agreement.

                    AGREEMENTS RELATED TO THE CONSOLIDATION

   This section of the joint proxy statement/prospectus describes agreements related to the consolidation agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

Craig Affiliate Agreements

   As a condition to the exchange of their Craig stock certificates for Citadel nonvoting common stock certificates, the affiliates of Craig have agreed to execute an affiliate agreement. Under the affiliate agreement, such affiliates must agree to not make any offer to sell or sell any of the Citadel shares of nonvoting common stock that such affiliates have received in the consolidation in violation of the Securities Act, including Rule 145. Further, the affiliates must agree that they have been advised that their shares of Citadel nonvoting common

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stock are registered on Form S-4, but that any sale of such shares by them must be registered or an exemption found thereto. Further, the affiliate agreement states that Citadel will be entitled to (1) issue stop transfer instructions to the transfer agent with respect to the transfer of such affiliates' shares of Citadel nonvoting common stock and (2) place legends on the such certificates, which state that such certificates were issued in a Rule 145 transaction and any resale of such stock must be in compliance with Rule 145 or an available exemption from registration under the Securities Act.

Reading Affiliate Agreements

   As a condition to the exchange of their Reading stock certificates for Citadel nonvoting common stock certificates, the affiliates of Reading have agreed to execute an affiliate agreement. Under the affiliate agreement, such affiliates must agree to not make any offer to sell or sell any of the Citadel shares of nonvoting common stock that such affiliates have received in the consolidation in violation of the Securities Act, including Rule 145. Further, the affiliates must agree that they have been advised that their shares of Citadel nonvoting common stock are registered on Form S-4, but that any sale of such shares by them must be registered or an exemption found thereto. Further, the affiliate agreement states that Citadel will be entitled to: (1) issue stop transfer instructions to the transfer agent with respect to the transfer of such affiliates' shares of Citadel nonvoting common stock and (2) place legends on the such certificates, which state that such certificates were issued in a Rule 145 transaction and any resale of such stock must be in compliance with Rule 145 or an available exemption from registration under the Securities Act.

                            STOCK OPTIONS ELECTION

   As described above under "THE CONSOLIDATION--Craig Options" and "--Reading Options," Citadel will automatically assume the outstanding stock options of Craig and Reading as part of the consolidation. This section describes the steps that Craig and Reading option holders must take in order to specify whether their assumed Craig options or Reading options will be exercisable for shares of Citadel nonvoting common stock or for shares of Citadel voting common stock.

Procedure for Making Your Election


   You may elect to have your assumed options be exercisable for Citadel voting common stock or nonvoting common stock. Citadel voting common stock and nonvoting common stock are identical in all respects, with the exception that the nonvoting common stock carries no voting rights except in limited circumstances as required by Nevada law. For the reasons discussed in the answer to the question "Why Are Craig and Reading Stock Option Holders Being Given An Election To Have Their Options Converted Into Options To Purchase Either Citadel Voting Shares or Nonvoting Shares" on page 11 of this joint proxy statement/prospectus, we believe that there will be greater liquidity in the Citadel nonvoting shares after the consolidation than in the voting shares and that the voting rights attendant to the Citadel voting shares may be of limited value as a practical matter. We make no recommendation, however, as to whether an option holder should elect to receive an option to purchase Citadel nonvoting shares or voting shares, and you must make your own decision in this regard.


   You should complete and sign the notice of election form that accompanies this joint proxy statement/prospectus and return it to Citadel on or before December 31, 2001, the date of the joint meetings of stockholders of the companies. Citadel, however, reserves the right to extend the date by which delivery of notices of election must be made. If you do not return your election, or if you return your election but do not specify a choice as to Citadel voting common stock or nonvoting common stock, then you will be deemed to have elected to receive options to purchase Citadel nonvoting common stock.

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of the notice of election will be determined by Citadel in its sole discretion. This determination will be final and binding. The

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interpretation of the terms and conditions of the assumption offer as to any particular option either before or after the effective date of the consolidation, including the notice of election and the related instructions, by Citadel will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of notices of election must be cured within a reasonable period of time that Citadel will determine. Neither Citadel nor Craig or Reading will be under any duty to give notification of any defect or irregularity with respect to any option assumption, and will not be liable for failure to give any notification.

Resales of Option Shares

   The assumed options, as well as the shares of Citadel common stock issuable upon exercise of the assumed options, will continue to be subject to restrictions on transfers. In general, the options will not be transferable, and the shares of Citadel common stock issuable upon their exercise may not be offered or sold unless they are covered by a current, effective registration statement under the Securities Act. Citadel has agreed in the consolidation agreement that it will file a registration statement under the Securities Act covering the Citadel common stock issuable under the assumed options after the consolidation is completed.

No Guarantee of Employment

   Citadel's assumption of your Craig or Reading option is not a guarantee that you will be employed, or will continue to be employed, by Citadel or any of its subsidiaries, including Craig and Reading.

Acceptance of Options for Exchange and Delivery of Assumed Options

   Citadel will accept all options properly tendered under the notice of election and will exchange them for Citadel options promptly after the consolidation is completed.

Cancellation of Options

   Upon the assumption of your options by Citadel, your Craig options or Reading options will be cancelled and may no longer by exercised.

Delivery of Notices

   All executed notices of election should be hand-delivered or sent via mail, in time that they are received prior to December 31, 2001, to Citadel at the address set forth below or sent via facsimile to the number set forth below. We recommend that you use registered mail, return receipt requested. Questions and requests for assistance, requests for additional copies of this document or of the notice of election should be directed to Citadel, addressed as follows:

                              By mail or by hand:

                              Citadel Holding Corporation
                              Suite 1825
                              550 South Hope Street
                              Los Angeles, California 90071
                              Attention: Andrzej Matyczynski

   Delivery of the notice of election to an address other than as set forth above does not constitute valid delivery.

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              PROPOSAL TO AMEND CITADEL'S 1999 STOCK OPTION PLAN

   This section of the joint proxy statement/prospectus describes the proposal to amend Citadel's 1999 stock option plan in connection with the consolidation. The amendment, which was adopted by the board of directors of Citadel on August 16, 2001, will increase the number of shares of Citadel common stock reserved for issuance under the plan from 660,000 to 1,350,000. The purposes of the amendment are to allow for Citadel's assumption of currently outstanding Craig stock options and Reading stock options as provided in the consolidation agreement and to afford the consolidated company more available options for grant to participants in its options plan. The amendment will become effective, assuming it is approved at the joint meetings, concurrently with the effectiveness of the consolidation, assuming it is completed. The text of the amendment is attached as ANNEX C to this joint proxy statement/prospectus.

1999 Stock Option Plan

   Citadel's 1999 stock option plan was adopted by Citadel's board of directors on November 18, 1999 and approved by the stockholders of Citadel on September 12, 2000.

   The key terms of Citadel's stock option plan are outlined below:

  . Currently, the plan provides that options covering no more than 660,000 shares of Citadel common stock may be granted under the plan; however, if the proposed amendment to the plan is approved by Citadel stockholders at the Citadel annual meeting, this limitation will be increased to 1,350,000 shares, which may consist of either voting shares or nonvoting shares, or any combination of voting and nonvoting shares.

  . No eligible person may be granted options covering more than 100,000 shares in any twelve-month period.

  . The stock option plan provides for the grant of options to officers, directors, employees and consultants of Citadel and its affiliates.

  . The plan is administered by the Citadel board of directors or a committee of the board, which has discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the plan. If necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, or the Code, the committee will, in the board's discretion, be comprised solely of "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of
     Section 162(m) of the Code.

  . Options granted under the plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, as designated in the relevant stock option agreement.

  . The exercise price of incentive stock options may not be less than the fair market value of Citadel's common stock as of the date of grant or 110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of Citadel or of any affiliate.

  . Nonqualified options may be granted under the plan at an exercise price less than the fair market value of Citadel common stock on the date of grant. The exercise price of any grant to any person who owns more than 10% of the total combined voting power of all classes of capital stock of Citadel or of any affiliate may not be less than 110% of the fair market value of the stock at the time of the grant.

  . In general, upon termination of employment of an optionee, all options granted to such person that are not exercisable on the date of such termination will immediately terminate, and any options that are exercisable may be exercised within 90 days of the termination of employment.

  . Options may not be exercised more than ten years after the grant date (five years after the grant date if the grant is an incentive stock option to any person who owns more than 10% of the total combined voting power of all classes of Citadel capital stock).

  . Except with the express approval of the administrator with respect to nonqualified options, options granted under the stock option plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death.

  . Shares subject to options granted under the option plan which expire, terminate or are cancelled without being exercised will be reserved for subsequently granted options. The number and exercise prices of options outstanding are subject to adjustment in the case of certain transactions such as stock splits, reverse stock splits, stock dividends, recapitalizations, combinations or reclassifications, or if Citadel effects a spin-off of a subsidiary.

  .  The plan is effective for ten years, unless sooner terminated or suspended.

Certain Federal Income Tax Consequences

   If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee under beneficial capital gains tax rates. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be capital gain or loss. The maximum federal tax rate applicable to shares held for more than 12 months, but less than 18 months, is 28% and the maximum federal tax rate applicable to shares held for at least 18 months is 20%.

   All other options granted under Citadel's stock option plan are nonqualified stock options and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon exercise of the nonqualified stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for beneficial capital gains rates depending on the length of the holding period.

   Subject to the limits on deductibility of employee remuneration under
Section 162(m) of the Code, Citadel will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, and Citadel will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the plan, and any final determination of the deductibility of amounts realized upon exercise of an option granted under the plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. Citadel retains the right to grant options under the stock option plan in accordance with the terms of the plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

Vote Required


   Approval of the proposal to amend Citadel's 1999 stock option plan will require the affirmative vote of a majority of the outstanding shares of Citadel voting common stock present and voted at the Citadel annual meeting. James J. Cotter, Craig and Reading are obligated under the consolidation agreement to vote 981,063 shares, representing approximately 49% of the outstanding shares of Citadel voting common stock, in favor of the proposal.

Recommendation of Board of Directors as to the Amendment

   The Citadel board of directors unanimously approved the amendment to Citadel's 1999 stock option plan and recommends that Citadel stockholders vote FOR the proposal to adopt the amendment to the plan.

             PROPOSAL TO AMEND CITADEL'S ARTICLES OF INCORPORATION

   This section of the joint proxy statement/prospectus describes the proposal to amend Citadel's articles of incorporation in connection with the consolidation, assuming it is approved at the joint meetings and completed. The amendment to Citadel's articles of incorporation is attached as ANNEX D to this joint proxy statement/prospectus.

   On August 16, 2001, in connection with its approval of the consolidation agreement, the board of directors of Citadel approved an amendment to the articles of incorporation of Citadel to change the name of the company from Citadel Holding Corporation to "Reading International, Inc.". The amendment will become effective, assuming it is approved at Citadel's annual meeting, concurrently with the effective date of the consolidation, assuming it is completed.

   We believe that the new name will better reflect the consolidated company's business following completion of the consolidation.

   Following the name change, Citadel's outstanding shares of common stock will continue to be represented by existing stock certificates unless and until they are submitted to Citadel's transfer agent in connection with a proposed share transfer. YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR CITADEL PROXY.

Vote Required

   Approval of the proposal to amend Citadel's articles of incorporation will require the affirmative vote of a majority of the outstanding shares of Citadel voting common stock. James J. Cotter, Craig and Reading are obligated under the consolidation agreement to vote 981,063 shares, representing approximately 49% of the outstanding shares of Citadel voting common stock, in favor of the proposal.

Recommendation of Board of Directors as to the Amendment

   The Citadel board of directors unanimously approved the amendment to Citadel's articles of incorporation and recommends that Citadel stockholders vote FOR the proposal to adopt the amendment.

                      PROPOSAL TO RATIFY AND APPROVE THE
                   FORM OF CITADEL INDEMNIFICATION AGREEMENT

   This section of the joint proxy statement/prospectus provides a brief summary of the material provisions of the form of indemnification agreement between Citadel and its directors and officers. The form of the Citadel indemnification agreement is attached as ANNEX E to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the form of Citadel indemnification agreement. The proposal to ratify and approve the form of Citadel indemnification agreement is unrelated to the consolidation.

Indemnification

   The form of indemnification agreement provides that Citadel agrees to hold harmless and indemnify its directors and officers:

  . To the fullest extent authorized or permitted by Nevada Revised Statutes Sections 78.751 and 78.7502, or any successor statute or amendment thereof, or any other statutory provisions authorizing or permitting such indemnification that is adopted after the date of the indemnification agreement.

  . Against any and all expenses, judgment damages, fines, penalties and amounts paid in settlement actually and reasonably incurred by or for the officer or director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the officer or director is made a party as a result of the fact that at the time of the act or omission, which is the subject matter of such action covered by the indemnification agreement, the officer or director was an officer, director, employee or agent of Citadel or serving at the request of Citadel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

  . To the fullest extent as may be provided under the non-exclusivity indemnification provisions of the bylaws of Citadel and Nevada Revised Statutes Sections 78.751 and 78.7502.

  . The provisions of the form of indemnification agreement are in addition to, and not in limitation of, the indemnification provisions of Citadel's bylaws and the statutes mentioned.

Limitations on Indemnification

   Under the form of indemnification agreement, no indemnity will be paid by Citadel to the extent that:

  . Payment for indemnification is actually made to the officer or director under a valid and collectible insurance policy or policies, except with respect to any excess amount due beyond the amount of payment to the officer or director under such insurance policy or policies. Notwithstanding the availability of such insurance policy or policies, the officer or director also may claim indemnification from Citadel pursuant to the indemnification agreement by assigning to Citadel in writing any claims under such insurance policy or policies to the extent of the amount paid by Citadel to the officer or director.

  . The officer or director is indemnified by Citadel, otherwise than pursuant to the indemnification agreement.

  . Final judgment is rendered against the officer or director for the payment of dividends or other distributions to stockholders of Citadel in violation of the provisions of Subsection 2 of Nevada Revised Statutes
     Section 78.300, as amended.

  . Final judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of Citadel pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other similar provisions of any federal, state or local statutory law.

  . The conduct of the officer or director giving rise to the claim for indemnification is finally adjudged by a court of competent jurisdiction to have been a breach of fiduciary duty which involved intentional misconduct, fraud or a knowing violation of the law.

  . Except as otherwise provided in the indemnification agreement, in connection with all or any part of a suit or other proceeding which is initiated or maintained by or on behalf of the officer or director, or any suit or other proceeding by the officer or director against Citadel or its directors, officers, employees or other agents, unless (1) such indemnification is expressly required by Nevada law; (2) the suit or other proceeding was expressly authorized by an official act of the board of directors of Citadel or (3) such indemnification is provided by Citadel, in its sole discretion, pursuant to the powers vested in it under Nevada law.

Advancement of Expenses

   Under the form of indemnification agreement, in the event the officer or director incurs costs or expenses in connection with the defense of any such civil, criminal, administrative or investigative action, suit or proceeding, Citadel agrees to pay such costs or expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding within 30 calendar days of submission of bills or vouchers for such costs or expenses, provided that the officer or director delivers to Citadel prior to such payment a written undertaking to repay the amount paid if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to indemnification. However, in the case of an action brought against the officer or director by Citadel pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other similar provisions of any federal, state or local statutory law for an accounting of profits made from the purchase or sale by the officer or director of securities of Citadel, the costs and expenses of the officer or director will not be advanced unless such advancement is approved by the board of directors of Citadel by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or, if such a quorum cannot be obtained, by independent legal counsel in a written opinion that such indemnification is proper in the circumstances.

Vote Required

   Approval of the proposal to ratify and approve the form of Citadel indemnification agreement will require the affirmative vote of a majority of the outstanding shares of Citadel voting common stock present and voted at the Citadel annual meeting. James J. Cotter, Craig and Reading are obligated under the consolidation agreement to vote 981,063 shares, representing approximately 49% of the outstanding shares of Citadel voting common stock, in favor of the proposal.

Recommendation of the Board of Directors as to the Form of Indemnification Agreement

   The Citadel board of directors unanimously approved the form of indemnification agreement between Citadel and its officers and directors and recommends that Citadel stockholders vote FOR the proposal to ratify and approve the form of Citadel indemnification agreement.

                      PROPOSAL TO ELECT CITADEL DIRECTORS

   This section of the joint proxy statement/prospectus describes the proposal to elect directors of Citadel. At the joint meetings, Citadel voting common stockholders will be asked to vote on the election of five directors. The five nominees receiving the highest number of votes will be elected directors of Citadel, whether or not the consolidation is completed. All directors elected at the Citadel annual meeting will be elected to serve until the 2002 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

Nominees For Election

   Set forth below is information concerning the Citadel director-nominees:

                                                                        Citadel
                                                                        Director
          Name            Age            Current Occupation              Since
          ----            ---            ------------------             --------

James J. Cotter (1)       63  Chairman of the Board and Chief Executive   1986
                              Officer of Citadel, Craig and Reading

S. Craig Tompkins(1)      50  Vice Chairman of the Board of Citadel,      1993
                              President and Director of Craig,
                              Vice Chairman of the Board of Reading

Robert M. Loeffler(2)(4)  77  Retired, Director of Public Companies       2000

William C. Soady(2)(3)(4) 57  Chief Executive Officer of ReelMall.com     1999

Alfred Villasenor, Jr.    71  President of Unisure Insurance Services,    1987
  (1)(2)(3)(4)                Incorporated

--------
(1)Member of the executive committee.
(2)Member of the compensation committee.
(3)Member of the conflicts committee.
(4)Member of the audit committee.

   Mr. Cotter was first elected to the Citadel board in 1986, resigned in 1988, and was re-elected to the board in June 1991. He was elected Chairman of the Board of Citadel in 1992, and served as Chief Executive Officer since August 1, 1999. Mr. Cotter is the Chairman and a director of Citadel Agricultural Inc., or CAI, a wholly-owned subsidiary of Citadel; the Chairman and a member of the management committee of each of the agricultural partnerships which constitute the principal assets of CAI; and the Chairman and a member of the management committee of Big 4 Farming, LLC, an 80%-owned subsidiary of Citadel. From 1988 through January 1993, Mr. Cotter also served as the President and a director of Cecelia Packing Corporation, a citrus grower and packer, that is wholly owned by Mr. Cotter, and is the Managing Director of Visalia, LLC, which holds a 20% interest in each of the CAI agricultural partnerships and Big 4 Farming. Mr. Cotter has been Chairman of the Board of Craig since 1988 and a Craig director since 1985. Mr. Cotter has served as a director of Reading since 1990, and as the Chairman of the board of Reading since 1991. On October 16, 2000, Mr. Cotter resigned as the Chief Executive Officer of Citadel, Craig and Reading in favor of Mr. Scott Braly, but resumed those positions following the resignation of Mr. Braly on December 27, 2000. Mr. Cotter is, and has been, for more than the past five years, a director of The Decurion Corporation, a motion picture exhibition and real estate company. Mr. Cotter began his association with The Decurion Corporation in 1969. Mr. Cotter has been the Chief Executive Officer and a director of Townhouse Cinemas Corporation motion picture exhibition company, since 1987. Mr. Cotter is the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures, which is involved in investment activities and is a shareholder in Craig. Mr. Cotter was also a director of Stater Bros., Inc., a retail grocery company between 1987 and September 1997.

   Mr. Tompkins has been a Citadel director since 1993, was elected Vice Chairman of the Board in July of 1994, and Secretary/Treasurer and Principal Accounting Officer in August 1994. Mr. Tompkins resigned as Principal Accounting Officer and Treasurer in November 1999, upon the appointment of Andrzej Matyczynski to serve as Citadel's Chief Financial Officer. Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher until March 1993, when he resigned to become President of Craig and Reading. Mr. Tompkins has served as a director of Craig and Reading since February 1993. In January 1997, Mr. Tompkins resigned as President of Reading upon the appointment of Robert Smerling to that position and became the Vice Chairman of Reading. Mr. Tompkins was elected to the board of directors of G&L Realty Corporation, a New York Stock Conversion-listed real estate investment trust in December 1993, and currently serves as the Chairman of the audit committee of that REIT. Mr. Tompkins was elected in April 2000 to the Board of Directors of Fidelity Federal Bank, FSB, where he serves on the audit and compensation committees. Mr. Tompkins is also President and a director of CAI, a member of the management committee of each of the agricultural partnerships and of Big 4 Farming, and serves for administrative convenience as an Assistant Secretary of Visalia and Big 4 Ranch, Inc., a partner with CAI and Visalia in each of the agricultural partnerships. Mr. Tompkins also is the President and a director of Craig Merger Sub and Reading Merger Sub.

   Mr. Loeffler has been a Citadel director since March 27, 2000 and a director of Craig since February 22, 2000. Mr. Loeffler had previously served as a director of PaineWebber Group and Advance Machine Vision Corporation. Mr. Loeffler is a retired attorney and was counsel to the California law firm of Wyman Bautzer Kuchel & Silbert from 1987 to March 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January to December 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December 1986.

   Mr. Soady was elected to the Citadel board of directors on August 24, 1999. Mr. Soady has been the Chief Executive Officer of ReelMall.com, an on-line movie memorabilia company since January 1, 2000. Prior to that, Mr. Soady served as the President of Distribution, PolyGram Films since 1997. Mr. Soady has also served as Director of Showscan Entertainment, Inc. from 1994 to present, the Foundation of Motion Picture Pioneers, Inc. from 1981 to present, the Will Rogers Memorial Fund from 1981 to present, and has been a member of the Motion Picture Academy of Arts & Sciences since 1982.

   Mr. Villasenor is the President and owner of Unisure Insurance Services, Incorporated, a corporation which has specialized in life, business and group health insurance for over 35 years. He is also a general partner in Playa del Villa, a California real estate commercial center. Mr. Villasenor is a director of the John Gogian Family

Foundation and a director of Richstone Centers, a non-profit organization. In 1987, Mr. Villasenor was elected to the boards of directors of Citadel and Fidelity and served on the Fidelity board until 1994. Mr. Villasenor also served as a director of Gateway Investments, Inc., a wholly owned subsidiary of Fidelity, from June 22, 1993 until February 24, 1995.

Compensation of Directors

   Other than the Chairman of the Board, directors who are not officers or employees of Citadel receive an annual retainer of $15,000, plus $1,500, if serving as a board committee Chairman, and $800 for each meeting attended in person and $300 for each telephonic meeting. Mr. Cotter, the Chairman of the Board, receives $45,000 annually. In addition, directors who were not officers or employees of Citadel at the time of their initial election or appointment to the board have received vested options to purchase 20,000 shares of Citadel nonvoting common stock at an exercise price defined in Citadel's stock option plan. In this regard, Messrs. Loeffler, Soady and Villasenor were granted 20,000 shares each of Citadel's nonvoting common stock on April 13, 2000 at an exercise price of $2.76 per share upon surrendering their shares granted under the now-expired 1996 stock option plan.

   In November 2000, Messrs, Soady and Villasenor were paid $25,000 each for their efforts relating to Citadel's acquisition of Off-Broadway Investments, Inc. and certain rights and interest comprising the City Cinemas chain.

Meetings and Committees of the Board of Directors

   During the fiscal year ended December 31, 2000, there were nine meetings of the Citadel board of directors. Each of the directors attended at least 75% of the board meetings and of the meetings of the board committees held after the election of such individual to the board or such committee.

   Citadel currently has standing audit, executive, conflicts, compensation and stock option committees. The Board of Directors does not have a nominating committee.

   The members of the audit committee are Alfred Villasenor, Jr., who serves as Chairman, Robert M. Loeffler and William C. Soady. During 2000, the audit committee held two meetings. On May 23, 2000 the board adopted a new audit committee charter, which requires the committee to meet at least four times annually and at least once separately with the independent auditors and management. The board of directors included additional provisions in the new charter to strengthen the audit committee's function of overseeing the quality and integrity of the accounting, audit, internal control and financial reporting policies and practices of Citadel. The charter includes professional criteria for the members of the audit committee and empowers the audit committee to investigate any matter for which it has oversight authority. The audit committee, among other things, makes recommendations to the board concerning the engagement of Citadel's independent auditors; monitors and reviews the performance of Citadel's independent auditors; reviews with management and the independent auditor Citadel's financial statements, including the matters required for discussion under Statement of Auditing Standards No. 61; monitors the adequacy of Citadel's operating and internal controls; discusses with management legal matters that may have a material impact on Citadel's financial statements; and issues an annual report to be included in Citadel's proxy statement as required by the rules of the Securities and Exchange Commission.

   The members of the executive committee are James J. Cotter, who serves as Chairman, S. Craig Tompkins and Alfred Villasenor, Jr. The executive committee exercises the authority of the board of directors in the management of the business and affairs of the Citadel between meetings of the board of directors.

   The members of the conflicts Committee are William C. Soady, the Chairman, and Alfred Villasenor, Jr. The conflicts committee was chartered to consider and make recommendations with respect to all matters as to which one or more directors may have conflicts of interest.

   The compensation committee is currently comprised of William C. Soady, the Chairman, and Alfred Villasenor, Jr. The compensation committee is responsible for recommending to the board of directors remuneration for executive officers of Citadel. It is currently Citadel's policy that directors who are executive officers and whose compensation is at issue are not involved in the discussion of, or voting on, such compensation. The compensation committee also currently administers Citadel's stock option plans.

Vote Required

   The five nominees receiving a plurality of the votes cast, in person or by proxy, at the Citadel annual meeting will be elected to the Citadel board of directors. James J. Cotter, Craig and Reading have advised Citadel that they intend to vote 981,063 shares, representing approximately 49% of the outstanding shares of Citadel voting common stock, in favor of the election of the board nominees named.

Recommendation of the Board of Directors as to the Election of Directors

   The board of directors recommends that Citadel stockholders vote FOR each of the board nominees named above.

                     MARKET PRICE AND DIVIDEND INFORMATION

Historical Market Prices

   Citadel's nonvoting common stock and voting common stock are traded on the American Stock Exchange under the symbols "CDL.A" and "CDL.B." Craig common stock and common preference stock are traded on The New York Stock Exchange under the symbols "CRG" and "CRGpf." Reading common stock is traded on The Nasdaq Stock Market under the symbol "RDGE." The following table sets forth for the periods indicated the quarterly high and low sale prices per share of Citadel nonvoting common stock and voting common stock, Craig common stock and common preference stock and Reading common stock as reported on these exchanges or Nasdaq:

                                                          Citadel
                                         -----------------------------------------
                                                 High                 Low
                                         -------------------- --------------------
                                         Nonvoting   Voting   Nonvoting   Voting
                                         --------- ---------- --------- ----------
Calendar Year 1999:
   First Quarter........................      N/A   $3.6250        N/A   $3.2500
   Second Quarter.......................      N/A    5.4375        N/A    3.3750
   Third Quarter........................      N/A    5.0000        N/A    3.8125
   Fourth Quarter.......................      N/A    4.0625        N/A    2.6875
Calendar Year 2000:
   First Quarter........................  $3.1250   $3.3125    $2.3125   $2.3750
   Second Quarter.......................   3.2500    3.5000     2.6250    2.8750
   Third Quarter........................   3.2500    3.7500     2.5000    2.6250
   Fourth Quarter.......................    3.000    3.1250     2.1250    2.2500
Calendar Year 2001:
   First Quarter........................  $2.6875   $3.0000    $1.7200   $2.2700
   Second Quarter.......................   2.0500    2.2700     1.3500    1.5000
   Third Quarter........................   1.9000    1.9500     1.2600    1.5000
   Fourth Quarter (through November 30).   1.8500    1.9500     1.6000    1.6000

                                                           Craig
                                         -----------------------------------------
                                                 High                 Low
                                         -------------------- --------------------
                                                     Common               Common
                                          Common   Preference  Common   Preference
                                         --------- ---------- --------- ----------
Calendar Year 1999:
   First Quarter........................  $8.0625   $7.8750    $7.0000   $6.3125
   Second Quarter.......................   8.2500    7.6250     6.6250    6.6875
   Third Quarter........................   7.3750    7.2500     6.6250    6.1875
   Fourth Quarter.......................   6.7500    6.3125     5.7500    5.1875
Calendar Year 2000:
   First Quarter........................  $6.6250   $6.1250    $4.7500   $3.6667
   Second Quarter.......................   5.4375    4.6250     3.6875    3.5000
   Third Quarter........................   4.6875    3.8750     3.0000    3.0000
   Fourth Quarter.......................   3.2500    3.0000     2.5000    2.1250
Calendar Year 2001:
   First Quarter........................  $3.2500   $2.6250    $1.9500   $1.7000
   Second Quarter.......................   2.4100    1.9000     1.7000    1.3500
   Third Quarter........................   2.0500    1.9000     1.9000    1.5000
   Fourth Quarter (through November 30).   2.1700    1.9000     1.8600    1.6500

                                         Reading Common
                                         ---------------
                                          High     Low
                                         ------- -------
Calendar Year 1999:
   First Quarter........................ $8.1250 $7.0000
   Second Quarter.......................  8.3750  6.6250
   Third Quarter........................  7.5625  5.7500
   Fourth Quarter.......................  6.1250  5.0000
Calendar Year 2000:
   First Quarter........................ $5.7500 $3.1563
   Second Quarter.......................  6.0000  4.5000
   Third Quarter........................  5.8750  3.6250
   Fourth Quarter.......................  3.5000  2.1250
Calendar Year 2001:
   First Quarter........................ $2.9375 $1.1250
   Second Quarter.......................  2.3800  1.6600
   Third Quarter........................  2.2300  1.7500
   Fourth Quarter (through November 30).  2.2000  1.5900

Recent Share Prices


   The table below presents the per share closing prices of Citadel nonvoting common stock, Craig common stock and common preference stock and Reading common stock and the pro forma equivalent market value of Citadel nonvoting common stock to be issued for Craig common stock and common preference stock and Reading common stock in the consolidation as of the dates indicated. The pro forma equivalent market value is determined by multiplying the market prices of Citadel nonvoting common stock by the fixed number of shares of Citadel nonvoting common stock to be received for each share of Craig common stock and common preference stock and Reading common stock in the consolidation. March 19, 2001 was the last trading date before the initial public announcement of the proposed consolidation. December 7, 2001 was the latest practicable trading day before the printing of this joint proxy statement/prospectus.



                                                                                           Pro Forma
                                                                                           Equivalent
                                                                   Pro Forma              Market Value
                                      Pro Forma                Equivalent Market           of Citadel
                                  Equivalent Market            Value of Citadel            Nonvoting
                  Citadel         Value of Citadel    Craig        Nonvoting                 Common
                 Nonvoting Craig  Nonvoting Common    Common     Common Stock    Reading Stock Received
                  Common   Common Stock Received in Preference  Received in the  Common      in the
                   Stock   Stock  the Consolidation   Stock      Consolidation    Stock  Consolidation
                 --------- ------ ----------------- ---------- ----------------- ------- --------------
March 19, 2001..   $2.22   $2.40        $2.60         $1.75          $2.60        $2.31      $2.78
December 7, 2001   $1.50   $1.80        $1.76         $1.65          $1.76        $1.79      $1.88


   Stockholders are advised to obtain current market quotations. No assurance can be given as to the market prices of Craig common stock or common preference stock or of Reading common stock at any time before the consummation of consolidation, or as to the market price of Citadel nonvoting common stock or voting common stock at any time after consolidation. The conversion ratios are fixed in the consolidation agreement, and we do not intend to adjust the conversion ratios to compensate Craig stockholders simply for any decrease, in the market price of Reading common stock or Citadel nonvoting common stock which could occur before the consolidation becomes effective or simply to compensate Reading stockholders for any decreases in the market prices of Craig common stock or common preference stock or of Citadel nonvoting common stock which might occur before the consolidation becomes effective. Similarly, the conversion ratios will not be adjusted simply to compensate Citadel stockholders for any decreases in the market prices of Craig common stock or common preference stock or of Reading common stock which might occur before the consolidation becomes effective.

Dividends

   None of the companies has ever declared or paid cash dividends on its common stock.

   Pursuant to the consolidation agreement, each of the companies has agreed not to pay cash dividends pending the consummation of consolidation. If the consolidation is not completed, each of the boards of directors of Citadel, Craig and Reading anticipates that it would continue its prior policy of retaining all earnings to finance the operation and expansion of its business. Citadel also expects to retain all earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends after the consolidation.

                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                         COMBINED FINANCIAL STATEMENTS

   On August 17, 2001, Citadel, Craig and Reading entered into the consolidation agreement providing for the consolidation of Craig and Reading with Citadel. The transaction is to be accounted for as a purchase of Craig and Reading by Citadel, and Craig is and Reading's assets acquired and liabilities assumed will be recorded at their fair value based upon value estimates calculated by Marshall & Stevens. The purchase price is approximately $42,297,000 for Craig and $60,784,000 for Reading, representing the excess of the assets (after adjustments for Marshall & Stevens valuations) less liabilities of the two companies at September 30, 2001. Considering the limited trading volume of Citadel's nonvoting common stock, we believed the adjusted net assets of Craig and Reading are a better indicator of their fair values than the market price of the Citadel nonvoting shares to be issued in the consolidation to Craig and Reading stockholders.

   Under the terms of the consolidation agreement, each issued and outstanding share of Craig common stock and common preference stock will automatically be converted into 1.17 shares of Citadel nonvoting common stock and each issued and outstanding share of Reading common stock will automatically be converted into 1.25 shares of Citadel nonvoting common stock. Of the estimated 21,551,327 shares of Citadel nonvoting common stock shares that will be issued in the consolidation, approximately 12,239,622 and 9,311,705 shares will be issued to the former Craig stockholders and Reading stockholders, respectively. Upon consolidation of the three companies, however, no such distinction will be made for interests held by former Craig and Reading stockholders. Of these 21,551,327 shares, 9,024,718 shares will be treated as treasury shares, since they will be held by either Craig or Reading, which will become wholly owned subsidiaries of Citadel as a result of the consolidation. Additionally, stock options to purchase common stock or common preference stock of Craig and common stock of Reading will be assumed by Citadel and become options to purchase an equivalent number of shares of either Citadel voting common stock or nonvoting common stock, at each option holder's election.

   The unaudited pro forma condensed combined financial statements of Citadel give effect to the consolidation, based on a preliminary allocation of the total purchase cost. The historical financial information has been derived from the respective historical financial statements of Citadel, Craig and Reading, and should be read in conjunction with these financial statements and the related notes contained in the companies' annual reports and quarterly reports that have been furnished with this joint proxy statement/prospectus.

   The unaudited pro forma condensed combined statement of operations combines Citadel's, Craig's and Reading's historical statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 and gives effect to the consolidation as if the consolidation occurred on January 1, 2000. The unaudited pro forma condensed combined balance sheet assumes the consolidation took place as of September 30, 2001, and allocates the total purchase consideration to the fair values of the assets and liabilities of Craig and Reading, based on a preliminary valuation.

   The total estimated purchase consideration of the consolidation has been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair value, with the excess costs over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets and liabilities acquired. Management does not anticipate that the impact from these changes will be material.

   The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the consolidation had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined company.

                   Consolidated Citadel Holding Corporation

               Unaudited Pro Forma Combined Statement of Income

                         Year Ended December 31, 2000

                                                                                            Consolidating
                                                                                            Eliminations
                                                                                            & Adjustments
                                                                                          ----------------

                                                   Citadel    RDGE      CRG     Sub-Total RDGE(B)   AFC(F)    CDL
                                                   -------  --------  --------  --------- --------  ------  -------
Revenues.......................................... $ 7,384  $ 42,237  $ 42,237  $ 91,858  $(42,237) $4,956  $  (138)(H)
Operating expenses................................   8,439    67,946    68,522   144,907   (67,946)  4,160     (138)(H)
                                                   -------  --------  --------  --------  --------  ------  -------
Operating income.................................. $(1,055) $(25,709) $(26,285) $(53,049) $ 25,709  $  796  $    --
                                                   -------  --------  --------  --------  --------  ------  -------
Non-operating income (expense)....................  (2,483)   11,040    10,352    18,909   (11,040)     28     (455)(C)
                                                                                                               (258)(E)
                                                                                                               (109)(F)
                                                                                                               (240)(G)
                                                   -------  --------  --------  --------  --------  ------  -------
Earnings before taxes and minority interest....... $(3,538) $(14,669) $(15,933) $(34,140) $ 14,669  $  824  $(1,062)
                                                   -------  --------  --------  --------  --------  ------  -------
Income taxes......................................      --    (1,078)     (660)   (1,738)    1,078     (39)
                                                   -------  --------  --------  --------  --------  ------  -------
Earnings before minority interest................. $(3,538) $(15,747) $(16,593) $(35,878) $ 15,747  $  785  $(1,062)
                                                   -------  --------  --------  --------  --------  ------  -------
Minority interest.................................      (4)      (77)    4,914     4,833    (4,914)   (393)
                                                   -------  --------  --------  --------  --------  ------  -------
Net earnings...................................... $(3,542) $(15,824) $(11,679) $(31,045) $ 10,833  $  392  $(1,062)
                                                   -------  --------  --------  --------  --------  ------  -------
Less: Preferred stock dividends................... $    --  $ (4,030) $   (455)   (4,485) $  4,030
                                                   -------  --------  --------  --------  --------  ------  -------
Net (loss) income appliable to common shareholders $(3,542) $(19,854) $(12,134) $(35,530) $ 14,863  $  392  $(1,062)
                                                   =======  ========  ========  ========  ========  ======  =======
Basic (loss) per share............................ $ (0.47) $  (2.67) $  (1.16)
                                                   =======  ========  ========
Diluted (loss) per share.......................... $ (0.47) $  (2.67) $  (1.16)
                                                   =======  ========  ========




                                                                 Proforma
                                                    CRG       Consolidated(A)
                                                   ------     ---------------
Revenues..........................................               $ 54,439
Operating expenses................................                 80,983
                                                   ------        --------
Operating income.................................. $   --        $(26,544)
                                                   ------        --------
Non-operating income (expense)....................  1,401(D)        8,229
                                                      258(E)
                                                     (265)(F)

                                                   ------        --------
Earnings before taxes and minority interest....... $1,394        $(18,315)
                                                   ------        --------
Income taxes......................................                   (699)
                                                   ------        --------
Earnings before minority interest................. $1,394        $(19,014)
                                                   ------        --------
Minority interest.................................                   (474)
                                                   ------        --------
Net earnings...................................... $1,394         (19,488)
                                                   ------        --------
Less: Preferred stock dividends................... $  455(C)
                                                   ------        --------
Net (loss) income appliable to common shareholders $1,849        $(19,488)
                                                   ======        ========
Basic (loss) per share............................               $  (0.89)(I)
                                                                 ========
Diluted (loss) per share..........................               $  (0.89)
                                                                 ========

--------
(A)The consolidated pro forma results presented above do not reflect the anticipated savings in the general and administrative expenses of approximately $1,000,000 per year. By combining the three companies, management expect to eliminate duplication of certain general and administrative expenses such as SEC filing and reporting costs, audit expenses, and directors' fees.
(B)Reading is a stand-alone publicly traded company. Craig owns approximately 78% of Reading and consolidates the accounts of Reading. Reading's income and expenses are eliminated here to avoid double counting of its results for the year ended December 31, 2000.
(C)Citadel owns all 70,000 shares issued and outstanding of Reading Series A convertible preferred stock, and is entitled to receive quarterly cumulative dividends at the annual rate of $455,000, or $113,570 per quarter. In consolidation, all dividends paid and received on the Series A preferred stock are eliminated.
(D)Reading and Craig own approximately 48.3% of the outstanding common stock of Citadel on a consolidated basis and record 48.3% of Citadel's net (loss) income as equity in earnings of unconsolidated subsidiaries. In consolidation, the equity pick-up of Citadel's net loss by Craig and Reading is eliminated.
(E)Citadel, Craig and Reading have related party borrowings at December 31, 2001. All interest expense and interest income recorded by the companies are eliminated in consolidation.
(F)The consolidated company will have 50% equity interest in the Angelika Film Center LLC, or AFC (with the other 50% equity interest owned by National Auto Credit, Inc.), and Citadel Cinemas Inc., a wholly owned subsidiary of Citadel, has the management rights to the Angelika Film Center & Cafe, the only operating assets of AFC. In the event of a deadlock between the members, the deciding vote is cast by the Chairman of Reading. Accordingly, the consolidated company will consolidate the operations of AFC for financial reporting purposes and eliminate the equity income recorded by Citadel and Reading during the year ended December 31, 2000. Prior to the sale of 50% interest in AFC on April 5, 2000, Reading consolidated the results of AFC, since it owned a 5/6th interest in the Angelika Film Center. Subsequent to the sale, Reading accounted for its remaining 1/6th interest in Angelika Film Center as an equity investment for the period from April 6 to December 31, 2000. As a result, the AFC adjustment column above represents AFC's operating results for the period from April 6 to December 31, 2000.
(G)Management expects to incur direct transaction costs of approximately $885,000 in connection with the consolidation as follows: legal - $428,000; accounting - $134,000; SEC filing fees - $12,500; stock exchange listing fees - $17,500; fairness advisor fees and costs - $240,000; printing and mailing - $50,000; and other - $3,000. Of this amount, approximately $240,000 will be expensed as transaction costs. The remaining $695,000 will be treated as cost of stock issuance.
(H)Reading provided consulting service to Citadel during the year ended December 31, 2000. All such consulting fee income and expense recorded by the companies are eliminated in consolidation.
(I)Based on the conversion ratio of 1.17 shares of Citadel's nonvoting common stock for each share of Craig common stock and common preference stock and
   1.25 shares of Citadel's nonvoting common stock for each share of Reading common stock, management expects post-consolidation shares outstanding of 21,821,318 (net of treasury shares).

                   Consolidated Citadel Holding Corporation

               Unaudited Pro Forma Combined Statement of Income

                     Nine Months Ended September 30, 2001

                                                                                                      Consolidating
                                                                                                       Eliminations
                                                                                                      & Adjustments
                                                                                                    --------------
                                                    Citadel  Reading   Craig   Sub-Total Reading(B) AFC(F)  Citadel    Craig
                                                    -------  -------  -------  --------- ---------- ------  -------    ------
Revenues........................................... $17,003  $30,656  $30,656  $ 78,315   $(30,656) $5,044
Operating expenses.................................  19,550   34,405   34,737    88,692    (34,405)  3,808
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Operating income................................... $(2,547) $(3,749) $(4,081) $(10,377)  $  3,749  $1,236   $  --     $   --
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Non-operating income (expense).....................    (379)    (698)  (1,190)   (2,267)       698    (690)   (341)(C)  1,130(C)
                                                                                                              (114)(E)    114
                                                                                                               (88)(F)   (177)(F)
                                                                                                              (240)(G)
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Earnings before taxes and minority interest........ $(2,926) $(4,447) $(5,271) $(12,644)  $  4,447  $  546    (783)    $1,067
Income taxes.......................................    (209)    (701)    (596)   (1,506)       701     (16)
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Earnings before minority interest.................. $(3,135) $(5,148) $(5,867) $(14,150)  $  5,148  $  530    (783)    $1,067
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Minority interest..................................     (14)     (89)   1,621     1,518     (1,621)   (265)
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Net earnings....................................... $(3,149) $(5,237) $(4,246) $(12,632)  $  3,527  $  265    (783)    $1,067
                                                    -------  -------  -------  --------   --------  ------   -----     ------
Less: Preferred stock dividends.................... $    --  $(3,023) $  (341)   (3,364)  $  3,023                     $  341(C)
                                                    -------  -------  -------  --------   --------                     ------
Net (loss) income applicable to common shareholders $(3,149) $(8,260) $(4,587) $(15,996)  $  6,550  $  265   $(783)    $1,408
                                                    =======  =======  =======  ========   ========  ======   =====     ======
Basic (loss) per share............................. $ (0.32) $ (1.11) $ (0.44)
                                                    =======  =======  =======
Diluted (loss) per share........................... $ (0.32) $ (1.11) $ (0.44)
                                                    =======  =======  =======



                                                       Proforma
                                                    Consolidated(A)
                                                    ---------------
Revenues...........................................     $52,703
Operating expenses.................................      58,095
                                                        -------
Operating income...................................     $(5,392)
                                                        -------
Non-operating income (expense).....................      (1,975)



                                                        -------
Earnings before taxes and minority interest........     $(7,367)
Income taxes.......................................        (821)
                                                        -------
Earnings before minority interest..................     $(8,188)
                                                        -------
Minority interest..................................        (368)
                                                        -------
Net earnings.......................................     $(8,556)
                                                        -------
Less: Preferred stock dividends....................          --
                                                        -------
Net (loss) income applicable to common shareholders     $(8,556)
                                                        =======
Basic (loss) per share.............................     $ (0.39)(H)
                                                        =======
Diluted (loss) per share...........................     $ (0.39)
                                                        =======

--------
(A)The consolidated pro forma results presented above do not reflect the anticipated savings in the general and administrative expenses of approximately $1,000,000 per year. By combining the three companies, management expects to eliminate duplication of certain general and administrative expenses such as SEC filing and reporting costs, audit expenses and directors' fees.
(B)Reading is a stand-alone publicly traded company. Craig owns approximately 78% of Reading and consolidates the accounts of Reading. Reading's income and expenses are eliminated here to avoid double counting of its results for the nine months ended September 30, 2001.
(C)Citadel owns all 70,000 shares issued and outstanding of Reading's Series A convertible preferred stock, and is entitled to receive quarterly cumulative dividends at the annual rate of $455,000, or $113,570 per quarter. In consolidation, all dividends paid and received on the Series A preferred stock are eliminated.
(D)Reading and Craig own approximately 48.3% of the outstanding common stock of Citadel on a consolidated basis and record 48.3% of Citadel's net (loss) income as equity in earnings of unconsolidated subsidiaries. In consolidation, the equity pick-up of Citadel's net loss by Craig and Reading is eliminated.
(E)Citadel, Craig, and Reading have related party borrowings at September 30, 2001. All interest expense and interest income recorded by the companies are eliminated in consolidation.
(F)The consolidated company will have 50% equity interest in the AFC (with the other 50% equity interest owned by National Auto Credit, Inc.) and Citadel Cinemas, Inc., a wholly owned subsidiary of Citadel, has the management rights to the Angelika Film Center & Cafe, the only operating assets of AFC. In the event of a deadlock between the members, the deciding vote is cast by the Chairman of Reading. Accordingly, the consolidated company will consolidated the operations of AFC for financial reporting purposes and eliminate the equity income recorded by Citadel during the nine months ended September 30, 2001.
(G)Management expects to incur direct transaction costs of approximately $885,000 in connection with the consolidation as follows: legal - $428,000; accounting - $134,000; SEC filing fees - $12,500; stock exchange listing fees - $17,500; fairness advisor fees and costs - $240,000; printing and mailing - $50,000; and other - $3,000. Of this amount, approximately $240,000 will be expensed as transaction costs. The remaining $695,000 will be treated as cost of stock issuance.
(H)Based on the conversion ratio of 1.17 shares of Citadel's nonvoting common stock for each share of Craig common stock and common preference stock and
   1.25 shares of Citadel's nonvoting common stock for each share of Reading common stock, management expects post-consolidation shares outstanding of 21,821,318 (net of treasury shares).

                          Citadel Holding Corporation

                  Unaudited Pro Forma Combined Balance Sheet

                              September 30, 2001


                                                                                                        -------



                                                                                  Elimination
                                                                                    of RDGE               AFC
ASSETS                                                Citadel  Reading   Craig        [A]     Sub-Total   [B]
------                                                -------  -------- --------  ----------- --------- -------
Cash and cash equivalents............................ $ 4,502  $  3,185 $  3,461   $  (3,185) $  7,963  $ 1,097
Receivables..........................................   2,602     1,994    3,407      (1,994)    6,009      256
Investment in marketable securities..................     455        --       --          --       455       --
Prepaid expenses and other current assets............   1,296     1,847    1,923      (1,847)    3,219       80
                                                      -------  -------- --------   ---------  --------  -------
      Total current assets...........................   8,855     7,026    8,791      (7,026)   17,646    1,433
                                                      -------  -------- --------   ---------  --------  -------
Rental properties, less accumulated depreciation.....   8,719        --       --          --     8,719
Property held for development........................      --    20,360   20,360     (20,360)   20,360
Property, equipment and improvements.................  20,689    54,894   55,439     (54,894)   76,128      580
Note receivable......................................      --     7,446    7,446      (7,446)    7,446
Investment in stockholder affiliate..................   7,000        --       --          --     7,000
Equity investment in unconsolidated affiliates.......   3,141    12,047   16,041     (12,047)   19,182
Goodwill.............................................  10,372        --       --          --    10,372    8,816
Capitalized lease transaction costs..................     711        --       --          --       711
Other assets.........................................   2,311     2,036    2,178      (2,036)    4,509      274
                                                      -------  -------- --------   ---------  --------  -------
      Total assets................................... $61,818  $103,809 $110,255   $(103,809) $172,073  $11,103
                                                      =======  ======== ========   =========  ========  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities
Current portion of note payable......................   4,813     5,952    7,950      (5,952)   12,763
Convertible Redeemable Series A Preferred Stock......             7,000    7,000      (7,000)    7,000
Other liabilities....................................   6,815    10,208   11,121     (10,208)   17,936      544
                                                      -------  -------- --------   ---------  --------  -------
      Total current liabilities......................  11,628    23,160   26,071     (23,160)   37,699      544
                                                      -------  -------- --------   ---------  --------  -------
Long-term portion of notes payable...................  12,734    13,872   13,872     (13,872)   26,606
Other long-term liabilities..........................     926     5,564   13,932      (5,564)   14,858    1,538
Minority interest in consolidated affiliate..........      68       429   14,083        (429)   14,151
                                                      -------  -------- --------   ---------  --------  -------
      Total liabilities..............................  25,356    43,025   67,958     (43,025)   93,314    2,082
                                                      -------  -------- --------   ---------  --------  -------
Convertible redeemable Series A Preferred Stock......      --        --       --          --        --
Stockholders' Equity
CDL Class A Non voting Common Stock, par value $.01,
 100,000,000 shares authorized, 5,335,913 issued and
 outstanding.........................................      88        --       --          --        80
CDL Class B Voting Common Stock, par value $.01,
 20,000,000 shares authorized, 1,333,969 issued and
 outstanding.........................................      20        --       --          --        20
RDGE Series B Preferred Stock........................      --         1       --          (1)       --

RDGE Common Stock....................................      --         7       --          (7)       --
CRG Class A Common Preference Stock..................      --        --       87          --        87
CRG Common Stock.....................................      --        --    1,361          --     1,361
Other capital........................................  38,360    60,776   62,668     (60,776)  101,028    9,021

Treasury stock.......................................      --        --  (21,819)         --   (21,819)
Note receivable from stockholder.....................  (1,998)       --       --          --    (1,998)
                                                      -------  -------- --------   ---------  --------  -------
      Total stockholders' equity [I]................. $36,462  $ 60,784 $ 42,297   $ (60,784) $ 78,759  $ 9,021
                                                      -------  -------- --------   ---------  --------  -------
      Total liabilities and stockholders' equity..... $61,818  $103,809 $110,255   $(103,809) $172,073  $11,103
                                                      =======  ======== ========   =========  ========  =======


                                                         Acquisition
                                                       Adjustments [B]
                                                      -----------------
                                                       AFC
                                                       ELIM      RDGE                 Eliminations &
ASSETS                                                 [B]       [C]       CRG         Adjustments       Combined
------                                                -------  --------  --------     --------------     --------
Cash and cash equivalents............................                                                    $  9,060
Receivables..........................................                                                       6,265
Investment in marketable securities..................                                                         455
Prepaid expenses and other current assets............                                                       3,299
                                                      -------  --------  --------           --------     --------
      Total current assets...........................      --        --                                    19,079
                                                      -------  --------  --------           --------     --------
Rental properties, less accumulated depreciation.....                                                       8,719
Property held for development........................              (145)          [C]                      20,215
Property, equipment and improvements.................             5,654        37 [C]                      82,399
Note receivable......................................                                         (1,706)[F]    5,740
Investment in stockholder affiliate..................                          --             (7,000)[F]       --
Equity investment in unconsolidated affiliates.......  (6,309)    5,423     1,928 [C]        (16,812)[F]    3,412
Goodwill.............................................   1,799                                              20,987
Capitalized lease transaction costs..................                                                         711
Other assets.........................................                                                       4,783
                                                      -------  --------  --------           --------     --------
      Total assets................................... $(4,510) $ 10,932  $  1,965           $(25,518)    $166,045
                                                      =======  ========  ========           ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities
Current portion of note payable......................                                         (3,704)[F]    9,059
Convertible Redeemable Series A Preferred Stock......                                         (7,000)          --
Other liabilities....................................             2,500       500 [D]            645 [H]   22,125
                                                      -------  --------  --------           --------     --------
      Total current liabilities......................    --       2,500       500            (10,059)      31,184
                                                      -------  --------  --------           --------     --------
Long-term portion of notes payable...................                                                      26,606
Other long-term liabilities..........................                                             (4)      16,392
Minority interest in consolidated affiliate..........   4,511             (13,654)[E]                       5,008
                                                      -------  --------  --------           --------     --------
      Total liabilities..............................   4,511     2,500   (13,154)           (10,063)      79,190
                                                      -------  --------  --------           --------     --------
Convertible redeemable Series A Preferred Stock......                                                          --
Stockholders' Equity
CDL Class A Non voting Common Stock, par value $.01,
 100,000,000 shares authorized, 5,335,913 issued and
 outstanding.........................................                --                           18 [G]       98
CDL Class B Voting Common Stock, par value $.01,
 20,000,000 shares authorized, 1,333,969 issued and
 outstanding.........................................                --                                        20
RDGE Series B Preferred Stock........................            25,900    18,829 [C]        (18,829)[F]       --
                                                                                             (25,900)[F]       --
RDGE Common Stock....................................
CRG Class A Common Preference Stock..................                                            (87)[F]       --
CRG Common Stock.....................................                                         (1,361)[F]       --
Other capital........................................  (9,021)  (17,468)   (3,710)             7,532       86,737
                                                                                                (645)[H]
Treasury stock.......................................                                         21,819 [F]       --
Note receivable from stockholder.....................                          --              1,998 [F]       --
                                                      -------  --------  --------           --------     --------
      Total stockholders' equity [I]................. $(9,021) $  8,432  $ 15,119           $(15,455)    $ 86,855
                                                      -------  --------  --------           --------     --------
      Total liabilities and stockholders' equity..... $(4,510) $ 10,932  $  1,965           $(25,518)    $166,045
                                                      =======  ========  ========           ========     ========

                  NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

[A]Reading is a stand-alone publicly traded company. Craig owns approximately
   78% of Reading and consolidates the accounts of Reading for financial reporting purposes. Accordingly, the accounts of Reading are eliminated as its assets and liabilities are already reflected in the consolidated balance sheet of Craig.

[B]The consolidated company will have 50% equity interest in the AFC (with the other 50% equity interest owned by National Auto Credit, Inc.) and Citadel Cinemas, Inc., a wholly owned subsidiary of Citadel, has the management rights to the Angelika Film Center & Cafe, the only operating assets of AFC. In the event of a deadlock between the members, the deciding vote is cast by the Chairman of Reading. Accordingly, the consolidated company will consolidate AFC for financial reporting purposes. The adjustments represent Reading's and Citadel's step-up in basis amounting to approximately $1,639,000 and $160,000, respectively.

[C]Craig's and Reading's real estate and other investment assets have been analyzed by Marshall & Stevens. As the consolidation of the three companies are recorded under the purchase accounting method, the fair value will replace the book value of certain assets as follows:

                          READING ENTERTAINMENT, INC.

                                                      Historical Adjustment Fair Value
                                                      ---------- ---------- ----------
ASSETS
Property, plant & equipment:
   Australia.........................................  $46,371    $  4,843   $51,214
   New Zealand.......................................    5,214      (1,132)    4,082
   Puerto Rico.......................................    3,075         (49)    3,026
   Domestic..........................................      234       1,992     2,226
                                                                  --------
                                                                     5,654
Property held for development:
   Monee, Burwood, Newmarket-AUS.....................   11,371         (75)   11,296
   Wellington parking facility--NZ...................    8,989         (70)    8,919
                                                                  --------
                                                                      (145)
Equity Investment in unconsolidated affiliates:
   Investment in Citadel.............................    8,069       2,821    10,890
   Investment in Angelika Film Ctr...................    3,168       2,792     5,960
   Investment in NZ Joint Venture....................      810        (190)      620
                                                                  --------
                                                                     5,423
                                                                  --------
       Total adjustments to assets...................             $ 10,932
                                                                  ========
LIABILITIES & EQUITY
Miscellaneous liabilities............................       --    $  2,500   $ 2,500
Series B Preferred Stock.............................  $     1      25,900    25,901
Other Capital........................................   60,776     (17,468)   43,308
                                                                  --------
       Total adjustments to liabilities & equity.....             $ 10,932
                                                                  ========

                               CRAIG CORPORATION

                                               Historical Adjustment Fair Value
ASSETS                                         ---------- ---------- ----------
Property, plant & equipment:
   Condominium property.......................  $   587    $     37   $   624
Equity investment in unconsolidated affiliates
   Investment in Citadel......................    3,994       1,928     5,922
                                                           --------
                                                          -
       Total adjustments to assets............                1,965
                                                           --------
LIABILITIES & EQUITY
Miscellaneous liabilities.....................  $    --    $    500   $   500
Minority interest.............................   14,083     (14,083)       --
Reading stock.................................       --      18,829    18,829
Other capital.................................        1      (3,281)   (3,281)
                                                           --------
       Total adjustments to liabilities &
         equity...............................             $  1,965
                                                           ========

[D]The amount represents additional miscellaneous contingent liabilities.

[E]The minority interest or Reading is duplicated on Craig's consolidated balance sheet. This is eliminated in consolidation.

[F]All cross-ownership of common and preferred stock, note payable/receivable transactions between Citadel, Craig and Reading are eliminated in consolidation.

[G]Record the par value of the estimated 18,696,517 shares of Citadel nonvoting common stock that will be issued and outstanding upon consolidation of the three companies. The 18,696,517 shares is calculated as 21,551,327 shares to be issued, less 2,854,810 treasury shares.

[H]Management expects to incur direct transaction costs of approximately
   $885,000 in connection with the consolidation as follows: legal--$428,000; accounting--$134,000; SEC filing fees--$12,500; stock exchange listing fees--$17,500; fairness advisor fees and costs--$240,000; printing and mailing--$50,000; and other--$3,000. Of this amount, approximately $240,000 will be expensed as transaction costs. Remaining $645,000 will be treated as cost of stock issuance.

[I]The pro forma balance sheet has been prepared to reflect the consolidation of Craig and Reading by Citadel for 21,551,327 shares of Citadel nonvoting common stock.

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

   COMPARISON OF RIGHTS OF HOLDERS OF CITADEL NONVOTING COMMON STOCK, CRAIG
       COMMON STOCK AND COMMON PREFERENCE STOCK AND READING COMMON STOCK

   This section of the joint proxy statement/prospectus describes material differences between the rights of holders of Craig common stock and common preference stock and holders of Reading common stock and the rights of holders of Citadel nonvoting common stock. The rights compared are those found in the respective companies' articles of incorporation and bylaws and provisions of the corporation laws of Nevada, where each of the companies is incorporated. While we believe that these descriptions address the material differences, this summary may not contain all of the information that is important to the stockholders of Craig and Reading. Craig and Reading stockholders should read carefully this entire joint proxy statement/prospectus and the documents referred to in this summary for a more complete understanding of the differences between the rights of Craig stockholders and Reading stockholders, on the one hand, and the rights of stockholders of Citadel, on the other.

   Craig's articles of incorporation and bylaws currently govern the rights of stockholders of Craig. Reading's articles of incorporation and bylaws currently govern the rights of stockholders of Reading. After completion of the consolidation, the stockholders of both Craig and Reading will become stockholders of Citadel. As a result, the rights of the former Craig and Reading stockholders will be governed by Citadel's articles of incorporation and bylaws.

   As a result of the consolidation, Craig and Reading common stockholders will become holders of Citadel nonvoting common stock. The following is a summary of a comparison among rights of holders of Citadel stock, Craig stock and Reading stock. Included in this summary is a comparison of the differences between the articles and bylaws of each company and Nevada law as set forth in the Nevada Revised Statutes. This summary is qualified in its entirety by reference to the full text of Citadel's articles of incorporation and bylaws, Craig's articles of incorporation and bylaws and Reading's articles of incorporation and bylaws. Furthermore, the description of the Nevada Revised Statutes is a summary only and is qualified in its entirety by reference to the Nevada Revised Statutes.

Authorized Common Stock

  Citadel

   The Citadel articles of incorporation authorize 20,000,000 shares of voting common stock, $0.01 par value, and 100,000,000 shares of nonvoting common stock, $0.01 par value. There are currently shares of both classes of common stock outstanding.

   The Citadel articles authorize 20,000,000 shares of preferred stock, $0.01 par value, in one or more series comprising such number of shares and having such voting power, or no voting power, and such rights, preferences and limitations, as the Citadel board of directors may determine. No preferred shares have been issued or are outstanding.

   The holders of shares of the Citadel nonvoting common stock have no voting rights except that the holders of the shares of Citadel nonvoting common stock are entitled to vote as a separate class on any amendments to Citadel's articles of incorporation or any merger if either would adversely affect such nonvoting common stockholders' rights, privileges or preferences, or on any liquidation or dissolution in which certain nonvoting common stockholders would receive securities with rights, privileges or preferences less beneficial than those held by them as holders of nonvoting common stock.

   Except for voting power, the Citadel articles entitle holders of Citadel nonvoting common stock to the same rights, preferences, and privileges with respect to dividends, distributions or any liquidation or dissolution as holders of Citadel voting common stock.

  Craig

   Craig's articles of incorporation authorize 7,500,000 shares of Class A common stock, $0.25 par value, and 20,000,00 shares of Class B common stock, $0.01 par value. Craig's articles of incorporation also authorize 50,000,000 shares of common preference stock, $0.10 par value. Currently, only shares of the Class A common stock and common preference stock are issued and outstanding.

   Craig articles of incorporation authorize 1,000,000 shares of preferred stock, $0.01 par value, in one or more series comprising such number of shares and having such voting power, or no voting power, and such rights, preferences and limitations, as the Citadel board of directors may determine. No preferred shares have been issued or are outstanding.

   Under Craig's articles of incorporation, holders shares of Craig common stock are entitled to 30 votes per share of common stock on all matters submitted to a vote of the Craig stockholders. Holders of shares of common preference stock are entitled to only one vote per share of common preference stock on all matters submitted to a vote of the Craig stockholders.

   The Craig articles of incorporation provide that holders of Craig common stock are entitled to share ratably in any dividends declared by the Craig board of directors, subject to the dividend rights of the holders of Craig common preference stock and of any holders of preferred stock then outstanding.

   In the event of liquidation or dissolution, the Craig articles of incorporation provide that all holders of Craig preference common stock will receive a distribution of the assets in the amount of $5 per share; however, such holders of Craig common preference stock will not be entitled to a payment from the distribution of the assets of more than $5 until the holders of every other class of stock ranking junior to such common preference stock are paid $5 per share. After such payments have been made, the holders of the common stock and common preference stock will be entitled to an equal share-for-share distribution of any remaining assets, as if a single class.

  Reading

   The Reading articles of incorporation authorize 25,000,000 shares of common stock, par value $0.001.

   The Reading articles of incorporation authorize 10,000,000 shares of preferred stock. Reading's certificate of designation creates two classes of preferred stock: Series A convertible preferred stock, $0.001 par value, of which 70,000 shares are authorized, issued and outstanding, and Series B convertible preferred stock, $0.001 par value, of which 550,000 shares are authorized and issued and outstanding.

   Under Nevada law, each share of Reading common stock is entitled to one vote on all matters submitted to a vote of Reading stockholders. Under the Reading certificate of designation, the holders of convertible preferred stock are entitled to 9.64 votes for each share of such convertible preferred stock on all matters submitted to a vote of the Reading stockholders. The holders of common stock and convertible preferred stock shall vote together as one class on all matter submitted to a vote of the Reading's stockholders.

   Under Reading's certificate of designation, each share of convertible preferred stock is entitled to receive a cumulative dividend, when declared by the board of directors but only out of the funds legally available for dividend payments, at an annual rate of $6.50; however, the Series B convertible preferred stock will rank junior to the Series A convertible preferred stock. Subject to the preferences of the convertible preferred stock, each share of Reading common stock shall be entitled to share ratably in any dividends declared by the board of directors.

   Under Reading's certificate of designation, upon liquidation or dissolution of Reading, holders of shares of convertible preferred stock will be entitled to receive before any other distribution of assets is made, a distribution in the amount of $100 per share plus all dividends accrued and unpaid; however, the Series B convertible preferred stock will rank junior to the Series A convertible preferred stock. After such distribution is made, any payments of remaining assets will be evenly distributed among all of Reading's classes of stock.

Directors

  Number and Term

   The Nevada Revised Statutes require that a corporation have at least one director and permits the articles of incorporation or bylaws to govern the number and term of directors.

   The Citadel bylaws provide that the number of directors comprising the Citadel board of directors be five. The number of directors may be decreased or increased, but in no event less than one or greater than ten. Citadel's directors are elected at the annual meeting of Citadel stockholders, and each director so elected will hold the office until his successor is duly elected and qualified or until his earlier resignation or removal. The bylaws specifically state that directors need not also be stockholders.

   The Craig bylaws provide that the number of directors comprising the Craig board of directors be five. The number of directors may be decreased or increased, but in no event less than one or greater than ten. Craig's directors are elected at the annual meeting of Craig stockholders, and each director so elected will hold the office until his successor is duly elected and qualified or until his earlier resignation or removal. The bylaws specifically state that directors need not also be stockholders.

   The Reading bylaws provide that the number of directors comprising the Reading board of directors be six. The number of directors may be decreased or increased, but in no event less than one or greater than ten. Reading's directors are elected at the annual meeting of Reading stockholders, and each director so elected will hold the office until his successor is duly elected and qualified or until his earlier resignation or removal. The bylaws specifically state that directors need not also be stockholders.

   The Reading articles of incorporation provide that in the event that the quarterly dividends payable on a series of the Reading convertible preferred stock are in arrears in an aggregate amount equal to six full quarterly dividends (which quarters need not be consecutive), the number of directors constituting Reading's board of director will be increased by one for each series so in default. The holders of such Reading convertible preferred stock, whose dividends are so in default, will have the special right to vote separately as a single class, to elect one director of Reading to fill the newly created directorship, either at the next annual meeting or at a special meeting, at the request of the holders of 25% or more of shares of such convertible preferred stock outstanding. Each director elected by the holders of a series of convertible preferred stock will hold office until the annual meeting of stockholders next succeeding his election, or until his successor, if any, is elected by such holders and qualified. Any director elected by the holders of a series of Reading convertible preferred stock may be removed only by a vote of the holders of a majority of the outstanding shares of such series.

  Removal

   The Nevada Revised Statutes provide that any director may be removed by the vote of stockholders representing not less than two-thirds voting power of issued and outstanding stock.

   The Citadel, Craig and Reading bylaws each provide that a director may be removed by the affirmative vote of a two-thirds majority of the voting power of issued and outstanding stock at any meeting called for such purpose or by consent filed with the secretary, or in his absence, with any other officer. Such removal is effective immediately, even if a successor is not simultaneously elected.

  Vacancies

   Under the Nevada Revised Statutes, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even if less than a quorum.

   Citadel's, Craig's and Reading's bylaws each provide that vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each directors so elected will hold office until his successor is elected at an annual or a special meeting of the stockholders. A vacancy or vacancies in the board of directors will be deemed to exist in case of death, resignation or removal of any directors, or if the authorized number of directors is increased, or if the stockholders fail, at any annual or special meeting of the stockholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

Special Meetings

   The Nevada Revised Statutes do not distinguish between regular and special meetings of stockholders, but instead provide that notice of all meetings of stockholders must be in writing and signed by the president or the vice-president, secretary, assistant secretary or by any such person as the corporation's bylaws may prescribe, permit or the directors may designate.

   Under the Citadel bylaws, special meetings of the stockholders may be called by the chairman of the board or president or by the chairman of the board or president at the written request of stockholders owning outstanding shares representing a majority of the voting power of Citadel.

   Craig's bylaws provide that special meetings of stockholders may be called by the chairman of the board, president or secretary at the written request of the majority of the board of directors or at the written request of stockholders owning outstanding shares representing a majority of the voting power of Craig.

   Reading's bylaws provide that special meetings of stockholders may be called by the chairman of the board, vice-chairman of the board, chief executive officer, president or secretary, or any three or more members of the board by resolution or at the written request of stockholders owning outstanding shares representing a majority of the voting power of Reading.

Action by Consent

   The Nevada Revised Statutes provide that unless the articles or bylaws provide otherwise, any action that may be taken at a properly held meeting of the stockholders may be taken by written consent of such stockholders.

   Under Citadel's, Craig's and Reading's bylaws, any action which may be taken by the vote of stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the Nevada Revised Statutes or of Citadel's, Craig's and Reading's articles of incorporation, respectively, require a different proportion of voting power to authorize such action in which case such proportion of written consents shall be required.

Indemnification

   The Nevada revised statutes provide that a corporation may indemnify any person who was or is a party to any civil, criminal or administrative action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation. Such indemnification may be made by the corporation if the stockholders, a majority role of disinterested directors, or in certain circumstances, an opinion issued by counsel, determines that such indemnification is proper in the circumstances. Alternatively, the articles of incorporation, bylaws or agreement made by the corporation may provide for the payment of expenses of such officers, directors, employees and agents of the corporation incurred in defending any civil or criminal action.

   Under Citadel's, Craig's and Reading's bylaws, every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom that person is the legal representative is or was a director, officer, employee or agent of each company or is or was serving at the request of the Citadel, Craig and Reading, respectively, or for its benefit as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the Nevada Revised Statutes against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The expenses of officers, directors, employee or agents incurred in defending a civil or criminal action, suit or proceeding must be paid by the Citadel, Craig and Reading, respectively, as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by Citadel, Craig and Reading, respectively. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers, employees or agents may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise.

               INFORMATION REGARDING CITADEL, CRAIG AND READING

Citadel Holding Corporation

   In the consolidation agreement, Citadel, Craig and Reading have agreed to combine the three companies by merging Craig and Reading with subsidiaries of Citadel. Upon completion of the consolidation, Craig and Reading will become wholly owned subsidiaries of Citadel, and Citadel will continue to conduct its business and will carry on the businesses currently being conducted by Craig and Reading.

   Accompanying this joint proxy statement/prospectus are copies of Citadel's latest annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. These reports contain important business and financial information about Citadel, and you are urged to read them in conjunction with this joint proxy statement prospectus.

   Except as described below under "Recent Events," there are no recent material developments at Citadel that are not described in its quarterly reports on Form 10-Q.

   Craig Merger Sub and Reading Merger Sub are wholly owned subsidiaries of Citadel formed solely for purposes of facilitating the Craig merger and Reading merger in the consolidation. They have no significant assets, and engage in no business or operations apart from their participation in the consolidation. They each will no longer exist following the consolidation.

Craig Corporation

   Upon completion of the consolidation, Craig will become a wholly owned subsidiary of Citadel, and Citadel will carry on the businesses currently being conducted by Craig.

   Accompanying this joint proxy statement/prospectus are copies of Craig's latest annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. These reports

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

contain important business and financial information, about Craig, and you are urged to read them in conjunction with this joint proxy statement/prospectus.

   Except as described below under "Recent Events" and "Certain Litigation Relating to the Consolidation," there are no recent material developments at Craig that are not described in its quarterly reports on Form 10-Q.

Reading Entertainment, Inc.

   Upon completion of the consolidation, Reading, which will change its name to "Reading Holdings, Inc.", will become a wholly owned subsidiary of Citadel, and Citadel will carry on the businesses currently being conducted by Reading.

   Accompanying this joint proxy statement/prospectus are copies of Reading's latest annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. These reports contain important business and financial information about Reading, and you are urged to read them in conjunction with this joint proxy statement/prospectus.

   Except as described below under "Recent Events" and "Certain Litigation Relating to the Consolidation," there are no recent material developments at Reading that are not described in its quarterly reports on Form 10-Q.

Recent Events

   Set forth below is certain information updating the information set forth in the most recent quarterly reports on Form 10-Q filed by Reading and Citadel.

   Whitehorse Shopping Center. On November 14, 2001, Reading took possession of the Whitehorse Shopping Center exercising its rights as the holder of the mortgage on that property. Thereafter, on November 29, 2001, Reading closed the sale of its interest in the Whitehorse Shopping Center for $6.5 million. There continues, however, to be ongoing litigation between Reading and Burstone, the other 50% owner of Whitehorse Property Group, or WPG, and the principals of Burstone. WPG was the owner of the Whitehorse Shopping Center and the debtor under the mortgage prior to the exercise by Reading of its rights. That litigation seeks to collect monies owed on a loan made by Reading to Burstone's principals and guaranteed by Burstone. Burstone and its principals have counterclaimed, alleging, in essence, that the commercial failure of the Whitehorse Property Group was due to the failure of Reading to perform various of its obligation to WPG, Burstone and Burstone's principals. Reading believes that the claims by Burstone and the Burstone principals are without merit, but is uncertain as to the collectability of the loan made to the Burstone principals and guaranteed by Burstone. That loan, in the initial amount of $2 million, was written off by Reading in 2000.

   Frankston Entertainment Center. Reading has been orally advised that it will be permitted to terminate its existing development agreement to construct an entertainment center in Frankston without liability. The parties are currently negotiating the terms of a release agreement. Reading has been advised by the owner of the principal shopping center in Frankston that it has executed and will be returning this week agreements relating to the development by that shopping center owner and the lease by Reading of a state of the art multiplex cinema in that complex.

   Murray Hill Transaction. Citadel has revised its agreements with East 34/th/ Street Development, LLC, or Purchaser, and Sutton Hill Capital, LLC, or SHC, with respect to the transfer of its rights with respect to the Sutton Hill Cinema to Purchaser. On November 28, 2001, Citadel, SHC and Purchaser agreed that the closing would be deferred until early January, 2002, and that the purchase price could be paid $2.5 million in cash and $7.5 million in the form of a two-year purchase money mortgage note, secured by the Murray Hill Property. The note will bear interest at 8.25%, subject to downward adjustment under certain circumstances not currently contemplated to occur. Interest will be payable monthly in arrears, all accrued and unpaid interest and principal

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

being due and payable upon the second anniversary of the closing of the transaction. The note may be prepaid at any time, upon 30 days notice, without penalty or premium. In consideration of these modifications, the Purchaser has paid SHC $1 million as a deposit against the purchase price of the Murray Hill Property, and has agreed to assume responsibility for the New York City transfer taxes with respect to the sale of the property, and to allow Citadel to continue to operate the Murray Hill Cinema under a license arrangement until 15 days prior to the date on which the note matures or is earlier paid. Citadel will pay no rent or license fee for its occupancy of the Murray Hill Cinema, but will be responsible for utilities and property taxes during the period of its occupancy.

   In consideration of its agreement to the above modification:

  . The rent payable by Citadel under the City Cinemas Operating Lease was reduced by $82,500 per year, effective November 28, 2001;

  . Upon the closing, the amount of Citadel's rental obligation will be reduced by an additional $742,500 per year;

  . Upon the closing, the exercise price of Citadel's option to acquire the real property and assets underlying the City Cinemas Operating Lease will be reduced by $10,000,000 from $48,000,000 to $38,000,000;

  . Upon the closing, the amount of Citadel's obligation under its commitment to fund, beginning in 2007, certain loans to SHC will be reduced by $10,000,000 from $28,000,000 to $18,000,000; and

  . From the date of the closing, Citadel will, until 15 days prior to the maturity date of the Purchaser's note or earlier payment by the Purchaser, be permitted to occupy and operate the Murray Hill Cinema on a rent free basis (subject to its obligation to pay property taxes and utilities with respect to the period of its occupancy).

Certain Litigation Relating to the Consolidation

   On August 3, 2001, approximately two weeks after the companies' joint announcement that they had entered into an agreement in principle with respect to the consolidation, Harbor Finance Partners filed a purported class-action complaint in the Nevada State District Court, Clark County, Nevada, styled Harbor Finance Partners, Plaintiff. v. James J. Cotter, Robert F. Smerling, S. Craig Tompkins, Scott A . Braly, Robert M. Loeffler, Kenneth S. McCormick, Craig Corporation, and Reading Entertainment, Inc., Case No. A438155. The Harbor complaint alleges that the Reading directors and Craig, as the controlling stockholder of Reading, have breached their respective duties to the stockholders of Reading in various respects, and seeks various remedies, including preliminary and permanent injunctions against the closing of the consolidation and monetary damages.

   Essentially, the Harbor Finance Partners complaint alleges that the defendants are attempting to deceive the plaintiff and the class and deprive them unfairly of their investments in Reading, and that the defendants have further breached their respective duties by:

  . Entering into an agreement that would result in a less than 10% premium for the exchange of their Reading shares for Citadel nonvoting common stock and at an exchange ratio that is alleged to be "grossly unfair, inadequate, and substantially below the fair or inherent value of Reading" and that allegedly fails to take into account plaintiff's assertion that "the intrinsic value of the equity of Reading is materially greater than the consideration being considered, taking into account Reading's asset value, liquidation value, its expected growth and the strength of its business;"

  . Failing to negotiate any collar on the stock price movements of Citadel to guarantee that Reading shareholders would receive a premium for their shares;

  . Failing to disclose, "inter alia, the full extent of the future earnings potential of Reading and the expected increase in profitability;" and

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

  . Entering into a merger transaction which is allegedly an "unlawful plan and scheme to obtain the entire ownership of Reading at the lowest possible price" and which will allegedly "deny class members their right to share proportionately in the true value of Reading's valuable assets, profitable business, future growth in profits and earnings, while usurping the same for the benefit of the defendants at an unfair and inadequate price."

   Although filed on August 3, 2001, the Harbor Finance Partners complaint was not served until August 28, 2001, after the directors of the three companies had approved the execution and delivery of the consolidation agreement. Neither the directors nor management were aware of the existence of the complaint until it was served on August 28th.

   On September 5, 2001, we invited Harbor Finance Partners to meet with us to discuss their concerns with respect to the consolidation. In preparation for that meeting, Reading entered into a Confidentiality Agreement with Harbor Finance Partners dated September 13, 2001, and on September 17, 2001 forwarded to Harbor Finance Partners the presentations made by Marshall & Stevens to the conflicts committees on May 3, 2001, June 21, 2001 and July 17 and 18, 2001.

   On September 25, 2001, we met with Messrs. Matt Houston and Ara Skirinian, counsel for Harbor Finance Partners (plaintiff having apparently determined not to accept our invitation to participate directly in that meeting), and Ms. Candace L. Preston, a financial advisor to Harbor Finance Partners who participated by telephone. According to her resume, Ms. Preston is, and has been since 2001, the founding member of Financial Markets Analysis, LLC, "a financial consultant specializing in securities and business valuations in mergers, acquisitions, appraisals, business planning, brokerage/customer arbitrations, and litigation" with "significant testimonial experience in breach of contract, bankruptcy, anti-trust, securities and consumer class actions. Ms. Preston's resume states that her clients include "private and public companies, individual and institutional investors and law firms." Mr. Houston is an attorney in the law firm of Wechsler Harwood Halebian & Feffer, LLP, located in New York City.

   Attending the meeting on our behalf were Messrs. Andrzej Matyczynski and S. Craig Tompkins. Also present were counsel for Reading, Mr. Mark James, and counsel for the defendant directors, Mr. Patrick Sheehan. During the meeting, Mr. Houston and Ms. Preston raised the following concerns on behalf of Harbor Finance Partners:

  . The presence of a "buy-out premium" of less than 10% in light of precedents cited by Ms. Preston as to the payment of higher premiums in other "buy-out situations;"

  . The use by Marshall & Stevens of six-month trading histories as one element in their determination of the fair exchange ratio recommended to the Reading conflicts committee and the Reading board of directors;

  . The use by Marshall & Stevens of what Ms. Preston took to be "book value" numbers in connection with their "market valuation" of Reading and the lack of the assignment of any specific value to the Reading net operating loss carryovers in that "market valuation;" and

  . The scope and extent of the disclosure in the joint proxy statement/prospectus. Specifically, Mr. Houston and Ms. Preston expressed the view that the disclosure was unclear as to the extent to which appraisals were relied upon in valuing Reading, and that they would appreciate greater disclosure regarding the basis for the determination to use a single financial advisor to assist with the setting of the conversion ratios.

Mr. Houston and Ms. Preston also stated their views that the Reading conversion ratio should have been 1.7-to-1 based on an average of their adjustments for each of the above-referenced items.

   During the course of this meeting, we expressed management's view that plaintiff's allegations in the complaint were without merit, and that we intend to vigorously defend against plaintiff's lawsuit. Following the meeting, we brought to the attention of the Reading conflicts committee and the Reading board of directors the issues raised by Mr. Houston and Ms. Preston on Harbor Finance Partners' behalf, and Mr. Houston undertook to bring to the attention of Harbor Finance the information presented by us at the meeting. After considering the issues raised by Harbor Finance Partners, the Reading conflicts committee and board of directors have determined to continue moving forward with the consolidation.

Security Ownership of Certain Beneficial Owners and Management of Citadel

   The following table sets forth as of October 31, 2001, information with respect to the beneficial ownership of the common stock of Citadel as to:

  . Each person known by Citadel to own beneficially more than 5% of the outstanding shares of its voting common stock and nonvoting common stock.

  . Each person who served as Citadel's Chief Executive Officer and each of Citadel's other three most highly compensated executive officers during fiscal year 2000.

  .  Each of Citadel's directors.

  .  All of Citadel's directors and executive officers as a group.

   Unless otherwise indicated below, each person or entity named below has an address in care of Citadel's principal executive offices. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of voting common stock and nonvoting common stock subject to options that are presently exercisable or exercisable within 60 days of October 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The numbers reflected in the percentage ownership columns are based on 7,958,379 shares of Citadel nonvoting common stock and 1,989,585 shares of Citadel nonvoting common stock outstanding as of October 31, 2001 and the assumption that 20,484,988 shares of Citadel nonvoting common stock and 1,336,330 shares of Citadel voting common stock will be outstanding after the consolidation. In addition, the numbers assume that all Craig and Reading stock option holders will elect to have their Craig and Reading options converted into options to purchase Citadel voting shares in the consolidation. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the consolidation. An asterisk denotes beneficial ownership of less than 1%.

                                                        Class A Nonvoting Common Stock
-                                         ---------------------------------------------------------
                                                 Number of Shares                  Percent
-                                         --------------------------     --------------------------
          Name and Address of              Before the      After the      Before the     After the
          Beneficial Ownership            consolidation  consolidation   consolidation consolidation
          --------------------            -------------  -------------   ------------- -------------

James J. Cotter..........................   3,879,056(1)   4,205,378(2)      48.74%        21.15%
  120 N. Robertson Blvd.
  Los Angeles, CA 90048
S. Craig Tompkins........................      16,000(3)      20,090(4)        *             *
William C. Soady.........................      20,000(6)      20,000(5)        *             *
Alfred N. Villasenor, Jr.................      20,000(6)      20,000(6)        *             *
Robert M. Loeffler.......................      20,000(6)      20,000(6)        *             *
Robert F. Smerling.......................          --             --           *             *
Andrzej Matyczynski......................      20,000(6)      20,000(6)        *             *
Brett Marsh..............................       6,000(9)       6,000(9)        *             *
Ellen Cotter.............................          --             --            --           *
Margaret Cotter..........................          --             --            --           *
Craig Corporation........................   2,567,823           --  (13)     32.27%           --
  550 South Hope Street, Suite 1825
  Los Angeles, CA 90071
Reading Entertainment, Inc...............   1,690,938           --  (13)     21.25%           --
Hecco Ventures...........................          --      1,565,783            --          7.64%
  120 North Robertson Blvd.
  Los Angeles, CA 90048
Michael Forman...........................   1,311,233      1,311,233         16.48%         6.40%
  120 North Robertson Blvd.
  Los Angeles, CA 90048
Pacific Assets Management LLC (14).......          --        825,834            --          4.03%
  1999 Avenue of the Stars,
  Suite 2530
  Los Angeles, CA 90067
Private Management Group (15)............     528,000        528,000          6.63%         2.58%
  20 Corporate Park, #400
  Irvine, CA 92606
Lawndale Capital Management/
 Diamond A Partners LP (16)..............          --      3,011,947            --         14.70%
  One Sansome St. Ste. 3800
  San Francisco, CA 94104
All directors and executive officers as a
 group (10 persons) (17).................   3,981,056      4,316,148         49.39%        20.97%

                                                         Class B Voting Common Stock
-                                         --------------------------------------------------------
                                                Number of Shares                  Percent
-                                         -------------------------     --------------------------
          Name and Address of              Before the     After the      Before the     After the
          Beneficial Ownership            consolidation consolidation   consolidation consolidation
          --------------------            ------------- -------------   ------------- -------------

James J. Cotter..........................    981,064(1)   1,817,928(2)      49.31%        64.32%
  120 N. Robertson Blvd.
  Los Angeles, CA 90048
S. Craig Tompkins........................         --         65,950(5)         --          4.62%
William C. Soady.........................         --             --            --            --
Alfred N. Villasenor, Jr.................         --             --            --            --
Robert M. Loeffler.......................         --             --            --            --
Robert F. Smerling.......................         --         43,750(7)         --          3.17%
Andrzej Matyczynski......................         --         23,400(8)                     1.72%
Brett Marsh..............................         --         12,500(10)        --            --
Ellen Cotter.............................         --         14,840(11)        --          1.10%
Margaret Cotter..........................         --         19,550(12)        --          1.16%
Craig Corporation........................    653,256           --  (13)     32.83%           --
  550 South Hope Street, Suite 1825
  Los Angeles, CA 90071
Reading Entertainment, Inc...............    422,735           --  (13)     21.25%           --
Hecco Ventures...........................         --             --            --            --
  120 North Robertson Blvd.
  Los Angeles, CA 90048
Michael Forman...........................    327,808        327,808         16.48%        24.53%
  120 North Robertson Blvd.
  Los Angeles, CA 90048
Pacific Assets Management LLC (14).......    198,958        198,958         10.00%        14.89%
  1999 Avenue of the Stars,
  Suite 2530
  Los Angeles, CA 90067
Private Management Group (15)............    117,700        117,700          5.92%         8.81%
  20 Corporate Park, #400
  Irvine, CA 92606
Lawndale Capital Management/
 Diamond A Partners LP (16)..............         --             --            --            --
  One Sansome St. Ste. 3800
  San Francisco, CA 94104
All directors and executive officers as a
 group (10 persons) (17).................    981,064      1,995,918         49.31%        66.43%

--------
 (1)Includes 2,567,823 shares of nonvoting and 653,256 shares of voting common stock of Citadel held by Craig.
 (2)Includes 1,172,764 and 1,300,864 shares of Craig common and Common A Preference Stock, respectively, which will be converted to Citadel nonvoting shares and 1,311,233 shares of Craig shares owned by Mr. Cotter. Mr. Cotter's holdings of Citadel

    Class B voting common shares after the consolidation are comprised of 794,040 voting shares and 696,080 voting shares, respectively, obtainable from conversion of Reading and Craig stock options and 327,808 shares owned by him.
 (3)Includes 16,000 nonvoting shares subject to stock options.
 (4)Includes 16,000 nonvoting shares subject to stock options and 2,340 nonvoting shares and 1,750 nonvoting shares, respectively, obtainable from conversion of shares of Craig and Reading common stock.
 (5)Includes 65,950 voting shares obtainable from conversion of Craig and Reading stock options.
 (6)Includes 20,000 nonvoting shares subject to stock options.
 (7)Includes 43,750 voting shares obtainable from conversion of Reading stock options.
 (8)Includes 23,400 voting shares obtainable from conversion of Craig stock options.
 (9)Includes 6,000 nonvoting shares subject to stock options.
(10)Includes 12,500 voting shares obtainable from conversion of Reading stock options.
(11)Includes 2,340 voting shares and 12,500 voting shares, respectively, obtainable from conversion of Craig and Reading stock options.
(12)Includes 17,550 voting shares obtainable from conversion of Craig stock options.
(13)Converted to treasury shares upon consolidation.
(14)As reported on schedule 13-G filed with the Securities and Exchange Commission on June 5, 2001 for Craig and on September 5, 2001 for Citadel. Includes 825,834 Citadel nonvoting shares obtainable from conversion of Craig shares owned.
(15)As reported on the 13-G filing dated February 5, 2001.
(16)Based on schedule 13-G filed September 13, 2001 for Reading and based on schedule 13-G filed June 5, 2001 for Craig. Includes 1,484,863 nonvoting shares and 1,527,084 nonvoting shares, respectively, obtainable from conversion of Reading and Craig shares owned.
(17)Includes 102,000 nonvoting shares subject to stock options prior to and after the consolidation. Includes 1,668,110 voting shares subject to stock options after the consolidation.

Security Ownership of Certain Beneficial Owners and Management of Craig

   The following table sets forth as of October 31, 2001, information with respect to the beneficial ownership of the common stock of Craig as to:

  . Each person known by Craig to own beneficially more than 5% of the outstanding shares of its common stock or common preference stock.

  . Each person who served as Craig's Chief Executive Officer and each of Craig's other three most highly compensated executive officers during fiscal year 2000.

  .  Each of Craig's directors.

  .  All of Craig's directors and executive officers as a group.

   Unless otherwise indicated below, each person or entity named below has an address in care of Craig's principal executive offices. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock and common preference stock subject to options that are presently exercisable or exercisable within 60 days of October 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The numbers reflected in the percentage ownership columns are based on 3,402,808 shares of Craig common stock and 7,058,408 shares of Craig common preference stock outstanding as of October 31, 2001. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. An asterisk denotes beneficial ownership of less than 1%.

                                                                      Common Preference
                                                    Common Stock            Stock
                                                -------------------  -------------------
                                                   Amount               Amount
                                                Beneficially         Beneficially
     Name and Address of Beneficial Owner          Owned     Percent    Owned     Percent
     ------------------------------------       ------------ ------- ------------ -------
James J. Cotter (1)............................  2,385,142    59.66%  2,021,702    28.64%
 120 N. Robertson Blvd.
 Los Angeles, CA 90048
Hecco Ventures (1).............................    617,438    18.14%    720,838    10.21%
 120 N. Robertson Blvd.
 Los Angeles, CA 90048
Artisan Partners LTD (2).......................         --       --     702,900     9.96%
 Artisan Investment Corporation
 1000 North Water Street, #1770
 Milwaukee, WI 53202.
Dimensional Fund Advisors, Inc (3).............    250,300     7.36%         --       --
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
First Pacific Advisors, Inc. (4)...............         --       --     474,300     6.72%
 11400 West Olympic Blvd., Suite 1200
 Los Angeles, CA 90064
Lawndale Capital Management, Inc (5)...........         --       --   1,305,200    18.49%
 One Sansome St., Suite 3900
 San Francisco, CA 94101
Pacific Assets Management LLC (6)..............         --       --     705,841    10.00%
 1999 Avenue of the Stars, Suite 2530
 Los Angeles, CA 90067
Scott A. Braly (7).............................         --       --          --       --
Ellen M. Cotter................................      1,000        *       1,000        *
Margaret Cotter (8)............................      9,500       --       9,500        *
William D. Gould (9)...........................     17,000        *      18,000        *
Gerald P. Laheney (10).........................     15,000        *      15,000        *
Andrzej Matyczynski (11).......................     20,000        *          --       --
S. Craig Tompkins (12).........................         --       --      37,000       --
All directors and executive officers as a group
 (7 persons) (13)..............................  2,447,642    60.58%  2,102,202    29.54%

--------
 (1)Includes the common stock and common preference stock owned by Hecco Ventures, which is a California general partnership. Mr. James J. Cotter is the general partner of a limited partnership which is the general partner of Hecco Ventures. Also includes 594,940 shares of common stock subject to stock options held by Mr. Cotter. Margaret Cotter, a director, and Ellen Cotter, Vice President of Business Affairs, of Craig for the Company, are the daughters of Mr. Cotter and each are limited partners in the above-referenced limited partnership. The other general partners of Hecco Ventures are Michael Forman and a subsidiary of the Decurion Corporation, a company privately owned by Michael Forman and certain members of his family. Hecco Ventures has granted Mr. Cotter the right to vote the shares held by it.
 (2)According to filings with the Securities and Exchange Commission dated February 9, 2001, includes 702,900 shares of common stock owned of record by Artisan Partners LTD/Artisan Investment Corporation.
 (3)According to filings with the Securities and Exchange Commission dated February 2, 2001, Dimensional Fund Advisors Inc. is a registered investment manager to certain other investment vehicles, including commingled group trusts, and possesses both voting and investment power over the shares of common stock shown; however, the shares are owned of record by the commingled group trusts, and Dimensional disclaims beneficial ownership of all such shares.

 (4)According to filings with the Securities and Exchange Commission dated May 7, 2001, includes 348,300 shares of shared voting power.
 (5)According to filings with the Securities and Exchange Commission dated April 12, 2001, includes shares owned of record by Diamond A Partners, L.P., or DAP and by Diamond A Investors L.P., or DAI, over which Lawndale Capital Management, Inc., or LAM, and Andrew E. Shapiro have shared voting and dispositive power. According to filings with the Securities and Exchange Commission, Lawndale Capital Management, Inc., is the investment advisor to DAP and DAI, which are investment limited partnerships and Mr. Shapiro is the sole manager of LAM.
 (6)According to filings with the Securities and Exchange Commission dated June 5, 2001, includes 705,841 shares as to which voting power is shared with JMG Triton Offshore Fund Ltd.
 (7)Mr. Braly resigned from Craig, effective December 27, 2000.
 (8)Includes 7,500 shares each of common stock and common preference stock subject to stock options.
 (9)Includes 2,000 shares of common stock and 3,000 shares of common preference stock owned by a trust for the benefit of Mr. Gould's children, of which he is co-trustee; Mr. Gould disclaims beneficial ownership of the shares held in the trust.
(10)Includes 15,000 shares of common stock and 15,000 shares of common preference stock subject to stock options.
(11)Includes 20,000 shares of common stock subject to stock options.
(12)Includes 35,000 shares subject to stock options and 2,000 shares held in various retirement accounts for the benefit of Mr. Tompkins and his wife.
(13)Includes 632,440 shares of common stock and 57,500 shares of common preference stock subject to stock options.

Security Ownership of Certain Beneficial Owners and Management of Reading

   The following table sets forth as of October 31, 2001, information with respect to the beneficial ownership of the common stock of Reading as to:

  . Each person known by Reading to own beneficially more than 5% of the outstanding shares of its common stock.

  . Each person who served as Reading's Chief Executive Officer and each of Reading's other five most highly compensated executive officers during fiscal year 2000.

  .  Each of Reading's directors.

  .  All of Reading's directors and executive officers as a group.

   Unless otherwise indicated below, each person or entity named below has an address in care of Reading's principal executive offices. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of October 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The numbers reflected in the percentage ownership columns are based on 7,449,364 shares of Reading common stock outstanding as of October 31, 2001. The calculation of the percent of voting stock gives effect to the voting rights of Reading's outstanding shares of Series A convertible preferred stock, all of which are owned by a subsidiary of Citadel, and Series B convertible preferred stock, all of which are owned by Craig. The holders of Reading Series A and Series B convertible preferred stock are entitled to cast 9.64 votes per share, voting together with the holders of Reading common stock as a single class, on any matters presented to shareholders of Reading, except as required by law. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. An asterisk denotes beneficial ownership of less than 1%.

                                                    Amount and Nature of Beneficial Ownership
-                                         --------------------------------------------------------------
                                              Common Stock                  Preferred Stock
-                                         -------------------- -----------------------------------------
                                                                     Series A             Series B
-                                                              -------------------- --------------------
                                             Amount               Amount               Amount
                                          Beneficially         Beneficially         Beneficially
  Name and Address of Beneficial Owner       Owned     Percent    Owned     Percent    Owned     Percent
  ------------------------------------    ------------ ------- ------------ ------- ------------ -------

James J. Cotter (1)(2)(3)................     641,232   4.56%         --      --           --        --
Scott A. Braly (4).......................          --      --         --      --           --        --
S. Craig Tompkins (5)....................      21,400    *            --      --           --        --
Robert M. Loeffler (6)...................       6,000    *            --      --           --        --
Kenneth McCormick (6)....................       6,000    *            --      --           --        --
Robert Smerling (7)......................      35,000    *            --      --           --        --
Andrzej Matyczynski......................          --      --         --      --           --        --
Brett Marsh (8)..........................      10,000    *            --      --           --        --
Ellen Cotter (9).........................      10,000    *            --      --           --        --
Craig Corporation (10)(2)................  10,467,510  58.43%         --      --      550,000     4.10%
  550 South Hope Street,
  Suite 1825
  Los Angeles, CA 90071
Citadel Holding Corporation (2)..........   2,241,349  15.97%     70,000    100.00%        --        --
  550 South Hope Street,
  Suite 1825
  Los Angeles, CA 90071
Lawndale Capital Management/
  Diamond A Partners LP (11).............   1,187,890   8.85%         --         --        --        --
  One Sansome Street,
  Suite 3900
  San Francisco, CA 94104
All directors and executive officers as a
  group (8 persons) (12).................     729,632   5.16%         --         --        --        --

--------
 (1)Does not include amounts held by Craig or Citadel.
 (2)James J. Cotter is Chairman of the Board and the Chief Executive Officer of Reading, Craig and Citadel. S. Craig Tompkins is the Vice Chairman of the Board of Reading, a director and President of Craig, and the Vice Chairman and Corporate Secretary of Citadel. James J. Cotter is also a principal stockholder of Craig.

 (3)Includes 6,000 shares held in a profit sharing plan and 635,232 shares subject to stock options. Mr. Cotter is the beneficial owner of 2,385,142 shares of the common stock and 2,021,702 shares of the common preference stock of Craig. Mr. Cotter is also the principal controlling stockholder of Craig, having the power, directly or through proxies, to vote securities representing approximately 51% of the voting power of Craig.
 (4)Mr. Braly resigned from Reading, effective December 27, 2000.
 (5)Includes 15,000 shares subject to stock options. Excludes 200 shares held in Mr. Tompkins' wife's retirement plan and 500 shares held in a trust for Mr. Tompkins' minor child as to which Mr. Tompkins disclaims beneficial ownership.
 (6)Includes 6,000 shares subject to stock options.
 (7)Includes 35,000 shares subject to stock options.
 (8)Includes 10,000 shares subject to stock options.
 (9)Includes 10,000 shares subject to stock options.
(10)Includes shares owned, of record, by Craig Management Inc., a wholly-owned subsidiary of Craig.
(11)According to filings with the Securities and Exchange Commission dated September 13, 2001. Lawndale Capital Management is the general partner of Diamond A Partners LP pursuant to limited partnership agreement providing Lawndale Capital Management the authority to invest the funds of Diamond A. Partners LP.
(12)Includes 713,232 shares subject to stock options.

                             MANAGEMENT OF CITADEL

Executive Officers

   The names of the executive officers of Citadel, other than James J. Cotter and S. Craig Tompkins, who are nominees for director, together with information regarding such executive officers, is as follows:

      Name          Age                 Title
      ----          ---                 -----
Andrzej Matyczynski 48  Chief Financial Officer and Treasurer
Robert F. Smerling. 66  President of City Cinemas/
                        Citadel Cinemas Inc.
Brett Marsh........ 52  Vice President of Real Estate

   Mr. Matyczynski was named Chief Financial Officer and Treasurer of Citadel and Craig and the Chief Administrative Officer of Reading on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of Reading effective June 2, 2000. Prior to joining Citadel, Mr. Matyczynski was associated with Beckman Coulter, a leading provider of instrument systems and related products that automate laboratory processes, and its predecessors for more than the past twenty years and also served as a director for certain Beckman Coulter subsidiaries. He also is a director and the Treasurer of both Craig Merger Sub and Reading Merger Sub.

   Mr. Smerling was appointed President of Citadel Cinemas Inc. effective September 1, 2000 following Citadel's acquisition of the City Cinemas. Mr. Smerling also serves as the President and a director of Reading. Mr. Smerling has served as President of Reading's various domestic and Puerto Rican exhibition subsidiaries since 1994. Mr. Smerling served as President of Loews Theater Management Corporation form May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.

   Mr. Marsh has been with Citadel since 1993 and is responsible for Citadel's real estate activities. Prior to joining Citadel, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of The Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.

   Craig Merger Sub and Reading Merger Sub are wholly owned subsidiaries of Citadel. Messrs. Tompkins and Matyczynski are the sole directors and serve as the President and the Treasurer, respectively, of both Craig Merger Sub and Reading Merger Sub. Craig Merger Sub and Reading Merger Sub have no other executive officers.

Summary Compensation Table

   Effective January 1, 2000, all executive officers and administrative employees of Citadel became employees of Craig. At the same time, Craig entered into management arrangements with Citadel and Reading under which all of the general and administrative costs of Citadel, Craig and Reading are paid by Craig and allocated among Craig, Citadel and Reading. Accordingly, subsequent to December 31, 1999, Citadel has had no employees who were paid directly by Citadel or its subsidiaries, except for the President of Citadel Cinemas, Inc. as disclosed below. The following table sets forth the compensation expense allocated to Citadel for the years ended December 31, 2000, and paid for in 1999, and 1998 for each person who served as Chief Executive Officer at any time during the last completed fiscal year and each of the four other most highly compensated executive officers of Citadel:

                                                                   Long-Term
                                                                 Compensation
                                                                  Securities
                                                      Other       Underlying
         Name and                                    Annual      Stock Options    All Other
    Principal Position      Year  Salary  Bonus  Compensation(2)    Granted    Compensation(8)
    ------------------      ---- -------- ------ --------------- ------------- ---------------
James J. Cotter (2)........ 2000 $119,000     --     $45,000            --             --
 Chairman of the Board,     1999       --     --     $45,000            --             --
 President and              1998       --     --     $45,000            --             --
 Chief Executive Officer

Scott A. Braly (3)......... 2000 $ 15,946     --          --            --             --
 Chief Executive Officer    1999       --     --          --            --             --
                            1998       --     --          --            --             --
S. Craig Tompkins (4)...... 2000 $139,886     --          (1)       40,000         $1,785
 Corporate Secretary and    1999 $ 40,000     --          (1)           --             --
 Vice Chairman of the Board 1998 $ 40,000     --          (1)           --             --
Andrzej Matyczynski (5).... 2000 $ 61,200 $4,080          (1)       30,000         $1,490
 Chief Financial Officer    1999       --     --          --            --             --
 and Treasurer              1998       --     --          --            --             --
Robert F. Smerling (6)..... 2000 $ 87,500     --          (1)           --             --
 President of City Cinemas/ 1999       --     --          --            --             --
 Citadel Cinemas, Inc.      1998       --     --          --            --             --
Brett Marsh (7)............ 2000 $ 57,800 $9,520          (1)       15,000         $4,149
 Vice President of          1999 $162,500     --          (1)           --             --
 Real Estate                1998 $152,500     --          (1)           --             --

--------
(1)Excludes perquisites aggregating less than $50,000, or 10% of salary plus bonus, whichever is less.
(2)Mr. Cotter is paid a director's fee of $45,000 for his services as the Chairman of the Board. He receives no compensation for serving as the President and Chief Executive Officer. Mr. Cotter is also paid an annual consulting fee of $350,000 from Craig, of which approximately 34%, or $119,000, was allocated to Citadel in 2000.
(3)Mr. Braly was named the Chief Executive Officer of the Citadel, Craig, and Reading, effective October 16, 2000, and resigned from all three companies, effective December 27, 2000. Mr. Braly's total compensation with respect to his employment contract with Craig was approximately $46,900. The salary shown reflects an allocation to Citadel of approximately 34% of Mr. Braly's total compensation.
(4)Mr. Tompkins was elected Corporate Secretary in August 1994 and Vice Chairman in July 1994. Mr. Tompkins was elected as the President of Craig and was elected to the board of directors of Craig on February 6, 1993. Mr. Tompkins was granted options to acquire 40,000 shares of Citadel nonvoting common stock on April 13, 2000. These shares vest over four years in equal amounts except for the 8,000 shares that vested immediately. The salary shown above for the years ended December 31, 2000 reflects approximately 34% of Mr. Tompkins' compensation which was allocated to Citadel. Mr. Tompkin's total compensation earned in aggregate totaled approximately $410,400 for the year ended December 31, 2000. In 1999 and 1998, Mr. Tompkins received $40,000 in director's fees from Citadel.

(5)Mr. Matyczynski was named Chief Financial Officer and Treasurer of Citadel and Craig and the Chief Administrative Officer of Reading on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer of Reading effective June 2, 2000. Mr. Matyczynski was also granted options to acquire 30,000 shares of Citadel nonvoting common stock on April 13, 2000, of which 15,000 shares vested on November 18, 2000 and of which 5,000 shares will vest on each November 18 thereafter. The salary shown above for the year ended December 31, 2000 reflects approximately 34% of Mr. Matyczynski's compensation which was allocated to Citadel. Mr. Matyczynski's total compensation earned in aggregate totaled approximately $180,000 plus $12,000 in bonus. Mr. Matyczynski's aggregate compensation did not exceed $100,000 for the year ended December 31, 1999.
(6)Prior to September 20, 2000, City Cinemas, a third-party affiliate, and Reading were parties to an executive-sharing arrangement for which Mr. Smerling was paid an annual salary of $175,000. Effective September 1, 2000, Citadel Cinemas Inc., a wholly-owned subsidiary of Citadel, acquired the assets of City Cinemas and appointed Mr. Smerling as its President. Mr. Smerling also serves as the President and a director of Reading. Mr. Smerling's salary shown above for the year ended December 31, 2000 reflects compensation earned from Citadel Cinemas Inc. Citadel was reimbursed for a portion of Mr. Smerling's salary by Reading pursuant to a separate management agreement. The executive-sharing arrangement has been superceded by the general and administrative cost sharing agreement currently in place between Craig, Citadel and Reading.
(7)Mr. Marsh serves as the Vice President of Real Estate of the Citadel, Craig and Reading. On April 13, 2000, Mr. Marsh was granted options to acquire 15,000 shares of the Citadel nonvoting common stock. These shares vest equally over four years except for 3,000 shares that vested immediately. The salary shown above for the year ended December 31, 2000 reflects approximately 34% of Mr. Marsh's compensation which was allocated to Citadel. Mr. Marsh's total compensation earned in aggregate totaled approximately $182,600 plus $28,000 in bonus.
(8)All other compensation is primarily comprised of approximately 34% of the employer's match under Craig's 401(k) plan.

Option/SAR Grants in Last Fiscal Year

   On April 13, 2000, the Citadel board of directors granted options to the following directors and officers of Citadel:

                                                                           Potential Realizable
                                                                             Value at Assumed
                         Number of     % of Total                         Annual Rates of Stock
                         Securities   Options/SARs                        Price Appreciation for
                         Underlying    Granted to  Exercise or                 Option Term
-                       Options/SARs  Employees in Base Price  Expiration ----------------------
                       Granted (#)(1) Fiscal Year   ($/Share)     Date        5%         10%
-                      -------------- ------------ ----------- ----------  --------    --------
S. Craig Tompkins.....      40,000(2)    25.81%       $2.76     4/13/10   $179,800    $286,300
Andrzej Matyczynski...      30,000(3)    19.35%       $2.76     4/13/10   $134,900    $195,200
Brett Marsh...........      15,000(4)     9.68%       $2.76     4/13/10   $ 67,400    $107,400
Robert M. Loeffler....         20,000    12.90%       $2.76     4/13/10   $ 89,900    $143,200
William C. Soady......         20,000    12.90%       $2.76     4/13/10   $ 89,900    $143,200
Alfred Villasenor, Jr.         20,000    12.90%       $2.76     4/13/10   $ 89,900    $143,200

--------
(1)All grants shown were for nonvoting common stock and, unless otherwise indicated, vested immediately.
(2)8,000 shares vested immediately on April 13, 2000. The remaining shares will vest ratably over four years at the rate of 8,000 shares per year.
(3)15,000 shares vested on November 19, 2000. The remaining shares will vest ratably over three years at the rate of 5,000 shares per year.
(4)3,000 shares vested immediately on April 13, 2000. The remaining shares will vest ratably over four years at the rate of 3,000 shares per year.

Aggregated Option/SAR in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                         Number of Securities
                                        Underlying Unexercised
                       Shares Acquired  Options/SARs at FY-End     Value of Unexercised
                       ---------------- ---------------------- In-the-Money Options/SARs at
Name                   Nonvoting Voting   Nonvoting     Voting        FY-End (%)(1)
----                   --------- ------ -------------   ------ ----------------------------
Alfred Villasenor, Jr.    --       --        20,000/0     --   $0/$0            --
S. Craig Tompkins.....    --       --    8,000/32,000     --   $ 0/$0           --
Andrzej Matyczynski...    --       --   15,000/15,000     --   $ 0/$0           --
Brett Marsh...........    --       --    3,000/12,000     --   $ 0/$0           --
Robert M. Loeffler....    --       --        20,000/0     --   $ 0/$0           --
William C. Soady......    --       --        20,000/0     --   $ 0/$0           --

--------

(1)Calculated based on closing prices of $2.3750 and $2.5625 for nonvoting common stock and voting common stock, respectively.

Limitationon Directors' Liability and Indemnification

   The Citadel articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that except for certain regulatory exceptions, a director is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director unless it is proven that: (i) his act or failure to act constituted a breach of his fiduciary duties as a director; and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Citadel bylaws provide that Citadel will indemnify its directors and executive officers and other corporate agents to the fullest extent permitted by law. We believe that indemnification under the Citadel bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into indemnification agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. Stockholders of Citadel are being asked to notify and approve the form of indemnification agreement as described above in this joint proxy statement/prospectus. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Citadel, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Citadel's officers, directors and persons who own more than 10% of Citadel's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission rules also require reporting persons to furnish Citadel with a copy of all Section 16(a) forms they file.

   Based solely on a review of the copies of the forms which Citadel received and written representations from Citadel officers and directors, we believe that, during the fiscal year ended December 31, 2000, the reporting persons complied with all applicable reporting requirements, with the exception of a late report on Form 3 filed by Mr. Michael Foreman with respect to the securities acquired by him in the merger of OBI described below under "Certain Relationships and Related-Party Transactions." We understand that the Form 3 was tardy because Mr. Forman realized only after the Form 3 was due that the securities he had acquired put him over the 10% threshold for filing a Form 3.

Compensation Committee Report on Executive Compensation

   The report of the Compensation Committee of the Board of Directors of Citadel with respect to executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy/Prospectus into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that Citadel specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   The Citadel Compensation Committee for the fiscal year ended December 31, 1999 was composed of James J. Cotter and Alfred Villasenor, Jr. In light of the appointment of Mr. Cotter as the Chief Executive Officer of Citadel, and the fact that Mr. Cotter's daughter Ellen Cotter had been appointed as the Vice President of Citadel Cinemas and that it was anticipated that Mr. Cotter's daughter Margaret Cotter would become the President of Liberty Theatres upon the acquisition of that company by Citadel, Mr. Cotter resigned as a member of the Citadel Compensation Committee on July 20, 2000 and was replaced by Mr. William Soady. Accordingly, the Compensation Committee is now comprised entirely of independent outside directors and has the same membership as the Citadel Conflicts Committee.

   Historically, the Citadel Compensation Committee has been principally responsible for reviewing the performance of, and determining the compensation for, Citadel's executive officers. In this role, the Citadel Compensation Committee has followed a philosophy that Citadel should have and maintain an executive compensation program designed to attract and retain talented executives and motivate them to achieve the business objectives of Citadel that the Board of Directors believes will enhance stockholder value. Accordingly, the Company's current compensation strategy is to pay a base salary sufficient to attract and retain qualified executives and to supplement such base level compensation with periodic cash bonuses in recognition of individual performance, and from time-to-time, grant stock options designed to link the executives' long-term compensation to appreciation in stockholder value. Citadel has not, in recent periods, had any fixed bonus or incentive compensation plan.

   Citadel's compensation programs and the role of the Citadel compensation committee are currently in a state of flux, as Citadel, Craig and Reading recently have attempted to reduce general and administrative costs by consolidating most of the general and administrative expense of the three companies at the Craig level. Mr. Cotter is paid a director's fee of $45,000 for his services as the Chairman of the Board. He receives no compensation for serving as the President and Chief Executive Officer. Mr. Cotter is also paid an annual consulting fee of $350,000 from Craig, of which approximately 34%, or $119,000 was allocated to Citadel in 2000. In 2000, all of the executive employees of the three companies became employees of Craig and are paid their compensation and receive their employee benefits (other than stock options) exclusively through Craig. (The only exception to this was Mr. Robert Smerling who, prior to the acquisition of the City Cinemas cinema chain by Citadel in September 2000, was an employee of Reading and City Cinemas, and compensated separately by, Reading and City Cinemas, Inc., and who, after the acquisition by Citadel of the City Cinemas cinema chain, became an employee of both Reading and Citadel Cinemas.) The cost of those Citadel executives employed by Craig have, since January 2000, been allocated among Craig, Citadel and Reading based upon the relative amount of time spent by each such executive on the business and affairs of these companies. Initially, this allocation is done by the management of the three companies (principally, by Mr. Andrzej Matyczynski, the Chief Financial Officer of each of Citadel, Craig and Reading) and, thereafter, is periodically reviewed and approved by the conflicts committees of Citadel, Craig and Reading.

   Under this shared general and administrative structure, the compensation programs of Citadel are principally overseen by Mr. James J. Cotter, the Chairman of the Board, Chief Executive Officer and controlling stockholder of Citadel, Craig and Reading, and the principal function of the committee has been to serve as a sounding board for and advisor to Mr. Cotter with respect to executive compensation matters. No discretionary bonuses were paid or awarded to any of Citadel's executive officers by Citadel or by Craig in or with respect to fiscal 2000, and no raises were given to any of Citadel's executive officers by Citadel or by Craig in or with respect to fiscal 2000, other than discretionary bonuses in the amount of $10,000 and $25,000 paid to Andrzej Matyczynski and Brett Marsh, respectively, 34% of which was allocated to Citadel. These bonuses were determined and authorized by Mr. Cotter, acting as the Chief Executive Officer of Citadel, Craig and Reading. Also, Ms. Ellen Cotter, the daughter of Mr. James J. Cotter, while an employee of Reading and prior to becoming an executive of Citadel, did receive a raise, effective April 2000, in the base salary paid to her by Reading from $147,600 to $150,000, annually. This raise was authorized by Mr. Robert Smerling, the President of Reading. Ms. Cotter became an executive officer of Citadel Cinemas in September 2000, and her current compensation, at the annual rate referenced above, is included within the general and administrative costs allocated among Citadel, Craig and Reading. The Citadel Compensation Committee did not meet and has taken no action with respect to executive compensation for fiscal 2000.

   In April 2000, stock options were granted to certain officers and directors of Citadel. The grant of these stock options was recommended by Mr. Cotter, and approved by the full Citadel Board of Directors, with each director receiving options abstaining with respect to that portion of the approval relating to the grant of options to such director. No options were granted to Mr. Cotter. Set forth below is a table setting out the options granted.


               Name          Number of Options Exercise Price Expiry Date
               ----          ----------------- -------------- -----------
      Robert M. Loeffler....      20,000           $2.76       04/13/10
      William C. Soady......      20,000           $2.76       04/13/10
      Alfred Villasenor, Jr.      20,000           $2.76       04/13/10
      S. Craig Tompkins.....      40,000           $2.76       04/13/10
      Andrzej Matyczynski...      30,000           $2.76       04/13/10
      Brett Marsh...........      15,000           $2.76       04/13/10

                               William C. Soady
                            Alfred Villasenor, Jr.

Report of the Audit Committee

   The audit committee of the board of directors of Citadel has adopted a written charter to govern its operation, a copy of which is attached hereto as ANNEX F. The audit committee currently is comprised of Messrs. Loeffler, Soady and Villasenor, Jr., each of whom is an independent director as defined Section 121(A) of the American Stock Exchange listing standards.

   The audit committee of the Citadel board of directors oversees and monitors the participation of Citadel's management and independent auditors throughout the financial reporting process. No member of the Committee is employed by or has any other material relationship with Citadel.

   In connection with its function to oversee and monitor the financial reporting process, the audit committee has, among other things: reviewed and discussed with Citadel's management the audited financial statements for the fiscal year ended December 31, 2000, discussed with Citadel's independent auditors those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); received the written disclosures and letter from Citadel's independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees); and discussed with Citadel's independent auditors their independence in light of the nonaudit services performed by them for Citadel.

   Based upon the foregoing, the audit committee recommended to the Citadel board of directors that the audited financial statements be included in Citadel's annual report on Form 10-K for the fiscal year ended December 31, 2000.

                              Robert M. Loeffler
                               William C. Soady
                            Alfred Villasenor, Jr.

                                  AUDIT FEES

   The following table sets forth the aggregate fees billed to Citadel for the fiscal year ended December 31, 2000 by Deloitte & Touche LLP, its independent auditors:

Audit Fees.................................................. $34,700
Financial Information Systems Design and Implementation Fees      --
All Other Fees.............................................. $14,100

Performance Graph

   The following line graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement prospectus into any filing under the Securities Exchange Act of 1934, except to the extent Citadel specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

   The following line graph compares the cumulative total stockholder return on Citadel common stock from December 31, 1995 through December 31, 2000 against the cumulative total return of the Center for Research in Securities Prices ("CRSP") Total Return Index for the (I) New York Stock Exchange ("NYSE")/American Stock Exchange ("AMEX")/NASDAQ Stock Market Index (U.S. companies) and (ii) the cumulative total return of the Company's current peer group, the CRSP Total Return Index for NYSE/AMEX/NASDAQ Companies in the SIC Group Code 6510-6519 (US Companies) (Real Estate Operators (Except Developers) and Lessors). Peer group returns have been weighted by the market capitalization of the individual peers. The graph assumes a $100 dollar investment on December 31, 1995 and reinvestment of all dividends on a daily basis.

                                    [CHART]



                                    Legend

                                12/1995 12/1996 12/1997 12/1998 12/1999 12/2000
                                ------- ------- ------- ------- ------- -------
CRSP Total Returns Index for:
   Citadel Holding Corporation.  100.0   115.8   178.9   165.8   144.7    94.3
   NYSE/AMEX/Nasdaq Stock
     Market (US Companies).....  100.0   121.1   158.7   196.0   245.4   217.9
   NYSE/AMEX/NASDAQ Stocks
     (SIC 6510-6519 US Comp)...  100.0   115.4   124.9   123.2   116.0   156.9

Notes:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day to used.

    D. The index level for all series was set to $100.0 on 12/29/1995.

Compensation Committee Interlocks and Insider Participation

   Messrs. Soady and Villasenor, Jr. serve on Citadel's Compensation Committee. Mr. Cotter is the Chairman of the Board of Citadel, Craig and Reading. In addition, Mr. Cotter also served as the Chief Executive Officer of the Citadel, Craig and Reading prior to October 16, 2000 and returned to such positions following Mr. Braly's departure on December 27, 2000. Mr. Cotter is the controlling stockholder of Citadel.

Certain Relationships and Related-Party Transactions

  General

   Craig, Citadel and Reading operate as part of a group of commonly controlled companies. In part due to this overlapping ownership and control, the companies have engaged in a significant number of related-party transactions.

   We proposed the consolidation, in part, to address these related-party transactions. In the consolidation, the holders of outstanding common stock of Craig and Reading, including Mr. Cotter, would receive shares of Citadel nonvoting common stock. As a result, Mr. Cotter's voting power will be reduced from approximately 49% of Citadel currently to slightly under 25%. This is due to the fact that all of the Citadel voting common stock currently held by Craig and Reading will become, in effect, treasury shares of Citadel after the consolidation.

   However, in the consolidation, Citadel has agreed to assume the obligations of Craig and Reading under their currently outstanding options, and has agreed to allow the holders of such options an election to convert them into options to acquire either Citadel voting or nonvoting common stock. If Mr. Cotter elects to receive options to acquire Citadel voting common stock then, in addition to his beneficial ownership of slightly less than 25% of the outstanding shares of Citadel voting common stock, he would hold options to acquire an additional 1,490,120 shares of Citadel voting common stock at the weighted-average exercise price of $8.03 per share. If Mr. Cotter were to exercise these options in full, the shares issued would increase Mr. Cotter's voting power to 64.3% of the total voting power of Citadel after taking into account the effect of the issuance of his option shares.

  Overlapping Management

   Prior to 2000, Citadel, Craig and Reading shared some common overhead and administrative functions and provided various management services to one another pursuant to various cost-sharing and consulting arrangements. During 2000, Reading moved its executive offices from Philadelphia to Los Angeles, and the companies reorganized and consolidated their general and administrative staffs at the Craig level. Consequently, substantially all of the general and administrative employees of Citadel and Reading are now employed directly by Craig, and receive all of their health, medical, retirement and other benefits from Craig. The general and administrative expenses of Craig, Citadel and Reading are periodically allocated, subject to the review and approval of the conflicts committees of the boards of directors of Craig, Citadel and Reading, in accordance with the amount of time spent by these employees providing services for the respective companies.

  Entertainment Property Transactions

   In 1999, Reading determined that, in view of its limited capital resources and the size and scope of its investments and commitments in Australia and New Zealand, it should focus on its overseas activities and dispose of its domestic entertainment assets. During this same period, Citadel was searching for hard asset investment opportunities in which to invest its cash ($21,440,000 at June 30, 1999).

   In the summer of that year, management began conversations with NAC, about a potential transaction in which NAC would acquire, in partnership with Citadel, all of the domestic cinema assets of Reading, including Reading's rights to acquire the Manhattan-based City Cinemas chain. In April 2000 Reading conveyed a 50% membership interest in AFC to NAC in consideration of the issuance to it of certain securities and granted to NAC, in consideration of the payment by NAC to Reading of an option fee of $500,000, an option to acquire the remainder of Readings domestic cinema assets. That option was subject to the right of Citadel to participate as a 50/50 partner with NAC in those assets, if Citadel were to so elect. Ultimately, NAC determined not to exercise that option, and determined instead to invest in a developmental "dot.com" company. Reading has resold to NAC the securities it received in consideration of the transfer of the 50% membership interest in AFC for gross proceeds of approximately $14,702,000.

   During this same period, Citadel determined to proceed with the acquisition from Reading of the remainder of Reading's domestic entertainment assets. During 2000 and the first quarter of 2001, Reading conveyed to Citadel the following domestic entertainment assets:

      The City Cinemas and OBI Transactions--In December, 1998 Reading entered into an agreement (the "Sutton Agreement") with Messrs. James J. Cotter and Michael Forman and certain of their affiliates (collectively referred to here in as "Sutton") to acquire the City Cinemas chain (the "City Cinemas Transaction") and OBI (now Liberty Theaters) (the "OBI Merger"). In 2000, Reading assigned the Sutton Agreement to Citadel, and Citadel reimbursed Reading for the $1,000,000 deposit Reading had made to Sutton under the Sutton Agreement. In September 2000, Citadel completed the City Cinemas Transaction and the OBI Merger under which Citadel leased from Sutton, under a ten-year operating lease, four cinemas, obtained certain management rights with respect to an additional six cinemas, and purchased Sutton's 16.7% membership interest in AFC. Citadel also obtained an option, exercisable in ten years, to purchase the assets subject to the lease, including two fee interests, for $48,000,000, and committed to lending Sutton up to $28,000,000 in 2007. Citadel also merged with OBI, issuing Citadel common stock for all of the outstanding shares of OBI. The OBI stock was valued at $10,000,000 in the transaction. As a result of the City Cinemas Transaction, the management of Angelika Film Center & Cafe (Soho), and two other domestic cinemas owned by Reading, was transferred from City Cinemas to Citadel.

      The Domestic Cinema Transactions--In September, 2000, Citadel also acquired from Reading the rights to the Angelika Film Center & Cafe project in Dallas, Texas--an eight screen Angelika style cinema currently under construction and slated for opening in Summer, 2001 (the "Angelika Dallas"), in a transaction in which Citadel reimbursed Reading its investment in the development and assumed Reading's obligations under the lease. Reading, in turn, assigned to Citadel its interest in the lease and committed to reimburse Citadel a portion of Citadel's investment in the Angelika Dallas if Citadel did not achieve at least a 20% return on equity during the second year of operation of the cinema. In March 2001, Reading sold the remainder of its domestic cinema assets (other than its residual 33.3% membership interest in AFC) to Citadel in consideration of the issuance by Citadel of a two-year purchase-money promissory note in the amount of $1,706,000.

      The Royal George Theatre Complex Transaction--In March 1999, Reading acquired the Royal George Theatre Complex for approximately $3,000,000. The Royal George was acquired in a newly formed limited liability company ("RGT"). In June 2000, Citadel lent to RGT, at an interest rate of 10% per annum, the funds needed to retire the purchase-money note issued by RGT to purchase the theater. In September, 2000 Citadel acquired RGT from Reading at approximately the same price as was paid by Reading for that complex in March 1999.

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

      Management of Live Theater Assets--Prior to the OBI Merger, the live theater assets of OBI and the Royal George Theatre Complex were booked and managed by Union Square Management, Inc., a third party theatre management company. Ms. Margaret Cotter, the daughter of James J. Cotter, was at that time the Senior Vice President of that company. In 1998, Craig guaranteed a $100,000 bank loan to Mr. Alan Schuster, the principal stockholder and President of Union Square Management. Following the closing of the OBI Merger, OBI was renamed Liberty Theaters, Inc. Citadel's live theaters are now booked and managed by Off Broadway Investments LLC ("OBI Management"), a company wholly owned by Margaret Cotter. Ms. Cotter is the President of that company, and of Liberty Theaters but receives no compensation for her service as the President of Liberty Theaters other than the compensation paid to OBI Management. OBI Management has been retained on an at-will basis, on substantially the same terms as Union Square Management, pursuant to a contract that was reviewed and approved by the Citadel conflicts committee. OBI Management is a separate company and is not related to the OBI acquired by Citadel in the OBI Merger and renamed Liberty Theaters.

      Investment in Plays--From time to time the companies and Mr. Cotter and the other members of management of the companies, are afforded the opportunity to invest in the plays that play or may play in the live theatres owned by Citadel. These investments are monitored by Mr. Cotter, and periodically reported to the conflicts committee of the respective boards of directors of the companies.

  Agricultural Transactions

   Citadel, Craig and Reading collectively own approximately 40% of the equity interest in three agricultural partnerships formed in 1997 to purchase approximately 1,600 acres of agricultural land in Southern California commonly know as the "Big 4 Ranch." The property is principally improved with mature citrus groves. The transaction was originated and negotiated by Citadel. However, in order to satisfy certain federal laws relating to access to federal water supplies, ownership of the Big 4 Ranch was taken in the agricultural partnerships, which are owned 40% by Citadel, 40% by Big 4 Ranch, Inc. and 20% by Visalia LLC. Visalia is owned 1% by Mr. Cotter and 99% by members of his family.

   Big 4 Ranch was initially a wholly owned subsidiary of Citadel, and was spun off to the stockholders of Citadel immediately prior to the acquisition by the agricultural partnerships of Big 4 Ranch. Accordingly, Craig and Reading received their interests in Big 4 Ranch initially as a result of that spin-off. Thereafter, Craig increased its holdings in Big 4 Ranch through the purchase of additional Big 4 Ranch shares in privately-negotiated transactions. Craig and Reading own their interests in the agricultural partnerships indirectly through their ownership of Citadel and Big 4 Ranch shares. Craig and Reading currently control Big 4 Ranch, owning 49% of its voting power. In addition, Cecelia and a trust for the benefit of one of Mr. Tompkins's children own an additional 3.2% of Big 4 Ranch. Historically, the officers and directors of Craig have served as the officers and directors of Big 4 Ranch.

   The Big 4 Ranch is farmed by Big 4 Ranch Farming, LLC, which is owned 80% by Citadel and 20% by Visalia. Farming is reimbursed by the agricultural partnerships for all of its out-of-pocket costs and receives a fee equal to 5% of the gross revenues of the agricultural partnerships, after deducting the expenses of picking, packing and hauling. Farming, in turn, contracts with Cecelia for certain bookkeeping and administrative services, for which it pays a fee of $6,000 per month. Farming is reimbursed for this expense from the agricultural partnerships. Cecelia also packs fruit for the agricultural partnerships, and was paid $72,000 per annum for 1998, 1999, and 2000, respectively. Citadel, Craig and Reading provide various administrative services for the agricultural partnerships and Big 4 Ranch, for which they receive no compensation.

   Due to a variety of factors, principally bad weather and market conditions, the agricultural partnerships have lost in excess of 100% of their equity, and are being funded by loans from Citadel and Visalia. At the present time, we intend to limit the activities of the agricultural partnerships to those that can be covered by the cash flow from their operations. To date, Citadel and Visalia have lent $4,840,000 and $820,000, respectively, to the

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

agricultural partnerships, and, in addition, have guaranteed (on an 80/20 basis) some equipment leases entered into by the agricultural partnerships. Since December 1998, when the agricultural partnerships crop was wiped out by a freeze, Citadel and Visalia have been funding the agricultural partnerships on an 80/20 basis.

  Certain Family Relationships

   Mr. Cotter, the principal controlling stockholder of Citadel, Craig and Reading, has advised the companies boards of directors that he considers his holdings in Craig and Citadel to be long-term investments to be passed to his heirs. The directors of Craig, Citadel and Reading believe that it is in the best interests of these companies, and their respective stockholders, for Mr. Cotter's heirs to become experienced in the operations and affairs of the members of the companies. Accordingly, Margaret Cotter is a member of the boards of directors of Craig and Big 4 Ranch, Inc. and the President of Liberty Theaters. Margaret Cotter has also served as an officer of Cecelia and Union Square Management, Inc., and is the owner and President of OBI Management. Ellen Cotter is the Vice President--Business Affairs of Craig and Reading and of Citadel's cinema subsidiary. James J. Cotter, Jr., the son of James J. Cotter, serves as a director of Gish Biomedical, Inc., a publicly traded company in which Citadel has an approximate 16% ownership interest.

  Miscellaneous Transactions

   Reading has loaned Mr. Robert F. Smerling $105,000 pursuant to a non-interest bearing demand promissory note.

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

                              MANAGEMENT OF CRAIG

Directors and Executive Officers

   The names of the directors and executive officers of Craig, together with information regarding such directors and executive officers, are as follows:

       Name                Age         Position
       ----                ---         --------
   James J. Cotter........ 62  Chairman of the Board
   S. Craig Tompkins...... 50  President and Director
   Margaret Cotter........ 31  Director
   William D. Gould....... 61  Director
   Gerard P. Laheney...... 62  Director
   Robert M. Loeffler..... 77  Director
   Andrzej Matyczynski.... 48  Chief Financial Officer and Treasurer
   Ellen M. Cotter........ 34  Vice President, Business Affairs


   Mr. Cotter has been Chairman of the Board of Craig since 1988 and a Craig director since 1985. Mr. Cotter has served as a director of Reading since 1990, and as the Chairman of the board of Reading since 1991. On October 16, 2000, Mr. Cotter resigned as the Chief Executive Officer of Citadel, Craig and Reading in favor of Mr. Scott Braly, but resumed those positions following the resignation of Mr. Braly on December 27, 2000. Mr. Cotter was first elected to the Citadel board in 1986, resigned in 1988, and was re-elected to the board in June 1991. He was elected Chairman of the Board of Citadel in 1992, and served as Chief Executive Officer since August 1, 1999. Mr. Cotter is the Chairman and a director of Citadel Agricultural Inc., or CAI, a wholly-owned subsidiary of Citadel; the Chairman and a member of the management committee of each of the agricultural partnerships which constitute the principal assets of CAI; and the Chairman and a member of the management committee of Big 4 Farming, LLC, an 80% owned subsidiary of Citadel. From 1988 through January 1993, Mr. Cotter also served as the President and a director of Cecelia Packing Corporation, a citrus grower and packer, that is wholly owned by Mr. Cotter, and is the Managing Director of Visalia, LLC, which holds a 20% interest in each of the CAT agricultural partnerships and Big 4 Farming. Mr. Cotter is, and has been, for more than the past five years, a director of The Decurion Corporation, a motion picture exhibition and real estate company. Mr. Cotter began his association with The Decurion Corporation in 1969. Mr. Cotter has been the Chief Executive Officer and a director of Townhouse Cinemas Corporation motion picture exhibition company, since 1987. Mr. Cotter is the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures, which is involved in investment activities and is a shareholder in Craig. Mr. Cotter was also a director of Stater Bros., Inc., a retail grocery company between 1987 and September 1997.


   Mr. Tompkins has served as a director of Craig and Reading since February 1993. In January 1997, Mr. Tompkins resigned as President of Reading upon the appointment of Robert Smerling to that position and became the Vice Chairman of Reading. He has been a Citadel director since 1993, was elected Vice Chairman of the Board in July of 1994, and Secretary/Treasurer and Principal Accounting Officer in August 1994. Mr. Tompkins resigned as Principal Accounting Officer and Treasurer in November 1999, upon the appointment of Andrzej Matyczynski to serve as Citadel's Chief Financial Officer. Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher until March 1993, when he resigned to become President of Craig and Reading. Mr. Tompkins was elected to the board of directors of G&L Realty Corporation, a New York Stock Conversion-listed real estate investment trust in December 1993, and currently serves as the Chairman of the audit committee of that REIT. Mr. Tompkins was elected in April 2000 to the Board of Directors of Fidelity Federal Bank, FSB, where he serves on the audit and compensation committees. Mr. Tompkins is also President and a director of CM, a member of the management committee of each of the agricultural partnerships and of Big 4 Farming, and serves for administrative convenience as an Assistant Secretary of Visalia and Big 4 Ranch, Inc., a partner with CAI and Visalia in each of the agricultural partnerships. Mr. Tompkins also is the President and a director of Craig Merger Sub and Reading Merger Sub.

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



   Ms. Margaret Cotter is a member of the New York State Bar and, since September 1997, has been Vice President of Cecelia Packing Corporation. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King's County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993 and is the daughter of Mr. James J. Cotter. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures. Ms. Cotter serves as a director of BRI and is a member of Visalia LLC. She is also President of Off Broadway Investments, Inc. and the Vice President of Union Square Management, Inc., a company which provides theatre management services to Reading.

   Mr. Gould has been a director of the Craig since 1985, and is Chairman of the Craig conflicts committee. Mr. Gould served as a director of Citadel between June 1995, and June 1996, and in December 1997 became a director of BRI. Since July 1986, Mr. Gould has been a member of Troy & Gould Professional Corporation, a law firm that Craig has retained during its last fiscal year.

   Mr. Laheney has been a director of Craig since 1990. Mr. Laheney served as a director of Reading Company, the predecessor of Reading, between November 1993 and June 1996. In November 1998, Mr. Laheney became Chairman and President of BRI and a member of the management committee of each of the Agricultural Partnerships. Mr. Laheney served in such capacities until his resignation on February 14, 2000. Between July 1995 and July 1996, Mr. Laheney was a consultant for Portfolio Resources Group overseeing global equities, fixed income and foreign exchange investments. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993. Mr. Laheney was Vice President of The Partners Financial Group, Inc., between December 1993 through June 1995 and a Vice President of Dean Witter Reynolds from April 1990 until December 1993.

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

                             MANAGEMENT OF READING

Directors and Executive Officers

   The names of the directors and executive officers of Reading, together with information regarding such directors and executive officers, are as follows:

     Name                 Age                         Position
     ----                 ---                         --------
James J. Cotter.......... 62  Chairman of the Board and Director
Robert F. Smerling....... 65  President and Director
S. Craig Tompkins........ 50  Vice Chairman of the Board and Director
Robert M. Loeffler....... 77  Director
Kenneth S. McCormick..... 49  Director
Brett Marsh.............. 53  Vice President--Real Estate
Andrzej Matyczynski...... 48  Chief Administrative Officer and Chief Financial Officer
Eugene Cheah............. 32  Financial Controller, Australia and New Zealand
Ellen M. Cotter.......... 34  Vice President, Business Affairs; President of Reading
                                Entertainment Australia Pty, Ltd.
David Lawson............. 42  Director of Real Estate Development, Australia and
                                New Zealand
Neil Pentecost........... 42  Chief Operating Officer, Australia and New Zealand




   Mr. Cotter has served as a director of Reading since 1990, and as the Chairman of the board of Reading since 1991. On October 16, 2000, Mr. Cotter resigned as the Chief Executive Officer of Citadel, Craig and Reading in favor of Mr. Scott Braly, but resumed those positions following the resignation of Mr. Braly on December 27, 2000. Mr. Cotter was first elected to the Citadel board in 1986, resigned in 1988, and was re-elected to the board in June 1991. He was elected Chairman of the Board of Citadel in 1992, and served as Chief Executive Officer since August 1, 1999. Mr. Cotter is the Chairman and a director of Citadel Agricultural Inc., or CAI, a wholly-owned subsidiary of Citadel; the Chairman and a member of the management committee of each of the agricultural partnerships which constitute the principal assets of CAT; and the Chairman and a member of the management committee of Big 4 Fanning, LLC, an 80% owned subsidiary of Citadel. From 1988 through January 1993, Mr. Cotter also served as the President and a director of Cecelia Packing Corporation, a citrus grower and packer, that is wholly owned by Mr. Cotter, and is the Managing Director of Visalia, LLC, which holds a 20% interest in each of the CAT agricultural partnerships and Big 4 Fanning. Mr. Cotter has been Chairman of the Board of Craig since 1988 and a Craig director since 1985. Mr. Cotter is, and has been, for more than the past five years, a director of The Decurion Corporation, a motion picture exhibition and real estate company. Mr. Cotter began his association with The Decurion Corporation in 1969. Mr. Cotter has been the Chief Executive Officer and a director of Townhouse Cinemas Corporation motion picture exhibition company, since 1987. Mr. Cotter is the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures, which is involved in investment activities and is a shareholder in Craig. Mr. Cotter was also a director of Stater Bros., Inc., a retail grocery company between 1987 and September 1997.



   Mr. Smerling was appointed President of Citadel Cinemas Inc. effective September 1, 2000 following Citadel's acquisition of the City Cinemas. Mr. Smerling also serves as the President and a director of Reading. Mr. Smerling has served as President of Reading's various domestic and Puerto Rican exhibition subsidiaries since 1994. Mr. Smerling served as President of Loews Theater Management Corporation form May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.



   Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher until March 1993, when he resigned to become President of Craig and Reading. Mr. Tompkins has served as a director of Craig and Reading since February 1993. In January 1997, Mr. Tompkins resigned as President of Reading upon the appointment of Robert Smerling to that position and became the Vice Chairman of Reading. He has been a Citadel director since 1993, was elected Vice Chairman of the Board in July of 1994, and Secretary/Treasurer and Principal Accounting Officer in August 1994. Mr. Tompkins resigned as Principal Accounting Officer and Treasurer in November 1999, upon the appointment of Andrzej Matyczynski to serve as Citadel's Chief Financial Officer. Mr. Tompkins was elected to the board of directors of G&L Realty Corporation, a New York Stock Conversion-listed real estate investment trust in December 1993, and currently serves as the Chairman of the audit committee of that REIT. Mr. Tompkins was elected in April 2000 to the Board of Directors of Fidelity Federal Bank, FSB, where he serves on the audit and compensation committees. Mr. Tompkins is also President and a director of CM, a member of the management committee of each of the agricultural partnerships and of Big 4 Farming, and serves for administrative convenience as an Assistant Secretary of Visalia and Big 4 Ranch, Inc., a partner with CA1 and Visalia in each of the agricultural partnerships. Mr. Tompkins also is the President and a director of Craig Merger Sub and Reading Merger Sub.



   Mr. Loeffler has been a Citadel director since March 27, 2000 and a director of Craig since February 22, 2000. Mr. Loeffler had previously served as a director of PaineWebber Group and Advance Machine Vision Corporation. Mr. Loeffler is a retired attorney and was counsel to the California law firm of Wyman Bautzer Kuchel & Silbert from 1987 to March 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January to December 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December 1986.


   Mr. McCormick has been a director of Reading since July 1999 and is the sole member of the Reading conflicts committee. During 1999, Mr. McCormick served as the Senior Executive Vice President of Metro-Goldwyn-Meyer, Inc., responsible for strategic development. Prior to joining Metro-Godlwyn-Meyer, Mr. McCormick was a managing director of J.P. Morgan & Co. for more than the prior five years.


   Mr. Marsh has been with Citadel since 1993 and is responsible for Citadel's real estate activities. Prior to joining Citadel, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of The Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.



   Mr. Matyczynski was named Chief Financial Officer and Treasurer of Citadel and Craig and the Chief Administrative Officer of Reading on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of Reading effective June 2, 2000. Prior to joining Citadel, Mr. Matyczynski was associated with Beckman Coulter, a leading provider of instrument systems and related products that automate laboratory processes, and its predecessors for more than the past twenty years and also served as a director for certain Beckman Coulter subsidiaries. He also is a director and the Treasurer of both Craig Merger Sub and Reading Merger Sub.


   Mr. Cheah has been the Financial Controller of Reading Entertainment Australia Pty, Ltd. ("Reading Australia") since August 1998. Mr. Cheah served as the Planning and Projects Manager (Retail Strategy and Projects) for Myer Grace Bros. from 1996 to 1998, and as Project Accounting Manager (Property Development) for Coles Myer Properties from 1992 to 1995. Prior thereto, he was a Senior Accountant (Business Services) with Price Waterhouse.

   Ms. Ellen Cotter has been Vice President, Business Affairs of Reading since March 1998 and President of Reading Australia since September 1999. Ms. Cotter has been Vice President of Business Affairs of Craig since August 1996, Vice President of Angelika Cinemas, Inc. since May 1998 and Secretary/Treasurer of Citadel Agriculture, Inc. since December 1997. From October 1992 through July 1996, Ms. Cotter was an attorney specializing in corporate law with White & Case, a New York law firm. Ms. Cotter is the daughter of James J. Cotter. Ms. Cotter is a member of Visalia and a limited partner in James J. Cotter, Ltd., of which Mr. Cotter is the general partner, which is a general partner of Hecco Ventures, a privately held investment partnership.

   Mr. Lawson has been the Director of Real Estate Development for Australia and New Zealand since December 1998, and since May 1999 has served as a director of the Reading's principal Australian operating

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

company, Reading Australia. Prior to joining the Reading, Mr. Lawson served as the Asset General Manager responsible for New South Wales for Westfield from 1996 to 1998, and as the General Manager (Retail Property Development) for Coles Myer Properties from 1994 to 1995.

   Mr. Pentecost has been the Chief Operating Officer for Australia and New Zealand since August 1999 and a director of Reading Australia since September 1999. Prior to joining Reading, Mr. Pentecost was with Hoyts, where he served in a number of positions, most recently serving as Operations and Services Manager (National). Mr. Pentecost joined Hoyts in 1995. Prior thereto, Mr. Pentecost served as the Director of Retail Services (Operations) for KFC in Australia.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   Citadel expects that a representative of Deloitte & Touche LLP will attend the Citadel annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                     ANNUAL REPORT TO CITADEL STOCKHOLDERS

   Copies of Citadel's annual report on Form 10-K for the year ended December 31, 2000 and quarterly report on Form 10-Q for the quarter ended September 30, 2001 are being furnished with this joint proxy statement/prospectus.

                         CITADEL STOCKHOLDER PROPOSALS


   Any Citadel stockholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in Citadel's proxy statement for its 2002 annual meeting of stockholders, must deliver such proposal in writing to the Secretary of Citadel at Citadel's principal executive offices at 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, no later than October 27, 2002. If Citadel is not notified of a stockholder proposal by October 27, 2002, the proxies held by management of Citadel may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.


   The Citadel board of directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by the stockholders of Citadel must be made by written notice delivered to the Secretary of Citadel at Citadel's principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders at which directors are elected. Such written notice must set forth, among other things, the name, age, address and principal occupation or employment of such nominee, the number of shares of Citadel's common stock beneficially owned by such nominee and such other information as is required by the proxy rules of the Securities and Exchange Commission with respect to a nominee of Citadel's board of directors. Citadel will not consider any nomination that is not made in accordance with the foregoing procedure.

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

                     DESCRIPTION OF CITADEL CAPITAL STOCK

   Citadel is authorized to issue 20,000,000 shares of voting common stock, $0.01 par value, 100,000,000 shares of nonvoting common stock, $0.01 par value, and 20,000,000 shares of undesignated preferred stock, $0.01 par value. Immediately after the consolidation, based on shares of Craig common stock and common preference stock and Reading common stock outstanding as of October 31, 2001, we estimate that there will be approximately 1,336,330 shares of Citadel voting common stock outstanding and 20,484,988 shares of Citadel nonvoting shares outstanding, 1,996,820 shares of Citadel common stock will be issuable upon exercise of outstanding options assuming there are no option exercises and no additional option grants after October 31, 2001, and no shares of Citadel preferred stock will be issued and outstanding.

Common Stock

   Holders of Citadel voting common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of voting common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. If this occurs, the holders of the remaining shares will not be able to elect any directors.

   Holders of Citadel nonvoting common stock have no voting rights except that the holders of nonvoting common stock will be entitled to vote as a separate class on any amendments to the Citadel articles of incorporation or any merger that would adversely affect their rights, privileges or preferences or any liquidation or dissolution in which such holders would receive securities with rights, privileges or preferences less beneficial to them as holders of such Citadel nonvoting common stock.

   Holders of Citadel voting common stock and nonvoting common stock are entitled to receive any dividends that our board of directors may declare from funds legally available for distribution. Citadel has never declared or paid cash dividends on our common stock and expects to retain future earnings, if any, for use in the operation and expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, Citadel may in the future enter into agreements with lenders that could prohibit our paying cash dividends.

   In the event of liquidation, dissolution or winding up of Citadel, the holders of Citadel voting common stock and nonvoting common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Citadel voting common stock and nonvoting common stock.

Preferred Stock

   Citadel is authorized to issue 20,000,000 shares of undesignated preferred stock. The Citadel board of directors has the authority without any further stockholder vote to issue the preferred stock in one or more series and to fix the price and rights of the preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Citadel. It could also adversely affect the market price of Citadel common stock and the voting and other rights of the holders of Citadel common stock. Citadel has no current plans to issue any shares of preferred stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the Citadel common stock is Mellon Investor Services LLC and can be contacted by phone at (800) 522-6645.

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

                                 LEGAL OPINION

   The validity of the shares of Citadel common stock offered by this joint proxy statement/prospectus has been passed upon for Citadel by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada.

                                    EXPERTS

   The financial statements and the related financial statement schedule of Citadel incorporated in this joint proxy statement/prospectus by reference from Citadel's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements as of and for the years ended December 31, 2000 and 1999 of Reading incorporated in this joint proxy statement/prospectus by reference from Reading's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements as of the years ended December 31, 2000 and 1999 of Craig incorporated in this joint proxy statement/prospectus by reference from Craig's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Reading for the year ended December 31, 1998 appearing in Reading's annual report on Form 10-K and incorporated by reference in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Craig Corporation for the year ended December 31, 1998 appearing in Craig Corporation's Annual Report (Form 10-K) and incorporated by reference in the Joint Proxy Statement of Citadel Holding Corporation, Craig Corporation and Reading Entertainment, Inc. which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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

                      DOCUMENTS INCORPORATED BY REFERENCE

   You should rely only on the information contained in or furnished with this joint proxy statement/prospectus or to which we have referred you. We have not authorized anyone to provide you with any different information.

   The following documents, which were filed by Citadel with the Securities and Exchange Commission, are incorporated by reference in this joint proxy statement/prospectus:

  . Citadel's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 12, 2001.

  . Citadel's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed on May 15, 2001.

  . Citadel's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001.

  . Citadel's current report on Form 8-K, dated July 18, 2001, which describes the agreement in principle to accomplish the consolidation.

  . Citadel's current report on Form 8-K, dated August 17, 2001, which describes the consolidation agreement.

  . Citadel's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001.

   The following documents, which were filed by Craig with the Securities and Exchange Commission, are incorporated by reference in this joint proxy statement/prospectus:

  . Craig's annual report on Form 10-K for the fiscal year ended December 31, 2000.

  . Craig's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001.

  . Craig's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001.

  . Craig's current report on Form 8-K, dated July 18, 2001, which describes the agreement in principle to accomplish the consolidation

  . Craig's current report on Form 8-K, dated August 17, 2001, which describes the consolidation agreement.

  . Craig's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001.

   The following documents, which were filed by Reading with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

  . Reading's annual report on Form 10-K for the fiscal year ended December 31, 2000.

  . Reading's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001.

  . Reading's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001.

  . Reading's current report on Form 8-K, dated July 18, 2001, which describes the agreement in principle to accomplish the consolidation.

  . Reading's current report on Form 8-K, dated August 17, 2001, which describes the consolidation agreement.

  . Reading's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001.



   Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

   The documents incorporated by reference into this joint proxy statement/prospectus, if not being delivered with this joint proxy statement/prospectus, are available from Citadel, Craig and Reading upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information, unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus, and not including documents that are being delivered with this joint proxy statement/prospectus), without charge, upon written or oral request.

   All requests for documents relating to Citadel, Craig or Reading should be directed to:

                          Citadel Holding Corporation
                        550 S. Hope Street, Suite 1875
                         Los Angeles, California 90071
                                (213) 239-0555
                        Attention: Andrzej Matyczynski

   Citadel, Craig and Reading have filed reports, proxy statements and other information with the Securities and Exchange Commission. Copies of their reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

   Reports, proxy statements and other information concerning Citadel may also be inspected at:

  .  The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

   Reports, proxy statements and other information concerning Craig may also be inspected at:

  .  The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Reports, proxy statements and other information concerning Reading may also be inspected at:

  . The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

   Citadel has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to the Citadel shares to be issued in connection with the consolidation. This joint proxy statement/prospectus constitutes the prospectus of Citadel filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

   THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, CITADEL SHARES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO

MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY STATEMENT IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN ITS AFFAIRS SINCE THE DATE OF THIS JOINT PROXY
STATEMENT/PROSPECTUS.

   THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO CITADEL WAS PROVIDED BY CITADEL.

   THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO CRAIG WAS PROVIDED BY CRAIG.

   THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO READING WAS PROVIDED BY READING.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        ANNEX A


                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          CITADEL HOLDING CORPORATION

                            CRAIG MERGER SUB, INC.

                           READING MERGER SUB, INC.

                               CRAIG CORPORATION

                                      AND

                          READING ENTERTAINMENT, INC.

                          Dated as of August 17, 2001



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
    ARTICLE I THE MERGERS..............................................   1
       Section 1.1   The Mergers.......................................   1
       Section 1.2   Effective Time of the Mergers.....................   1
       Section 1.3   Tax Treatment.....................................   1
       Section 1.4   Accounting Treatment..............................   1
    ARTICLE II THE SURVIVING CORPORATIONS..............................   2
       Section 2.1   Articles of Incorporation.........................   2
       Section 2.2   Bylaws............................................   2
       Section 2.3   Directors and Officers............................   2
    ARTICLE III CONVERSION OF SHARES...................................   2
       Section 3.1   Conversion of Capital Stock.......................   2
       Section 3.2   Surrender and Payment.............................   5
       Section 3.3   Stock Options.....................................   6
       Section 3.4   No Fractional Shares..............................   7
       Section 3.5   Closing...........................................   7
       Section 3.6   Affiliates........................................   7
    ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CRAIG.................   7
       Section 4.1   Organization and Qualification....................   7
       Section 4.2   Capitalization....................................   8
       Section 4.3   Authority.........................................   8
       Section 4.4   Consents and Approvals; No Violation..............   9
       Section 4.5   Craig SEC Reports.................................   9
       Section 4.6   Financial Statements..............................  10
       Section 4.7   Absence of Undisclosed Liabilities................  10
       Section 4.8   Absence of Certain Changes........................  10
       Section 4.9   Taxes.............................................  10
       Section 4.10  Litigation........................................  11
       Section 4.11  Employee Benefit Plans; ERISA.....................  12
       Section 4.12  Environmental Liability...........................  12
       Section 4.13  Compliance with Applicable Laws...................  13
       Section 4.14  Insurance.........................................  14
       Section 4.15  Labor Matters; Employees..........................  14
       Section 4.16  Permits...........................................  14
       Section 4.17  Material Contracts................................  15
       Section 4.18  Required Stockholder Vote or Consent..............  15
       Section 4.19  Proxy Statement/Prospectus; Registration Statement  15
       Section 4.20  Intellectual Property.............................  15
       Section 4.21  Brokers...........................................  16
       Section 4.22  Fairness Opinion..................................  16
    ARTICLE V REPRESENTATIONS AND WARRANTIES OF READING................  16
       Section 5.1   Organization and Qualification....................  16
       Section 5.2   Capitalization....................................  17
       Section 5.3   Authority.........................................  17
       Section 5.4   Consents and Approvals; No Violation..............  18
       Section 5.5   Reading SEC Reports...............................  18
       Section 5.6   Financial Statements..............................  18
       Section 5.7   Absence of Undisclosed Liabilities................  19

   Section 5.8   Absence of Certain Changes............................................. 19
   Section 5.9   Taxes.................................................................. 19
   Section 5.10  Litigation............................................................. 20
   Section 5.11  Employee Benefit Plans; ERISA.......................................... 20
   Section 5.12  Environmental Liability................................................ 21
   Section 5.13  Compliance with Applicable Laws........................................ 22
   Section 5.14  Insurance.............................................................. 22
   Section 5.15  Labor Matters; Employees............................................... 22
   Section 5.16  Permits................................................................ 23
   Section 5.17  Material Contracts..................................................... 23
   Section 5.18  Required Stockholder Vote or Consent................................... 23
   Section 5.19  Proxy Statement/Prospectus; Registration Statement..................... 24
   Section 5.20  Intellectual Property.................................................. 24
   Section 5.21  Brokers................................................................ 24
   Section 5.22  Fairness Opinion....................................................... 24
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT..................................... 24
   Section 6.1   Organization and Qualification......................................... 25
   Section 6.2   Capitalization......................................................... 25
   Section 6.3   Authority.............................................................. 26
   Section 6.4   Consents and Approvals; No Violation................................... 26
   Section 6.5   Parent SEC Reports..................................................... 27
   Section 6.6   Parent Financial Statements............................................ 27
   Section 6.7   Absence of Undisclosed Liabilities..................................... 27
   Section 6.8   Absence of Certain Changes............................................. 27
   Section 6.9   Taxes.................................................................. 28
   Section 6.10  Litigation............................................................. 28
   Section 6.11  Employee Benefit Plans; ERISA.......................................... 29
   Section 6.12  Environmental Liability................................................ 29
   Section 6.13  Compliance with Applicable Laws........................................ 30
   Section 6.14  Insurance.............................................................. 31
   Section 6.15  Labor Matters; Employees............................................... 31
   Section 6.16  Permits................................................................ 31
   Section 6.17  Material Contracts..................................................... 32
   Section 6.18  Required Stockholder Vote or Consent................................... 32
   Section 6.19  Proxy Statement/Prospectus; Registration Statement..................... 32
   Section 6.20  Intellectual Property.................................................. 33
   Section 6.21  Brokers................................................................ 33
   Section 6.22  Fairness Opinion....................................................... 33
ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGERS..................................... 33
   Section 7.1   Conduct of Business by the Parent and the Companies Pending the Mergers 33
ARTICLE VIII ADDITIONAL AGREEMENTS...................................................... 35
   Section 8.1   Access and Information................................................. 35
   Section 8.2   Directors' and Officers' Indemnification............................... 35
   Section 8.3   Further Assurances..................................................... 35
   Section 8.4   Expenses............................................................... 36
   Section 8.5   Cooperation............................................................ 36
   Section 8.6   Publicity.............................................................. 36
   Section 8.7   Additional Actions..................................................... 36
   Section 8.8   Filings................................................................ 36
   Section 8.9   Consents............................................................... 36
   Section 8.10  Employee Matters; Benefit Plans........................................ 37

   Section 8.11   Stockholders Meetings................................................... 37
   Section 8.12   Preparation of the Proxy Statement/Prospectus and Registration Statement 38
   Section 8.13   Stock Exchange Listing.................................................. 39
   Section 8.14   Notice of Certain Events................................................ 39
   Section 8.15   Affiliate Agreements.................................................... 39
   Section 8.16   Stockholder Litigation.................................................. 39
   Section 8.17   Voting Covenant......................................................... 40
   Section 8.18   Repurchase Obligation................................................... 40
ARTICLE IX CONDITIONS TO CONSUMMATION OF THE MERGERS...................................... 40
   Section 9.1    Conditions to the Obligation of Each Party.............................. 40
   Section 9.2    Conditions to the Obligations of Parent................................. 41
   Section 9.3    Conditions to the Obligations of Craig.................................. 41
   Section 9.4    Conditions to the Obligations of Reading................................ 41
ARTICLE X SURVIVAL........................................................................ 42
   Section 10.1   Survival of Representations and Warranties.............................. 42
   Section 10.2   Survival of Covenants and Agreements.................................... 42
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER.............................................. 42
   Section 11.1   Termination............................................................. 42
   Section 11.2   Effect of Termination................................................... 43
ARTICLE XII MISCELLANEOUS................................................................. 43
   Section 12.1   Notices................................................................. 43
   Section 12.2   Separability............................................................ 44
   Section 12.3   Assignment.............................................................. 44
   Section 12.4   Interpretation.......................................................... 45
   Section 12.5   Counterparts............................................................ 45
   Section 12.6   Entire Agreement........................................................ 45
   Section 12.7   Governing Law........................................................... 45
   Section 12.8   Attorneys' Fees......................................................... 45
   Section 12.9   No Third Party Beneficiaries............................................ 45
   Section 12.10  Amendments and Supplements.............................................. 45
   Section 12.11  Extensions, Waivers, Etc................................................ 45

Exhibits
--------

Exhibit 8.15 Affiliate Agreement

                                 DEFINED TERMS

affiliates........................................     51
Agreement.........................................      1
AMEX..............................................     50
Ancillary Agreements.............................. 11, 22
Audit.............................................     14
Closing...........................................      9
Closing Date......................................      9
Code..............................................      1
cold comfort......................................     50
Company...........................................      1
Craig.............................................      1
Craig and Reading Stock...........................      6
Craig and Reading Stock Certificates..............      5
Craig and Reading Stock Exchange Ratios...........      8
Craig and Reading Stock Merger Consideration......      5
Craig and Reading Stock Options...................      8
Craig Benefit Plans...............................     15
Craig Capital Stock...............................     10
Craig Class B Stock...............................     10
Craig Common Preference Stock.....................      3
Craig Common Preference Stock Certificate.........      4
Craig Common Preference Stock Exchange Ratio......      4
Craig Common Preference Stock Merger Consideration      4
Craig Common Stock................................      3
Craig Common Stock Certificate....................      3
Craig Common Stock Exchange Ratio.................      3
Craig Common Stock Merger Consideration...........      3
Craig Disclosure Letter...........................      9
Craig ERISA Affiliate.............................     15
Craig Financial Statements........................     13
Craig Material Adverse Effect.....................     10
Craig Material Contracts..........................     19
Craig Merger......................................      1
Craig Merger Sub..................................      1
Craig Merger Sub Common Stock.....................      5
Craig Preferred Stock.............................     10
Craig SEC Reports.................................     12
Craig Special Meeting.............................     49
Craig Stockholders' Approval......................     19
Craig Surviving Corporation.......................      1
Customary Post-Closing Consents...................     11
Effective Time....................................      1
Enforceability Exception..........................     11
Environmental Laws................................     16
ERISA.............................................     15
Exchange Act......................................     11
Exchange Agent....................................      6
Exchange Fund.....................................      6
Expenses..........................................     46
GAAP..............................................      2

                 Governmental Authority................... 11
                 Hazardous Substances..................... 16
                 Intellectual Property.................... 20
                 Joint Fairness Opinion................... 21
                 Lien..................................... 12
                 Liens.................................... 12
                 mass layoff.............................. 18
                 Mergers..................................  1
                 multi-employer plan...................... 16
                 multiple employer plan................... 16
                 NRS......................................  1
                 Optionee Election........................  8
                 Parent...................................  1
                 Parent Annual Meeting.................... 49
                 Parent Benefit Plans..................... 37
                 Parent Capital Stock..................... 33
                 Parent Class A Stock.....................  3
                 Parent Class B Stock.....................  5
                 Parent Disclosure Letter................. 32
                 Parent ERISA Affiliate................... 37
                 Parent Financial Statements.............. 35
                 Parent Material Adverse Effect........... 32
                 Parent Material Contracts................ 41
                 Parent Preferred Stock................... 33
                 Parent SEC Reports....................... 35
                 Parent Stock Option Plan................. 42
                 Parent Stockholders' Approval............ 42
                 PBGC..................................... 15
                 Permits.................................. 19
                 Person...................................  7
                 plant closing............................ 18
                 Proxy Statement/Prospectus............... 20
                 Reading..................................  1
                 Reading Benefit Plans.................... 26
                 Reading Capital Stock.................... 22
                 Reading Common Stock.....................  4
                 Reading Common Stock Certificate.........  4
                 Reading Common Stock Exchange Ratio......  4
                 Reading Common Stock Merger Consideration  4
                 Reading Disclosure Letter................ 21
                 Reading ERISA Affiliate.................. 26
                 Reading Financial Statements............. 24
                 Reading Material Adverse Effect.......... 22
                 Reading Material Contracts............... 30
                 Reading Merger...........................  1
                 Reading Merger Sub.......................  1
                 Reading Merger Sub Common Stock..........  5
                 Reading SEC Reports...................... 24
                 Reading Series A Stock...................  4
                 Reading Series B Stock...................  5
                 Reading Special Meeting.................. 49
                 Reading Stockholders' Approval........... 31

                       Reading Surviving Corporation  1
                       Registration Statement....... 20
                       Replacement Plans............ 48
                       reportable events............ 15
                       Retained Employees........... 47
                       SEC.......................... 12
                       Securities Act............... 11
                       single employer.............. 15
                       Subsidiary................... 10
                       Surviving Corporations.......  1
                       Tax Authority................ 14
                       Tax Returns.................. 14
                       Taxes........................ 14
                       Termination Date............. 55
                       WARN Act..................... 18

                         AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement") is entered into as of August 17, 2001, by and among Citadel Holding Corporation, a Nevada corporation ("Parent"), Craig Merger Sub, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Parent ("Craig Merger Sub"), Reading Merger Sub, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Parent ("Reading Merger Sub"), Craig Corporation, a Nevada corporation ("Craig"), and Reading Entertainment, Inc., a Nevada corporation ("Reading" and together with "Craig," the "Companies" or sometimes individually referred to as a "Company").

   Whereas, the respective boards of directors of Parent, Craig and Reading deem it advisable and in the best interests of their respective stockholders that Craig Merger Sub merge with and into Craig (the "Craig Merger") and that Reading Merger Sub merge with and into Reading (the "Reading Merger" and together with the Craig Merger, the "Mergers") upon the terms and subject to the conditions set forth herein; and

   Whereas, the respective conflicts committees of the respective boards of directors of Parent, Craig and Reading have recommended to their respective boards of directors the exchange ratios set forth in this Agreement, based in part on the fairness opinion referred to in Sections 4.22, 5.22 and 6.22 hereof, and such boards of directors have approved the Mergers;

   Now, Therefore, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGERS

Section 1.1 The Mergers

   Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), (a) Craig Merger Sub shall merge with and into Craig and the separate corporate existence of Craig Merger Sub shall thereupon cease and Craig shall be the surviving corporation in the Merger (the "Craig Surviving Corporation"), and (b) Reading Merger Sub shall merge with and into Reading and the separate corporate existence of Reading Merger Sub shall thereupon cease and Reading shall be the surviving corporation in the Merger (the "Reading Surviving Corporation" and together with the Craig Surviving Corporation, the "Surviving Corporations"). The Mergers shall have the effect set forth in Chapter 92A of the Nevada Revised Statutes (the "NRS").

Section 1.2 Effective Time of the Mergers

   Each of the Mergers shall become effective (the "Effective Time") upon the later of (i) the filing of properly executed articles of merger relating to each of the Craig Merger and the Reading Merger with the Nevada Secretary of State in accordance with Chapter 92A of the NRS, or (ii) at such later time as the parties shall agree and set forth in such articles of merger. The filing of both of the articles of merger referred to above shall be made simultaneously and as soon as practicable on the Closing Date set forth in Section 3.5.

Section 1.3 Tax Treatment

   It is intended that each of the Mergers shall be treated for federal income tax purposes as taxable transactions under the Code.

Section 1.4 Accounting Treatment

   It is intended that each of the Mergers shall be accounted for in accordance with generally accepted accounting principles ("GAAP") as purchase transactions for financial accounting purposes.

                                  ARTICLE II
                          THE SURVIVING CORPORATIONS

Section 2.1 Articles of Incorporation

   The articles of incorporation of Parent shall be amended to change Parent's name to "Reading International, Inc." The articles of incorporation of Craig in effect immediately prior to the Effective Time shall be the articles of incorporation of the Craig Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the NRS. The articles of incorporation of Reading in effect immediately prior to the Effective Time shall be the articles of incorporation of the Reading Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the NRS; provided, that at the Effective Time such articles of incorporation shall be amended to change Reading Surviving Corporation's name to "Reading Holdings, Inc."

Section 2.2 Bylaws

   The bylaws of Parent shall be amended to reflect Parent's name change as provided in Section 2.1. The bylaws of Craig as in effect immediately prior to the Effective Time shall be the bylaws of the Craig Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Craig Surviving Corporation and the NRS. The bylaws of Reading as in effect immediately prior to the Effective Time shall be the bylaws of the Reading Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Reading Surviving Corporation and the NRS; provided, that at the Effective Time such bylaws shall be amended to reflect Reading Surviving Corporation's name change as provided in Section 2.1.

Section 2.3 Directors and Officers

   At and after the Effective Time, the directors and officers of Parent shall be the directors and officers of Parent immediately prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Parent. At and after the Effective Time, the directors and officers of Craig Surviving Corporation shall be the directors and officers of Craig immediately prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Craig Surviving Corporation. At and after the Effective Time, the directors and officers of Reading Surviving Corporation shall be the directors and officers of Reading immediately prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Reading Surviving Corporation.

                                  ARTICLE III
                             CONVERSION OF SHARES

Section 3.1 Conversion of Capital Stock

   As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders of any capital stock described below:

a. Craig

   (i) Each share of common stock, par value $0.25 per share, of Craig ("Craig Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted (subject to Section 3.4) into the right to receive 1.17 shares (the "Craig Common Stock Exchange Ratio") of Class A non-voting common stock, par value $0.01 per share, of Parent ("Parent Class A Stock"). All such shares of Craig Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Craig Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Craig Common Stock shall cease to have any ownership or other rights with respect thereto, except the right to receive, upon the surrender of such Craig Common Stock Certificate, the Parent Class A Stock (the "Craig Common Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(a)(i), without interest. Until surrendered as contemplated by this Section 3.1(a)(i), each Craig Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Craig Common Stock Merger Consideration as contemplated by this Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Class A Stock or Craig Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Craig Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   (ii) Each share of Class A common preference stock, par value $0.01 per share, of Craig ("Craig Common Preference Stock") issued and outstanding immediately prior to the Effective Time shall be converted (subject to Section 3.4) into the right to receive 1.17 shares (the "Craig Common Preference Stock Exchange Ratio") of Parent Class A Stock. All such shares of Craig Common Preference Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Craig Common Preference Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Craig Common Preference Stock shall cease to have any ownership or other rights with respect thereto, except the right to receive, upon the surrender of such Craig Common Preference Stock Certificate, the Parent Class A Stock (the "Craig Common Preference Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(a)(ii), without interest. Until surrendered as contemplated by this Section 3.1, each Craig Common Preference Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Craig Common Preference Stock Merger Consideration as contemplated by this Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Class A Stock or Craig Common Preference Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Craig Common Preference Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   b. Reading

   (i) Each share of common stock, par value $0.001 per share, of Reading ("Reading Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted (subject to Section 3.4) into the right to receive 1.25 shares (the "Reading Common Stock Exchange Ratio") of Parent Class A Stock. All such shares of Reading Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Reading Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Reading Common Stock shall cease to have any ownership or other rights with respect thereto, except the right to receive, upon the surrender of such Reading Common Stock Certificate, the Parent Class A Stock (the "Reading Common Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(b)(i), without interest. Until surrendered as contemplated by this Section 3.1, each Reading Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Reading Common Stock Merger Consideration as contemplated by this Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Class A Stock or Reading Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Reading Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   (ii) Each share of Series A convertible redeemable preferred stock, par value $0.001 per share, of Reading ("Reading Series A Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Reading Merger.

   (iii) Each share of Series B convertible preferred stock, par value $0.001 per share, of Reading ("Reading Series B Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Reading Merger.

c. Parent

   Each share of Parent Class A Stock and Class B voting common stock, par value $0.01 per share ("Parent Class B Stock"), issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Mergers.

d. CraigMerger Sub

   Each share of common stock, par value $0.001 per share, of Craig Merger Sub (the "Craig Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.25 per share, of Craig Surviving Corporation, and shall, after the Craig Merger, be the only shares of Craig Surviving Corporation issued and outstanding.

e. ReadingMerger Sub

   Each share of common stock, par value $0.001 per share, of Reading Merger Sub (the "Reading Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value of $0.001 per share, of Reading Surviving Corporation, and shall, after the Reading Merger, be the only common shares of Reading Surviving Corporation issued and outstanding.

f. General

   No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Craig Common Stock Certificate, Craig Common Preference Stock Certificate or Reading Common Stock Certificate (collectively, the "Craig and Reading Stock Certificates") with respect to the Craig Common Stock Merger Consideration, Craig Common Preference Stock Merger Consideration or Reading Common Stock Merger Consideration (collectively, the "Craig and Reading Stock Merger Consideration") represented thereby until the holder of record of such Craig and Reading Stock Certificate, as applicable, shall surrender such Craig and Reading Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Craig and Reading Stock Certificate, there shall be paid to the record holder of the certificate or certificates representing the Craig and Reading Stock Merger Consideration, as applicable, issued in exchange therefor, without interest, (i) the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Craig and Reading Stock Merger Consideration, as applicable, and (ii) if the payment date for any dividend or distribution payable with respect to such Craig and Reading Stock Merger Consideration, as applicable, has not occurred prior to the surrender of such Craig and Reading Stock Certificate, as applicable, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Craig and Reading Stock Certificate and a payment date subsequent to the surrender of such Craig and Reading Stock Certificate.

   g. All Parent Class A Stock issued upon the surrender of the Craig and Reading Stock Certificates, as applicable, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Craig and Reading Stock Certificates, as applicable, and Craig Common Stock, Craig Common Preference Stock and Reading Common Stock (collectively, the "Craig and Reading Stock") formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Craig Surviving Corporation or the Reading Surviving Corporation of shares of the Craig and Reading Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Craig and Reading Stock Certificates, as applicable, are presented to either Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

Section3.2 Surrender and Payment

   a. Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to Craig and Reading (the "Exchange Agent") for the purpose of exchanging Craig and Reading Stock Certificates formerly representing Craig and Reading Stock, as applicable. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Craig and Reading Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, (i) as of the Effective Time, certificates representing the Craig and Reading Stock Merger Consideration to be issued pursuant to Section 3.1(a) and Section 3.1(b), as applicable, and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Craig and Reading Stock Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Craig and Reading Stock Merger Consideration, as applicable, in exchange for surrendered Craig and Reading Stock Certificates formerly representing Craig and Reading Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(e), the Exchange Fund shall not be used for any other purpose.

   b. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of a Craig and Reading Stock Certificate or Certificates, as applicable, that immediately prior to the Effective Time represented outstanding Craig and Reading Stock a letter of transmittal and instructions for use in effecting the exchange of such Craig and Reading Stock Certificate or Certificates, as applicable, for certificates representing the Craig and Reading Stock Merger Consideration and, if applicable, cash in lieu of fractional shares. Provision also shall be made for holders of Craig and Reading Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Craig and Reading Stock Certificates in exchange for the Craig and Reading Stock Merger Consideration and, if applicable, cash, in lieu of fractional shares.

   c. After the Effective Time, Craig Common Stock Certificates, Craig Common Preference Stock Certificates and Reading Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Parent Class A Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Craig Common Stock Certificates, Craig Common Preference Stock Certificates and Reading Common Stock Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Craig Common Stock Certificates, Craig Common Preference Stock Certificates and Reading Common Stock Certificates.

   d. If any shares of Parent Class A Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Craig Common Stock Certificates, Craig Preference Stock Certificates or Reading Common Stock Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Craig Common Stock Certificates, Craig Preference Stock Certificates or Reading Common Stock Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited-liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

   e. Any Craig and Reading Stock Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of Craig and Reading Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Craig and Reading Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Craig and Reading Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Craig and Reading Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Craig and Reading Stock Merger Consideration issuable in respect of such Craig and Reading Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Craig and Reading Stock Merger Consideration issuable in respect of such Craig and Reading Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Craig and Reading Stock Merger Consideration evidenced by such Craig and Reading Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Craig, Reading or the Surviving Corporations shall be liable to any holder of Craig and Reading Stock Certificates for any amount paid, or Craig and Reading Stock Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

   f. If any Craig and Reading Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Craig and Reading Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporations, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Craig and Reading Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Craig and Reading Stock Certificate the Craig and Reading Stock Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Craig and Reading Stock Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 3.3 Stock Options

   a. At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding stock option (including stock options granted under stock option plans and stock options granted under separate contracts) of Craig and Reading outstanding at the Effective Time (the "Craig and Reading Stock Options") shall be assumed by Parent and converted into an option to purchase, pursuant to a plan or separate contract, as the case may be, that number of shares of either Parent Class A Stock or Parent Class B Stock (as shall be specified in a written election (the "Optionee Election") by each respective holder) set forth below. In the case where an option holder has made an Optionee Election to receive either an option to purchase Parent Class A Stock or Parent Class B Stock, the Craig and Reading Stock Option shall automatically be converted into an option to purchase that number of shares of Parent Class A Stock (rounded down to the nearest whole share) of Parent Class A Stock or Parent Class B Stock, as applicable, determined by multiplying the number of shares of Craig and Reading Stock, as applicable, issuable upon the exercise of such Craig and Reading Stock Option immediately prior to the Effective Time by the applicable stock exchange ratio: Craig Common Stock Exchange Ratio, Craig Common Preference Stock Exchange Ratio or Reading Common Stock Exchange Ratio (collectively, the "Craig and Reading Stock Exchange Ratios"), at an exercise price per share equal to the per share exercise price of such option divided by the appropriate Craig and Reading Stock Exchange Ratio (rounded up to the nearest whole cent) and otherwise upon the same terms and conditions as such applicable Craig and Reading Stock Option. Notwithstanding the above, in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Class A Stock or Parent Class B Stock, as applicable, for delivery upon exercise of Craig and Reading Stock Options assumed by Parent pursuant to this Section 3.3.

   b. As promptly as practicable after the Effective Time, Parent shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms, as the case may be) with respect to the shares of Parent Class A Stock and Parent Class B Stock subject to Craig and Reading Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Section 3.4 No Fractional Shares

   No fractional shares of Parent Class A Stock shall be issued in the Mergers and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional shares of Parent Class A Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Parent Class A Stock to which such holder would otherwise have been entitled by the average closing sales price of Parent Class A Stock as reported by the American Stock Exchange for the five trading days immediately prior to the Effective Time.

Section 3.5 Closing

   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Citadel Holding Corporation, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article IX hereof are satisfied or waived, or at such other date and time as Parent, Craig and Reading shall otherwise agree.

Section 3.6 Affiliates

   Notwithstanding anything to the contrary contained in Article III, Craig and Reading Stock Certificates surrendered for exchange by any affiliate (as defined in Section 8.15) of Craig or Reading shall not be exchanged until the later of (a) the date Parent has received an Affiliate Agreement (as defined in Section 8.15) from such affiliate or (b) the date such shares of Parent Class A Stock are transferable pursuant to the Affiliate Agreement regardless of whether such agreement was executed by the affiliate.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF CRAIG

   Craig represents and warrants to Parent and to Reading that the statements contained in this Article IV are true and correct except as set forth herein or except as disclosed in a disclosure letter delivered by Craig to Parent and Reading as of the date hereof (the "Craig Disclosure Letter"):

Section 4.1 Organization and Qualification

   a. Craig is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Craig's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Craig Material Adverse Effect (as defined below). Craig has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Craig has made available to Parent and Reading a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Craig's articles of incorporation and bylaws as so delivered are in full force and effect. Craig is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

   b. Each of Craig's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Craig Material Adverse Effect. Each of Craig's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Craig Material Adverse Effect. Each of Craig's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. No Subsidiary of Craig is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents).

   c. For purposes of this Agreement, (i) a "Craig Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Craig and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are (a) not applicable primarily to Craig resulting from market conditions generally in the real estate, movie exhibition and/or off-Broadway theater industries or (b) from any matter or facts previously disclosed in the Craig SEC Reports (as defined in Section 4.5 below), in this Agreement and/or in the Craig Disclosure Letter; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited-liability company. For purposes of this Agreement, neither Parent nor Reading shall be deemed a "Subsidiary" of Craig and Parent shall not be deemed a "Subsidiary" of Reading.

Section 4.2 Capitalization

   The authorized capital stock of Craig consists of 7,500,000 shares of Craig Common Stock, 50,000,000 shares of Craig Common Preference Stock, 20,000,000 shares of Class B common stock, par value of $0.01 per share ("Craig Class B Stock"), and 1,000,000 shares of Preferred Stock, par value of $0.01 per share ("Craig Preferred Stock" and together with Craig Common Stock, Craig Common Preference Stock, and Craig Class B Stock, the "Craig Capital Stock"). As of the date of this Agreement, (a) 3,402,808 shares of Craig Common Stock were issued and outstanding, (b) 7,058,408 shares of Craig Common Preference Stock were issued and outstanding, (c) no shares of Craig Class B Stock were issued and outstanding, (d) no shares of Craig Preferred Stock were issued and outstanding and (e) stock options to acquire 664,940 shares of Craig Common Stock and 65,000 shares of Craig Common Preference Stock were outstanding under all stock option plans and agreements of Craig or its Subsidiaries. All of the outstanding shares of Craig Capital Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Craig to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

Section 4.3 Authority

   Craig has full corporate power and authority to execute and deliver this Agreement and any other agreement executed and delivered in connection herewith (the "Ancillary Agreements") to which Craig is or will be a party and, subject to obtaining Craig Stockholders' Approval as contemplated by Section 8.11, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Craig is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Craig's Board of Directors, and no other corporate proceedings on the part of Craig are necessary to authorize this Agreement and the Ancillary

Agreements to which Craig is or will be a party or to consummate the transactions contemplated hereby or thereby, other than Craig Stockholders' Approval as contemplated by Section 8.11 hereof. This Agreement has been, and the Ancillary Agreements to which Craig is or will be a party are, or upon execution will be, duly and validly executed and delivered by Craig and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Craig enforceable against Craig in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

Section 4.4 Consents and Approvals; No Violation

   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Craig of its obligations hereunder will not:

   a. conflict with any provision of Craig's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

   b. subject to obtaining of any requisite approvals of Craig's stockholders as contemplated by Section 8.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, and approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents"(C)) or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (x) result in a Craig Material Adverse Effect, (y) materially impair the ability of Craig or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement;

   c. result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Craig or any of its Subsidiaries is a party or by which Craig or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Craig Material Adverse Effect, (ii) materially impair the ability of Craig or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

   d. violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Craig or any of its Subsidiaries;

   e. result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or change of any kind ("Lien," if singular, or "Liens," if plural) upon any shares of capital stock or material properties or assets of Craig or any of its Subsidiaries under any agreement or instrument to which Craig or any of its Subsidiaries is a party or by which Craig or any of its Subsidiaries or any of their properties or assets is bound; or

   f. result in any holder of any securities of Craig being entitled to appraisal, dissenters' or similar rights.

Section 4.5 Craig SEC Reports

   Craig has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent and Reading true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its annual reports to stockholders, required to be filed by it or its predecessors with the SEC since January 1, 1996 under the Securities Act or the Exchange Act (collectively, the "Craig SEC Reports"). As of the respective dates such Craig SEC Reports were filed or, if any such Craig SEC Reports were amended, as of the date such amendment was filed, each of the Craig SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Financial Statements

   Each of the consolidated financial statements of Craig contained in the Craig SEC Reports (including any related notes and schedules) (the "Craig Financial Statements") has been prepared from, and is in accordance with, the books and records of Craig and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Craig and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Craig and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 4.7 Absence of Undisclosed Liabilities

   Except as reflected in the Craig Financial Statements or in the Craig SEC Reports filed and publicly available prior to the date of this Agreement, neither Craig nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that, individually or in the aggregate, would have a Craig Material Adverse Effect.

Section 4.8 Absence of Certain Changes

   Except as disclosed in the Craig SEC Reports filed and publicly available prior to the date of this Agreement or as contemplated by this Agreement, since June 30, 2001 (a) Craig and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices,
(b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Craig Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Craig, or any repurchase, redemption or other acquisition by Craig or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Craig or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Craig or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Craig or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Craig.

Section 4.9 Taxes

   Except as otherwise disclosed in the Craig SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a Craig Material Adverse Effect:

   a. Craig and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

   b. Craig and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

   c. No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Craig or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Craig or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been assessed against Craig or any of its Subsidiaries. There are no liens for Taxes upon the assets of Craig or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

   d. Except with respect to the tax year ended June 30, 1997, neither Craig nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

   e. Prior to the date hereof, Craig and its Subsidiaries have disclosed, and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Craig or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

   f. As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

Section 4.10 Litigation

   Except as disclosed in the Craig SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a Craig Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Craig's knowledge, threatened against or directly affecting Craig, any Subsidiaries of Craig or any of the directors or officers of Craig or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Craig Material Adverse Effect, if adversely determined. Neither Craig nor any of its Subsidiaries, nor any officer, director or employee of Craig or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Craig or such Subsidiary nor, to the knowledge of Craig, is Craig, any Subsidiary or any officer, director or employee of Craig or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Craig SEC Reports filed and publicly available prior to the date of this Agreement, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Craig or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

Section 4.11 Employee Benefit Plans; ERISA

   a. With respect to each employee benefit, retirement or deferred compensation plan or arrangement (including but not limited to any plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or contributed to by Craig or any trade or business, whether or not incorporated, which together with Craig would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Craig ERISA Affiliate") within six years prior to the Effective Time (each a "Craig Benefit Plan"): (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Craig, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Craig Material Adverse Effect; (iii) neither Craig nor any Craig ERISA Affiliate has engaged in, and Craig and each Craig ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Craig or any Craig ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Craig Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Craig or any Company ERISA Affiliate, threatened; (v) neither Craig nor any Craig ERISA Affiliate has engaged in, and Craig and each Craig ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Craig Material Adverse Effect; (vi) to the knowledge of Craig, there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Craig Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Craig or a Craig ERISA Affiliate.

   b. No Craig Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Craig or a Craig ERISA Affiliate in connection with which Craig could be subject to any liability, lien or encumbrance with respect to any Craig Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Craig ERISA Affiliate under ERISA or the Code.

   c. Except as set forth in the Craig SEC Reports filed and publicly available prior to the date of this Agreement or except as could not reasonably be expected to result in a Craig Material Adverse Effect, no employees of Craig or any of its Subsidiaries are covered by any severance plan or similar arrangement.

Section 4.12 Environmental Liability

   Except as set forth in the Craig SEC Reports filed and publicly available prior to the date of this Agreement and except for matters that would not have a Craig Material Adverse Effect:

   a. The businesses of Craig and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act,

Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "Environmental Laws").

   b. Neither Craig nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Craig's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Craig or any of its Subsidiaries except in material compliance with all Environmental Laws.

   c. Neither Craig nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Craig, any other communication alleging or concerning any material violation by Craig or any of its Subsidiaries of, or responsibility or liability of Craig or any of its Subsidiaries under, any Environmental Law.

   There are no pending, or to the knowledge of Craig, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Craig or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Craig Material Adverse Effect, nor does Craig have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

   d. Craig and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Craig and its Subsidiaries; there are no pending or, to the knowledge of Craig, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Craig does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

   e. There has been no discharge, release or disposal by Craig or its Subsidiaries or, to Craig's knowledge, any predecessor in interest at any of the properties owned or operated by Craig, its Subsidiaries or a predecessor in interest, or to the knowledge of Craig, at any disposal or treatment facility which received Hazardous Substances generated by Craig, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Craig Material Adverse Effect.

   f. To Craig's knowledge, no pending claims have been asserted or threatened to be asserted against Craig or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Craig or its Subsidiaries at property owned or operated by Craig or its Subsidiaries, except as could not reasonably be expected to have a Craig Material Adverse Effect.

Section 4.13 Compliance with Applicable Laws

   Craig and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Craig nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Craig Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section
4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

Section 4.14 Insurance

   Craig and its Subsidiaries currently have in place all policies of insurance which are reasonably required in connection with the operation of the businesses of Craig and its Subsidiaries as currently conducted in accordance with applicable laws and all agreements relating to Craig and its Subsidiaries. None of Craig, any of its Subsidiaries or any other party to any such insurance policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Craig does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have a Craig Material Adverse Effect.

Section 4.15 Labor Matters; Employees

   a. Except as set forth in the Craig SEC Reports filed and publicly available prior to the date of this Agreement and except for such matters that alone or in conjunction with other similar or related matters would not have a Craig Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Craig, threatened against or affecting Craig or any of its Subsidiaries, (ii) none of Craig or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Craig or any of its Subsidiaries, (iii) none of the employees of Craig or any of its Subsidiaries are represented by any labor organization,
(iv) Craig and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Craig or any of its Subsidiaries pending or, to the knowledge of Craig, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Craig or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Craig or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

   b. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of Craig or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Craig or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Craig or any of its Subsidiaries, nor has Craig or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Craig Material Adverse Effect.

Section 4.16 Permits

   Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Craig and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Craig Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

Section 4.17 Material Contracts

   a. Craig has filed as exhibits to the Craig SEC Reports filed and publicly available prior to the date of this Agreement a list of each contract, lease, indenture, agreement, arrangement or understanding to which Craig or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Craig, exclusive of any contracts that would be required to be filed with the SEC due to Craig's ownership of securities of Reading or Parent (collectively, the "Craig Material Contracts").

   b. Except as set forth in the Craig SEC Reports filed and publicly available prior to the date of this Agreement, (i) all Craig Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;
(ii) Craig is not in material breach or default with respect to, and to the knowledge of Craig, no other party to any Craig Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (iii) no party to any Craig Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

   c. Except as set forth in the Craig SEC Reports filed and publicly available prior to the date of this Agreement, as of the date of this Agreement with respect to authorizations for expenditures executed on or after June 30, 2001, there are no material outstanding calls for payments that are due or that Craig or its Subsidiaries are committed to make that have not been made.

Section 4.18 Required Stockholder Vote or Consent

   The only vote of the holders of any class or series of capital stock of Craig that will be necessary to consummate the Craig Merger and the other transactions contemplated by this Agreement is the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Craig Common Stock and Craig Common Preference Stock on the record date, voting together as a single class ("Craig Stockholders' Approval").

Section 4.19 Proxy Statement/Prospectus; Registration Statement

   None of the information to be supplied by Craig or its Subsidiaries for inclusion in (a) the joint proxy statement relating to the Craig Special Meeting, Reading Special Meeting and the Parent Annual Meeting (as defined below) (also constituting the prospectus in respect of Parent Class A Stock into which shares of Craig and Reading Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by the Companies and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Parent and the Companies, at the time such stockholders vote on approval of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.20 Intellectual Property

   Craig or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of Craig and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Craig Material Adverse Effect. No person has notified either Craig or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Craig and its Subsidiaries that could have a Craig Material Adverse Effect, and, to Craig's knowledge, no person is infringing on any right of Craig or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Craig's knowledge, threatened that Craig or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property other than claims which, if adversely determined, would not be likely to have a Craig Material Adverse Effect.

Section 4.21 Brokers

   No broker, finder or investment banker (other than Marshall & Stevens, Incorporated, the fees and expenses of which shall be paid in equal shares by Parent, Craig and Reading) is entitled to any brokerage, finder's fee or other fee or commission payable by Craig or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Craig or any of its Subsidiaries.

Section 4.22 Fairness Opinion

   The Board of Directors of Craig has received a written opinion from Marshall & Stevens, Incorporated addressed jointly to the Boards of Directors and respective Conflicts Committees of the Boards of Directors (the "Joint Fairness Opinion") to the effect that, as of the date of such opinion, the Craig Common Stock Exchange Ratio and Craig Common Preference Stock Exchange Ratio are fair from a financial point of view to the public holders of the Craig Common Stock and Craig Common Preference Stock. True and complete copies of the Joint Fairness Opinion have been given to Parent and Reading.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF READING

   Reading represents and warrants to Parent and Craig that the statements contained in this Article V are true and correct except as set forth herein except as disclosed in a disclosure letter delivered by Reading to Parent and Craig as of the date hereof (the "Reading Disclosure Letter"):

Section 5.1 Organization and Qualification

   a. Reading is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Reading's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Reading Material Adverse Effect (as defined below). Reading has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Reading has made available to Parent and Craig a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Reading's articles of incorporation and bylaws as so delivered are in full force and effect. Reading is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

   b. Each of Reading's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Reading Material Adverse Effect. Each of Reading's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Reading Material Adverse Effect. Each of Reading's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Reading has made available to Parent a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of Reading's Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Reading is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents).

   c. For purposes of this Agreement, a "Reading Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Reading and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are
(a) not applicable primarily to Reading resulting from market conditions generally in the motion picture theater industry or (b) from any matter or facts previously disclosed in the Reading SEC Reports (as defined in Section
5.5 below), in this Agreement and/or in the Reading Disclosure Letter.

Section 5.2 Capitalization

   The authorized capital stock of Reading consists of 25,000,000 shares of Reading Common Stock, 70,000 shares of Reading Series A Stock and 550,000 shares of Reading Series B Stock (together, the "Reading Capital Stock"). As of the date of this Agreement, (a) 7,449,364 shares of Reading Common Stock were issued and outstanding, (b) 70,000 shares of Reading Series A Stock were issued and outstanding, (c) 550,000 shares of Reading Series B Stock were issued and outstanding, and (d) stock options to acquire 775,232 shares of Reading Common Stock were outstanding under all stock option plans and agreements of Reading or its Subsidiaries. All of the outstanding shares of Reading Capital Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Reading to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

Section 5.3 Authority

   Reading has full corporate power and authority to execute and deliver this Agreement and any other agreement executed and delivered in connection herewith (the "Ancillary Agreements") to which Reading is or will be a party and, subject to obtaining Reading Stockholders' Approval as contemplated by Section 8.11, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Reading is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Reading's Board of Directors, and no other corporate proceedings on the part of Reading are necessary to authorize this Agreement and the Ancillary Agreements to which Reading is or will be a party or to consummate the transactions contemplated hereby or thereby, other than Reading Stockholders? Approval as contemplated by Section 8.11 hereof. This Agreement has been, and the Ancillary Agreements to which Reading is or will be a party are, or upon execution will be, duly and validly executed and delivered by Reading and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Reading enforceable against Reading in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception.

Section 5.4  Consents and Approvals; No Violation

   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Reading of its obligations hereunder will not:

   a. conflict with any provision of Reading's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

   b. subject to obtaining of any requisite approvals of Reading's stockholders as contemplated by Section 8.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not
(x) result in a Reading Material Adverse Effect, (y) materially impair the ability of Reading or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement;

   c. result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Reading or any of its Subsidiaries is a party or by which Reading or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Reading Material Adverse Effect, (ii) materially impair the ability of Reading or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

   d. violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Reading or any of its Subsidiaries;

   e. result in the creation of any Lien upon any shares of capital stock or material properties or assets of Reading or any of its Subsidiaries under any agreement or instrument to which Reading or any of its Subsidiaries is a party or by which Reading or any of its Subsidiaries or any of their properties or assets is bound; or

   f. result in any holder of any securities of Reading being entitled to appraisal, dissenters' or similar rights.

Section 5.5 Reading SEC Reports

   Reading has filed with the SEC, and has heretofore made available to Parent and Craig true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its annual reports to stockholders, required to be filed by it or its predecessors with the SEC since January 1, 1996 under the Securities Act or the Exchange Act (collectively, the "Reading SEC Reports"). As of the respective dates such Reading SEC Reports were filed or, if any such Reading SEC Reports were amended, as of the date such amendment was filed, each of the Reading SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Financial Statements

   Each of the consolidated financial statements of Reading contained in the Reading SEC Reports (including any related notes and schedules) ("Reading Financial Statements") has been prepared from, and is in accordance with, the books and records of Reading and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Reading and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Reading and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 5.7 Absence of Undisclosed Liabilities

   Except as reflected in the Reading Financial Statements or in the Reading SEC Reports filed and publicly available prior to the date of this Agreement, neither Reading nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that, individually or in the aggregate, would have a Reading Material Adverse Effect.

Section 5.8 Absence of Certain Changes

   Except as disclosed in the Reading SEC Reports filed and publicly available prior to the date of this Agreement or as contemplated by this Agreement, since June 30, 2001 (a) Reading and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices,
(b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Reading Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Reading, or any repurchase, redemption or other acquisition by Reading or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Reading or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Reading or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Reading or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Reading.

Section 5.9 Taxes

   Except as otherwise disclosed in the Reading SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a Reading Material Adverse Effect:

   a. Reading and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

   b. Reading and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

   c. No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Reading or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Reading or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been assessed against Reading or any of its Subsidiaries. There are no liens for Taxes upon the assets of Reading or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

   d. Except with respect to the tax year ended December 31, 1996, neither Reading nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

   e. Prior to the date hereof, Reading and its Subsidiaries have disclosed, and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Reading or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

Section 5.10 Litigation

   Except as disclosed in the Reading SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a Reading Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Reading's knowledge, threatened against or directly affecting Reading, any Subsidiaries of Reading or any of the directors or officers of Reading or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Reading Material Adverse Effect, if adversely determined. Neither Reading nor any of its Subsidiaries, nor any officer, director or employee of Reading or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Reading or such Subsidiary nor, to the knowledge of Reading, is Reading, any Subsidiary or any officer, director or employee of Reading or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Reading SEC Reports filed and publicly available prior to the date of this Agreement, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Reading or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

Section 5.11 Employee Benefit Plans; ERISA

   a. With respect to each employee benefit, retirement or deferred compensation plan or arrangement (including but not limited to any plans described in section 3(3) of ERISA)), sponsored, maintained or contributed to by Reading or any trade or business, whether or not incorporated, which together with Reading would be deemed a "single employer" within the meaning of
Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Reading ERISA Affiliate") within six years prior to the Effective Time (each a "Reading Benefit Plan"): (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Reading, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Reading Material Adverse Effect; (iii) neither Reading nor any Reading ERISA Affiliate has engaged in, and Reading and each Reading ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Reading or any Reading ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Reading Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Reading or any Reading ERISA Affiliate, threatened; (v) neither Reading nor any Reading ERISA Affiliate has engaged in, and Reading and each Reading ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or
Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Reading Material Adverse Effect; (vi) to the knowledge of Reading, there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Reading Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Reading or a Reading ERISA Affiliate.

   b. No Reading Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Reading or a Reading ERISA Affiliate in connection with which Reading could be subject to any liability, lien or encumbrance with respect to any Reading Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Reading ERISA Affiliate under ERISA or the Code.
   c. Except as set forth in the Reading SEC Reports filed and publicly available prior to the date of this Agreement or except as could not reasonably be expected to result in a Reading Material Adverse Effect, no employees of Reading or any of its Subsidiaries are covered by any severance plan or similar arrangement.

Section 5.12 Environmental Liability

   Except as set forth in the Reading SEC Reports filed and publicly available prior to the date of this Agreement and except for matters that would not have a Reading Material Adverse Effect:

   a. The businesses of Reading and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

   b. Neither Reading nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Reading's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Reading or any of its Subsidiaries except in material compliance with all Environmental Laws.

   c. Neither Reading nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Reading, any other communication alleging or concerning any material violation by Reading or any of its Subsidiaries of, or responsibility or liability of Reading or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Reading, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Reading or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Reading Material Adverse Effect, nor does Reading have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

   d. Reading and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Reading and its Subsidiaries; there are no pending or, to the knowledge of Reading, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Reading does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

   e. There has been no discharge, release or disposal by Reading or its Subsidiaries or, to Reading's knowledge, any predecessor in interest at any of the properties owned or operated by Reading, its Subsidiaries or a predecessor in interest, or to the knowledge of Reading, at any disposal or treatment facility which received Hazardous Substances generated by Reading, its Subsidiaries, or any predecessor in interest which could reasonably be expected to have a Reading Material Adverse Effect.

   f. To Reading's knowledge, no pending claims have been asserted or threatened to be asserted against Reading or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Reading or its Subsidiaries at property owned or operated by Reading or its Subsidiaries, except as could not reasonably be expected to have a Reading Material Adverse Effect.

Section 5.13 Compliance with Applicable Laws

   Reading and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Reading nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Reading Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

Section 5.14 Insurance

   Reading and its Subsidiaries currently have in place all policies of insurance which are required in connection with the operation of the businesses of Reading and its Subsidiaries as currently conducted in accordance with applicable laws and all agreements relating to Reading and its Subsidiaries. Reading has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. None of Reading, any of its Subsidiaries or any other party to such insurance policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Reading does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have a Reading Material Adverse Effect.

Section 5.15 Labor Matters; Employees

   a. Except as set forth in the Reading SEC Reports filed and publicly available prior to the date of this Agreement and except for such matters that alone or in conjunction with other similar or related matters would not have a Reading Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Reading, threatened against or affecting Reading or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Reading or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Reading or any of its Subsidiaries, (iii) none of the employees of Reading or any of its Subsidiaries are represented by any labor organization and none of Reading or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Reading or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Reading and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Reading or any of its Subsidiaries pending or, to the knowledge of Reading, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Reading or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Reading or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal

Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

   b. Since the enactment of the WARN Act, none of Reading or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Reading or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Reading or any of its Subsidiaries, nor has Reading or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Reading Material Adverse Effect.

Section 5.16 Permits

   Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Reading and its Subsidiaries hold all of the Permits required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Reading Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 5.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

Section 5.17 Material Contracts

   a. Reading has filed as exhibits to the Reading SEC Reports filed and publicly available prior to the date of this Agreement a list of each contract, lease, indenture, agreement, arrangement or understanding to which Reading or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Reading, exclusive of any contracts that would be required to be filed with the SEC due to Reading's ownership of securities of Craig or Parent (collectively, the "Reading Material Contracts").

   b. Except as set forth in the Reading SEC Reports filed and publicly available prior to the date of this Agreement, (i) all Reading Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Reading is not in material breach or default with respect to, and to the knowledge of Reading, no other party to any Reading Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and
(iii) no party to any Reading Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

   c. Except as set forth in the Reading SEC Reports filed and publicly available prior to the date of this Agreement, as of the date of this Agreement with respect to authorizations for expenditures executed on or after June 30, 2001, there are no material outstanding calls for payments that are due or that Reading or its Subsidiaries are committed to make that have not been made.

Section 5.18 Required Stockholder Vote or Consent

   The only vote of the holders of any class or series of capital stock of Reading that will be necessary to consummate the Reading Merger and the other transactions contemplated by this Agreement is the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Reading Common Stock, Reading Series A Stock and Reading Series B Stock, on the record date, voting together as a single class ("Reading Stockholders' Approval").

Section 5.19 Proxy Statement/Prospectus; Registration Statement

   None of the information to be supplied by Reading or its Subsidiaries for inclusion in (a) the Proxy Statement/Prospectus, to be filed by the Companies and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/ Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Parent and the Companies, at the time such stockholders vote on approval of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.20 Intellectual Property

   Reading or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Reading and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Reading Material Adverse Effect. No person has notified either Reading or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Reading and its Subsidiaries that could have a Reading Material Adverse Effect, and, to Reading's knowledge, no person is infringing on any right of Reading or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Reading's knowledge, threatened that Reading or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property other than claims which, if adversely determined, would not be likely to have a Reading Material Adverse Effect.

Section 5.21 Brokers

   No broker, finder or investment banker (other than Marshall & Stevens, Incorporated, the fees and expenses of which shall be paid in equal shares by Parent, Craig and Reading) is entitled to any brokerage, finder's fee or other fee or commission payable by Reading or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Reading or any of its Subsidiaries.

Section 5.22 Fairness Opinion

   The Board of Directors of Reading has received the Joint Fairness Opinion to the effect that, as of the date of such opinion, the Reading Common Stock Exchange Ratio, Reading Series A Stock Exchange Ratio and Reading Series B Stock Exchange Ratio are fair from a financial point of view to the public holders of the Reading Common Stock. True and complete copies of the Joint Fairness Opinion have been given to Parent and Craig.

                                  ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent, Craig Merger Sub and Reading Merger Sub jointly and severally represent and warrant to the Companies as follows except as disclosed in a disclosure letter delivered by Parent to Craig and Reading as of the date hereof (the "Parent Disclosure Letter"):

Section 6.1 Organization and Qualification

   a. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Parent's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Parent has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Parent has made available to the Companies a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Parent's articles of incorporation and bylaws as so delivered are in full force and effect. Parent is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

   b. Each of Parent's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents).

   c. For purposes of this Agreement, a "Parent Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are
(a) not applicable primarily to Parent resulting from market conditions generally in the real estate, motion picture theater or off-Broadway industries or (b) from any matter or facts previously disclosed in the Parent SEC Reports (as defined in Section 6.5 below), in this Agreement and/or in the Parent Disclosure Letter.

   d. Craig Merger Sub and Reading Merger Sub are direct, wholly-owned subsidiaries of Parent, were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person or entity, or incurred, directly or indirectly, any material liabilities or obligations, in each case except in connection with their incorporation, the negotiation of this Agreement, the Mergers and the transactions contemplated hereby.

Section 6.2 Capitalization

   The authorized capital stock of Parent consists of 100,000,000 shares of Parent Class A Stock, 20,000,000 shares of Parent Class B Stock, and 20,000,000 shares of Preferred Stock, par value of $0.01 per share ("Parent Preferred Stock" and together with Parent Class A Stock and Parent Class B Stock, the "Parent Capital Stock"). As of the date of this Agreement, Parent has (a) 7,958,379 shares of Parent Class A Stock issued and outstanding, (b) 1,989,585 shares of Parent Class B Stock issued and outstanding, (c) no shares of Parent Preferred Stock issued and outstanding and (d) outstanding stock options to acquire 155,900 shares of Parent Class A Stock and no shares of Parent Class B Stock under all stock option plans and agreements of Parent. The authorized capital stock of Craig Merger Sub consists of 1,000 shares of Craig Merger Sub Common Stock. As of the date of this Agreement, Craig Merger Sub has 100 shares of Craig Merger Sub Common Stock outstanding. The authorized capital stock of Reading Merger Sub consists of 1,000 shares of Reading Merger Sub Common Stock. As of the date of this Agreement, Reading Merger Sub has 100 shares of Reading Merger Sub Common Stock outstanding

All outstanding shares of Parent Capital, Craig Merger Sub Common Stock and Reading Merger Sub Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Parent, Craig Merger Sub or Reading Merger Sub to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its respective capital stock of any class.

Section 6.3 Authority

   Each of Parent, Craig Merger Sub and Reading Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each of Parent, Craig Merger Sub and Reading Merger Sub is or will be a party and, subject to Parent obtaining the Parent Stockholders' Approval as contemplated by Section 8.11, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of Parent, Craig Merger Sub and Reading Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent, Craig Merger Sub and Reading Merger Sub, and no other corporate proceedings on the part of Parent, Craig Merger Sub or Reading Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than obtaining the Parent Stockholders' Approval as contemplated by Section 8.11 hereof. This Agreement has been, and the Ancillary Agreements to which Parent, Craig Merger Sub or Reading Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by Parent, Craig Merger Sub or Reading Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of Parent enforceable against Parent, Craig Merger Sub or Reading Merger Sub, as applicable, in accordance with their respective terms, except for the Enforceability Exception.

Section 6.4 Consents and Approvals; No Violation

   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Parent, Craig Merger Sub or Reading Merger Sub of their respective obligations hereunder will not:

   a. conflict with any provision of the articles of incorporation or bylaws of Parent, Craig Merger Sub or Reading Merger Sub or the articles of incorporation or bylaws (or other similar organizational documents) of any of their Subsidiaries;

   b. subject to obtaining Parent Stockholders' Approval as contemplated by
Section 8.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to,
(i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws and Customary Post-Closing Consents or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not
(x) result in a Parent Material Adverse Effect, (y) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement;

   c. result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

   d. violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

   e. result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

   f. result in any holder of any securities of Parent being entitled to appraisal, dissenters' or similar rights.

Section 6.5 Parent SEC Reports

   Parent has filed with the SEC, and has heretofore made available to the Companies true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its annual reports to stockholders, to be filed with the SEC since January 1, 1996 under the Securities Act or the Exchange Act (collectively, the "Parent SEC Reports"). As of the respective dates such Parent SEC Reports were filed or, if any such Parent SEC Reports were amended, as of the date such amendment was filed, each of the Parent SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.6 Parent Financial Statements

   Each of the consolidated financial statements of Parent contained in the Parent SEC Reports (including any related notes and schedules) ("Parent Financial Statements") has been prepared from, and is in accordance with, the books and records of Parent and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 6.7 Absence of Undisclosed Liabilities

   Except as reflected in the Parent Financial Statements or in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect.

Section 6.8 Absence of Certain Changes

   Except as contemplated by this Agreement, or disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, since June 30, 2001 (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices,
(b) there has not been
any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect,
(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent, and (e) there has not been any change in any method of accounting or accounting practice by Parent, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Parent.

Section 6.9 Taxes

   Except as otherwise disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a Parent Material Adverse Effect:

   a. Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

   b. Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

   c. No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

   d. Neither Parent nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

   e. Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available true and complete copies to the Companies of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

Section 6.10 Litigation

   Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a Parent Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 6.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 6.12.

Section 6.11 Employee Benefit Plans; ERISA

   a. With respect to each employee benefit, retirement or deferred compensation plan or arrangement, if any, (including but not limited to any plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a "single employer" within the meaning of
Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Parent ERISA Affiliate") within six years prior to the Effective Time (each a "Parent Benefit Plan"): (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Parent Material Adverse Effect; (iii) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Parent Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened; (v) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Parent Material Adverse Effect; (vi) to the knowledge of Parent, there have been no ?reportable events? within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Parent Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Parent or a Parent ERISA Affiliate.

   b. No Parent Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Parent or a Parent ERISA Affiliate in connection with which Parent could be subject to any liability, lien or encumbrance with respect to any Parent Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Parent ERISA Affiliate under ERISA or the Code.

   c. Except as set forth in the Parent SEC Reports filed and publicly available prior to the date of this Agreement or except as could not reasonably be expected to result in a Parent Material Adverse Effect, no employees of Parent or any of its Subsidiaries are covered by any severance plan or similar arrangement.

Section 6.12 Environmental Liability

   Except as set forth in the Parent SEC Reports filed and publicly available prior to the date of this Agreement and except for matters that would not have a Parent Material Adverse Effect:

   a. The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

   b. Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Parent's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with all Environmental Laws.

   c. Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Parent Material Adverse Effect, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

   d. Parent and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Parent and its Subsidiaries; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

   e. There has been no discharge, release or disposal by Parent or its Subsidiaries or, to Parent's knowledge, any predecessor in interest at any of the properties owned or operated by Parent, its Subsidiaries, or a predecessor in interest, or to the knowledge of Parent, at any disposal or treatment facility which received Hazardous Substances generated by Parent, its Subsidiaries, or any predecessor in interest which could reasonably be expected to have a Parent Material Adverse Effect.

   f. To Parent's knowledge, no pending claims have been asserted or threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries at property owned or operated by Parent or its Subsidiaries, except as could not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.13 Compliance with Applicable Laws

   Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 6.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 6.12.

Section 6.14 Insurance

   Parent and its Subsidiaries currently have in place all policies which are required in connection with the operation of the businesses of Parent and its Subsidiaries as currently conducted in accordance with applicable laws and all agreements relating to Parent and its Subsidiaries. Parent has made available to the Companies a true, complete and correct copy of each such policy or the binder therefor. None of Parent, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 6.15 Labor Matters; Employees

   a. Except as set forth in the Parent SEC Reports filed and publicly available prior to the date of this Agreement and except for such matters that alone or in conjunction with other similar or related matters would not have a Parent Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization and none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Parent and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Parent or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

   b. Since the enactment of the WARN Act, none of Parent or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Parent or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Parent Material Adverse Effect.

Section 6.16 Permits

   Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Parent or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section
6.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 6.12.

Section 6.17 Material Contracts

   a. Parent has filed as exhibits to the Parent SEC Reports filed and publicly available prior to the date of this Agreement a list of each contract, lease, indenture, agreement, arrangement or understanding to which Parent or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Parent, exclusive of any contracts that would be required to be filed with the SEC due to Parent's ownership of securities of Craig or Reading (the "Parent Material Contracts").

   b. Except as set forth in the Parent SEC Reports, (i) all Parent Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) the Parent is not in material breach or default with respect to, and to the knowledge of the Parent, no other party to any Parent Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and
(iii) no party to any Parent Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

   c. As of the date of this Agreement, except as set forth in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, with respect to authorizations for expenditure executed on or after June 30, 2001, there are no material outstanding calls for payments that are due or which Parent or its Subsidiaries are committed to make that have not been made.

Section 6.18 Required Stockholder Vote or Consent

   The only vote of the holders of any class or series of capital stock of Parent that will be necessary to consummate the Mergers and the other transactions contemplated by this Agreement is the approval of (a)(i) the issuance of Parent Class A Stock under this Agreement, (ii) the amendment of Parent's 1999 Stock Option Plan (the "Parent Stock Option Plan") to increase the number of shares reserved for issuance under the plan, and (iii) the issuance of shares of Parent Class A Stock and Parent Class B Stock in respect of the Craig and Reading Stock Options to be assumed pursuant to Section 3.3, by a majority of the votes cast by holders of Parent Class B Stock represented in person or by proxy at the Parent Annual Meeting, and (b) the amendment to the Parent's articles of incorporation to change the name of Parent by a majority of the voting power of Parent's shares (collectively, the "Parent Stockholders' Approval").

Section 6.19 Proxy Statement/Prospectus; Registration Statement

   None of the information to be supplied by Parent or its Subsidiaries for inclusion in (a) the Proxy Statement/Prospectus to be filed by the Companies and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/ Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Companies and Parent, at the time such stockholders vote on approval of this Agreement and the issuance, and reservation for issuance, of the shares of Parent Class A Stock and Parent Class B Stock and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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

Section 6.20 Intellectual Property

   Parent or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Parent Material Adverse Effect. No person has notified either Parent or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries that could have a Parent Material Adverse Effect, and, to Parent's knowledge, no person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Parent's knowledge, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property other than claims which, if adversely determined, would not be likely to have a Parent Adverse Effect.

Section 6.21 Brokers

   No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

Section 6.22 Fairness Opinion

   The Board of Directors of Parent has received the Joint Fairness Opinion to the effect that, as of the date of such opinion, the Craig and Reading Stock Exchange Ratios are fair to the public holders of Parent Class A Stock and Parent Class B Stock from a financial point of view. A true and complete copy of the Joint Fairness Opinion has been given to the Companies.

                                  ARTICLE VII
                    CONDUCT OF BUSINESS PENDING THE MERGERS

Section 7.1 Conduct of Business by the Parent and the Companies Pending the Mergers

   From the date hereof until the Effective Time, unless Parent, Craig and Reading shall otherwise agree in writing, or as otherwise contemplated by this Agreement, Parent, Craig and Reading and their respective Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Parent, Craig and Reading, which consent shall not be unreasonably withheld:

   a. Neither Parent, Craig or Reading will adopt or propose any change to their articles of incorporation or bylaws;

   b. Except for the dividend payments in the aggregate amount of approximately $114,000 payable quarterly with respect to the Reading Series A Stock, neither Parent, Craig or Reading will (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the respective Parent, Craig and Reading, or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the respective company;

   c. Neither Parent, Craig or Reading will, nor permit any of its Subsidiaries to, merge or consolidate with any other person or acquire assets of any other person except in the ordinary course of business or pursuant to transactions among wholly-owned subsidiaries of the respective company;

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

   d. Neither Parent, Craig and Reading will, nor permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any material assets or properties (other than among Craig and its direct and indirect wholly owned Subsidiaries or among Reading and its direct and indirect wholly owned Subsidiaries or among Parent and its direct and indirect wholly owned Subsidiaries) except in the ordinary course of business;

   e. Neither Parent, Craig or Reading will or permit any of its Subsidiaries to (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the following, as applicable: Craig SEC Reports, Reading SEC Reports or Parent SEC Reports filed and publicly available as of the date of this Agreement), (ii) enter into any amendment of any term of any outstanding security of such company or of any of its Subsidiaries, (iii) incur any material indebtedness, except trade debt in the ordinary course of business and debt pursuant to existing or previously disclosed contemplated credit facilities or arrangements, (iv) fail to make any required contribution to any Craig Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable, (v) increase in any material respect compensation, bonus or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any executive officer except, in the case of executives other than the chief executive officer of such company, with the approval of the Chairman of the Board of Parent, Craig or Reading, as the case may be, or (vi) enter into any settlement or consent with respect to any pending litigation, other than settlements in the ordinary course of business or on terms which are not otherwise materially adverse to Parent, Craig and Reading, as the case may be, and its Subsidiaries taken as a whole;

   f. Parent, Craig and Reading will not change any method of accounting or accounting practice by Parent, Craig and Reading or any of their Subsidiaries, except for any such change required by GAAP;

   g. Parent, Craig and Reading will not take any action or permit any of their respective Subsidiaries to take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

   h. Neither Parent, Craig or Reading, nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation that will individually cost in excess of $5.0 million, unless the operation is a currently existing obligation of the respective company or any of its Subsidiaries.

   i. Neither Parent, Craig or Reading will, nor permit any of its Subsidiaries to, (i) take, or agree or commit to take, any action that would make any representation and warranty of the respective company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

   j. Neither Parent, Craig or Reading nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by the respective company or any Subsidiary, or amendments required by law to preserve the qualified status of the Craig Benefit Plan, Reading Benefit Plan or Parent Benefit Plan, as applicable) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of the respective company or any Subsidiary that might require that payments be made upon the consummation of the transactions contemplated hereby) or, except as provided in Section 7.1(e)(v), amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Craig Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable, or trust created thereunder) in connection with which the respective company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Craig Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable, in a manner, or take any other action with respect to any Craig

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Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable, that could result in the liability of the respective company or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Craig Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable, or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Craig Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable, any agreement relating thereto or applicable law, the respective company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Craig Benefit Plan, Reading Benefit Plan, or Parent Benefit Plan, as applicable;

   k. Parent, Craig and Reading will not make any election under any of their stock option plans to pay cash in exchange for terminating awards under such plans; and

   l. Neither Parent, Craig or Reading will, nor permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                 ARTICLE VIII
                             ADDITIONAL AGREEMENTS

Section 8.1 Access and Information

   The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 8.2 Directors' and Officers' Indemnification

   Upon the effectiveness of the Mergers, Parent shall assume the obligations of Craig and Reading, whether arising prior to or after such effectiveness, under any then existing indemnification agreements between such directors and executive officers and Craig and/or Reading, as the case may be, so long as such indemnification agreements are materially in the form previously or hereafter approved by Parent for the purpose of providing indemnification benefits to Parent's officers and directors.

Section 8.3 Further Assurances

   Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Each of Parent and the Companies shall duly preserve all files, records or any similar items of Parent or the Companies received or obtained as a result of the Mergers with the same care and for the same period of time as each would preserve its own similar assets.

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Section 8.4 Expenses

   a. All Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that the Expenses (including fees and expenses of legal counsel, accountants, investment bankers, experts and consultants) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and governmental regulatory matters, shall be allocated as separately agreed between the Parties.

   b. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite governmental approvals and all other matters related to the consummation of the transactions contemplated hereby.

Section 8.5 Cooperation

   Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other parties or their counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

Section 8.6 Publicity

   Neither the Companies, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Mergers, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other parties hereto, and give due consideration to such comments as such other parties may have, prior to such release.

Section 8.7 Additional Actions

   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of Craig, Reading and Parent required so to vote.

Section 8.8 Filings

   Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

Section 8.9 Consents

   Each of Parent, Craig and Reading shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

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

Section 8.10 Employee Matters; Benefit Plans

   Parent, Craig and Reading will evaluate their personnel needs and consider continuing the employment of certain employees of Parent, Craig and Reading and their Subsidiaries on a case-by-case basis. After the Effective Time, Parent will initially provide to any employees of Parent, Craig and Reading and their Subsidiaries who are to be employed by Parent, Craig or Reading immediately after the Effective Time (the "Retained Employees") substantially the same base salary or wages provided to such employees prior to the Effective Time, subject to such changes in base salary or wages as shall be determined by Parent after the Effective Time. Parent shall take all reasonable actions necessary or appropriate to permit the Retained Employees to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, Parent may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that Parent shall (a) take all reasonable actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements comparable to those maintained with respect to the remainder of the Retained Employees (the "Replacement Plans"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and co-payments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(i) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with the respective Company, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by the respective Company and its Subsidiaries and (ii) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with the respective Company, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by the respective Company or its Subsidiaries. At the Effective Time, Parent shall assume the obligations of the respective Companies and their Subsidiaries under the Craig Benefit Plan, the Reading Benefit Plan and any employment contracts or severance agreements. The terms of each such Craig Benefit Plan and Reading Benefit Plan shall continue to apply in accordance with their terms.

   b. Prior to the Closing, the respective board of directors of Parent, Craig and Reading, as applicable, shall, by resolution duly adopted by such board of directors or a duly authorized committee thereof, approve and adopt, for purposes of exemption from "short-swing" profit liability under Section 16(b) of the Exchange Act, (i) the disposition and the conversion at the Effective Time of the shares of Craig and Reading Common Stock held by officers, directors and affiliates of the respective Companies into shares of Parent A Common Stock as a result of the conversion of shares in the Merger, (ii) the assumption by Parent of the Craig and Reading Stock Options of the officers, directors and affiliates of the respective Companies, and (iii) the deemed grant of options to purchase Parent A Common Stock or Parent B Common Stock under the Craig and Reading Stock Options (as converted pursuant to Section
3.3) for purposes of Section 16(b) of the Exchange Act. Such resolution shall set forth the name of applicable "insiders" for purposes of Section 16 of the Exchange Act and, for each "insider," the number of shares of Craig and Reading Common Stock to be converted into shares of Parent A Common Stock at the Effective Time, the number and material terms of the Craig and Reading Stock Options to be assumed by Parent at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

Section 8.11 Stockholders Meetings

   a. Craig and Reading each shall, as promptly as reasonably practicable after the date hereof, (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders

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

(individually, the "Craig Special Meeting" and the "Reading Special Meeting") for the purpose of securing the Craig Stockholders' Approval or Reading Stockholders' Approval as applicable, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its respective articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the board of directors of the respective Company that its stockholders approve this Agreement and the transactions contemplated hereby, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and to secure the Craig Stockholders' Approval or Reading Stockholders' Approval as applicable, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

   b. Parent shall, as promptly as reasonably practicable after the date hereof, (i) take all steps reasonably necessary to call, give notice of, convene and hold the annual meeting of its stockholders (the "Parent Annual Meeting") for the purpose of, among other things, securing the Parent Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Parent board of directors that its stockholders approve this Agreement and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Parent Stockholders' Approval, and (iv) cooperate and consult with the Companies with respect to each of the foregoing matters.

   c. The Parent Annual Meeting, Craig Special Meeting and Reading Special Meeting shall be held on the same day unless otherwise agreed by Parent and the Companies.

Section 8.12 Preparation of the Proxy Statement/Prospectus and Registration Statement

   a. Parent, Craig and Reading shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Parent shall have provided to the Companies a copy of the Registration
Statement containing the Proxy Statement/Prospectus at least five days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Parent, Craig and Reading. Each of Parent, Craig and Reading shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Class A Stock in the Mergers and Craig and Reading shall furnish all information concerning Craig and Reading and the holders of shares of Craig's and Reading's capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Parent, Craig and Reading shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. Parent shall advise Craig and Reading and Craig and Reading shall advise Parent, as applicable, promptly after they receive notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Class A Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   b. Following receipt by Deloitte & Touche LLP, Parent's independent auditors, of an appropriate request from either Company pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to each of the respective Companies a letter of Deloitte & Touche LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Companies, in form and substance

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

reasonably satisfactory to the Company making the request and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

   c. Following receipt by Deloitte & Touche LLP, the independent auditors of Craig and Reading, of an appropriate request from Parent pursuant to SAS No. 72, the respective Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, as applicable, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

Section 8.13 Stock Exchange Listing

   Parent shall use all reasonable efforts to cause the Parent Class A Stock to be issued in the Mergers and the Parent Class A Stock and/or Class B Stock issuable under the Craig and Reading Stock Options to be assumed pursuant to the Mergers, to be approved for listing on the American Stock Exchange (the "AMEX") prior to the Effective Time, in each case, subject to official notice of issuance.

Section 8.14 Notice of Certain Events

   Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

   a. any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

   b. any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

   c. any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.10 or 4.12, 5.10 or 5.12, or 6.10 or 6.12 or which relate to the consummation of the transactions contemplated by this Agreement;

   d. any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

   e. any Craig Material Adverse Effect, Reading Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Craig Material Adverse Effect, Reading
Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

Section 8.15 Affiliate Agreements

   Each Company shall identify in a letter to Parent all persons who are, on the date hereof, "affiliates" of the Company, as such term is used in Rule 145 under the Securities Act. Each Company shall use all reasonable efforts to cause its respective affiliates to deliver to Parent not later than ten days prior to the date of the Craig Special Meeting or Reading Special Meeting as applicable, a written agreement substantially in the form attached hereto as
Exhibit 8.15 (an "Affiliate Agreement"), and shall use all reasonable efforts to cause persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver an Affiliate Agreement at least five days prior to the Closing Date.

Section 8.16 Stockholder Litigation

   Each of Parent and the Companies shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or the Companies, as applicable, and its directors relating to the transactions contemplated by this Agreement.

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

Section 8.17 Voting Covenant

   Until the termination of this Agreement in accordance with the terms hereof, Parent, Craig and Reading, and James J. Cotter, each hereby agrees that, at the Parent Annual Meeting, the Craig Special Meeting and the Reading Special Meeting, as the case may be, or any other meeting of the stockholders of Parent, Craig or Reading, however called, and in any action by written consent of the stockholders of Parent, Craig or Reading, Parent, Craig and Reading, and James J. Cotter, each will vote all of its or his respective shares of voting stock of Parent, Craig and Reading beneficially owned or controlled by each of them (a) in favor of adoption of the Merger Agreement and approval of the Merger, (b) in favor of issuance of the Parent Class A Stock in respect of the Mergers, in favor of the amendments to Parent's articles of incorporation to change the name of Parent, in favor of the amendment to the Parent Stock Option Plan to increase the number of shares reserved for issuance, in favor of the authorization of the number of shares of Parent Class A Stock and Parent Class B Stock reserved for issuance under the Craig and Reading Stock Options to be assumed pursuant to Section 3.3 and in favor of the form of indemnification agreement by the officers and directors of Parent, and (c) in favor of the other transactions contemplated by the Merger Agreement, and in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Parent, Craig and/or Reading (or any class thereof). In addition, Parent, Craig and Reading, and James J. Cotter, each agree that it or he will, upon request by Parent, furnish written confirmation, in form and substance reasonably acceptable to Parent, of such stockholder's vote in favor of the Parent Class A Stock issuance, the Merger Agreement, the Merger and/or other related matters.

Section 8.18 Repurchase Obligation

   Any right of Parent to require that Reading repurchase certain shares of Reading Series A Stock shall be tolled by mutual agreement of Parent and Reading and shall not be exercised until the later to occur of 90 days after
(i) October 15, 2001 or (ii) the termination of this Agreement.

                                  ARTICLE IX
                   CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 9.1 Conditions to the Obligation of Each Party

   The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

   a. The Craig Stockholders' Approval, Reading Stockholders' Approval and the Parent Stockholders' Approval shall have been obtained.

   b. No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Mergers.

   c. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

   d. Each Company and Parent shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby.

   e. The shares of Parent Class A Stock to be issued in the Mergers shall have been approved for listing on the AMEX, subject to official notice of issuance.

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

   f. Marshall & Stevens, Incorporated shall not have withdrawn or modified in any material way its Joint Fairness Opinion.

Section 9.2 Conditions to the Obligations of Parent

   The obligation of Parent to effect the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions:

   a. Each Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the respective Company contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of each Company as to the satisfaction of this condition.

   b. All proceedings to be taken by each Company in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by each Company in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Parent and its counsel.

   c. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of each Company and its Subsidiaries, taken as a whole, that would constitute a Craig Material Adverse Effect or Reading Material Adverse Effect as applicable, other than any such change that affects both Parent and the respective Company in a substantially similar manner.

Section 9.3 Conditions to the Obligations of Craig

   The obligation of Craig to effect the Craig Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

   a. Parent and Reading each shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and Reading, as the case may be, contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Craig shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent and Reading, as the case may be, as to the satisfaction of this condition.

   b. All proceedings to be taken by Parent and Reading, as the case may be, in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Parent and Reading, as the case may be, in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Craig and its counsel.

   c. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent or Reading or their respective Subsidiaries, taken as a whole, that would constitute a Parent Material Adverse Effect or a Reading Material Adverse Effect, other than any such change that affects each of Parent, Reading and Craig in a substantially similar manner.

Section 9.4 Conditions to the Obligations of Reading

   The obligation of Reading to effect the Reading Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:


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

   a. Parent and Craig each shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and Craig, as the case may be, contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Reading shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent and Craig, as the case may be, as to the satisfaction of this condition.

   b. All proceedings to be taken by Parent and Craig, as the case may be, in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Parent and Craig, as the case may be, in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Reading and its counsel.

   c. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent or Craig or their respective Subsidiaries, taken as a whole, that would constitute a Parent Material Adverse Effect or a Craig Material Adverse Effect, other than any such change that affects each of Parent, Craig and Reading in a substantially similar manner.

                                   ARTICLE X
                                   SURVIVAL

Section 10.1 Survival of Representations and Warranties

   The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

Section 10.2 Survival of Covenants and Agreements

   The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                  ARTICLE XI
                       TERMINATION, AMENDMENT AND WAIVER

Section 11.1 Termination

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Craig, Reading or
Parent:

   a. by the mutual written consent of Parent, Craig and Reading;

   b. by Parent, Craig or Reading if the Effective Time shall not have occurred on or before January 30, 2002 (the "Termination Date"); provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers on or before the Termination Date;

   c. by Craig, Reading or Parent if there has been a material breach by one of the other parties of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by each party of notice of such breach;

   d. by Craig, Reading or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Mergers illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Mergers, and such judgment, injunction, order or decree shall become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(d) shall have used its best efforts to remove or lift such restraint or prohibition; or

   e. by Craig, Reading or Parent, if the requisite stockholder approvals referred to in Section 8.11 have not been obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

Section 11.2 Effect of Termination

   In the event of termination of the Agreement and the abandonment of any one or more of the Mergers pursuant to this Article XI, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this
Section 11.2 and except for the provisions of Sections 8.1, 8.4, 8.6 and 12.8, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                                  ARTICLE XII
                                 MISCELLANEOUS

Section 12.1 Notices

   All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

      To Citadel, Craig Merger Sub S. Craig Tompkins
      or Reading Merger Sub:       Vice Chairman of the Board of Directors
                                   Citadel Holding Corporation
                                   550 S. Hope Street, Suite 1825
                                   Los Angeles, California 90071
                                   Facsimile No: (213) 239-0548
      with a copy to:              Kummer Kaempfer Bonner & Renshaw
                                   Seventh Floor
                                   3800 Howard Hughes Parkway
                                   Las Vegas, Nevada 89109
                                   Attention: Michael J. Bonner
                                   Facsimile No: (702) 796-7181
      and                          William Soady
                                   Citadel Conflicts Committee Chairman
                                   c/o Citadel Holding Corporation
                                   550 S. Hope Street, Suite 1825
                                   Los Angeles, California 90071
                                   Facsimile No: (213) 239-0548
      To Craig:                    S. Craig Tompkins
                                   President
                                   Craig Corporation
                                   550 S. Hope Street, Suite 1825
                                   Los Angeles, California 90071
                                   Facsimile No: (213) 239-0548
                 with a copy to: Troy & Gould
                                 16th Floor
                                 1801 Century Park East
                                 Los Angeles, California 90067
                                 Attention: Dale Short
                                 Facsimile No: (310) 201-4746
             and             William Gould
                             Craig Conflicts Committee Chairman
                             c/o Troy & Gould
                             16th Floor
                             1801 Century Park East
                             Los Angeles, California 90067
                             Facsimile No: (310) 201-4746
             To Reading:     S. Craig Tompkins
                             Vice Chairman of the Board of
                              Directors Reading Entertainment, Inc.
                             550 S. Hope Street, Suite 1825
                             Los Angeles, California 90071
                             Facsimile No: (213) 239-0548
             with a copy to: Jones Vargas
                             3773 Howard Hughes Parkway
                             Las Vegas, Nevada 89109
                             Attention: Craig Norville
                             Facsimile No: (702) 734-2722
             and             Kenneth McCormick
                             Reading Conflicts Committee Chairman
                             c/o Reading Entertainment, Inc.
                             550 S. Hope Street, Suite 1825
                             Los Angeles, California 90071
                             Facsimile No: (213) 239-0548

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 12.2 Separability

   If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 12.3 Assignment

   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

Section 12.4 Interpretation

   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.5 Counterparts

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 12.6 Entire Agreement

   This Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

Section 12.7 Governing Law

   This Agreement shall be construed, interpreted, and governed in accordance with the laws of Nevada, without reference to rules relating to conflicts of law.

Section 12.8 Attorneys' Fees

   If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 12.9 No Third Party Beneficiaries

   Except as provided in Section 8.2 or Section 8.10, no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 12.10 Amendments and Supplements

   At any time before or after approval of the matters presented in connection with the Mergers by the respective stockholders of Parent and the Companies and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and the Companies with respect to any of the terms contained in this Agreement, except as otherwise provided by law.

Section 12.11 Extensions, Waivers, Etc.

   At any time prior to the Effective Time, either party may:

   a. extend the time for the performance of any of the obligations or acts of the other party;

   b. waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

   c. waive compliance with any of the agreements or conditions of the other party contained herein.

   Notwithstanding the foregoing, no failure or delay by Parent or the Companies in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          CITADEL HOLDING CORPORATION

                                                  /S/ ANDRZEJ MATYCZYNSKI
                                          By:__________________________________
                                                   Name: Andrzej Matyczynski
                                                   Title: Chief Financial
                                                   Officer

                                          CRAIG MERGER SUB, INC.

                                                  /S/ ANDRZEJ MATYCZYNSKI
                                          By:__________________________________
                                                   Name: Andrzej Matyczynski
                                                   Title: Chief Financial
                                                   Officer

                                          READING MERGER SUB, INC.

                                                  /S/ ANDRZEJ MATYCZYNSKI
                                          By:__________________________________
                                                   Name: Andrzej Matyczynski
                                               Title: Chief Financial Officer

                                          CRAIG CORPORATION

                                                   /S/ S. CRAIG TOMPKINS
                                          By:__________________________________
                                                   Name: S. Craig Tompkins
                                                   Title: President

                                          READING ENTERTAINMENT, INC.

                                                    /S/ JAMES J. COTTER
                                          By:__________________________________
                                                   Name: James J. Cotter
                                                   Title: Chairman

                                          For purposes only of Section 8.17:

                                                    /S/ JAMES J. COTTER
                                          _____________________________________
                                                      James J. Cotter

                                 Exhibit 8.15

                          Form of Affiliate Agreement

Citadel Holding Corporation
550 S. Hope Street, Suite 1825
Los Angeles, California 90071

Gentlemen:

   Reference is made to the Agreement and Plan of Merger (the "Merger
Agreement") dated as of    , 2001, among Citadel Holding Corporation, a Nevada
corporation ("Parent"), Craig Merger Sub, Inc., a Nevada corporation ("Craig Merger Sub"), Reading Merger Sub, a Nevada corporation ("Reading Merger Sub"), Craig Corporation, a Nevada corporation ("Craig") and Reading Entertainment, Inc., a Nevada corporation ("Reading"), pursuant to which Craig Merger Sub will be merged with and into Craig, and Reading Merger Sub will be merged with and into Reading. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of
(a)(i) common stock, par value $0.25 per share, of Craig and/or (ii) Class A common preference stock, par value $0.01 per share, of Craig owned by the undersigned as of the Effective Time (as defined in the Merger Agreement) will be converted into and exchangeable for 1.17 shares of Class A non-voting common stock, par value $0.01 per share, of Parent ("Parent A Common Stock"); and/or
(b) common stock, par value $0.001 per share, of Reading owned by the undersigned as of the Effective Time will be converted into 1.25 shares of Parent A Common Stock.

   The undersigned understands that he may be deemed to be an "affiliate" of Craig or Reading for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 8.15 of the Merger Agreement.

   With respect to such shares of Parent Class A Non-voting Common Stock, par value $0.01 per share, as may be received by the undersigned pursuant to the Merger Agreement (the "Shares"), the undersigned represents to and agrees with Parent that:

    A. The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including without limitation Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

    B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an "affiliate" of Craig or Reading, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

    C. The undersign also understands that if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

          "The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."
   Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Craig or Reading for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

                                          Very truly yours,
                                         --------------------------------------
                                                          Signature
                                         --------------------------------------
                                                           Name
                                         --------------------------------------
                                                           Date

                                    ANNEX B

                               FAIRNESS OPINION

                           FOR THE CONSOLIDATION OF

                               CRAIG CORPORATION

                          READING ENTERTAINMENT, INC.

                          CITADEL HOLDING CORPORATION

August 16, 2001 File Reference: 31-11-20222

TheBoards of Directors of:
   Craig Corporation
   Reading Entertainment, Inc.
   Citadel Holding Corporation

TheConflicts Committees of the Boards of Directors of:
   Craig Corporation
   Reading Entertainment, Inc.
   Citadel Holding Corporation

c/o Mr. S. Craig Tompkins
Craig Corporation
550 South Hope Street, Suite 1825
Los Angeles, California 90071

   Craig Corporation ("Craig"), Reading Entertainment, Inc. ("Reading") and Citadel Holding Corporation ("Citadel") (and collectively "the Companies") currently operate as an interrelated family of companies, with substantially overlapping management and ownership. It is our understanding that the Boards of Directors of Craig, Reading and Citadel have determined that it would be in the best interests of their respective companies and their respective stockholders if the three companies were to be consolidated into a single publicly traded entity. As such, the Boards of Directors of Craig, Reading and Citadel have announced that an Agreement in Principle has been entered into between the three companies providing for the consolidation of the three companies under Citadel, in a merger of equals transaction (the "Consolidation"). The Consolidation will be structured as a merger of Craig (the "Craig Merger") with a newly formed first tier subsidiary of Citadel (referred to herein as "NewCraigCo") and a merger of Reading (the "Reading Merger") with another newly formed first tier subsidiary of Citadel (referred to herein as "NewReadingCo").

   Upon the effective date of the Craig Merger, every share of the Common Stock, par value $0.25, of Craig and every share of the Class A Common Preference Stock, par value $0.01, of Craig will be converted into 1.17 shares of Citadel Class A Nonvoting Common Stock, par value $0.01 (the "Citadel Class A Stock"). Upon the effective date of the Reading Merger, every share of the Common Stock, par value $0.001, of Reading will be converted into 1.25 shares of Citadel Class A Stock. All holders of options to acquire equity securities of Craig or Reading will have the option to receive, upon the effective date of the merger, replacement options to acquire either Citadel Class A Common Stock or Citadel Class B Voting Common Stock, as the holders of such options may elect. The above is collectively referred to as the "Merger Consideration." Holders of Citadel Class A Nonvoting Common Stock and Citadel Class B Voting Common Stock will hold the same shares immediately after the Consolidation as they did immediately prior to the Consolidation, since Citadel will be the survivor in the transaction.

   You have requested our opinion ("the Opinion") as to whether the Consolidation and Merger Consideration is fair to the public shareholders of Craig, Reading and Citadel, from a financial point of view, pursuant to the terms and subject to the conditions set forth in the Definitive Triparty Merger Agreement. We have also been engaged to give advice with respect to the relative values of the three companies, a fair exchange ratio of Citadel Class A Nonvoting Common Stock for shares of Reading Common Stock, Craig Common Stock and Craig Common Preference Stock, whether the Consolidation is in the best interest of the three Companies and whether the same consideration (i.e., common equity) should be provided to all stockholders. The date of this Opinion is August 16, 2001.

   In arriving at our Opinion, we received and reviewed the following information listed on Exhibit A attached.

                                    The Board of Directors of Craig Corporation
                    Reading Entertainment, Inc. and Citadel Holding Corporation
                                                                August 16, 2001
                                                                         Page 2

   In addition to reviewing the attached information, we have among other things:

    1. Analyzed daily stock prices and trading volumes for Craig Common Stock, Craig Common Preference Stock, Reading Common Stock, Citadel Class A Nonvoting Common Stock and Citadel Class B Voting Stock for the period June 1, 2000 through July 11, 2001.

    2. Considered the nature of the business and the history of the Companies and their strategic business units ("SBUs"); the economic outlooks of the United States, Puerto Rico, Australia, and New Zealand in general; the outlooks for the cinema and theater industries in particular; the SBUs earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), revenues, book capital, and total assets for the past 5 years (1996-2000) and the three-month interim period ended March 31, 2001; the outlook for future EBIT, EBITDA and revenues; the net book value and adjusted market value of the Companies; the Companies' financial condition; and the Companies' dividend-paying capacity.

    3. Considered the nature of the underlying real estate holdings of the Companies, relevant cost data, the local real estate markets for such holdings; and the income and cash generating capacity of the holdings.

    4. Analyzed financial statements, prices and other materials regarding guideline publicly traded companies in the cinema industry; multiples of EBIT, EBITDA revenues, book capital and total assets of such guideline publicly traded companies; required rates of return on debt and equity capital; and such other relevant material as we deemed appropriate.

    5. Analyzed the financial terms; operating results; financial condition; and multiples of EBIT, EBITDA, revenues, book capital and total assets of companies, to the extent publicly available, involved in certain recent business combinations in the cinema industry.

    6. Compared certain statistical and financial information of the Companies with similar information for certain guideline publicly traded companies and industry composites in the cinema industry.

    7. Analyzed the terms of certain real estate transactions, to the extent publicly available, for properties considered comparable to the underlying real estate holdings of the Companies.

    8. Conducted discount cash flow analyses and capitalization of income/cash flow on various SBUs and underlying real estate holdings of the Companies.

    9. Visited the Companies' headquarters in Los Angeles, California and conducted interviews with and relied upon the representations of Chairman and Chief Executive Officer James J. Cotter; Reading and Citadel Vice Chairman and Craig President, S. Craig Tompkins; Chief Financial Officer, Andrzej Matyczynski; and Vice President-Real Estate, Brett Marsh concerning the operations, financial condition, future prospects, and projected operations and performance of the Companies and their SBUs and underlying real estate holdings.

    10.Visited certain other offices and real estate holdings of the Companies and conducted interviews with other employees of the Companies concerning the SBUs and underlying real estate holdings.

    11.Conducted such other financial studies, analyses and inquiries, and considered such other matters as we deemed necessary and appropriate for our Opinion.

   In rendering our Opinion, we have not independently verified the accuracy and completeness of the financial information or other information furnished by the Companies orally or in writing, or other information

                                    The Board of Directors of Craig Corporation
                    Reading Entertainment, Inc. and Citadel Holding Corporation
                                                                August 16, 2001
                                                                         Page 3

obtained from publicly available sources. We reviewed the best currently available estimates and judgments of the management of the Companies, as to the expected future financial and operating performance of the Companies and their SBUs and underlying real estate holdings, and did not undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. Our Opinion is based on business, economic, market and other conditions as they exist as of the date of this Opinion. We have assumed that the factual circumstances and terms, as they exist at the date of this Opinion, will remain substantially unchanged through the time the Consolidation is completed.

   This Opinion has been prepared for the Boards of Directors of and for the Conflicts Committees of the Boards of Directors of Craig, Reading and Citadel in connection with their respective consideration of the Consolidation. This Opinion may be included in the combination proxy/registration statement sent by the Companies to their shareholders concerning the Consolidation so long as the Opinion is reproduced in full in such combination proxy/registration statement and any summary of the Opinion in the combination proxy/registration statement is reasonably acceptable to Marshall & Stevens Incorporated. Our fee for the provision of this Opinion is not contingent upon our conclusion regarding the fairness of the Consolidation to the public shareholders of the Companies, from a financial point of view.

   Based upon the foregoing and upon such other factors as deemed relevant, including the attached assumptions and limiting conditions, it is our Opinion that, as of the date of this Opinion, the Consolidation and the Merger Consideration are fair to the public shareholders of Craig Corporation, Reading Entertainment, Inc. and Citadel Holding Corporation, from a financial point of view, pursuant to the terms and subject to the conditions set forth in the Definitive Triparty Merger Agreement.

Very truly yours,

/S/ MARSHALL & STEVENS INCORPORATED

JFS/ced

                      ASSUMPTIONS AND LIMITING CONDITIONS

Title

   No investigation of legal title was made, and we render no opinion as to ownership of the Companies or their SBUs or underlying assets.

Date of Opinion

   The date of this Opinion is August 16, 2001. The amounts reported are based on the purchasing power of the relevant currencies as of that date. The analyst assumes no responsibility for economic or physical factors occurring subsequent to the date of this Opinion that may affect the Opinion reported.

Visitation

   The Companies and certain SBUs and underlying real estate holdings were visited by senior analysts of Marshall & Stevens Incorporated. When the date of our visit differs from the date of our Opinion, we assume no material change in the operations of the Companies or their SBUs or the underlying real estate holdings unless otherwise noted in the Opinion.

Non-Financial and Valuation Expertise

   No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by financial analysts or valuation consultants.

Information and Data

   Information supplied by others that was considered in this analysis is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the Opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this Opinion.

Litigation Support

   Depositions, expert testimony, attendance in court, and all preparations/support for same arising from this Opinion shall not be required unless arrangements for such services have been previously made.

Management

   The Opinion expressed herein assumes the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the Companies or their SBUs or underlying real estate holdings.

Purpose

   We have presented Marshall & Stevens Incorporated's considered Opinion based on the facts and data obtained during the course of this investigation. This Opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions

   We assume there are no hidden or unexpected conditions associated with the Companies or their SBUs or underlying real estate holdings that might adversely affect value. We also assume no responsibility for changes in market conditions that may require an adjustment to our Opinion.

Hazardous Substances

   Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of the Companies or their SBUs or underlying real estate holdings. In this Opinion, with the exception of the environmental liability associated with the Reading North Viaduct Property located in the city of Philadelphia, no consideration has been given to such liabilities or their impact on value.

Contingent Liabilities

   Our conclusions do not consider the impact of any contingent liabilities of the Companies, either known or unknown, except those those relative to the 1996 tax returns of Reading and Craig that are under review by the Internal Revenue Service. According to the Management of the Companies, as of the date of this Opinion, there were no contingent liabilities that were considered material, other than those mentioned in the preceding sentence.

Future Events/Projections

   The reader is advised that this Opinion is somewhat dependent upon future events with respect to industry performance, economic conditions, and the ability of the Companies and their SBUs and underlying real estate holdings to meet certain operating projections. In this Opinion, the operating projections have been developed from information supplied by the Management of the Companies and their SBUs and underlying real estate holdings. The operating projections incorporate various assumptions including, but not limited to, net sales, net sales growth, profit margins, income taxes, depreciation, capital expenditures, working capital levels, and discount rates, all of which are critical to the Opinion. The operating projections are deemed to be reasonable and valid at the date of this Opinion; however, there is no assurance or implied guarantee that the assumed facts will be validated or that the circumstances will actually occur. We reserve the right to make adjustments to this Opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operations of the Companies or their SBUs or underlying real estate holdings.

                                   EXHIBIT A

 1.Draft Form of Definitive Merger Agreement

 2.Draft Form of Quarterly Reports on Form 10Q for Citadel Holding Corporation,
   Craig Corporation and Reading Entertainment Inc. for the quarterly period ended June 30, 2001

 3.Draft Board Resolutions

 4.Draft Form of S-4 Proxy/Registration Statement

 5.Draft of Agreement in Principle

 6.July 18, 2001 Press Release relative to Consolidation Transaction

 7.Form 10-K for Reading Entertainment Inc. for the fiscal year ended December
   31, 2000

 8.Form 10-K for Craig Corporation for the fiscal year ended December 31, 2000

 9.Form 10-K for Citadel Holding Corporation for the fiscal year ended December
   31, 2000

10.Reading Entertainment, Inc. Form 10-Q for the period ended March 31, 2001

11.Craig Corporation Form 10-Q for the period ended March 31, 2001

12.Citadel Holding Corporation Form 10-Q for the period ended March 31, 2001

13.Profit & Loss Accounts at December 2000

14.Profit & Loss Accounts at March 2001

15.Trends of 1998, 1999 and 2000

16.2001 Budget

17.Australia's 2002-2003 cash flow

18.Brand Building Income Statement for the years ended 1998, 1999 and 2000

19.Big 4 Ranch Income Statement for the years ended 1998, 1999 and 2000

20.Big 4 Ranch, Inc. Balance Sheets as of March 31, 2001 and Income Statement for the three months ended March 31, 2001

21.Domestic Real Estate Book Values

22.Australian Real Estate Book Values

23.Murray Hill Transaction

24.City Cinemas Agreement and Plan of Merger

25.Certificate of Designation of Reading Entertainment, Inc. setting forth the Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Voting Cumulative Convertible Preferred Stock and Series B Voting Cumulative Convertible Preferred Stock

26.Reading Entertainment, Inc. Non-Qualified Stock Option Agreement

27.Citadel Holding Corporation 1999 Stock Option Plan

28.Craig Corporation 1999 Stock Option Plan

29.Reading Entertainment, Inc. list of subsidiaries and incorporation dates

30.Reading Entertainment, Inc. Consolidated Subsidiaries and Unconsolidated
   Interests

31.Union Square sale package

32.Craig Corporation Proxy Statement for annual meeting held in 1999

33.Craig Corporation Form 8-K filed January 21, 2001

34.Craig Corporation Class A Common Stock Preliminary Prospectus Dated April
   21, 1990

35.March 20, 2001 Press Release relative to Consolidation Transaction

36.Opinion of IRS National Office about the transfer of Slater Stock by Craig to Reading

37.Board Paper relative to Maitland Cinemas March 2001

38.Form 3 and 4 for JMG and Pacific Assets Management investment in Craig common preference stock

39.Reconciliation of real estate book values

40.Breakdown of balance sheet accounts

41.Reading Entertainment, Inc. property information asset summary

42.Fax from Pat Rucci to Cherin Mooradian dated 6/6/2001 detailing book value as of December 2000 of the Reading Co. real estate owned within Philadelphia

43.REI Memorandum to Cheryl Quinlan from Kathie Smith dated 4/4/2001 detailing
   REI properties

44.Complete appraisal of real property by Cushman & Wakefield Inc. dated
   January 28, 2000 on the Orpheum Theater--summary report

45.Valuation report by LandMark White--dated 11/21/2000 on the Bundaberg
   Reading Cinema

46.CB Richard Ellis valuation report prepared for the Bank of New Zealand on Wakefield Carpark, 24 Tory Street, Wellington

47.Lease summary at 9/30/2000 on Waurn Ponds 8

48.Valuation report dated 12/22/1999 on Waurnvale Shopping Centre Geelong
   Reading Cinemas

49.Memorandum of sale of Murray Hill Theatre dated 5/11/2001 from Ira S. Levin to Michael R. Forman et al

50.Cushman & Wakefield Inc. Limited Appraisal in a restricted format value-in-use report--date 6/21/2000 on the Minetta Lane Theater

51.Complete appraisal in a summary format dated 3/27/2000 by Cushman &
   Wakefield of the Union Square Theater

52.Newmark Realty Advisors confidential investment memorandum on 44 Union
   Square East

53.Organization chart of Reading Entertainment, Inc., as of February 2001

54.LandMark White valuation report as of 12/5/2000 on Red Yard, 100 Parramatta
   Road, Auburn, NSW

55.LandMark White valuation as of 1/6/2000 on 100 Parramatta Road Auburn, NSW

56.LandMark White valuation report as of 12/5/2000 of Belmont Entertainment
   Complex, Knutsford Avenue and Fulham Street, Belmont, WA

57.LandMark White valuation report as of November 21, 2000 on Horner, Hall
   Everage Streets, Moonee Ponds

58.Lease summary as of 9/30/2000 on Townville 6

59.Lease summary as of 9/30/2000 on Mandurah 6

60.Lease summary as of 9/30/2000 on Dubbo 5

61.Lease summary as of 9/30/2000 on Market City 5

62.Lease summary as of 9/30/2000 on Melbourne

63.Lease summary as of 9/30/2000 on Redbank Queenlands 8

64.Lease summary as of 9/30/2000 on Harbourtown

65.Lease summary as of 9/30/2000 in The Classic

66.Lease summary as of 9/30/2000 on Plaza Carolina

67.Lease summary as of 9/30/2000 on Palma Real Humacao

68.Lease summary as of 9/30/2000 on Mayaguez Mall

69.Lease summary as of 9/30/2000 on Mayaguez Town Center (University)

70.Lease summary as of 9/30/2000 on Plaza Del Norte Hatillo

71.Lease summary as of 9/30/2000 on Plaza Las Americas

72.Lease summary as of 9/30/2000 on Senorial Plaza

73.Lease summary as of 9/30/2000 on Cayey

74.Wilmington & Northern Trial balance--combined totals as of 5/30/2001

75.CB Richard Ellis, complete appraisal in self-contained report form of 600
   Brand Building Glendale, California, as of 11/9/2000

76.Alliance appraisal of Bay 4 Farm, as of 1/1/2000 in Summary format

77.Lease summary as of 9/30/2000 in Mission Bay 4

78.LandMark White Valuation Report, retail development 121 Enoggera Road,
   Newmarket QLD 4057 dated 11/10/2000

79.CB Richard Ellis valuation report on Courtenay central site, Courtenay
   Place, Wakefield Street, Wellington--dated August 2000

80.CB Richard Ellis--valuation report of the Courtenay Central Cinema a retail complex, Courtenay Place, Wellington--dated September 2000

81.LandMark White valuation Report on Burwood Brickwork site, 78 Middleborough
   Road, Burwood--dated 12/15/2000

82.Alliance Appraisal's valuation report on Big 4 farm as of 12/1/2000

                                    ANNEX C

                 FIRST AMENDMENT TO THE 1999 STOCK OPTION PLAN
                        OF CITADEL HOLDING CORPORATION

   This First Amendment to the 1999 Stock Option Plan of Citadel Holding Corporation (the "First Amendment") is adopted this 16th day of August, 2001 by the board of directors of Citadel Holding Corporation (the "Company") and its stockholders.

                                R E C I T A L S

   Whereas, the 1999 Stock Option Plan of Citadel Holding Corporation (the "Plan") was approved by the stockholders of the Company on September 12, 2000;

   Whereas, the board of directors of the Company have approved of a consolidation transaction, in which two newly-formed subsidiaries of the Company will be merged with and into Craig Corporation ("Craig") and Reading Entertainment, Inc. ("Reading), pursuant to the terms of the Agreement and Plan of Merger, dated as of August 17, 2001, among the Company, Craig and Reading (the "Merger Agreement");

   Whereas, pursuant to the Merger Agreement, the Company has agreed to, among other things, (i) assume each outstanding stock option of Craig and Reading, and (ii) change the name of the Company to Reading International, Inc.; and

   Whereas, upon the effectiveness of the consolidation, each option to purchase Craig or Reading common stock that is outstanding immediately prior to the consolidation will automatically become an option to purchase either Class A non-voting common stock, par value $0.01 per share, of the Company ("Class A Stock") or Class B voting common stock, par value $0.01 per share, of the Company ("Class B Stock" and together with Class A Stock, "Common Stock"); and

   Whereas, the Merger Agreement and each of the transactions contemplated therein, including this First Amendment, was approved by the stockholders of
the Company on    , 2001.

   Now therefore, in consideration of the recitals, covenants and conditions contained herein, and for other good valuable consideration the receipt and sufficiency of which is hereby acknowledged. The Company and its stockholders agree to amend the Plan as follows:

1. AMENDMENT TO THE NAME OF THE OPTION PLAN

   The name of the Plan shall be amended to be called the "1999 Stock Option Plan of Reading International, Inc.".

2. AMENDMENT TO PARAGRAPH 3 OF THE OPTION PLAN

   Paragraph 3 of the Option Plan is amended in its entirety to read as follows:

   Subject to the provisions of 6.1.1 of this Plan, the total number of shares of stock which may be issued under options granted pursuant to this Plan shall not exceed 1,350,000 shares of Common Stock. The shares covered by the portion of any grant under this Plan which expires, terminates or is cancelled unexercised shall become available again for grants under this Plan. Where the exercise price of an Option is paid by means of the optionee's surrender of previously owned shares of Common Stock or the Company's withholding of shares otherwise issuable upon exercise of the Option as permitted herein, only the net number of shares issued and which remain outstanding in connection with such exercise shall be deemed

   "issued" and no longer available for issuance under this Plan. No eligible person shall be granted Options during any twelve month period covering more than 100,000 shares.

3. CONFLICT BETWEEN THE FIRST AMENDMENT AND THE OPTION PLAN

   If there is a conflict between any of the provisions of this First Amendment and any of the provisions of the Plan, the provisions of this First Amendment shall control.

4. NO OTHER AMENDMENTS OR CHANGES

   Except as expressly amended or modified by this First Amendment, all of the terms and conditions of the Plan shall remain unchanged and in full force and effect.

5. GOVERNING LAW

   This First Amendment shall be governed by and construed in accordance with Nevada law.

                                          CITADEL HOLDING CORPORATION

                                          By:

                                          Its:

                                    ANNEX D

                           CERTIFICATE OF AMENDMENT

                                      OF

                           ARTICLES OF INCORPORATION

                                      OF

                          CITADEL HOLDING CORPORATION

                             A Nevada Corporation

   The undersigned hereby certify as follows:

   1. They are the duly elected and acting President and Secretary of Citadel Holding Corporation (the "Corporation").

   2. On August 16, 2001, the Board of Directors of the Corporation approved the amendment of the Corporation's Articles of Incorporation, pursuant to
Section 78.385 of the Nevada Revised Statutes, as amended.

   3. On October 24, 2001, upon the recommendation of the Board of Directors of the Corporation, the stockholders holding a majority of the outstanding voting common stock of the Corporation approved the amendment of the Corporation's Articles of Incorporation.

   4. That the Articles of Incorporation of the Corporation are hereby amended as follows:

                                   ARTICLE I
                                     NAME

   The name of the corporation is Reading International, Inc. (the
                                "Corporation").

   In Witness Whereof, the undersigned have executed this Certificate of
Amendment as of the     day of , 2001.


                                          , President


                                          , Secretary

                                    ANNEX E

                           INDEMNIFICATION AGREEMENT

   This Indemnification Agreement (this "Agreement") is made this     day of
, 20 , between , a Nevada corporation (the "Company"), and      , an individual
("Indemnitee").

                                   RECITALS

   Whereas, Indemnitee is either a member of the board of directors ("Board" or "Board of Directors"), an officer, an employee or an agent of the Company, or more than one of such positions, or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and in such capacity or capacities is performing a valuable service for the Company;

   Whereas, the Corporation has adopted bylaws ("Bylaws") providing for the indemnification of the officers, directors, employees and agents of the Company or individuals serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise; ("Covered Persons");

   Whereas, the Bylaws and Nevada Revised Statute ("NRS") Sections 78.751 and
78.7502 (the "State Statutes") specifically provide that they are not exclusive, and thereby contemplate that agreements may be entered into between the Company and a Covered Person with respect to indemnification of such Covered Person;

   Whereas, Indemnitee is willing to serve, to continue to serve, and to take on additional service for and on behalf of the Company on the condition that Indemnitee is indemnified as set forth in this Agreement;

   Whereas, it is intended that Indemnitee shall be paid promptly by the Company all amounts necessary to effectuate in full the indemnity provided in this Agreement; and

   Whereas, to induce Indemnitee to continue to serve as a director, officer, employee or agent, the Company has determined and agreed to enter into this Agreement with Indemnitee.

   Now, Therefore, in consideration of Indemnitee's continued service as a director or officer of the Company after the date hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

                                   AGREEMENT

   1. Indemnification of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent authorized or permitted by the provisions of the State Statutes, or any successor statute or amendment thereof, or any other statutory provisions authorizing or permitting such indemnification that is adopted after the date of this Agreement.

   2. Additional Indemnity. Subject only to the exclusions set forth in Section 3 of this Agreement, the Company hereby further agrees to hold harmless, indemnify and defend Indemnitee:

   (a) against any and all expenses (including fees for attorneys, accountants, private investigators, court and transcript costs, fees and expenses of witnesses, travel expenses and all other like disbursements or expenses reasonably incurred by or for Indemnitee), judgments damages, fines, penalties and amounts paid in settlement

(including all interest assessments and other charges paid or payable in connection with or in respect of such judgment, fines, penalties, or amounts paid in settlement) actually and reasonably incurred by or for Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company)(a "Covered Action") to which Indemnitee is made a party as a result of the fact that at the time of the act or omission which is the subject matter of such Covered Action the Indemnitee was a director, officer, employee or agent of the Company, and

   (b) otherwise to the fullest extent as may be provided to Indemnitee by the Company under the non-exclusivity provisions of Article VII of the Bylaws of the Company and the State Statutes. The provisions of this Agreement are in addition to, and not in limitation of, the provisions of such Article VII and the State Statutes.

   3. Limitations on Additional Indemnity. No indemnity pursuant to Sections 1 and 2 of this Agreement shall be paid by the Company to the extent that:

   (a) payment therefor is actually made to Indemnitee under a valid and collectible insurance policy or policies, except with respect to any excess amount due to Indemnitee beyond the amount of payment to Indemnitee under such insurance policy or policies. Notwithstanding the availability of such insurance policy or policies, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company in writing any claims of Indemnitee under such insurance policy or policies to the extent of the amount Indemnitee is paid by the Company;

   (b) Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement;

   (c) final judgment is rendered against Indemnitee for the payment of dividends or other distributions to stockholders of the Company in violation of the provisions of Subsection 2 of Nevada Revised Statutes (S) 78.300, as amended;

   (d) final judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), or other similar provisions of any federal, state or local statutory law;

   (e) Indemnitee's conduct giving rise to the claim for indemnification is finally adjudged by a court of competent jurisdiction to have been a breach of fiduciary duty which involved intentional misconduct, fraud or a knowing violation of the law; and/or

   (f) except as otherwise provided in this Agreement, in connection with all or any part of a suit or other proceeding which is initiated or maintained by or on behalf of Indemnitee, or any suit or other proceeding by Indemnitee against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required by Nevada law; (ii) the suit or other proceeding was expressly authorized by an official act of the Board of Directors of the Company or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law.

   4. Continuation of Indemnity. All agreements and obligations of the Company contained in this Agreement shall continue during the period Indemnitee is a Covered Person (, and shall continue thereafter for so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee was a Covered Person.

   5. Advancement of Expenses. In the event Indemnitee incurs costs or expenses in connection with the defense of any such civil, criminal, administrative or investigative action, suit or proceeding (including any costs or expenses incurred for any appeal therefor), the Company agrees to pay such costs or expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding within 30 calendar days of submission of bills or vouchers for such costs or expenses, provided that Indemnitee delivers to Company prior to such payment a written undertaking by or on behalf of Indemnitee to repay the amount paid by the Company if it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company. By such undertaking, Indemnitee agrees to reimburse the Company for all amounts paid by the Company in defending such civil, criminal, administrative or investigative action, suit or proceeding against Indemnitee, including amounts paid in settlement, in the event and only to the extent that it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company for such expenses under the provisions of the State Statute, Bylaws, this Agreement or otherwise. However, in the case of an action brought against Indemnitee by the Company pursuant to the provisions of
Section 16(b) of the Act, or other similar provisions of any federal, state or local statutory law for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company, Indemnitee's costs and expenses will not be advanced unless such advancement is approved by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or, if such a quorum cannot be obtained, by independent legal counsel in a written opinion that such indemnification is proper in the circumstances.

   6. Presumptions and Effect on Certain Proceedings. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, arbitration award, conviction or by a plea of nolo contendere or its equivalent shall not affect this presumption except as may be provided in Section 3 of this Agreement.

   7. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, if a request with respect thereto is to be made against the Company under this Agreement, Indemnitee shall notify the Company of the commencement thereof; but the failure by Indemnitee to notify the Company will not relieve the Company of any liability which it may have to Indemnitee under this Agreement or otherwise. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company as required herein:

   (a) The Company shall be entitled to participate therein at its own expense; and

   (b) Except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense of Indemnitee with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of Indemnitee in the action, suit or proceeding, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense shall be at the sole expense of Indemnitee unless (i) the employment of counsel by Indemnitee at the Company's expense has been authorized in writing by the Company; (ii) Indemnitee shall have reasonably concluded, upon advice of counsel experienced in such matters, that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding. In each such instance set forth in (i) through (iii) of this paragraph (b), the reasonable cost of Indemnitee's counsel shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any action, suit or proceeding brought against Indemnitee by or on behalf of the Company or as to which Indemnitee shall have reasonably made the conclusion provided in (ii) above.

   (c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company's prior written consent. The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee's prior written consent. Neither the Company nor Indemnitee will unreasonably withhold consent to any proposed settlement.

   8. Enforcement.

   (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to continue as a Covered Person, and acknowledges that Indemnitee is relying on this Agreement in continuing in such capacity.

   (b) In the event Indemnitee is required to bring any action to enforce his or her rights or to collect moneys due under this Agreement, the Company shall advance Indemnitee all of Indemnitee's reasonable fees and expenses in bringing and pursuing such action. Indemnitee shall be responsible for reimbursement to the Company of such advance in the event that Indemnitee is not successful in such action.

   9. No Employment Rights. Nothing in this Agreement is intended to confer on Indemnitee any right to continue in the employ of the Company for any period of time or to interfere with or otherwise restrict in any way the rights of the Company or of Indemnitee, which rights are hereby expressly reserved by each, to terminate Indemnitee's service at any time and for any reason, with or without cause, except as may be provided otherwise in an agreement, if any, between the Company and Indemnitee.

   10. Severability. Each of the provisions of this Agreement are separate and distinct and independent of one another, so that if any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not effect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is so held to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to amend such provision or to delete specific words or phrases so that such provision shall then be enforceable to the fullest extent permitted by law unless such change is contrary to the intent of the parties hereto.

   11. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of the amount of such payment to all rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary or reasonable to secure such rights, including, without limitation, the execution of such documents necessary or reasonable to enable the Company to effectively bring suit to enforce such rights.

   12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without resort to conflict of laws principles.

   13. Binding Effect; Amendment. This Agreement shall be binding on the parties, their heirs, personal representatives, successors and assigns, and shall inure to the benefit of Indemnitee, his or her heirs, personal representatives and assigns, and to the benefit of the Company, its successors and assigns. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in a writing signed by both parties.

   14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand and receipted for by the party to whom said communication shall have been directed or (ii), if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which said communication is so mailed and addressed to the appropriate party at the following address:

       If to Indemnitee:   ____________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

       If to the Company:   ___________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

       With a copy to:     ____________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

   A party may change its address by delivering notice of such change in the manner set forth in this Section 14.

   In Witness Whereof, the parties hereto have executed this Indemnification Agreement as of the date first above written.

"Indemnitee"                                                          "Company"

By:

   Its:

                                    ANNEX F

                          CITADEL HOLDING CORPORATION
                            AUDIT COMMITTEE CHARTER
                                 MAY 23, 2000

   This Audit Committee Charter ("Charter") has been adopted by the Board of Directors ("BOD") of Citadel Holding Corporation ("Citadel" or the "Company"). The Audit Committee of Citadel ("Committee") shall review and reassess this charter annually and recommend any proposed changes to the BOD for approval.

Role and Independence: Organization

   The Committee assists the BOD in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. The Committee will also have other duties as assigned by the BOD from time to time.

   The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the BOD, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting, or related financial management expertise, all as set forth in the applicable rules of the American Stock Exchange. The Committee shall maintain free and open communication with the independent auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all of the Company books, records, facilities, and personnel. The Committee may retain outside counsel, auditors or other advisors.

   One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

   The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year, the Committee shall have separate private meetings with the independent auditors and management.

Responsibilities

   Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight roles are described below. The Committee shall be responsible for:

    . Recommending to the BOD the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the BOD and the Committee, as representatives of the shareholders.

    . Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

    . Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors independence.

    . Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

    .  Reviewing the annual management letter with the independent auditors.

    .  Reviewing and approving audit fees.

    . Reviewing alleged fraudulent actions or violations of law as reported by the independent auditors and communicating such matters to the BOD as deemed appropriate.

    . Issuing an annual report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

    . Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the BOD) to report on any and all appropriate matters.

    . Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, and (2) the results of the review of such information by the independent auditors.

    . Discussing with management and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

    . Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

   The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statement. The Committee and the BOD recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control, and financial reporting practices that the Committee does. Accordingly, the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                                      F-2